UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SYNNEX Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share, of SYNNEX Corporation
	(2)	Aggregate number of securities to which transaction applies: 44,000,000 shares of common stock
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was calculated based on the merger consideration of (i) $1.11 billion in cash and (ii) 44,000,000 shares of common stock. The cash consideration was added to the value of the shares of common stock, which was computed by multiplying the 44,000,000 shares of common stock by $123.97 per share (the average of the high and low prices reported on the New York Stock Exchange on April 28, 2021). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001091 by the amount calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $6,563,360,000
	(5)	Total fee paid: $716,062.58

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED MAY 3, 2021 – SUBJECT TO COMPLETION

SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

[●], 2021

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of SYNNEX Corporation, a Delaware corporation (which we refer to as “SYNNEX,” “we,” “us” or “our”). The special meeting will be completely virtual and conducted via live audio webcast because of the public health impact of the COVID-19 pandemic. The matters to be acted upon are described in the Notice of Special Meeting of Stockholders and Proxy Statement. The formal Notice of Special Meeting and the Proxy Statement have been made a part of this invitation.

You will be able to attend the special meeting by first registering at https://viewproxy.com/synnex/2021sm/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote, and submit questions during the virtual meeting.

The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of Tiger Parent (AP) Corporation, a Delaware corporation (which we refer to as “Tiger Parent”), the indirect parent entity of Tech Data Corporation, a Florida corporation (which we refer to as “Tech Data”). Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, by telephone or through the internet following the procedures outlined below.

On March 22, 2021, SYNNEX entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “Merger Agreement”) with Spire Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of SYNNEX (which we refer to as “Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of SYNNEX (which we refer to as “Merger Sub II”) and Tiger Parent, that provides for the acquisition of Tiger Parent by SYNNEX. Subject to approval of SYNNEX’ stockholders and the satisfaction or (to the extent permitted by law) waiver of certain other closing conditions, SYNNEX will acquire Tiger Parent through a two-step merger. Merger Sub I will merge with and into Tiger Parent, with Tiger Parent surviving the merger and becoming a wholly owned subsidiary of SYNNEX (which we refer to as the “Corporate Merger”). Immediately following the Corporate Merger, Tiger Parent will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of SYNNEX (which we refer to as the “LLC Merger”; the Corporate Merger and LLC Merger are referred to collectively as the “Merger”). The Merger is intended to be considered together as a single integrated transaction for U.S. federal income tax purposes and to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

If the Merger is completed, the aggregate consideration for all the issued and outstanding common shares, $0.01 par value, of Tiger Parent (which we refer to as “Tiger Parent common shares”) will consist of (i) $1.61 billion in cash ($1.1 billion in cash after giving effect to the $500 million equity contribution by Tiger Parent Holdings, L.P. (which we refer to as “Tiger Holdings”), Tiger Parent’s sole stockholder and an affiliate of Apollo Global Management, Inc. (which we refer to as “Apollo”), to Tiger Parent prior to the Effective Time) and (ii) 44 million shares of SYNNEX common stock, plus cash in lieu of any fractional shares of SYNNEX common stock, in each case, without interest (which we collectively refer to as the “Merger Consideration”). The SYNNEX common stock to be issued in connection with the Merger will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. SYNNEX is required to, within two business days after the closing of the Merger, file an automatically effective registration statement registering the resale of such shares.

As more fully described in the accompanying proxy statement, SYNNEX’ stockholders will also be asked at the special meeting to approve the proposals to amend the Certificate of Incorporation of SYNNEX to (i) increase the number of authorized shares of SYNNEX common stock thereunder from 100 million shares to 200 million shares, in the form attached as Annex B and (ii) waive the corporate opportunity doctrine with respect to certain directors and certain other parties, in the form attached as Annex C.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We encourage you to carefully read the accompanying proxy statement and the Merger Agreement attached as Annex A to the proxy statement.

The board of directors of SYNNEX (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the amendments to the Certificate of Incorporation of SYNNEX, the issuance of shares of SYNNEX common stock and the Merger, are fair to, and in the best interests of, SYNNEX and SYNNEX’ stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the amendments to the Certificate of Incorporation of SYNNEX, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement, the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the Certificate of Incorporation of SYNNEX be submitted to SYNNEX’ stockholders for their approval, and (iv) resolved to recommend that the stockholders of SYNNEX adopt the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to SYNNEX’ Certificate of Incorporation on the terms and subject to the conditions set forth in the Merger Agreement.

Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve the issuance of shares of SYNNEX common stock in connection with the Merger, “FOR” the proposal to adopt an amendment to the Certificate of Incorporation of SYNNEX to increase the number of authorized shares, “FOR” the proposal to adopt an amendment to the Certificate of Incorporation of SYNNEX to waive the corporate opportunity doctrine with respect to its directors and certain other parties, and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares of SYNNEX common stock you own, your careful consideration of, and vote on, the proposal to adopt the Merger Agreement, the proposals to amend the Certificate of Incorporation of SYNNEX and the other proposals contemplated by the Merger Agreement is important, and we encourage you to vote promptly. The failure to vote will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Authorized Share Charter Amendment Proposal and the Corporate Opportunity Charter Amendment Proposal, but will have no effect on the approval of the Share Issuance Proposal or the Adjournment Proposal.

After reading the accompanying proxy statement, please make sure to vote your shares of SYNNEX common stock promptly (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope, (2) by telephone or (3) through the internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares of SYNNEX common stock through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from your bank, broker, trust or other nominee to vote your shares.

Your support of and interest in SYNNEX Corporation is sincerely appreciated.

Dennis Polk

Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2021 and is first being mailed to SYNNEX’ stockholders on or about [●], 2021.

PRELIMINARY PROXY STATEMENT DATED MAY 3, 2021 – SUBJECT TO COMPLETION

SYNNEX Corporation

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2021

To the Stockholders of SYNNEX Corporation:

A special meeting of stockholders of SYNNEX Corporation, a Delaware corporation (which we refer to as “SYNNEX,” “we,” “us” or “our”), will be held via live webcast on [●], 2021, at [●] a.m., Pacific Time. You will be able to attend the special meeting by first registering at https://viewproxy.com/synnex/2021sm/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting. Please be sure to check in 15 minutes prior to the start of the meeting by [●] a.m., Pacific Time, so that any technical difficulties may be addressed before the special meeting live audio webcast begins. Please note that you will not be able to attend the virtual special meeting in person. We are holding the special meeting for the following purposes:

1.

Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 22, 2021 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among SYNNEX, Tiger Parent (AP) Corporation, a Delaware corporation (which we refer to as “Tiger Parent”), Spire Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SYNNEX (which we refer to as “Merger Sub I”) and Spire Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of SYNNEX (which we refer to as “Merger Sub II”), pursuant to which Merger Sub I will merge with and into Tiger Parent, with Tiger Parent surviving the merger and becoming a wholly owned subsidiary of SYNNEX (which we refer to as the “Corporate Merger”), and immediately following the Corporate Merger, Tiger Parent will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of SYNNEX (which we refer to as the “LLC Merger”; the Corporate Merger and LLC Merger are referred to collectively as the “Merger”) (this proposal is referred to as the “Merger Agreement Proposal”);

2.

Issuance of Shares of SYNNEX Common Stock. To consider and vote on a proposal to approve, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03 requiring stockholder approval of any issuance of securities that will have voting power of 20% or more of SYNNEX’ currently outstanding voting power, the issuance of an aggregate of 44 million shares of common stock, par value $0.001 per share, of SYNNEX (which we refer to as “SYNNEX common stock”) (this proposal is referred to as the “Share Issuance Proposal”);

3.

Adopt an Amendment to the Certificate of Incorporation of SYNNEX to Increase the Number of Authorized Shares. To consider and vote on a proposal to adopt an amendment to SYNNEX’ certificate of incorporation (which, as it may be amended from time to time, we refer to as the “SYNNEX Certificate of Incorporation”) to increase the number of authorized shares of SYNNEX common stock thereunder from 100 million shares to 200 million shares, in the form attached as Annex B (this proposal is referred to as the “Authorized Share Charter Amendment Proposal”);

4.

Adopt an Amendment to the Certificate of Incorporation of SYNNEX to Waive the Corporate Opportunity Doctrine. To consider and vote on a proposal to adopt an amendment to the SYNNEX Certificate of Incorporation, pursuant to which SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties, in the form attached as Annex C (this proposal is referred to as the “Corporate Opportunity Charter Amendment Proposal”); and

5.

Adjournment or Postponement of the Special Meeting. To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies (this proposal is referred to as the “Adjournment Proposal”).

Stockholders of record at the close of business on [●], 2021 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the Merger Agreement, the Merger, the amendments to the SYNNEX Certificate of Incorporation and the other transactions contemplated by the Merger Agreement, please review the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A to the proxy statement.

The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, are fair to, and in the best interests of, SYNNEX and SYNNEX’ stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement, issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation be submitted to SYNNEX’ stockholders for their approval, and (iv) resolved to recommend that the stockholders of SYNNEX adopt the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation on the terms and subject to the conditions set forth in the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Share Issuance Proposal, “FOR” the Authorized Share Charter Amendment Proposal, “FOR” the Corporate Opportunity Charter Amendment Proposal, and “FOR” the Adjournment Proposal.

To assure that your shares of SYNNEX common stock are represented at the special meeting, regardless of whether you plan to attend the special meeting, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.

Alternatively, you may vote by telephone or through the internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the internet, then your voting instructions must be received by 11:59 p.m., Eastern Time on [●], 2021. Your proxy is being solicited by the Board.

If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact us by mail at 42201 Nobel Drive, Fremont, California or by telephone at (510) 656-3333.

If you fail to return your proxy, vote by telephone or through the internet or attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Authorized Share Charter Amendment Proposal and the Corporate Opportunity Charter Amendment Proposal, but will have no effect on the approval of the Share Issuance Proposal or the Adjournment Proposal.

By Order of the Board of Directors, Simon Y. Leung Senior Vice President, General Counsel and Corporate Secretary
[●], 2021 Fremont, California

Please Vote—Your Vote is Important

i

ii

iii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about SYNNEX Corporation. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to SYNNEX Corporation as “SYNNEX,” “we,” “us” or “our.”

The Parties

SYNNEX Corporation

SYNNEX, a Delaware corporation, is a Fortune 200 corporation and a leading provider of a comprehensive range of distribution, systems design, and integration services for the technology industry to a wide range of enterprises. Founded in 1980, SYNNEX Corporation operates in numerous countries throughout North and South America, Asia-Pacific, and Europe.

SYNNEX’ principal executive offices are located at 44201 Nobel Drive, Fremont, California 94538, and its telephone number is (510) 656-3333.

Tiger Parent (AP) Corporation

Tiger Parent (AP) Corporation, a Delaware corporation, is the indirect parent of Tech Data Corporation, a Florida corporation. Tech Data’s end-to-end portfolio of products, services and solutions, highly specialized skills, and expertise in next-generation technologies enable channel partners to bring to market the products and solutions the world needs to connect, grow, and advance. Tech Data is ranked No. 90 on the Fortune 500 and has been named one of Fortune’s World’s Most Admired Companies for 11 straight years.

Tiger Parent’s principal executive offices are located at c/o Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760 and its telephone number is (727) 539-7429.

Spire Sub I, Inc.

Spire Sub I, Inc., a direct wholly owned subsidiary of SYNNEX, is a Delaware corporation incorporated for the purpose of effecting the Merger. Spire Sub I, Inc. has not conducted any activities other than those incidental to its incorporation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger. The principal executive offices of Spire Sub I, Inc. are located at c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 and its telephone number is (510) 656-3333.

Spire Sub II, LLC

Spire Sub II, LLC, a direct wholly owned subsidiary of SYNNEX, is a Delaware limited liability company formed for the purpose of effecting the Merger. Spire Sub II, LLC has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger. The principal executive offices of Spire Sub II, LLC are located at c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 and its telephone number is (510) 656-3333.

The Special Meeting (see page 36)

A special meeting of our stockholders will be held via live webcast on [●], 2021, at [●] a.m., Pacific Time. You will be able to attend the special meeting by first registering at https://viewproxy.com/synnex/2021sm/htype.asp You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote, and submit questions during the virtual meeting. Please note that you will not be able to attend the virtual special meeting in person. At the special meeting, you will be asked to vote for the Merger Agreement Proposal, the Share Issuance Proposal, the Authorized Share Charter Amendment Proposal, the Corporate Opportunity Charter Amendment Proposal and the Adjournment Proposal. See the section entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of SYNNEX common stock.

The Merger (see page 46)

SYNNEX will acquire Tiger Parent through a two-step merger, subject to approval of SYNNEX’ stockholders and the satisfaction or (to the extent permitted by law) waiver of certain other closing conditions. Merger Sub I will merge with and into Tiger Parent, with Tiger Parent surviving the merger and becoming a wholly owned subsidiary of SYNNEX. Immediately following the Corporate Merger, Tiger Parent will merge with and into Merger Sub II, with Merger Sub II surviving the LLC Merger as a wholly owned subsidiary of SYNNEX. The Merger is intended to be considered together as a single integrated transaction for U.S. federal income tax purposes and to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

Stockholders Entitled to Vote (see page 37)

You may vote at the special meeting if you were a holder of record of shares of SYNNEX common stock as of the close of business on [●], 2021, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of SYNNEX common stock that you owned on the record date. As of the record date, there were [●] shares of SYNNEX common stock issued and outstanding and entitled to vote at the special meeting.

How to Vote (see page 39)

Stockholders of record have a choice of voting (i) by following the Internet voting instructions described in the proxy card, (ii) by following the telephone voting instructions described in the proxy card, (iii) by completing, dating, signing and returning a proxy card in the accompanying postage-prepaid return envelope or (iv) at the special meeting by first registering at https://viewproxy.com/synnex/2021sm/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on [●], 2021.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/synnex/2021sm/htype.asp. On the day of the annual meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote” and “The Special Meeting—Solicitation of Proxies.”

Recommendation of the Board; Reasons for Recommendation (see page 55)

After careful consideration, SYNNEX’ board of directors (which we refer to as the “Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger and the Merger, are fair to, and in the best interests of, SYNNEX and SYNNEX’ stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement, issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation be submitted to SYNNEX’ stockholders for their approval, and (iv) resolved to recommend that the stockholders of SYNNEX adopt the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation on the terms and subject to the conditions set forth in the Merger Agreement.

Accordingly, the Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve the issuance of shares of SYNNEX common stock in connection with the Merger, “FOR” the proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to increase the number of authorized shares of SYNNEX common stock, “FOR” the proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to waive the corporate opportunity doctrine with respect to certain directors and certain other parties, and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger— Reasons for Recommending the Adoption of the Merger and the Merger Agreement.” In addition, with respect to the Merger Agreement, you should be aware that our directors and executive officers have interests that may be different from, or in addition to, the interests of SYNNEX’ stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”

Voting Agreement (see page 98 and Annex D)

In connection with the execution of the Merger Agreement, on March 22, 2021, SYNNEX and Tiger Parent entered into a Voting Agreement (which we refer to as the “Voting Agreement”) with Silver Star Developments Ltd. and Peer Developments Ltd. (which we refer to collectively as “Major Stockholders”), who collectively owned approximately 17% of the total issued and outstanding shares of SYNNEX common stock as of such date. Pursuant to the Voting Agreement, the Major Stockholders have agreed to vote, or cause the holder of record to vote, in favor of the Share Issuance Proposal, the Authorized Share Charter Amendment Proposal, the Corporate Opportunity Charter Amendment Proposal and any other matters brought to vote at the special meeting (which will include, in this case, the Merger Agreement Proposal and the Adjournment Proposal).

Investor Rights Agreement (see page 100 and Annex E)

In connection with, and as a condition to, closing and the consummation of the closing of the Merger, SYNNEX will enter into an Investor Rights Agreement (which we refer to as the “Investor Rights Agreement”) with Tiger Holdings, the sole stockholder of Tiger Parent and an affiliate of Apollo. The Investor Rights Agreement, among other things, provides that following the closing, the Board shall be comprised of 11 directors, and Tiger Holdings shall have the right to nominate a certain number of directors, depending on the percentage of the outstanding shares of SYNNEX common stock held by Tiger Holdings or certain of its affiliates. The Investors Rights Agreement also contains registration rights for Tiger Holdings.

Opinion of Duff & Phelps (see page 64 and Annex F)

In connection with the Merger, SYNNEX retained Duff & Phelps, LLC (which we refer to as “Duff & Phelps”) to serve as an independent financial advisor to the Board (solely in their capacity as members of the Board) specifically to provide to the Board a fairness opinion in connection with the acquisition by SYNNEX of Tech Data for consideration paid to Tech Data’s stockholder consisting of $1.61 billion in cash and 44.0 million shares of SYNNEX common stock. On March 16, 2021, Duff & Phelps delivered its opinion, dated March 16, 2021 (which we refer to as the “Opinion”), to the Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by SYNNEX in the Merger was fair, from a financial point of view, to SYNNEX and its stockholders (without giving effect to any impact of the proposed Merger on any particular stockholder other than in its capacity as a stockholder).

The full text of the Opinion is attached hereto as Annex F and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. The Opinion should be read carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Duff & Phelps in connection with such Opinion, as well as the qualifications contained therein.

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Board, SYNNEX agreed to pay Duff & Phelps a fee of $600,000. The fee was payable upon Duff & Phelps informing the Board that it was prepared to deliver its opinion. No portion of Duff & Phelps’ fee is refundable or contingent upon the completion of the Merger or the conclusion reached in its opinion.

For additional information, see the section entitled “The Merger—Opinion of Duff & Phelps, LLC” and Annex F to this proxy statement.

Certain Effects of the Merger (see page 73)

Upon completion of the Merger, Merger Sub I will merge with and into Tiger Parent, with Tiger Parent surviving the Corporate Merger and becoming a wholly owned subsidiary of SYNNEX. Immediately following the Corporate Merger, Tiger Parent will merge with and into Merger Sub II, with Merger Sub II surviving the LLC Merger as a wholly owned subsidiary of SYNNEX upon the terms set forth in the Merger Agreement.

If the Merger is completed, the aggregate consideration for the Merger in exchange for all the issued and outstanding Tiger Parent common shares will consist of (i) $1.61 billion in cash ($1.1 billion in cash after giving effect to the $500 million equity contribution by Tiger Holdings to Tiger Parent prior to the Effective Time) and (ii) 44 million shares of SYNNEX common stock.

Consequences if the Merger is Not Completed (see page 74)

If the Share Issuance Proposal and the Authorized Share Charter Amendment Proposal are not approved by the holders of shares of SYNNEX common stock or if the Merger is not completed for any other reason, the Merger Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•

no termination will relieve any party from liability for any material breach or failure to perform that is the consequence of an act or omission of such party with the knowledge that such act or omission would cause a material breach of the Merger Agreement (a “Willful Breach”);

•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and

•

certain other provisions of the Merger Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

If the Merger Agreement is terminated under specified circumstances, SYNNEX is required to pay Tiger Parent a termination fee of either $131,683,200, $86,275,200 or $40,867,200, and in the event the Merger Agreement is terminated because the approval of SYNNEX’ stockholders shall not have been obtained, SYNNEX is required to reimburse Tiger Parent for their reasonable fees, costs and other expenses directly related to the Merger. For additional information, see the section entitled “The Merger Agreement—Termination Fees.”

Interests of Directors and Executive Officers in the Merger (see page 73)

With respect to the Merger Agreement, you should be aware that our directors and executive officers have interests that may be different from, or in addition to, the interests of SYNNEX’ stockholders generally. The Board was aware of these interests and considered them at the time it approved the Merger Agreement.

Regulatory Approvals (see page 76)

Under the Merger Agreement, the respective obligations of SYNNEX and Tiger Parent to complete the Merger are subject to, among other things, (i) the expiration or termination of the waiting period (and any extension thereof, including any agreement between a party to the Merger Agreement and a governmental authority agreeing not to consummate the Merger prior to a certain date) applicable to the completion of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”) (together, such expiration or termination we refer to as the “HSR Act Clearance”) and (ii) the making of and receipt of, certain other specified regulatory filings and consents (which we refer to as the “required filings” and “required consents”).

On April 2, 2021, SYNNEX and Tiger Parent filed their respective notification and report forms under the HSR Act with respect to the Merger with the FTC and DOJ, which triggered the start of the HSR Act waiting period. Unless the FTC and DOJ grant early termination of the HSR Act review period (subject to the FTC and DOJ’s lifting of the current suspension of review period early terminations) or the FTC or DOJ formally requests additional information concerning the Merger, the waiting period will expire on May 3, 2021.

For a description of SYNNEX’ and Tiger Parent’s respective obligations under the Merger Agreement with respect to regulatory approvals, see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger.”

Conditions to the Merger (see page 79)

The obligations of each of SYNNEX, Merger Sub I, Merger Sub II and Tiger Parent to complete the Merger are subject to satisfaction of various conditions, including (i) the approval of SYNNEX’ stockholders shall have been obtained, (ii) the SYNNEX common stock issuable as Merger Consideration will have been authorized for listing on the NYSE, (iii) the HSR Act Clearance and other required regulatory approvals will have been obtained, and (iv) no law, order, injunction or decree will be in effect that prevents, makes illegal or prohibits the Merger.

For additional information, see the section entitled “The Merger Agreement—Conditions to the Merger.”

Financing (see page 74)

SYNNEX anticipates that the total amount of funds necessary to directly or indirectly pay, repay, refinance, or repurchase, as applicable, certain existing of its and Tech Data’s indebtedness (including indebtedness of their respective subsidiaries) will be approximately $1,185 million. These amounts will be funded through some or all of (i) the term loan portion of the takeout facility (defined below), (ii) cash on hand and (iii) the proceeds that SYNNEX intends to obtain from other financings or offerings of debt securities in lieu of borrowing under the Tranche C of the Bridge Facility (as defined below). Remaining amounts under the takeout facility will be used for general corporate purposes.

To provide the debt financing required by SYNNEX to consummate the Merger, SYNNEX entered into:

(1) a commitment letter dated March 22, 2021 (which, as it may be amended from time to time, we refer to as the “Bridge Commitment Letter”), under which Citigroup Global Markets Inc. (which we refer to as “Citi”) and certain other financing institutions joining thereto pursuant to the terms thereof committed to provide $4.0 billion in aggregate principal amount of senior unsecured term bridge loans and $3.5 billion in aggregate principal amount of senior unsecured revolving credit commitments, the availability of which was and is subject to reduction upon the consummation of the Permanent Financing (as defined below) pursuant to the terms set forth in the Bridge Commitment Letter (which we refer to as the “Bridge Facility”). The Bridge Facility originally consisted of three different tranches of senior unsecured loans: the first tranche (which we refer to as “Tranche A”) was for a $1.5 billion senior unsecured term loan; the second tranche (which we refer to as “Tranche B”) was for a $3.5 billion senior unsecured revolving credit facility; and the third tranche (which we refer to as “Tranche C”) is for a $2.5 billion senior unsecured term loan. On April 16, 2021, SYNNEX entered into the takeout facility and pursuant to the terms of the Bridge Commitment Letter, the commitments with respect to Tranche A and Tranche B of the Bridge Facility were reduced to zero. As a result of the termination of both Tranche A and Tranche B of the Bridge Facility, only Tranche C of the Bridge Facility remains outstanding and the debt financing that was previously committed to under Tranche A and Tranche B of the Bridge Facility will instead be provided under the takeout facility; and

(2) a credit agreement dated April 16, 2021, the loans and commitments to be provided thereunder (which we collectively refer to as the “takeout facility”) and the related underlying documentation in respect thereof (which we refer to as the “New Credit Agreement”), with Citibank, N.A., as agent, and the other lenders party thereto, pursuant to which SYNNEX has received commitments for the extension of a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $3.5 billion, which revolving credit facility may, subject to the lenders’ discretion, potentially be increased by up to an aggregate amount of $500 million and for the extension of a senior unsecured term loan in an aggregate principal amount not to exceed $1.5 billion. The commitments under the takeout facility are subject to customary closing conditions. The borrower under the takeout facility is SYNNEX.

At this time, SYNNEX has not yet determined whether Tranche C of the Bridge Facility will be required to be utilized in conjunction with the takeout facility to provide the debt financing required to refinance certain indebtedness required to consummate the proposed transactions because such determination will be dependent on future market conditions. SYNNEX intends to obtain additional financing or issue debt securities in lieu of utilizing Tranche C of the Bridge Facility; however, there is no assurance that such alternative arrangements will be available on acceptable terms or at all. If Tranche C of the Bridge Facility is utilized there can be no assurance that any replacement or supplemental financing in lieu of or to refinance Tranche C of the Bridge Facility will be available to SYNNEX on acceptable terms or at all. SYNNEX’ ability to obtain additional debt financing, including financing to refinance, replace or supplement Tranche C of the Bridge Facility, will be subject to various factors, including market conditions and operating performance.

The funding under either the Bridge Commitment Letter or the takeout facility, as applicable, is subject to customary closing conditions, including conditions that do not relate directly to the conditions to closing in the Merger Agreement.

Until the earlier of the closing or the valid termination of the Merger Agreement in accordance therewith, SYNNEX has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, advisable and proper in connection with the arrangement, marketing and consummation of the issuance of any debt securities and/or the incurrence of any other long-term debt financing by SYNNEX that is reasonably acceptable to SYNNEX and Tiger Parent in lieu of the Financing (which debt securities and/or other long-term debt financing we refer to herein as the “Permanent Financing”). Furthermore, in the event any funds required to satisfy the transaction uses become unavailable on the terms and conditions contemplated in the Commitment Letter (defined below) or the financing agreements, SYNNEX has agreed to use reasonable best efforts to obtain additional funds (which we refer to as the “Alternative Financing”) in an amount sufficient to allow it to satisfy the transaction uses, and to obtain a new financing commitment that provides for such funds on terms and conditions reasonably acceptable to SYNNEX and Tiger Parent (which we refer to as the “Alternative Commitment Letter”, and together with the Bridge Commitment Letter, as the context may require, the “Commitment Letter”). The debt financing contemplated by the Commitment Letter is referred to herein as the “Financing”.

For more information, see the section entitled “The Merger Agreement—Financing.”

No Solicitation (see page 87)

As more fully described in this proxy statement and in the Merger Agreement, each of SYNNEX and Tiger Parent mutually agreed to immediately cease discussions or negotiations with any other person that may have been ongoing prior to the date of the Merger Agreement, with respect to any alternative acquisition proposal of SYNNEX or Tiger Parent, as applicable, and to request the return or destruction of any confidential information previously delivered to any such person.

Each of SYNNEX and Tiger Parent has agreed that it will not, and will cause each of its subsidiaries and other respective representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any alternative acquisition proposal;

•	engage or participate in any negotiations with any person concerning any alternative acquisition proposal;

•	provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any alternative acquisition proposal; or

•

approve or enter into any acquisition agreement, term sheet, letter of intent, memorandum of understanding or other similar agreement in connection with or relating to any alternative acquisition proposal (unless the Merger Agreement has been terminated).

If, prior to the receipt of SYNNEX’ stockholder approval, SYNNEX receives a bona fide written alternative acquisition proposal not solicited in violation of its non-solicitation obligations under the Merger Agreement, SYNNEX may furnish confidential or nonpublic information to, and participate in such negotiations or discussions with, the person making the alternative acquisition proposal, if the Board concludes in good faith, after consulting with such outside advisors as it determines in good faith to be reasonably necessary, that taking such actions would be required to comply with its fiduciary duties. Before furnishing any confidential or nonpublic information, SYNNEX shall enter into a confidentiality agreement with the person making such alternative acquisition proposal that contains terms substantially no less favorable than the confidentiality agreement between SYNNEX and Tiger Parent (provided that such confidentiality agreement shall not give such person with any exclusive right to negotiate with SYNNEX, and shall otherwise permit SYNNEX to comply with its obligations under the Merger Agreement).

For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation.”

Termination of the Merger Agreement (see page 82)

The Merger Agreement may be terminated at any time prior to the effective time of the Corporate Merger by mutual written agreement of SYNNEX and Tiger Parent. The Merger Agreement may also be terminated by either SYNNEX or Tiger Parent if:

•

any legal restraint, including the denial of any required regulatory approval, is in effect that has become final and nonappealable, except that no party may terminate the Merger Agreement as described in this bullet point if the existence of such legal restraint was principally caused by such party’s failure to perform or observe any of its obligations, covenants or agreements under the Merger Agreement;

•

the Merger has not occurred on or before 11:59 p.m. on the outside date of December 22, 2021, except that, if on the outside date, all of the closing conditions described under “—Conditions to the Merger” have been satisfied or duly waived by all parties entitled to the benefit thereof except for closing conditions regarding the existence of a legal restraint or HSR Act Clearance or a required regulatory approval, a party may extend the outside date to March 22, 2022, and if such circumstances continue to exist on such extended outside date, a party may then further extend the outside date to June 22, 2022, except that no party may extend the outside date as described in this bullet point if the failure of the Merger to occur on or by the outside date was principally caused by such party’s failure to perform or observe any of its obligations, covenants or agreements under the Merger Agreement;

•

if the other party has breached any of the obligations, covenants or agreements, or representations or warranties of the other party, such that if that breach was in effect as of the closing, the other party would not be able to satisfy it closing conditions described under “—Conditions to the Merger” and the other party has not cured such breach within 30 days after receiving written notice of the breach from the terminating party, except that no party may terminate the Merger Agreement as described in this bullet point if it is then in material breach of any of its obligations, covenants or other agreements under the Merger Agreement; or

•

SYNNEX’ stockholders fail to approve the Share Issuance Proposal and the Authorized Share Charter Amendment at the special meeting or at any adjournment or postponement thereof at which a vote on such proposals and matters is taken.

The Merger Agreement may be terminated by Tiger Parent at any time prior to receipt of SYNNEX’ stockholder approval, if SYNNEX has made a change of recommendation as described under the section entitled “The Merger Agreement—Covenants and Agreements—Change of Recommendation;” or SYNNEX has committed a Willful Breach of certain of its non-solicitation obligations.

The Merger Agreement may be terminated by SYNNEX, at any time prior to obtaining SYNNEX’ stockholder approval, in order to accept a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “The Merger Agreement—Covenants and Agreements—No Solicitation; —Change of Recommendation.”

Termination Fees (see page 83)

Upon termination of the Merger Agreement under specified circumstances, SYNNEX must pay Tiger Parent a termination fee or reimburse Tiger Parent for its reasonable fees, costs and other expenses directly related to the Merger. These payments are Tiger Parent’s sole and exclusive remedy, except in the case of a Willful Breach, for any claims arising out of the Merger Agreement together with any costs and expenses incurred by Tiger Parent in enforcing payment of such termination fee. In no event will SYNNEX be required to pay to Tiger Parent more than one termination fee. For additional information, see the section entitled “The Merger Agreement—Termination Fees.”

Additional Information (see page 152)

You can find more information about SYNNEX in the periodic reports and other information SYNNEX files with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the Merger. These questions and answers do not address all questions that may be important to you as a stockholder of SYNNEX. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the Merger?

A:

On March 22, 2021, SYNNEX entered into the Merger Agreement with Tiger Parent, Merger Sub I, and Merger Sub II. A copy of the Merger Agreement is attached as Annex A to this proxy statement. The Merger Agreement contains the terms and conditions of the proposed acquisition of Tiger Parent by SYNNEX. Under the Merger Agreement, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the Merger Agreement and described hereinafter, Merger Sub I will merge with and into Tiger Parent, with Tiger Parent surviving the Corporate Merger. Promptly following the Corporate Merger, Tiger Parent will merge with and into Merger Sub II, with Merger Sub II surviving the LLC Merger as a wholly owned subsidiary of SYNNEX. Such Corporate Merger and LLC Merger are referred to collectively as the “Merger”. The Merger is intended to be considered together as a single integrated transaction for U.S. federal income tax purposes and to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement in connection with the solicitation of proxies by the Board with respect to the Merger and other matters to be considered at the special meeting. These materials will help you decide how to vote your shares of common stock with respect to the matters related to the Merger to be considered at the special meeting.

SYNNEX is holding a virtual special meeting of its stockholders to vote on the proposals necessary to complete the Merger. Information about the special meeting, the Merger, the Merger Agreement and the other business to be considered by stockholders at the special meeting is contained in this proxy statement.

Q:	What will Tiger Parent’s stockholder receive in the Merger?

A:

If the Merger is completed, Tiger Holdings, as sole holder of shares of Tiger Parent’s common stock, will be entitled to receive $1.61 billion in cash ($1.11 billion in cash after giving effect to the $500 million equity contribution by Tiger Holdings to Tiger Parent prior to the Effective Time) and 44 million shares of SYNNEX common stock. Following the completion of the Merger, SYNNEX’ stockholders prior to the Merger will hold approximately 55% of outstanding shares of SYNNEX common stock, and Tiger Holdings will hold approximately 45% of outstanding shares of SYNNEX common stock. The SYNNEX common stock to be issued in connection with the Merger will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. SYNNEX is required to, within two business days after the closing of the Merger, file an automatically effective registration statement registering the resale of such shares. For further information, see the section entitled “The Merger Agreement—Merger Consideration.”

Q:	How will SYNNEX pay the cash component of the Merger consideration?

A:

SYNNEX’ obligation to complete the Merger is not conditioned upon obtaining financing. $1.61 billion, less $500 million equity contributed by Tiger Holdings before closing will be paid from a combination of cash and/or debt raised as part of the debt offering immediately prior to the closing.

Q:	What equity stake will Tiger Parent’s stockholder hold in SYNNEX immediately following the Merger?

A:

Upon the completion of the Merger, the number of shares of SYNNEX common stock issuable as a portion of the Merger Consideration will be 44 million shares, which will result in Tiger Holdings, as sole holder of shares of Tiger Parent’s common stock, holding approximately 45% of the outstanding shares of SYNNEX common stock, based on the number of outstanding shares of common stock of SYNNEX as of [●], 2021.

For more details on the calculation of Merger consideration, see “The Merger Agreement—Merger Consideration.”

Q:	When and where will the special meeting of stockholders be held?

A:

The special meeting of SYNNEX’ stockholders will be held via live webcast on [●], 2021, at [●] a.m., Pacific Time. In order to attend the meeting, you must register at https://viewproxy.com/synnex/2021sm/htype.asp by 11:59 p.m. Eastern Time on [●], 2021. On the day of the special meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. SYNNEX’ stockholders will be able to listen, vote and submit questions during the virtual meeting

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of SYNNEX common stock as of the close of business on [●], 2021, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of SYNNEX common stock that you held as of the close of business on the record date.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the Merger Agreement;

•	a proposal to approve the issuance of shares of SYNNEX common stock in connection with the Merger;

•	a proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to increase the number of authorized shares;

•	a proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to waive the corporate opportunity doctrine with respect to certain directors and certain other parties; and

•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies.

Q:	What vote is required to approve each of the proposals?

A:

For the proposal to adopt the Merger Agreement, the Board is requesting the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock (meaning that of the outstanding shares of common stock, a majority of them be voted “for” the proposal). Abstentions and failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The proposal to approve an issuance of an aggregate of 44 million shares of SYNNEX common stock in connection with the Merger requires, assuming a quorum is present, the affirmative vote of a majority of shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter (meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have the same effect as a vote “AGAINST” the Share Issuance Proposal, but a failure to vote or otherwise be present at the special meeting will have no effect on the Share Issuance Proposal, assuming a quorum is present.

The proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to increase the number of authorized shares requires the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock (meaning that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved). Abstentions and failure to vote will have the same effect as a vote “AGAINST” the Authorized Share Charter Amendment Proposal.

The proposal to adopt an amendment to the SYNNEX Certificate of Incorporation, pursuant to which SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties requires the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock (meaning that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved). Abstentions and failure to vote will have the same effect as a vote “AGAINST” the Corporate Opportunity Charter Amendment Proposal.

The proposal to approve an adjournment to the special meeting if necessary or appropriate requires the affirmative vote of a majority of shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of SYNNEX common stock present, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter may adjourn the special meeting to a later date and time. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, but a failure to vote or otherwise be present at the special meeting will have no effect on the Adjournment Proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

After careful consideration, the Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock and the Merger, are fair to, and in the best interests of, SYNNEX and SYNNEX’ stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement, issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation be submitted to SYNNEX’ stockholders for their approval, and (iv) resolved to recommend that the stockholders of SYNNEX adopt the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation on the terms and subject to the conditions set forth in the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Share Issuance Proposal, “FOR” the Authorized Share Charter Amendment Proposal, “FOR” the Corporate Opportunity Charter Amendment Proposal, and “FOR” the Adjournment Proposal.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement.” In addition, with respect to the Merger Agreement, you should be aware that our directors and executive officers have interests that may be different from, or in addition to, the interests of SYNNEX’ stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”

Q:	Do I need to attend the special meeting?

A:

No. It is not necessary for you to attend the special meeting in order to vote your shares. If you are a stockholder of record as of the record date, you may vote by mail, by telephone or through the internet, as described in more detail below. If you are a “street name” holder of shares, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares to be voted at the special meeting, as described in more detail below.

Q:	How many shares of SYNNEX common stock need to be represented at the special meeting?

A:

The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of shares of SYNNEX common stock representing a majority of the votes which all holders of shares of SYNNEX common stock are entitled to cast constitutes a quorum for the purpose of considering the proposals. As of [●], 2021, there were [●] shares of SYNNEX common stock outstanding. If you are a stockholder of SYNNEX as of the close of business on the record date and you vote by mail, by telephone, through the internet or at the special meeting via the virtual meeting website, you will be considered part of the quorum. If you are a “street name” holder of shares of SYNNEX common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of SYNNEX common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of SYNNEX common stock held by stockholders that attend the special meeting via the virtual meeting website, or are represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	What will happen if SYNNEX’ stockholders do not approve the Share Issuance Proposal?

A:

SYNNEX is proposing the Share Issuance Proposal in order to comply with NYSE Listing Rule 312.03, which requires stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power before the issuance of stock or securities. If the Share Issuance Proposal is not approved, the Merger cannot be completed, which may have an adverse effect on SYNNEX’ business and financial condition. Under certain circumstances, if the Merger is not completed, we may be obligated to pay a termination fee.

Q:	What will happen if SYNNEX’ stockholders do not approve the amendments to the SYNNEX Certificate of Incorporation?

A:

Approval of the Authorized Share Charter Amendment Proposal is a condition to the completion of the Merger. If the Authorized Share Charter Amendment Proposal is not approved, the Merger cannot be completed, which may have an adverse effect on SYNNEX’ business and financial condition. Under certain circumstances, if the Merger is not completed, we may be obligated to pay a termination fee.

Approval of the Corporate Opportunity Charter Amendment Proposal is not a condition to the completion of the Merger. In the event that the Corporate Opportunity Charter Amendment Proposal is not approved, but the Authorized Share Charter Amendment Proposal is approved, the SYNNEX Certificate of Incorporation as in effect immediately prior to the effective time of the Merger, as amended pursuant to the Authorized Share Charter Amendment Proposal, shall constitute the SYNNEX Certificate of Incorporation, until thereafter amended in accordance with its terms and applicable law. Additionally, in the event the Corporation Opportunity Charter Amendment Proposal is not approved, substantially the same provisions to waive the corporate opportunity doctrine with respect to certain directors and certain other parties will be included in the Investor Rights Agreement instead.

Q:	What will happen if SYNNEX’ stockholders do not approve the Merger Agreement Proposal?

Approval of the Merger Agreement Proposal is not a condition to the completion of the Merger, and therefore the failure to obtain such approval will have no effect on the Merger.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of SYNNEX common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of SYNNEX common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the internet voting instructions printed on each proxy card you receive; or

•

casting your vote at the special meeting by following the instructions that will be available on the virtual meeting website during the meeting. If you are a registered holder, your virtual control number will be on your proxy card. If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership.

If you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m., Eastern Time on [●], 2021.

Submitting your proxy by mail, by telephone or through the internet will not prevent you from casting your vote at the special meeting via the virtual meeting website. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting via the virtual meeting website to ensure that your shares of SYNNEX common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Merger Agreement Proposal, “FOR” the Share Issuance Proposal, “FOR” the Authorized Share Charter Amendment Proposal, “FOR” the Corporate Opportunity Charter Amendment Proposal, and “FOR” the Adjournment Proposal.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of SYNNEX common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a stockholder of SYNNEX and you do not instruct your bank, broker, trust or other nominee on how to vote your shares:

•	your bank, broker, trust or other nominee may not vote your shares on the Merger Agreement Proposal, which broker non-votes, if any, will have the same effect as a vote against such proposal;

•

your bank, broker, trust or other nominee may not vote your shares on the Share Issuance Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (assuming a quorum is present);

•

your bank, broker, trust or other nominee may not vote your shares on the Authorized Share Charter Amendment Proposal, which broker non-votes, if any, will have the same effect as a vote against such proposal;

•

your bank, broker, trust or other nominee may not vote your shares on the Corporate Opportunity Charter Amendment Proposal, which broker non-votes, if any, will have the same effect as a vote against such proposal; and

•

your bank, broker, trust, or other nominee may not vote your shares on the Adjournment Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (regardless of whether a quorum is present).

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy delivered to Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the internet. Alternatively, your proxy may be revoked or changed by attending the special meeting via the virtual meeting website and voting at the meeting. However, simply attending the special meeting without voting will not revoke or change your proxy.

“Street name” holders of shares of SYNNEX common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares of SYNNEX common stock, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of SYNNEX common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of SYNNEX common stock are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the internet by using the different voter control number(s) on each proxy card.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of SYNNEX common stock, you may have already received a householding notification. For additional information, see the section entitled “Householding of Proxy Material.”

Q:	What happens if I sell my shares of SYNNEX common stock before the special meeting?

A:

The record date for the special meeting is earlier than the expected date of completion of the Merger. If you own shares of SYNNEX common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting.

Q:	Do I have appraisal rights in connection with the Merger?

A:	SYNNEX’ stockholders do not have appraisal rights in connection with the Merger.

Q:	When is the Merger expected to be completed?

A:

We are working toward completing the Merger as quickly as possible. We currently anticipate that the Merger will be completed in the second half of the calendar year 2021, but we cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived. The Merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived). For additional information, see the section entitled “The Merger Agreement—Conditions to the Merger.”

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed at any time prior to the effective time of the Merger by mutual written agreement of SYNNEX and Tiger Parent or for any other reason, the Merger Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that (i) no termination will relieve any party from liability for any Willful Breach, (ii) no termination will affect the obligations of the parties contained in the confidentiality agreement between them, and (ii) certain other provisions of the Merger Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of SYNNEX common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of SYNNEX common stock. Under certain circumstances, if the Merger is not completed, we may be obligated to pay a termination fee. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed.”

Q:	Are there any requirements if I plan on attending the special meeting?

A:

The special meeting will be held via live audio webcast only because of the public health impact of the COVID-19 pandemic. Any stockholder of record will be able to attend the special meeting by first registering at https://viewproxy.com/synnex/2021sm/htype.asp, where stockholders will receive a meeting invitation by e-mail with a unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting. Instructions on how to vote during the meeting will be available on the virtual meeting website during the meeting.

If you are a registered holder, your virtual control number will be on your proxy card. If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership.

Q:	Where can I find more information about SYNNEX?

A:

SYNNEX files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information.”

Q:	Where can I find more information about Tiger Parent and Tech Data?

A:	Tiger Parent is the indirect parent entity of Tech Data. You can also find more information on Tech Data’s website at www.techdata.com.

Q:	Who can help answer my questions?

A:

For additional questions about the Merger, assistance in submitting proxies or voting shares of SYNNEX common stock, or additional copies of this proxy statement or the enclosed proxy card, please contact Liz Morali, Investor Relations, by phone at (510) 668-8436 or by email at ir@synnex.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement constitutes “forward-looking statements.” Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks,” “targets” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “would,” “aims,” “intends” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the closing conditions of the Merger may not be satisfied in a timely manner or at all, including due to the failure to obtain SYNNEX’ stockholder approval and required regulatory approvals;

•	the announcement and pendency of the Merger may disrupt our business operations (including the threatened or actual loss of employees, customers or suppliers);

•	SYNNEX could experience financial or other setbacks if the transaction encounters unanticipated problems;

•

difficulties and delays in integrating the businesses of SYNNEX and Tech Data following completion of the Merger or fully realizing the anticipated cost synergies and other benefits expected from the Merger;

•	risks related to the diversion of the attention and time of SYNNEX’ or Tech Data’s respective management teams from ongoing business concerns;

•	the potential dilution of SYNNEX’ stockholders’ ownership percentage of the combined company as compared to their ownership percentage of SYNNEX prior to the Merger;

•	the potential dilution of the combined company’s earnings per share as a result of the Merger;

•

the possibility that the combined company’s results of operations, cash flows and financial position after the Merger may differ materially from the unaudited pro forma condensed combined financial information contained in this proxy statement;

•	the COVID-19 pandemic;

•	the seasonality of buying patterns of our customers;

•	the concentration of sales to large customers;

•	the dependence upon and trends in capital spending budgets in the IT and consumer electronics industries;

•	fluctuations in general economic conditions;

•	change in market for our customers’ products;

•	employee turnover;

•	changes in value of foreign currencies and interest rates; and

•	the other risk factors discussed in the section of this proxy statement entitled “Risk Factors.”

The foregoing list of factors should not be construed as exhaustive. SYNNEX can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The statements made in this proxy statement are current as of the date of this proxy statement only. SYNNEX undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RISK FACTORS

In deciding whether to vote for the Merger Agreement Proposal, Share Issuance Proposal, Authorized Share Charter Amendment Proposal, the Corporate Opportunity Charter Amendment Proposal and the Adjournment Proposal, you are urged to carefully consider all of the information included or incorporated by reference in this proxy statement, which are listed in the section entitled “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of SYNNEX and Tech Data because these risks will also affect the combined company. The risks associated with the business of SYNNEX can be found in the SYNNEX Annual Report on Form 10-K for the year ended November 30, 2020 under the heading “Risk Factors”, as such risks may be updated or supplemented in SYNNEX’ subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, such risk factors which are incorporated by reference into this proxy statement. Risks associated with the business of Tech Data can be found below in the section entitled “Risks Relating to Tech Data.” In addition, you are urged to carefully consider the following material risks relating to the Merger and the business of the combined company.

Risks Relating to the Merger

SYNNEX’ stockholders will have reduced ownership and voting interest in and will exercise less influence over management of the combined company.

SYNNEX’ stockholders currently have the right to vote in the election of the Board and on other matters affecting SYNNEX. Upon consummation of the Merger, each stockholder of SYNNEX will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of SYNNEX immediately prior to the Merger. As of the date of this proxy statement, based on the estimated number of shares of common stock of SYNNEX that will be outstanding immediately prior to the completion of the Merger, SYNNEX estimates that holders of shares of SYNNEX common stock as of immediately prior to the completion of the Merger will hold, in the aggregate, approximately 55% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Merger, and Tiger Holdings as of immediately prior to the completion of the Merger will hold, in the aggregate, approximately 45% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Merger. Accordingly, SYNNEX’ stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of SYNNEX.

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.

The Merger is subject to a number of conditions to closing as specified in the Merger Agreement, including, including (i) the approval of SYNNEX’ stockholders will have been obtained, (ii) the SYNNEX common stock issuable as Merger Consideration will have been authorized for listing on the NYSE, (iii) the HSR Act Clearance and other required regulatory approvals will have been obtained, and (iv) no law, order, injunction or decree will be in effect that prevents, makes illegal or prohibits the Merger. No assurance can be given that the required stockholder consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. Any delay in completing the Merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that SYNNEX expects to achieve if the Merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “The Merger Agreement—Conditions to the Merger.”

In order to complete the Merger, SYNNEX and Tech Data must obtain certain governmental authorizations, and if such authorizations are not granted, the Merger cannot be completed.

Completion of the Merger is conditioned upon the expiration or early termination of the waiting period relating to the Merger under the HSR Act and other similar antitrust laws in certain other countries as well as certain other applicable laws or regulations and the governmental authorizations required to complete the Merger having been obtained and being in full force and effect. Although SYNNEX and Tech Data have agreed in the Merger Agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or authorizations will be obtained, and if such authorizations are not obtained, the Merger will not be completed.

The Merger Agreement may be terminated in accordance with its terms.

Either SYNNEX or Tiger Parent may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger is not completed by December 22, 2021 (which date may be extended to March 22, 2022 under circumstances if certain regulatory approvals have not been obtained by December 22, 2021 and then again to June 22, 2022 under such circumstances if such regulatory approvals have not been obtained by March 22, 2022). In addition, if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, SYNNEX may be required to pay Tiger Parent a termination fee of up to $131,683,200, including certain circumstances in which the Board effects a change of recommendation (as defined in the section entitled “The Merger Agreement—Change of Recommendation”) or under certain circumstances where SYNNEX enters into an agreement with respect to (or consummates) a superior proposal following the termination of the Merger Agreement. See the section entitled “The Merger Agreement—Termination Fees” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination fee may be payable by SYNNEX.

SYNNEX may waive one or more of the closing conditions without re-soliciting stockholder approval.

SYNNEX may determine to waive, in whole or part, one or more of the conditions of its obligations to consummate the Merger. SYNNEX currently expects to evaluate the materiality of any waiver and its effect on SYNNEX’ stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the Merger or as to re-soliciting stockholder approval or amending this proxy statement as a result of a waiver will be made by SYNNEX at the time of such waiver based on the facts and circumstances as they exist at that time.

SYNNEX and Tech Data’s business relationships may be subject to disruption due to uncertainty associated with the Merger.

Parties with which SYNNEX or Tech Data do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with us, Tech Data or the combined business. SYNNEX and Tech Data’s business relationships may be subject to disruption as customers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than SYNNEX, Tech Data or the combined business. These disruptions could have a material and adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including a material and adverse effect on our ability to realize the anticipated benefits of the Merger. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.

Failure to complete the Merger could negatively impact the stock price and the future business and financial results of SYNNEX.

If the Merger is not completed for any reason, including SYNNEX’ stockholders’ failing to approve the issuance of the SYNNEX common stock in connection with the Merger, the ongoing business of SYNNEX may be adversely affected and, without realizing any of the benefits of having completed the Merger, SYNNEX would be subject to a number of risks, including the following:

•	We may experience negative reactions from the financial markets, including negative impacts on our stock price, and from our customers, vendors and employees;

•	We may be required to pay Tech Data a fee of up to approximately $132 million if the Merger is not consummated;

•	We will be required to pay certain transaction expenses and other costs relating to the Merger, whether or not the Merger is completed;

•	The Merger Agreement places certain restrictions on the conduct of our business prior to completion of the Merger; and

•

Matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by our management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to us as an independent company.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect SYNNEX’ businesses, financial condition, financial results and stock price.

The directors and executive officers of SYNNEX have interests and arrangements that may be different from, or in addition to, those of SYNNEX’ stockholders.

When considering the recommendations of the Board with respect to the proposals described in this proxy statement, SYNNEX’ stockholders should be aware that the directors and executive officers of SYNNEX have interests in the Merger that are different from, or in addition to, those of SYNNEX’ stockholders generally. These interests include the continued employment of certain executive officers of SYNNEX by the combined company, the continued service of certain directors of SYNNEX as directors of the combined company, the treatment in the Merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements, and the right to continued indemnification of former directors and officers by the combined company.

SYNNEX’ stockholders should be aware of these interests when they consider the recommendations of the Board. The Board was aware of and considered these interests when it (i) determined that the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, are fair to, and in the best interests of, SYNNEX and SYNNEX’ stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement, issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation be submitted to SYNNEX’ stockholders for their approval, and (iv) resolved to recommend that the stockholders of SYNNEX adopt the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation on the terms and subject to the conditions set forth in the Merger Agreement. The interests of our Board and our executive officers are described in more detail in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”

SYNNEX and Tech Data may have difficulty attracting, motivating and retaining executives and other key employees in light of the Merger.

Uncertainty about the effect of the Merger on SYNNEX and Tech Data employees, including the change in Chief Executive Officer, may have an adverse effect on each of SYNNEX and Tech Data separately and consequently the combined business. This uncertainty may impair SYNNEX’ and Tech Data’s ability to attract, retain and motivate key personnel until the Merger is completed. Employee retention may be particularly challenging during the pendency of the Merger, as employees of SYNNEX and Tech Data may experience uncertainty about their future roles with the combined business. Furthermore, if key employees of SYNNEX or Tech Data depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, we may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees, and our ability to realize the anticipated benefits of the Merger may be adversely affected.

We may be targets of stockholder lawsuits relating to the Merger, which could result in substantial costs and may delay or prevent the Merger from being completed.

Stockholder lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger, then that injunction may delay or prevent the Merger from being completed. Currently, we are not aware of any lawsuits being filed in connection with the Merger.

The proposed acquisition of Tech Data and the incurrence of debt to fund the proposed acquisition of Tech Data may impact our financial position and subject us to additional financial and operating restrictions.

As of February 28, 2021, we had $1.6 billion of total debt. We expect to incur a substantial amount of additional debt in connection with the proposed acquisition of Tech Data. We expect that upon completion of the proposed acquisition of Tech Data and the related financing transactions, our total debt will increase to approximately $4 billion. In addition, we expect to have capacity to incur significant additional debt in excess of $4 billion to fund our working capital needs and for other corporate purposes. If we are unable to raise financing on acceptable terms, we may need to rely on the Bridge Facility, which would result in higher borrowing costs and will have a shorter maturity than those from anticipated, long-term debt financing alternatives. In addition, if we are unable to obtain long-term debt financing on the terms we anticipate, then such alternative long-term debt financing may subject us to higher costs of borrowing, and additional financial and operating covenants, which may limit our flexibility in responding to our business needs. We expect to obtain long term unsecured debt financing in lieu of all or a portion of the commitments provided under Tranche C of the Bridge Facility. However, there can be no assurance we will be able to obtain such permanent debt financing or that it will be on acceptable terms. In addition, we anticipate that as a result of the debt we expect to incur to finance the proposed acquisition, our credit and the long term debt financing will be rated by credit rating agencies. Any potential future negative change in our credit ratings may make it more expensive for us to raise long term permanent financing on terms that are acceptable to us or to raise additional capital on terms that are acceptable to us, if at all; negatively impact the price of our common stock; increase our overall cost of capital; and have other negative implications on our business, many of which are beyond our control.

The expected replacement of the LIBOR benchmark interest rate and other interbank offered rates with risk-free rates may have an impact on our business.

On July 27, 2017, the U.K. Financial Conduct Authority (which we refer to as the “FCA”), which regulates LIBOR, announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR rates after 2021. As a result, the continuation of LIBOR on the current basis cannot be guaranteed after 2021 and it is likely that LIBOR will be phased out or modified by 2023. The FCA and the submitting LIBOR banks have indicated they will support the LIBOR indices through 2021 to allow for an orderly transition to an alternative reference rate. Financial services regulators and industry groups are evaluating the phase-out of LIBOR and the development of alternate reference rate indices or reference rates. In the United States, the Alternative Reference Rates Committee (which we refer to as the “ARRC”) was tasked with identifying alternative reference rates to replace LIBOR. The Secured Overnight Financing Rate (which we refer to as “SOFR”) has emerged as the ARRC’s preferred alternative rate for LIBOR. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by the Treasury securities in the repurchase agreement market. Accordingly, the composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR and SOFR is not the economic equivalent of U.S. dollar LIBOR. While SOFR is a secured rate, U.S. dollar LIBOR is an unsecured rate. In addition, while SOFR is a backward-looking rate based on an overnight rate, U.S. dollar LIBOR is a forward-looking rate that represents interbank funding for a specified term. In the future, including as a result of the Merger, we may have other debt that is linked to interbank offered rates in other currencies that will be phased out and replaced by other alternative reference rates based on local currencies. At this time, it is not possible to predict how markets will respond to SOFR or other alternative reference rates. In addition, it is uncertain what methods of calculating a replacement rate will be adopted generally or whether different industry bodies, such as the loan market and the derivative market, will adopt the same methodologies.

As of February 28, 2021, we had $1.6 billion of debt outstanding on facilities with interest rates based on LIBOR. Some of our credit facilities include fallback language that seeks to facilitate an agreement with our lenders on a replacement rate for LIBOR in the event of its discontinuance or that automatically replaces LIBOR with benchmark rates based on SOFR upon certain triggering events. We cannot predict what the impact of any such replacement rate would be to our interest expense. Potential changes to the underlying floating-rate indices and reference rates may have an adverse impact on our liabilities indexed to LIBOR and could have a negative impact on our profitability and cash flows. Furthermore, we cannot predict or quantify the time, effort and cost required to transition to the use of new benchmark rates, including with respect to negotiating and implementing any necessary changes to existing contractual agreements, and implementing changes to our systems and processes. We continue to evaluate the operational and other effects of such changes.

We will incur significant transaction and integration-related costs in connection with the Merger.

We expect to incur a number of non-recurring costs associated with the Merger and combining the operations of Tech Data with our operations. We will incur significant transaction costs related to the Merger. We also will incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Merger and the integration of Tech Data into our business. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

If our due diligence investigation of Tech Data was inadequate or if unexpected risks related to Tech Data’s business materialize, it could have a material adverse effect on our stockholders’ investment.

Even though we conducted a due diligence investigation of Tech Data, we cannot be sure that our diligence surfaced all material issues that may be present inside Tech Data or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Tech Data and its business and outside of its control will not arise later. If any such material issues arise, they may materially and adversely impact the ongoing business of the combined company and our stockholders’ investment.

The lack of a public market for Tiger Parent’s shares makes it difficult to evaluate the value of such shares.

The outstanding capital stock of Tiger Parent is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Tiger Parent. Because the percentage of

SYNNEX’ equity to be issued to Tiger Holdings as the Merger Consideration will be determined based on an exchange ratio set forth in the Merger Agreement as a result of negotiations between the parties that will not be adjusted even if there is a change in the value of SYNNEX, it is possible that the value of SYNNEX common stock to be received by Tiger Holdings will be more than the fair market value of Tiger Parent.

The opinions rendered to SYNNEX from Duff & Phelps will not reflect changes in circumstances between the dates of such opinions and the completion of the Merger.

On March 16, 2021, Duff & Phelps delivered its Opinion to the Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by SYNNEX in the Merger was fair, from a financial point of view, to SYNNEX and its stockholders (without giving effect to any impact of the Merger on any particular stockholder other than in its capacity as a stockholder).

SYNNEX has not obtained, nor will it obtain, an updated opinion regarding the fairness, from a financial point of view, of the Merger Consideration as of the date of this proxy statement or prior to the completion of the Merger from Duff & Phelps. Duff & Phelps’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Duff & Phelps only as of the date of the opinion and does not address the fairness of the Merger Consideration, from a financial point of view, at the time the Merger is completed. Changes in the operations and prospects of SYNNEX and Tech Data, general economic, monetary, market and other conditions and other factors that may be beyond the control of SYNNEX and Tech Data, and on which the opinion of Duff & Phelps was based, may alter the value of SYNNEX or Tech Data or the prices of shares of SYNNEX common stock or Tiger Parent’s common stock by the time the Merger is completed. The opinion of Duff & Phelps does not speak as of any date other than the date of such opinion. For a more complete description of the above-described opinion, please refer to “The Merger—Opinion of Duff  & Phelps, LLC.”

Risks Relating to the Combined Company

After completion of the Merger, we may fail to realize the anticipated benefits of the Merger, which could adversely affect the value of our common stock.

The success of the Merger will depend, in part, on our ability to realize the anticipated benefits from combining the businesses of SYNNEX and Tech Data. Our ability to realize these anticipated benefits and cost savings is subject to certain risks including:

•	our ability to successfully combine the businesses of SYNNEX and Tech Data;

•	whether the combined businesses will perform as expected;

•	the reduction of our cash available for operations and other uses and the incurrence of indebtedness to finance the acquisition; and

•	the assumption of known and unknown liabilities of Tech Data.

If we are not able to successfully combine the businesses of SYNNEX and Tech Data within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the Merger may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected, and the value of our common shares may be adversely affected.

SYNNEX and Tech Data have operated and, until completion of the Merger, will continue to operate, independently, and there can be no assurances that our businesses can be integrated successfully. It is possible that the integration process could result in the loss of key SYNNEX or Tech Data employees, the disruption of either or both company’s ongoing businesses, higher than expected integration costs and an overall post-

completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed to realize the anticipated benefits of the Merger so the combined business performs as expected include, among other things:

•	integrating the companies’ technologies, products and services;

•	identifying and eliminating redundant and underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	managing the movement of certain businesses and positions to different locations;

•	maintaining existing agreements with customers and vendors and avoiding delays in entering into new agreements with prospective customers and vendors; and

•	consolidating offices of SYNNEX and Tech Data that are currently in or near the same location.

In addition, at times, the attention of certain members of either or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

The market price for shares of common stock of the combined company following the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of SYNNEX common stock.

Upon consummation of the Merger, SYNNEX’ stockholders and Tiger Holdings will both hold shares of common stock in the combined company. SYNNEX’ and Tech Data’s businesses differ and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the results of operations of SYNNEX and those currently or historically affecting the results of operations of Tech Data. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either SYNNEX or Tech Data. For a discussion of the businesses of each of SYNNEX and Tech Data and some important factors to consider in connection with those businesses, please see the section entitled “Parties to the Merger” and the documents and information included elsewhere in this proxy statement or incorporated by reference into this proxy statement and listed under the section entitled “Where You Can Find More Information.”

The SYNNEX and Tech Data unaudited prospective financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the combined company’s actual financial position and results of operations after the Merger may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement.

The unaudited pro forma condensed combined financial information included in this proxy statement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The combined company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this proxy statement. For more information, see the sections entitled “SYNNEX Unaudited Pro Forma Condensed Combined Financial Statements.”

While presented with numeric specificity, the SYNNEX and Tech Data unaudited prospective financial information provided in this proxy statement is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to SYNNEX’ or Tech Data’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of SYNNEX and Tech Data. As a result, actual results may differ materially from the unaudited prospective financial information. Important factors that may affect actual results and cause these unaudited projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to SYNNEX’ or Tech Data’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), general business and economic conditions. For more information see the sections entitled “The Merger—Certain SYNNEX Projections.”

Apollo will be able to exercise significant influence over the composition of the Board, matters subject to stockholder approval and/or SYNNEX’ operations.

Upon the completion of the Merger, the number of shares of SYNNEX common stock issuable as a portion of the Merger Consideration will be 44 million shares, which will result in Tiger Holdings, an affiliate of Apollo and sole holder of shares of Tiger Parent’s common stock, holding approximately 45% of the outstanding shares of SYNNEX common stock, based on the number of outstanding shares of common stock of SYNNEX as of [●], 2021.

In addition, SYNNEX and Tiger Holdings will enter into the Investor Rights Agreement at the closing, which provides that following the closing, the Board shall be comprised of eleven directors, and Tiger Holdings shall have the right to nominate a certain number of directors, depending on the percentage of the outstanding shares of SYNNEX common stock held by Tiger Holdings or certain of its affiliates, as further described in the section entitled “Investor Rights Agreement.”

As a result of the SYNNEX common stock that will be held by affiliates of Apollo and the Investor Rights Agreement described above, Apollo will be in a position to influence (subject to organizational documents and Delaware law) the composition of the Board and the outcome of corporate actions requiring stockholder approval, such as mergers, business combinations and dispositions of assets, among other corporate transactions. This concentration of investment and voting power could discourage others from initiating a potential merger, takeover or other change of control transaction that may otherwise be beneficial to SYNNEX and its stockholders, which could adversely affect the market price of SYNNEX common stock.

Risks Relating to Tech Data

Because SYNNEX and Tech Data operate similar businesses in similar industries, many of the risks relating to SYNNEX and its business disclosed in SYNNEX’ filings with the SEC are applicable to Tech Data and its business as well. This section should be read in conjunction with the risks relating to SYNNEX and its business disclosed in SYNNEX’ filings with the SEC.

Tech Data’s ability to earn profit is more challenging when sales slow from a down economy as a result of gross profit declining faster than cost reduction efforts taking effect.

Adverse economic conditions may result in lower demand for the products and services Tech Data sells. When Tech Data experiences a rapid decline in demand for products, Tech Data experiences more difficulty in achieving the gross profit and operating profit it desires due to the lower sales and increased pricing pressure. The economic environment may also result in changes in vendor terms and conditions, such as rebates, cash discounts and cooperative marketing efforts, which may also result in downward pressure on Tech Data’s gross profit. As a result, there is pressure to reduce the cost of operations in order to maximize operating profits. To the extent Tech Data cannot reduce costs to offset such decline in gross profits, Tech Data’s operating profits typically deteriorate. The benefits from cost reductions may also take longer to fully realize and may not fully mitigate the impact of the reduced demand or changes in vendor terms and conditions. Should Tech Data experience a decline in operating profits or not achieve the planned level of growth in operations of previously acquired companies, the valuations Tech Data develops for purposes of its goodwill impairment test may be adversely affected, potentially resulting in impairment charges. Deterioration in the financial and credit markets heightens the risk of customer bankruptcies and delays in payment. Future deterioration in the credit markets could result in reduced availability of credit insurance to cover customer accounts. This, in turn, may result in Tech Data reducing the credit lines Tech Data provides to customers, thereby having a negative impact on Tech Data’s net sales, gross profits and net income.

Tech Data’s competitors can take more market share by reducing prices on vendor products that contribute the most to Tech Data’s profitability.

The technology distribution industry is characterized by intense competition, based primarily on product availability, credit terms and availability, price, effectiveness of information systems and e-commerce tools, speed of delivery, ability to tailor specific solutions to customer needs, quality and depth of product lines and training, service and support. Tech Data’s customers are not required to purchase any specific volume of products from Tech Data and may move business if pricing is reduced by competitors, resulting in lower sales. As a result, Tech Data must be extremely flexible in determining when to reduce prices to maintain market share and sales volumes and when to allow the sales volumes to decline to maintain the quality of Tech Data’s profitability. Tech Data competes with a variety of regional, national and international wholesale distributors, some of which may have greater financial resources than Tech Data.

Tech Data is dependent on internal information and telecommunications systems, and any failure of these systems, including system security breaches, data protection breaches or other cybersecurity attacks, may negatively impact Tech Data’s business and results of operations.

Cyber-attacks and other tactics designed to gain access to and exploit sensitive information by breaching mission critical systems of large organizations are constantly evolving and have been increasing in sophistication in recent years. High profile security breaches leading to unauthorized release of sensitive information have occurred with increasing frequency at a number of major U.S. companies, despite widespread recognition of the cyber-attack threat and improved data protection methods. In addition, regulations related to data protection, including the European Union’s General Data Protection Regulation (which we refer to as “GDPR”) which took effect in May 2018, create a range of new compliance obligations for Tech Data. While to date Tech Data has not experienced a significant data loss, significant compromise or any material financial losses related to cybersecurity attacks, Tech Data’s systems, those of Tech Data’s customers, and those of Tech Data’s third-party service providers are under constant threat. Cybercrime, including phishing, social engineering, attempts to overload Tech Data’s servers with denial-of-service attacks, or similar disruptions from unauthorized access to Tech Data’s systems, could cause critical data loss or the disclosure or use of personal or other confidential information. Outside parties may attempt to fraudulently induce employees to disclose personally identifiable information or other confidential information which could expose Tech Data to a risk of loss or misuse of this information.

Tech Data is dependent on internal information and telecommunications systems, and Tech Data is vulnerable to failure of these systems, including through system security breaches, data protection breaches or other cybersecurity attacks. If these events occur, the unauthorized disclosure, loss or unavailability of data and disruption to Tech Data’s business may have a material adverse effect on Tech Data’s reputation and harm Tech Data’s relationships with vendors and customers. Additionally, these events may lead to financial losses from remedial actions, or potential liability from fines, including in relation to noncompliance with the GDPR, as well as possible litigation and punitive damages. Failures of Tech Data’s internal information or telecommunications systems may prevent Tech Data from taking customer orders, shipping products and billing customers. Sales may also be impacted if Tech Data customers are unable to access Tech Data’s pricing and product availability information. The occurrence of any of these events could have a material adverse impact on Tech Data’s business and results of operations.

Tech Data may not be able to ship products if Tech Data’s third party shipping companies cease operations temporarily or permanently.

Tech Data relies on arrangements with independent shipping companies for the delivery of its products from vendors and to customers. The failure or inability of these shipping companies to deliver products or the unavailability of their shipping services, even temporarily, may have an adverse effect on Tech Data’s business and operating results.

If Tech Data’s vendors do not continue to provide price protection for inventory Tech Data purchases from them, Tech Data’s profit from the sale of that inventory may decline.

It is very typical in this industry that the value of inventory will decline as a result of price reductions by vendors or technological obsolescence. It is the policy of many of Tech Data’s vendors to protect distributors from the loss in value of inventory due to technological change or the vendors’ price reductions. Some vendors, however, may be unwilling or unable to pay Tech Data for price protection claims or products returned to them under purchase agreements. Moreover, industry practices are sometimes not embodied in written agreements and do not protect Tech Data in all cases from declines in inventory value. No assurance can be given that such practices to protect distributors will continue, that unforeseen new product developments will not adversely affect Tech Data or that Tech Data will be able to successfully manage its existing and future inventories.

Failure to obtain adequate product supplies from Tech Data’s largest vendors, or terminations of a supply or services agreement, or a significant change in vendor terms or conditions of sale by Tech Data’s largest vendors may negatively affect Tech Data’s financial condition or results of operations.

A significant percentage of Tech Data’s revenues are from products it purchases from certain vendors, such as Apple, Inc., HP Inc. and Cisco Systems, Inc. These vendors have significant negotiating power over Tech Data and rapid, significant or adverse changes in sales terms and conditions, such as reducing the amount of price protection and return rights as well as reducing the level of purchase discounts and rebates they make available to Tech Data, may reduce the profit Tech Data can earn on these vendors’ products and result in loss of revenue and profitability. Tech Data’s gross profit could be negatively impacted if it is unable to pass through the impact of these changes to Tech Data’s customers or cannot develop systems to manage ongoing vendor programs. Additionally, significant changes in vendor payment terms or payment arrangements could negatively impact Tech Data’s liquidity and financial condition. Tech Data’s standard vendor distribution agreement permits termination without cause by either party upon 30 days’ notice. The loss of a relationship with any of Tech Data’s key vendors, a change in their strategy (such as increasing direct sales), the merger or reorganization of significant vendors or significant changes in terms on their products may adversely affect Tech Data’s business.

Tech Data conducts business in countries outside of the U.S., which exposes it to fluctuations in foreign currency exchange rates that result in losses in certain periods.

Approximately 62%, 58%, 60% and 61% of Tech Data’s net sales during the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and January 31, 2019, respectively, were generated in countries outside of the U.S., which exposes Tech Data to fluctuations in foreign currency exchange rates. Tech Data may enter into short-term forward exchange or option contracts to hedge this risk. Nevertheless, volatile foreign currency exchange rates increase Tech Data’s risk of loss related to products purchased in a currency other than the currency in which those products are sold. While Tech Data maintains policies to protect against fluctuations in currency exchange rates, extreme fluctuations have resulted in Tech Data incurring losses in some countries. Furthermore, Tech Data’s local competitors in certain markets may have different purchasing models that provide them reduced foreign currency exposure compared to Tech Data. This may result in market pricing that Tech Data cannot meet without significantly lower profit on sales. In addition, Tech Data may be exposed to foreign exchange risk that may occur as a result of the United Kingdom’s (which we refer to as “U.K.”) withdrawal from the European Union, commonly referred to as “Brexit”. Brexit may adversely affect global economic and market conditions and could contribute to volatility in the foreign exchange markets, which Tech Data may be unable to effectively manage through its foreign exchange risk management program.

The translation of the financial statements of foreign operations into U.S. dollars is also impacted by fluctuations in foreign currency exchange rates, which may positively or negatively impact Tech Data’s results of operations. In addition, the value of Tech Data’s equity investment in foreign countries may fluctuate based upon changes in foreign currency exchange rates. These fluctuations, which are recorded in a cumulative translation adjustment account, may result in losses in the event a foreign subsidiary is sold or closed at a time when the foreign currency is weaker than when Tech Data made investments in the country. The realization of any or all of these risks could have a significant adverse effect on Tech Data’s financial results.

Natural disasters, public health crises and other catastrophic events or other events outside of Tech Data’s control may negatively impact Tech Data’s business and results of operations.

If any of Tech Data’s facilities or the facilities of its suppliers, service providers, or customers, is affected by public health crises, such as pandemics and epidemics; political crises, such as terrorism, war, political instability or other conflict; or other events outside of its control, Tech Data’s business, operating results and reputation could suffer. Moreover, these types of events could negatively impact the availability of products from Tech Data’s suppliers, consumer and business spending in the impacted regions or globally, which could adversely impact its operating results.

For example, in March 2020, the World Health Organization declared the outbreak of the COVID-19 pandemic. The global impact of the COVID-19 pandemic has had a negative effect on the global economy, disrupting the financial markets and creating increasing volatility, and impeded global supply chains, including Tech Data’s. Tech Data’s suppliers are experiencing delays in the production and export of their products, and Tech Data has experienced impacts to its freight and logistic operations, including increased costs. Additionally, Tech Data may need to close logistics centers for a period of time as a result of government mandates or self-imposed health and safety initiatives. While Tech Data has initiated short-term measures to address delays in its supply chain, including advance purchases, such measures may not be sufficient to fully mitigate the effects of the COVID-19 pandemic, and such steps may negatively impact Tech Data’s financial condition.

The potential impact of the COVID-19 pandemic on financial and credit markets, including impacts on the ability of Tech Data’s customers to obtain access to sources of liquidity, heightens the risk of customer bankruptcies and delays in payment which could result in increased credit losses. Future deterioration in the credit markets could result in reduced availability of credit insurance to cover customer accounts. This, in turn, may result in reducing Tech Data’s credit lines they provide to customers, thereby having a negative impact on net sales, gross profits and net income. Tech Data’s business requires substantial capital to operate. Tech Data has historically relied upon cash generated from operations, bank credit lines, trade credit from vendors and accounts receivable purchase agreements to satisfy capital needs and to finance growth. Significant changes in vendor payment terms or payment arrangements due to the COVID-19 pandemic could negatively impact liquidity and financial condition. Tech Data has various committed and uncommitted lines of credit, short-term loans and overdraft facilities which are provided on an unsecured, short-term basis and are reviewed periodically for renewal, which may be impacted by the COVID-19 pandemic. Additionally, financial institutions’ willingness to purchase receivables under accounts receivable purchase agreements may be impacted by the COVID-19 pandemic.

Tech Data cannot at this time accurately predict what effects these conditions will have on its operations, including its ability to execute its business strategies and initiatives in the expected time frame, due to uncertainties including the severity and duration of the pandemic, the effect on its customers and customer demand and the length of the restrictions and closures imposed by various governments; however, it may experience a negative impact to its revenue and earnings from the COVID-19 pandemic in the fiscal 2022 or beyond.

In addition, certain of Tech Data’s facilities, including its corporate headquarters in Clearwater, Florida, are located in geographic areas that heighten its exposure to hurricanes, tropical storms and other severe weather events. Future weather events could cause severe damage to Tech Data’s property and technology and could cause major disruptions to its operations. Tech Data carries property damage and business interruption insurance; however, there can be no assurance that such insurance would be adequate to cover any losses Tech Data may incur. As such, a hurricane, tropical storm or severe weather event may have an adverse effect on Tech Data’s business, financial condition or results of operations.

Tech Data has international operations which exposes it to risks associated with conducting business in multiple jurisdictions.

Tech Data’s international operations are subject to other risks such as the imposition of governmental controls, export license requirements, restrictions on the export of certain technology, political instability, trade restrictions, tariff changes, uncertainty surrounding the implementation and effects of Brexit, difficulties in staffing and managing international operations, changes in the interpretation and enforcement of laws (in particular related to items such as duty and taxation), difficulties in collecting accounts receivable, longer collection periods, the impact of local economic conditions and practices, uncertainties arising from local business practices and cultural considerations, and enforcement of the Foreign Corrupt Practices Act, or similar laws of other jurisdictions.

The U.S. government has imposed tariffs on certain products imported into the U.S. and the Chinese government has imposed tariffs on certain products imported into China, which have increased the prices of many of the products that Tech Data purchases from its suppliers. The new tariffs, along with any additional tariffs or trade restrictions that may be implemented by the U.S. or other countries, could result in further increased prices. While Tech Data intends to pass price increases on to its customers, the effect of tariffs on prices may impact sales and results of operations. There can be no assurance that these and other factors will not have an adverse effect on Tech Data’s business.

Tech Data is subject to risks and uncertainties associated with the impact of trade discussions between the U.S. and China and related U.S. security risks and export controls. On May 15, 2019, the President of the United States issued an Executive Order that authorized export controls on Chinese entities determined to be a U.S. security threat. At the same time, the U.S. Commerce Dept. placed certain Chinese companies and their subsidiaries on the U.S. Entity List requiring U.S. companies to obtain export licensing approval before providing certain technology. Tech Data holds inventory of products impacted by the recent government action and there is uncertainty relating to the disposition of this inventory due to restrictions that would prevent purchasers from updating software on the products in the future. While Tech Data continues to take steps to mitigate its exposure to this situation, if the sale of these products is delayed or Tech Data is unable to return or dispose of its inventory on favorable economic terms, Tech Data may incur additional carrying costs for the inventory or otherwise record losses associated with the inventory.

Changes in tax laws or tax rulings in the jurisdictions in which Tech Data operates may materially impact its financial position and results of operations. The Organization for Economic Cooperation and Development has been working on the Base Erosion and Profit Sharing Project, and has issued and will continue to issue, guidelines and proposals that may change various aspects of the existing framework under which Tech Data’s tax obligations are determined in many of the countries in which it does business. Certain countries are evaluating their tax policies and regulations, which could affect international business and may have an adverse effect on Tech Data’s overall tax rate, along with increasing the complexity, burden and cost of tax compliance. For example, on December 22, 2017, the U.S. federal government enacted the U.S. Tax Cuts and Jobs Act (which we refer to as “U.S. Tax Reform”) which significantly revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate from 35% to 21% and implementing a modified territorial tax system that includes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries. Additional changes in the U.S. tax regime or in how U.S. multinational corporations are taxed on foreign earnings, including changes in how existing tax laws are interpreted or enforced, could adversely affect Tech Data’s business, financial condition or results of operations.

In addition, while Tech Data’s labor force in the U.S. is currently non-union, employees of certain other subsidiaries are subject to collective bargaining or similar arrangements. Tech Data does business in certain foreign countries where labor disruption is more common than is experienced in the U.S. and some of the freight carriers Tech Data uses are unionized. A labor strike by a group of Tech Data’s employees, one of its freight carriers, one of its vendors, a general strike by civil service employees or a governmental shutdown could have an adverse effect on Tech Data’s business. Many of the products Tech Data sells are manufactured in countries other than the countries in which its logistics centers are located. The inability to receive products into the logistics centers because of government action or labor disputes at critical ports of entry may have an adverse effect on Tech Data’s business.

Tech Data has incurred substantial indebtedness that may impact its financial position and subject it to financial and operating restrictions, decrease its access to capital, and / or increase its borrowing costs, which may adversely affect its operations and financial results.

Tech Data’s business requires substantial capital to operate and to finance accounts receivable and product inventory that are not financed by trade creditors. Tech Data has historically relied upon cash generated from operations, bank credit lines, trade credit from vendors, accounts receivable purchase agreements, proceeds from public offerings of Tech Data’s common stock and proceeds from debt offerings to satisfy Tech Data’s capital needs and to finance growth. The incurrence of debt under Tech Data’s senior notes and other credit facilities subject it to financial and operating covenants, which may limit its ability to borrow and its flexibility in responding to its business needs.

As of January 31, 2021, Tech Data had approximately $2.3 billion of total debt. If Tech Data is not able to maintain compliance with stated financial covenants or if Tech Data breaches other covenants in any debt agreement, it could be in default under such agreement. Such a default may allow Tech Data’s creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross acceleration or cross-default provision applies. Tech Data’s overall leverage and terms of its financing could, among other things:

•	limit Tech Data’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for general corporate purposes;

•	make it more difficult to satisfy Tech Data’s obligations under the terms of the debt;

•	limit its ability to refinance its debt on terms acceptable to Tech Data or at all;

•	make it more difficult to obtain trade credit from vendors;

•	limit Tech Data’s flexibility to plan for and adjust to changing business and market conditions and repurchase shares of its common stock; and

•	increase Tech Data’s vulnerability to general adverse economic and industry conditions.

Changes in Tech Data’s credit rating or other market factors may increase its interest expense or other costs of capital.

Certain of Tech Data’s financing instruments involve variable rate debt, thus exposing it to the risk of fluctuations in interest rates. In addition, the interest rate payable on the 2022 senior notes and the 2027 senior notes and certain other credit facilities would be subject to adjustment from time to time if Tech Data’s credit rating is downgraded. The U.K.’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. The U.S. Federal Reserve has begun publishing SOFR, which is intended to replace U.S. dollar LIBOR. Plans for alternative reference rates for other currencies have also been announced. At this time, Tech Data cannot predict how markets will respond to these proposed alternative rates or the effect of any changes to LIBOR or the discontinuation of LIBOR. If LIBOR is no longer available or if Tech Data’s lenders have increased costs due to changes in LIBOR, Tech Data may experience potential increases in interest rates on its variable rate debt, which could adversely impact its interest expense, results of operations and cash flows.

Tech Data cannot predict what losses it might incur in litigation matters, regulatory enforcement actions and contingencies that it may be involved with from time to time.

Tech Data cannot predict what losses it might incur from litigation matters, regulatory enforcement actions and contingencies that it may be involved with from time to time. There are various other claims, lawsuits and pending actions against Tech Data. From time to time, Tech Data is involved in various legal, administrative and regulatory proceedings, claims, demands and investigations relating to its business, which may include claims with respect to antitrust, mergers and acquisitions and other matters. In the ordinary course of business, Tech Data also receives inquiries from and has discussions with government entities regarding the compliance of its contracting and sales practices with laws and regulations. These matters can be time-consuming, divert management’s attention and resources and cause Tech Data to incur significant expenses. Allegations made in the course of regulatory or legal proceedings may also harm Tech Data’s reputation, regardless of whether there is merit to such claims. Furthermore, because litigation and the outcome of regulatory proceedings are inherently unpredictable, Tech Data’s business, financial condition or operating results could be materially affected by an unfavorable resolution of one or more of these proceedings, claims, demands or investigations. Tech Data does not expect that the ultimate resolution of these matters will have a material adverse effect on its consolidated financial position. However, the resolution of certain of these matters could be material to its operating results for any particular period. Tech Data can make no assurances that it will ultimately be successful in its defense of any of these matters.

Risks Relating to SYNNEX

SYNNEX’ business will continue to be subject to the risks described in the sections entitled “Risk Factors” in SYNNEX’ Annual Report on Form 10-K for the year ended November 30, 2020, SYNNEX’ Quarterly Reports on Form 10-Q filed with the SEC on April 8, 2021, and in other documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement.

PARTIES TO THE MERGER

SYNNEX Corporation

We are a Fortune 200 corporation and a leading provider of a comprehensive range of distribution, systems design, and integration services for the technology industry to a wide range of enterprises.

We distribute peripherals, information technology (which we refer to as “IT”) systems including data center server and storage solutions, system components, software, networking, communications and security equipment, consumer electronics (which we refer to as “CE”) and complementary products. We also provide systems design and integration solutions. We distribute more than 40,000 technology products (as measured by active SKUs) from more than 500 IT, CE and original equipment manufacturers (which we refer to as “OEM”), suppliers to more than 25,000 resellers, system integrators, and retailers throughout the United States, Canada, Japan, Mexico and Central and South America. We purchase peripherals, IT systems, system components, software, networking, communications and security equipment, CE and complementary products from our suppliers and sell them to our reseller and retail customers. We perform a similar function for our distribution of licensed software products. Our reseller customers include value-added resellers, corporate resellers, government resellers, system integrators, direct marketers, and national and regional retailers. We combine our core strengths in distribution with demand generation, supply chain management and design and integration solutions to help our customers achieve greater efficiencies in time to market, cost minimization, real-time linkages in the supply chain and aftermarket product support. We also provide comprehensive IT solutions in key vertical markets such as government and healthcare and we provide specialized service offerings that increase efficiencies in the areas of print management, renewals, logistics services and supply chain management. Additionally, we provide our customers with systems design and integration solutions for data center servers and networking solutions built specific to our customers’ workloads and data center environments.

Founded in 1980, we operate in numerous countries throughout North and South America, Asia-Pacific, and Europe. SYNNEX’ principal executive offices are located at 44201 Nobel Drive, Fremont, California 94538, and its telephone number is (510) 656-3333.

We became a publicly traded company in 2003. Shares of SYNNEX common stock are listed on the NYSE and trade under the symbol “SNX.”

Our website address is https://www.synnex.com/. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about SYNNEX is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” for more information.

Tiger Parent (AP) Corporation

Tiger Parent (AP) Corporation, a Delaware corporation, is the indirect parent of Tech Data Corporation, a Florida corporation. Tech Data’s end-to-end portfolio of products, services and solutions, highly specialized skills, and expertise in next-generation technologies enable channel partners to bring to market the products and solutions the world needs to connect, grow, and advance. Tech Data is ranked No. 90 on the Fortune 500 and has been named one of Fortune’s World’s Most Admired Companies for 11 straight years.

Tiger Parent’s principal executive offices are located at c/o Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760 and its telephone number is (727) 539-7429.

Spire Sub I, Inc.

Spire Sub I, Inc., a direct wholly owned subsidiary of SYNNEX, is a Delaware corporation incorporated for the purpose of effecting the Merger. Spire Sub I, Inc. has not conducted any activities other than those incidental to its incorporation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger. The principal executive offices of Spire Sub I, Inc. are located at c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 and its telephone number is (510) 656-3333.

Spire Sub II, LLC

Spire Sub II, LLC, a direct wholly owned subsidiary of SYNNEX, limited liability company formed for the purpose of effecting the Merger. Spire Sub II, LLC has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger. The principal executive offices of Spire Sub II, LLC are located at c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 and its telephone number is (510) 656-3333.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

SYNNEX will hold the special meeting via live audio webcast on [●], 2021, at [●], a.m., Pacific Time. The special meeting can be accessed by first registering at https://viewproxy.com/synnex/2021sm/htype.asp, where you will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. You will be able listen, vote and submit questions during the virtual meeting. Please be sure to check in 15 minutes prior to the start of the meeting by [●], a.m., Pacific Time. Please note that you will not be able to attend the virtual special meeting in person.

Purpose of the Special Meeting

At the special meeting, SYNNEX’ stockholders of record will be asked to consider and vote on:

•

A proposal to adopt the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub I will merge with and into Tiger Parent, with Tiger Parent surviving the Corporate Merger, and Tiger Parent will merge with and into Merger Sub II, with Merger Sub II surviving the LLC Merger as a wholly owned subsidiary of SYNNEX, the Merger Agreement attached as Annex A (this proposal is referred to as the “Merger Agreement Proposal”);

•

A proposal to approve, for the purpose of complying with the applicable provisions of NYSE Listing Rule 312.03 requiring stockholder approval of any issuance of securities that will have voting power of 20% or more of SYNNEX’ currently outstanding voting power, the issuance of an aggregate of 44 million shares of SYNNEX common stock in connection with the Merger (this proposal is referred to as the “Share Issuance Proposal”);

•

A proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to increase the number of authorized shares of SYNNEX common stock thereunder from 100 million shares to 200 million shares, the form attached as Annex B (this proposal is referred to as the “Authorized Share Charter Amendment Proposal”);

•

A proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to waive the corporate opportunity doctrine with respect to certain directors and certain other parties, the form attached as Annex C (this proposal is referred to as the “Corporate Opportunity Charter Amendment Proposal”); and

•	A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies (this proposal is referred to as the “Adjournment Proposal”).

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, are fair to, and in the best interests of, SYNNEX and SYNNEX’ stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, on the terms and subject to the conditions set forth in the Merger

Agreement, (iii) directed that the Merger Agreement, the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation of SYNNEX be submitted to SYNNEX’ stockholders for their approval, and (iv) resolved to recommend that the stockholders of SYNNEX adopt the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation on the terms and subject to the conditions set forth in the Merger Agreement.

Accordingly, the Board unanimously recommends a vote “FOR” the Merger Agreement Proposal, “FOR” the Share Issuance Proposal, “FOR” the Authorized Share Charter Amendment Proposal, “FOR” the Corporate Opportunity Charter Amendment Proposal, and “FOR” the Adjournment Proposal.

Record Date and Quorum

Each holder of record of shares of SYNNEX common stock as of the close of business on [●], 2021, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of SYNNEX common stock that you owned on the record date. As of [●], 2021, there were [●] shares of SYNNEX common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of shares of SYNNEX common stock representing a majority of the votes which all holders of shares of SYNNEX common stock are entitled to cast constitutes a quorum for the special meeting.

If you are a stockholder of record of SYNNEX and you vote by mail, by telephone or through the internet or at the special meeting via the virtual meeting website, then your shares of SYNNEX common stock will be counted as part of the quorum. If you are a “street name” holder of shares of SYNNEX common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of SYNNEX common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of SYNNEX common stock held by stockholders of record that are present at the special meeting via the virtual meeting website or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. For the proposal to adopt the Merger Agreement, the Board is requesting the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock (meaning that of the outstanding shares of common stock, a majority of them have be voted “for” the proposal).

Share Issuance Proposal. The proposal to approve the issuance of 44 million shares of SYNNEX common stock in connection with the Merger requires the affirmative vote of a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved.

Authorized Share Charter Amendment Proposal. The proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to increase the number of authorized shares of SYNNEX common stock requires the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock. This means that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved.

Corporate Opportunity Charter Amendment Proposal. The proposal to adopt an amendment to the SYNNEX Certificate of Incorporation, pursuant to which SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties requires the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock. This means that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time.

Effect of Abstentions; Broker Non-Votes

For the Merger Agreement Proposal, the Board is requesting the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock. Therefore, abstentions will have the same effect as a vote “AGAINST” the proposal.

The Share Issuance Proposal requires the affirmative vote of a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. Therefore, abstentions will have the same effect as a vote “AGAINST” the proposal.

The Authorized Share Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock. Therefore, abstentions will have the same effect as a vote “AGAINST” the proposal.

The Corporate Opportunity Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock. Therefore, abstentions will have the same effect as a vote “AGAINST” the proposal.

The Adjournment Proposal requires the affirmative vote of a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. Therefore, abstentions from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time.

A broker non-vote with respect to SYNNEX common stock occurs when (i) shares of SYNNEX common stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of SYNNEX’ stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of SYNNEX common stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. As a result, there will not be any broker non-votes at the special meeting.

Accordingly, if your shares of SYNNEX common stock are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of each of (1) the Merger Agreement Proposal, (2) the Authorized Share Charter Amendment Proposal and (3) the Corporate Opportunity Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of SYNNEX common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Authorized Share Charter Amendment Proposal, and the Corporate Opportunity Charter Amendment Proposal. Because the approval of each of (a) the Share Issuance Proposal and (b) the Adjournment Proposal requires the affirmative vote of shares representing a majority of the shares present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on such proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of those proposals.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on [●], 2021.

If you submit your proxy by mail, by telephone or through the internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of SYNNEX common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote by attending the special meeting via the virtual meeting website and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. Obtaining a legal proxy may take several days.

If you do not submit a proxy or otherwise vote your shares of SYNNEX common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Authorized Share Charter Amendment Proposal and the Corporate Opportunity Charter Amendment Proposal, but will have no effect on the approval of the Share Issuance Proposal or the Adjournment Proposal.

Revocation of Proxies

Any proxy given by a stockholder of SYNNEX may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the internet, in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of SYNNEX common stock; or

•

by attending the special meeting via the virtual meeting website and voting at the meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting via the virtual meeting website).

“Street name” holders of shares of SYNNEX common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies. Your shares of SYNNEX common stock will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned by the affirmative vote of a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than thirty (30) days thereafter or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the other proposals, then SYNNEX may seek to adjourn the special meeting. In addition, the Board may, after consultation with Tiger Parent, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the Merger Agreement.

Solicitation of Proxies

SYNNEX is paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other associates by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Technical Support

There will be technicians ready to assist you with any technical difficulties you may have accessing the special meeting live audio webcast. Please be sure to check in 15 minutes prior to the start of the meeting by [●] a.m., Pacific Time on the day of the meeting, so that any technical difficulties may be addressed before the special meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call (866) 612-8937.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Liz Morali, Investor Relations, by phone at (510) 668-8436 or by email at ir@synnex.com.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, SYNNEX’ stockholders will consider and vote on a proposal to adopt the Merger Agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger” and “The Merger Agreement.”

The Board unanimously recommends that SYNNEX’ stockholders vote “FOR” the proposal to adopt the Merger Agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of SYNNEX common stock represented by such proxy card will be voted “FOR” the proposal to adopt the Merger Agreement.

For the proposal to adopt the Merger Agreement, the Board is requesting the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock. This means that of the outstanding shares of common stock, a majority of them be voted “for” the proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

PROPOSAL 2: SHARE ISSUANCE PROPOSAL

Pursuant to NYSE Listing Rule 312.03, which requires stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power before the issuance of stock or securities, SYNNEX is asking its stockholders to approve the issuance of an aggregate of 44 million shares of SYNNEX common stock in connection with the Merger. The SYNNEX common stock to be issued in connection with the Merger will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. SYNNEX is required to, within two business days after the closing of the Merger, file an automatically effective registration statement registering the resale of such shares.

The Board unanimously recommends that SYNNEX’ stockholders vote “FOR” the proposal to approve the issuance of 44 million shares of SYNNEX common stock in connection with the Merger.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of SYNNEX common stock represented by such proxy card will be voted “FOR” the proposal to approve the issuance of shares in connection with the Merger.

The approval of this proposal requires an affirmative vote of a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the vote for this proposal.

PROPOSAL 3: AUTHORIZED SHARE CHARTER AMENDMENT PROPOSAL

As discussed elsewhere in this proxy statement, SYNNEX’ stockholders will consider and vote on a proposal to adopt an amendment to the SYNNEX Certificate of Incorporation to increase the number of authorized shares from 105 million shares to 205 million shares, of which 200 million shares of the par value of $0.0001 each shall be common stock and 5 million shares of the par value of $0.001 each shall be preferred stock. The proposed amendment to the SYNNEX Certificate of Incorporation is attached as Annex B to this proxy statement.

The Board unanimously recommends that SYNNEX’ stockholders vote “FOR” the proposal to adopt the amendment to the SYNNEX Certificate of Incorporation to increase the number of authorized shares as set forth above.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of SYNNEX common stock represented by such proxy card will be voted “FOR” this proposal.

The approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock. This means that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

PROPOSAL 4: CORPORATE OPPORTUNITY CHARTER AMENDMENT PROPOSAL

As discussed elsewhere in this proxy statement, SYNNEX’ stockholders will consider and vote on a proposal to adopt an amendment to the SYNNEX Certificate of Incorporation, pursuant to which SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties. The proposed amendment to the SYNNEX Certificate of Incorporation is attached as Annex C to this proxy statement.

The Board unanimously recommends that SYNNEX’ stockholders vote “FOR” the proposal to adopt the amendment to the SYNNEX Certificate of Incorporation to waive the corporate opportunity doctrine with respect to its directors and certain other parties.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of SYNNEX common stock represented by such proxy card will be voted “FOR” this proposal.

The approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SYNNEX common stock. This means that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

PROPOSAL 5: ADJOURNMENT PROPOSAL

SYNNEX’ stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the other proposals if there are insufficient votes at the time of the special meeting.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of SYNNEX common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of SYNNEX common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the vote for this proposal.

THE MERGER

Overview

SYNNEX entered into the Merger Agreement with Tiger Parent on March 22, 2021. Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub I will merge with and into Tiger Parent, with Tiger Parent surviving the Corporate Merger. Immediately following the Corporate Merger, Tiger Parent will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of SYNNEX. The Board has determined that the Merger Agreement is fair to, and in the best interest of, SYNNEX and its stockholders and has approved and declared advisable the Merger Agreement and the transactions contemplated thereby.

If the Merger is completed, the aggregate consideration for the Merger in exchange for all the issued and outstanding Tiger Parent common shares will consist of (i) $1.61 billion in cash ($1.11 billion in cash after giving effect to the $500 million equity contribution by Tiger Holdings to Tiger Parent prior to the Effective Time) and (ii) 44 million shares of SYNNEX common stock, plus cash in lieu of any fractional shares of SYNNEX common stock, in each case, without interest (which we collectively refer to as the “Merger Consideration”). The SYNNEX common stock to be issued in connection with the Merger will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. SYNNEX is required to, within two business days after the closing of the Merger, file an automatically effective registration statement registering the resale of such shares.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, or the representatives of each company, their respective advisors or any other persons.

The Board, acting independently and with the advice of its management team, and in the ordinary course of business, reviews and assesses the operations, financial performance and industry conditions of SYNNEX in light of the current business and economic environment and in consideration of its long-term business strategy to enhance value for its stockholders. From time to time, the Board and SYNNEX’ management teams have evaluated and considered a variety of potential financial and strategic options in light of industry developments and changing economic and market conditions. The evaluations have included monitoring the financial performance and strategic transactions of others in SYNNEX’ industry, including Tech Data. Also, from time to time, members of SYNNEX’ management have met with others in the industry to discuss trends and developments in the IT distribution market.

On October 22, 2020, Rich Hume, the Chief Executive Officer of Tech Data, sent an email to Dennis Polk, the Chief Executive Officer of SYNNEX, requesting a meeting to discuss various matters relating to Tech Data and SYNNEX. The parties agreed to a telephonic meeting on November 4, 2020.

On November 4, 2020, Mr. Polk and Mr. Hume had a telephonic meeting and discussed general industry trends and the SYNNEX and Tech Data businesses generally, and Mr. Hume inquired whether SYNNEX might be interested in exploring a potential strategic transaction between SYNNEX and Tech Data. Mr. Polk responded that SYNNEX was open to exploring whether any strategic opportunities between the two companies would be beneficial to SYNNEX and its stockholders. At the end of the call, Mr. Hume said that he would meet with representatives of Apollo, the sole stockholder of Tech Data, to gauge their interest in such a transaction and would arrange a follow-up call between SYNNEX, Tech Data and Apollo.

On November 13, 2020, Mr. Polk received an email from Mr. Hume requesting a follow-up call with representatives of Apollo to discuss a potential strategic transaction.

On November 20, 2020, following previous conversations with Mr. Murai regarding the outreach by Mr. Hume, Mr. Polk informed the full Board that he had been contacted by Tech Data about the potential strategic transaction.

On December 4, 2020, Mr. Polk, Mr. Hume and representatives of Apollo had a conference call and discussed general industry trends, strategic goals, recent developments in the IT distribution market, and recent transactions for SYNNEX, Tech Data and other competitors in the industry. The parties also discussed a potential strategic transaction and the structuring alternatives for such a transaction, including which company would be the surviving entity. At the end of the call, representatives of Apollo stated that they would undertake additional analysis regarding a potential transaction. Following the call, Mr. Polk provided the Board with an email summary of the discussion.

On December 16, 2020, Mr. Hume emailed Mr. Polk requesting a call. Mr. Polk responded that the parties should enter into a confidentiality agreement before continuing discussions.

On December 17, 2020, SYNNEX entered into a confidentiality agreement with Tech Data.

On December 21, 2020, Mr. Polk had a conference call with the Board to provide an update on the discussions with Tech Data and determine if the Board felt it was in the best interest of SYNNEX and its stockholders to continue to explore a potential deal. After discussion, the Board instructed management to continue exploring a potential transaction, conduct due diligence, and discuss terms.

On December 22, 2020, Mr. Polk, Mr. Hume and representatives of Apollo had a conference call and discussed a potential strategic transaction, including various deal structure alternatives such as an acquisition by SYNNEX of assets, an acquisition by SYNNEX of stock, a merger or a joint venture. The parties also discussed potential terms of a possible transaction, as well as corporate governance matters and other high-level implications of a potential transaction. The parties agreed to continue their discussions. Following the call, Mr. Polk provided the Board with a summary of the discussion.

On January 4, 2021, Mr. Hume sent Mr. Polk a non-binding indication of interest regarding a potential strategic transaction between SYNNEX and Tech Data whereby SYNNEX and Tech Data would combine in a merger with consideration to be issued by SYNNEX consisting of 51 million shares of SYNNEX common stock, the refinancing of all Tech Data material debt facilities and the payout of outstanding preferred units of Tiger Holdings. On January 4, 2021, the closing price of SYNNEX common stock was $80.40.

On January 5, 2021, the Board met via video conference to discuss a proposed strategic transaction between SYNNEX and Tech Data, discussing potential transaction structure, consideration to be exchanged, financing alternatives, Tech Data’s financial information, due diligence matters, integration, timing, strategy and potential synergies. The Board directed management of SYNNEX to continue discussions with Tech Data and to offer 40 million shares of SYNNEX common stock as consideration, along with the payout of Tiger Holdings’ preferred units and the debt assumption requested by Tech Data.

On January 6, 2021, Mr. Polk provided an update to the Board regarding the various discussion points from the prior day’s meeting.

On January 8, 2021, the independent members of the Board met after SYNNEX’ regularly scheduled Board meeting to discuss the potential transaction with Tech Data.

On January 13, 2021, representatives of Apollo and Tech Data responded with a counterproposal that included 46 million shares of SYNNEX common stock as consideration plus $1.61 billion payable by SYNNEX for the

Tiger Holdings preferred units and the payout of existing Tech Data debt. On January 13, 2021, the closing price of SYNNEX common stock was $85.68. Later that day, Mr. Polk informed the Board of Tech Data’s counterproposal.

On January 14, 2021, the Board met via video conference to discuss the potential transaction between SYNNEX and Tech Data. SYNNEX’ management provided an overall update on the discussions to date, including Tech Data’s counterproposal of 46 million shares of SYNNEX common stock as consideration, plus $1.61 billion for the Tiger Holdings preferred units and the payoff of existing Tech Data debt. SYNNEX’ management reviewed Tech Data’s current and projected financial information including balance sheets, capital structure, income and cash flow statements, adjusted EBITDA, as currently measured by Tech Data, as well as other financial information that had been previously provided by Tech Data starting on January 21, 2021. Management also discussed the valuation of Tech Data based on information SYNNEX had been provided to date during due diligence and reviewed potential synergies if the companies were combined. The Board discussed other benefits of a potential transaction, including that a combined company may be able to obtain investment grade debt, thereby lowering the overall cost of debt to the combined company. The Board discussed retaining outside advisors and obtaining a fairness opinion in connection with the proposed transaction. The Board discussed the potential impact of a proposed transaction on corporate culture, employees, management composition and other integration matters, including potential management changes and board composition and discussed the anticipated timing of a potential deal, including due diligence, negotiating the transaction documents, the closing process and timeline, regulatory approvals and other potential closing conditions. The Board also discussed whether a proposed transaction would have an impact on the tax-free nature of the recently completed spin-off by SYNNEX of Concentrix Corporation. Following this discussion, the Board instructed management to offer 44 million shares of SYNNEX common stock as consideration and agree to Tech Data and Apollo’s proposal related to the preferred unit payout and debt assumption.

On January 16, 2021, Mr. Polk communicated to representatives of Tech Data and Apollo an offer of 44 million shares of SYNNEX common stock, along with the preferred unit payout and debt assumption presented by Tech Data and Apollo.

Beginning on January 18, 2021, various members of SYNNEX’ management met with various members of Tech Data’s management and representatives of Apollo to provide each other with additional information about their respective businesses and to discuss strategy, certain historical and projected financials, industry trends, and potential synergies and matters relating to integration in connection with a potential strategic transaction.

On January 20, 2021, various members of SYNNEX’ management, including Mr. Polk, met with various members of Tech Data’s management, including Mr. Hume, along with representatives of Apollo, to exchange respective business, management and financial information as context for the due diligence process.

On January 21, 2021, both SYNNEX and Tech Data began assembling diligence information to make available to a limited number of individuals representing the other party. Additionally, both SYNNEX’ management and Tech Data’s management started the process of identifying which diligence items should be made available on a limited access basis to a limited number of people through a separate data room. Population of the separate general data rooms of both SYNNEX and Tech Data continued through the entire Merger negotiation process until shortly before the execution of the Merger Agreement. Also on January 21, 2021, representatives of Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), Tech Data’s and Apollo’s legal counsel, provided a draft of the Merger Agreement to representatives of SYNNEX’ external legal advisor, Pillsbury Winthrop Shaw Pittman (which we refer to as “Pillsbury”).

On January 22, 2021, representatives of Wachtell Lipton provided an initial draft of the Investor Rights Agreement and Voting Agreement to representatives of Pillsbury.

Between January 22, 2021 and February 4, 2021, representatives of SYNNEX consulted Pillsbury and discussed various matters included in the initial draft of the Merger Agreement.

On January 23, 2021, SYNNEX’ management provided the Board with an email update on the status of the negotiations and due diligence related to the proposed transaction with Tech Data.

On February 1, 2021, both SYNNEX and Tech Data opened their data rooms to an additional group of select individuals representing the other party to further facilitate the due diligence process.

In early February 2021, SYNNEX began working with Citi on obtaining debt financing for the potential transaction. From then through signing of the Merger Agreement, SYNNEX engaged in ongoing discussions with Citi and negotiated the terms of the Bridge Commitment Letter with Citi for the Bridge Facility to finance the cash portion of the consideration payable in the proposed transaction.

On February 1, 2021, the Board met via video conference to discuss the potential transaction between SYNNEX and Tech Data, discussing the proposed timeline for the transaction, due diligence status, regulatory matters, news and information regarding Apollo’s management, and matters relating to a potential integration. SYNNEX’ management updated the Board with respect to financial matters relating to the proposed transaction, including budgets, purchase price negotiations, and potential synergies. SYNNEX’ management also provided a summary of the various high-level issues being negotiated in the Merger Agreement. The Board instructed management to continue negotiations.

On February 4, 2021, representatives of Pillsbury provided a revised draft of the Merger Agreement to representatives of Wachtell Lipton.

Between February 4, and February 8, 2021, representatives of SYNNEX and Pillsbury discussed various matters included in the initial drafts of the Voting Agreement and the Investor Rights Agreement.

On February 5, 2021, SYNNEX’ management updated the Board via email regarding the potential transaction timeline and the status of due diligence, transaction document negotiations, financing efforts and tax diligence related to the spin-off.

On February 7, 2021, representatives of Pillsbury provided comments on the draft Voting Agreement to representatives of Wachtell Lipton.

On February 9, 2021, representatives of Wachtell Lipton sent a Merger Agreement issues list to representatives of Pillsbury, noting various items for discussion including the structure of the deal, matters relating to fiduciary duties and non-solicitation with respect to alternative proposals, termination rights and termination fee, closing conditions, post-closing recourse, pre-closing matters, financing, regulatory efforts and representations and warranties. Following receipt of this list, representatives of Pillsbury met with representatives of SYNNEX to discuss the issues.

On February 10, 2021, Mr. Hume and David Vetter, Chief Legal Officer of Tech Data, Simon Leung of SYNNEX, and representatives of Apollo, Wachtell Lipton and Pillsbury discussed the issues list circulated on February 9, 2021. Also on February 10, 2021, a representative of SYNNEX contacted Duff & Phelps to discuss providing a fairness opinion in connection with the proposed transaction.

On February 11, 2021, representatives of Wachtell Lipton sent representatives of Pillsbury a revised issues list, noting various items remaining open for discussion between the parties, including matters relating to fiduciary duties, termination rights and termination fee, closing conditions, post-closing recourse, pre-closing matters, financing, regulatory efforts and representations and warranties.

Additionally on February 11, 2021, February 16, 2021 and February 17, 2021 various members of the Board met in person or by videoconference with Mr. Hume and/or representatives of Apollo as part of the due diligence by the Board.

On February 12, 2021, representatives of Wachtell Lipton and Pillsbury had a call to discuss various business and legal matters on the issues list circulated on February 11, 2021, and thereafter representatives of Wachtell Lipton circulated an updated issues list on February 13, 2021.

On February 12, 2021, SYNNEX’ management updated the Board via email regarding the potential transaction timeline and the status of due diligence, transaction document negotiations and outstanding issues, financing efforts and communications planning.

On February 14, 2021, representatives of Pillsbury met with SYNNEX to discuss the issues list, and thereafter sent a revised issues list to representatives of Wachtell Lipton, noting various open items for discussion including matters relating to fiduciary duties, termination rights, termination fees, closing conditions, pre-closing matters, financing, regulatory efforts, representations and warranties, closing mechanics, corporate governance matters, and the inclusion of a corporate opportunity doctrine waiver in the SYNNEX Certificate of Incorporation.

On February 15, 2021, Duff & Phelps provided SYNNEX with a proposed engagement letter for provision by Duff & Phelps of a fairness opinion in connection with the proposed transaction.

On February 16, 2021, SYNNEX’ management updated the Board via email regarding the financing negotiations in anticipation of the February 18, 2021 Board meeting.

On February 17, 2021, representatives of Pillsbury sent comments to the Investors Rights Agreement to representatives of Wachtell Lipton.

On February 18, 2021, the Board met via video conference to discuss the potential strategic transaction between SYNNEX and Tech Data. SYNNEX’ management reviewed the timeline for the proposed transaction, provided a financial analysis and transaction summary, discussed synergies and estimated deal costs, and provided an update on certain diligence matters, including recent distributions to Tiger Holdings and redemptions of certain Tiger Holdings units paid by Tech Data. Following this, the Board discussed the various matters presented by management, including whether there should be a renegotiation of the consideration proposed in the transaction. The Board also discussed costs associated with the potential transaction, including costs associated with engaging advisors and the possibility of refinancing SYNNEX’ debt and other financing alternatives. The Board reviewed the status of the transaction document negotiations, the due diligence reports from management, various risks associated with the potential transaction, post-closing integration matters and the risks associated with having one stockholder controlling a significant portion of SYNNEX’ stock, including whether to place restrictions on Apollo’s ability to sell SYNNEX’ stock after the closing of the Merger. The Board discussed Apollo’s statements that it would not agree to any such limits and that permitting Apollo to sell down over time could be beneficial for the public float of SYNNEX common stock. The Board also reviewed the Duff & Phelps engagement letter. Following discussion, the Board instructed management to enter into the engagement letter with Duff & Phelps.

On February 18, 2021, SYNNEX entered into an engagement letter with Duff & Phelps.

On February 19, 2021, representatives of Wachtell Lipton circulated a revised Merger Agreement and Voting Agreement, and on February 21, 2021, sent comments on the Investor Rights Agreement, including as to composition of the Board, registration rights, and certain other matters.

Between February 20, 2021 and February 28, 2021, representatives of Pillsbury discussed the revised Merger Agreement and open issues contained therein, as well as the open issues in the Voting Agreement and Investor Rights Agreement with various members of management at SYNNEX.

On February 23, 2021, the Board met via video conference to discuss the potential strategic transaction between SYNNEX and Tech Data. SYNNEX’ management discussed certain integration matters related to information technology and global footprint, and reviewed certain financial information relating to the transaction, including updates with respect to recent distribution payments made to Tiger Holdings and redemptions of Tiger Holdings units. Following this, the Board discussed various matters relating to the transaction, including whether the purchase price should be renegotiated.

On February 24, 2021, the Board met via video conference to discuss the potential transaction between SYNNEX and Tech Data, discussing the proposed purchase price renegotiation, synergies of the transaction, and potential next steps. Also on February 24, 2021, representatives of Tech Data and Apollo provided representatives of SYNNEX with updates to the Tech Data financial information that had been provided on January 20, 2021, such updates which showed an improvement to Tech Data’s financial forecasts.

On February 28, 2021, representatives of Pillsbury sent an updated issues list to representatives of Wachtell Lipton, noting that matters in the Merger Agreement related to closing mechanics, terms of exchange, corporate governance regulatory efforts, termination rights and termination fee, tax, closing conditions and remedies remained open. The issues list also set forth the business issues on the Investor Rights Agreement including the composition of the Board, registration rights, the inclusion of a corporate opportunity doctrine waiver in the SYNNEX Certificate of Incorporation and certain other matters.

On February 28, 2021, Mr. Polk sent an update to the Board regarding certain diligence and integration matters.

On March 2, 2021, the Board met via video conference to discuss the potential strategic transaction between SYNNEX and Tech Data. SYNNEX’ management provided an update on the open issues, including regulatory efforts, termination rights and termination fee, tax, closing conditions, remedies, composition of the Board post-closing and registration rights. SYNNEX’ management also reviewed certain financial information related to the transaction and provided an update on diligence matters and discussions regarding the potential renegotiation of the purchase price. The Board discussed the proposed transaction, the purchase price and other outstanding issues. The Board also discussed the composition of the Board following the transaction and potential changes in management.

On March 3, 2021, Messrs. Polk and Leung of SYNNEX, Messrs. Hume and Vetter of Tech Data, and representatives of Apollo, Pillsbury and Wachtell Lipton had a call to discuss outstanding matters related to the transaction, including the termination fee.

On March 4, 2021, Messrs. Polk and Leung of SYNNEX, Messrs. Hume and Vetter of Tech Data, and representatives of Apollo, Pillsbury and Wachtell Lipton had a call to discuss business issues outstanding, including closing mechanics, terms of exchange, corporate governance, regulatory efforts, termination rights and termination fee, tax, closing conditions, remedies and the inclusion of a corporate opportunity doctrine waiver in the SYNNEX Certificate of Incorporation. Following this meeting, representatives of Wachtell Lipton sent an updated issues list to representatives of Pillsbury, and representatives of Pillsbury and Wachtell Lipton discussed various legal matters in the Merger Agreement and Investor Rights Agreement, including certain definitions, corporate governance matters, representations and warranties and board composition matters.

On March 5, 2021, Messrs. Polk and Leung of SYNNEX, Messrs. Hume and Vetter of Tech Data, and representatives of Apollo, Pillsbury and Wachtell Lipton had a call to discuss business issues outstanding, including closing mechanics, terms of exchange, corporate governance regulatory efforts, termination rights and termination fee, tax, closing conditions and remedies.

On March 6, 2021, representatives of Pillsbury and Wachtell Lipton discussed various tax matters related to the proposed transaction, and representatives of Pillsbury sent a revised draft of the Merger Agreement to representatives of Wachtell Lipton.

On March 8, 2021, representatives of Pillsbury sent comments to the Voting Agreement and Investor Rights Agreement to representatives of Wachtell Lipton, which included comments regarding transfer restrictions, board composition, information rights, registration rights and the inclusion of a corporate opportunity doctrine waiver in the SYNNEX Certificate of Incorporation.

On March 9, 2021, representatives of Wachtell Lipton sent a revised version of the Merger Agreement and Investor Rights Agreement to representatives of Pillsbury. Following this, representatives of Pillsbury and Wachtell Lipton discussed the open issues in these agreements, including, as to the Merger Agreement, certain definitions, terms of exchange, financing matters, representations and warranties, covenants, employee matters, regulatory efforts, and termination rights and termination fee, and as to the Investor Rights Agreement, transfer restrictions, board composition, information rights, and registration rights.

On March 10, 2021, representatives of Pillsbury sent an issues list for the Merger Agreement to Wachtell Lipton, and also a revised Investor Rights Agreement. Representatives of Wachtell Lipton and Pillsbury had a call later that day to discuss the issues on both documents.

Also on March 10, 2021, representatives of each of Tech Data and Apollo called Mr. Polk to propose that, in addition to the previously discussed purchase price of 44 million shares of SYNNEX common stock together with the $1.61 billion payout for outstanding preferred units of Tiger Holdings, Apollo make a $500 million equity contribution to Tech Data at the close of the transaction (which would result in a net cash payment for the outstanding preferred units to Tiger Holdings of $1.11 billion in the Merger).

From March 11, 2021 through March 14, 2021, various members of the Board at various times met in person or by videoconference with Mr. Hume and/or representatives of Apollo as part of due diligence by the Board.

On March 11, 2021, Dennis Polk and Simon Leung of SYNNEX, Rich Hume and David Vetter of Tech Data and representatives of Apollo, Pillsbury and Wachtell Lipton had a call to discuss business and legal matters remaining outstanding, including certain definitions, representations and warranties, covenants, employee matters, regulatory efforts, termination rights and fees, board composition, information rights and registration rights.

On March 11, 2021, the Board met via video conference to discuss the potential strategic transaction between SYNNEX and Tech Data. SYNNEX’ management provided the Board with an update on status of the purchase price negotiations, including that Apollo had offered to make a $500 million equity contribution to the combined company at the close of the transaction. SYNNEX’ management also provided an update on transaction timeline and process, and the status of the transaction documents and the outstanding business and legal matters therein, including certain definitions, representations and warranties, covenants, employee matters, regulatory efforts, termination rights and fees, board composition, information rights and registration rights. SYNNEX’ management also reviewed certain financial information related to Tech Data, and matters relating to antitrust, communications and diligence, including customer and vendor outreach. Following this the Board discussed the potential transaction, including the proposed $500 million investment by Apollo. The Board also discussed the appropriate composition of the Board following the potential transaction, including Apollo’s designation rights, and the termination fee and other outstanding issues in the transaction documents.

On March 12, 2021, representatives of Wachtell Lipton sent certain ancillary documents related to the Merger Agreement and an updated Investor Rights Agreement to representatives of Pillsbury.

On March 13, 2021, representatives of Pillsbury sent a consolidated issues list to representatives of Wachtell Lipton, reflecting the open issues including, certain representations and warranties, closing conditions, termination rights and fees, board composition, information rights, registration rights and charter amendment requirements.

On March 16, 2021, representatives of Wachtell Lipton sent an initial draft of the Tech Data disclosure schedule to representatives of Pillsbury.

On March 15, 2021 and March 16, 2021, the Board met via video conference for its regularly scheduled board meetings. On both March 15 and March 16, the executives of SYNNEX presented the Board with updates on their diligence and discussions with Apollo and Tech Data.

At the meeting held on March 15, 2021, SYNNEX’ management presented on, and the Board discussed, the potential impact of the transaction, including as to operations, integration, corporate culture, synergies, global footprint, and product offerings. SYNNEX’ management also reviewed for the Board the approvals needed for the transaction, including stockholder approval and certain regulatory approvals, as well as the need for financing. The Board discussed with management the benefits and risks of the transaction, and the Board discussed the proposed composition for the Board following the closing and the appointment of the Apollo director designees.

At the meeting held on March 16, 2021, representatives of Pillsbury were in attendance for the meeting and representatives of Ernst & Young (which we refer to as “E&Y”) and Duff & Phelps were in attendance for the portions of the meeting where they presented to the Board. During the meeting, SYNNEX’ management provided the Board with an update on diligence and the outstanding issues in the transaction documents, including covenants, regulatory approvals, termination date, termination right and termination fee, scope of certain termination remedies, financing provisions, information rights, and board composition as set forth in the agreements relating to the transaction, and the Board reviewed and discussed the proposed transaction-related resolutions and documents, including the Merger Agreement, Voting Agreement, Investor Rights Agreement, and the Bridge Commitment Letter, which were provided to the directors prior to the meeting. SYNNEX’ management also provided an overview of the terms and provisions of the Merger Agreement, Investor Rights Agreement and Voting Agreement, and noted the closing price of SYNNEX common stock as of March 15, 2021, which was $104.95. SYNNEX’ management also reviewed the SYNNEX Projections, Tech Data Projections and Quarterly Information with the Board and discussed the recent stock price increase and the impact thereof on the transaction value. Representatives of Pillsbury discussed with the Board its fiduciary duties in connection with the proposed transaction. E&Y presented to the Board their analysis regarding the Merger and its impact on the tax-free nature of the spin-off of Concentrix. Duff & Phelps then reviewed its financial analysis of the Merger Consideration and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated March 16, 2021, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be paid in the Merger by SYNNEX, was fair, from a financial point of view, to SYNNEX and its stockholders. The Board discussed the information presented by SYNNEX’ management and its advisors, reviewed the competitive landscape and the standalone projections for SYNNEX and Tech Data and the potential synergies of a combined company, and risks and benefits of a strategic transaction, including changes in management and board composition and the potential that SYNNEX may have to pay a termination fee in certain instances. Additionally, the Board discussed certain closing conditions and covenants contained in the Merger Agreement, including an amendment to the SYNNEX Certificate of Incorporation to increase the authorized shares outstanding (in connection with the issuance of SYNNEX common stock as consideration in the Merger) and the inclusion of a corporate opportunity doctrine waiver (as requested by Apollo due to their business model). Following this discussion, the Board authorized management to finalize the terms of the transaction within the guidelines outlined by the Board and to pursue the resolution of the various diligence issues remaining outstanding. The Board also unanimously approved an exclusive forum amendment to its bylaws. Additionally, after discussion, including consideration of the factors described in the section “—Reasons for Recommending the Adoption of the Merger and the Merger Agreement,” the Board unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the amendments to the Certificate of Incorporation of SYNNEX, the issuance of shares of SYNNEX common stock and the Merger, are fair to, and in the best interests of, SYNNEX and SYNNEX’ stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the amendments to the Certificate of Incorporation of SYNNEX, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) approved entering into the Merger Agreement, subject to and upon final resolution of the outstanding issues and completion of certain customer diligence matters, each as directed by the Board to management, (iv) directed that the Merger Agreement, the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the Certificate of Incorporation of SYNNEX be submitted to SYNNEX’ stockholders for their approval, and (v) resolved to recommend that the stockholders of SYNNEX approve the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to SYNNEX Certificate of Incorporation on the terms and subject to the conditions set forth in the Merger Agreement.

On March 16, 2021, Mr. Polk and Mr. Hume met telephonically and reached agreement with respect to a variety of the outstanding issues, including various corporate governance matters.

On March 17, 2021, representatives of Wachtell Lipton and Pillsbury discussed outstanding issues including termination fee, certain representations, scope of certain termination remedies and the voting agreement. Later that day, representatives of Wachtell Lipton sent representatives of Pillsbury revised versions of the Merger Agreement and the Investor Rights Agreement.

On March 17, 2021, representatives of Pillsbury sent an initial draft of SYNNEX’ disclosure schedule to representatives of Wachtell Lipton.

On March 18, 2021, representatives of Wachtell Lipton and Pillsbury discussed outstanding issues including termination fee, certain representations, scope of certain termination remedies and the voting agreement. Later that day, representatives of Pillsbury sent representatives of Wachtell Lipton revised versions of the Merger Agreement and Investor Rights Agreement.

On March 19, 2021, members of SYNNEX’ management and Tech Data’s management, along with representatives of Apollo, Wachtell Lipton and Pillsbury held a “bring-down” diligence conference call. The closing price of SYNNEX common stock on March 19, 2021 was $103.20.

In the evening on March 19, 2021, the parties reached agreement on the final versions of the Merger Agreement, Investor Rights Agreement and Voting Agreement, and representatives of Wachtell Lipton sent an updated draft of Tech Data’s disclosure schedule and comments on SYNNEX’ disclosure schedule to representatives of Pillsbury. Additionally, representatives of Pillsbury sent an updated draft of SYNNEX’ disclosure schedule and comments on Tech Data’s disclosure schedule to representatives of Wachtell Lipton.

On March 20, 2021, Mr. Polk provided an update by email to the Board regarding open diligence items, recent discussions with members of the Tech Data management team and the results of customer and vendor outreach.

Between March 20, 2021 and March 21, 2021, representatives of Pillsbury and Wachtell Lipton exchanged versions of SYNNEX’ disclosure schedule and Tech Data’s disclosure schedule, which were each finalized on March 21, 2021.

On March 21, 2021, Duff & Phelps held a call with Mr. Leung of SYNNEX, and representatives of Pillsbury and provided a bring down of its fairness opinion as of such date.

On March 21, 2021, SYNNEX’ management updated the Board to confirm that the termination fee and other open items on the Merger Agreement had been resolved in accordance with the directions from the Board to management and the remaining diligence items had also been successfully completed.

On the morning of March 22, 2021, the parties exchanged signatures on the final versions of the Merger Agreement and Voting Agreement, and jointly announced the transaction. Concurrently with entering into the Merger Agreement, SYNNEX entered into the Bridge Commitment Letter with Citi.

Recommendation of the Board

At a meeting of the Board on March 16, 2021, after careful consideration, including detailed discussions with SYNNEX’ management and its legal and financial advisors, the Board unanimously:

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determined that the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, are fair to, and in the best interests of, SYNNEX and SYNNEX’ stockholders;

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approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation, the issuance of shares of SYNNEX common stock in connection with the Merger, and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement;

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approved entering into the Merger Agreement, subject to and upon final resolution of the outstanding issues and completion of certain customer diligence matters, each as directed by the Board to management;

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directed that the Merger Agreement and the transactions contemplated thereby, including the amendments to the SYNNEX Certificate of Incorporation and the issuance of shares of SYNNEX common stock in connection with the Merger be submitted to SYNNEX’ stockholders for their approval; and

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resolved to recommend that the holders of SYNNEX common stock adopt the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of SYNNEX common stock in connection with the Merger and the amendments to the SYNNEX Certificate of Incorporation on the terms and subject to the conditions set forth in the Merger Agreement.

Accordingly, the Board unanimously recommends that SYNNEX’ stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Share Issuance Proposal, “FOR” the Authorized Share Charter Amendment Proposal, “FOR” the Corporate Opportunity Charter Amendment Proposal, and “FOR” the Adjournment Proposal.

Reasons for Recommending the Adoption of the Merger and the Merger Agreement

In arriving at this determination and recommendation, the Board as described in the section entitled “The Merger—Background of the Merger,” reviewed and discussed a significant amount of information, held a number of meetings, consulted with SYNNEX’ management, legal counsel and financial advisors and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of SYNNEX and Tech Data and determined that the Merger was in the best interests of SYNNEX. The following are some of the significant factors that were considered by the Board and supported its decision to approve the Merger Agreement (not necessarily in order of relative importance):

Strategic Considerations. The Board believes that the Merger presents, and is expected to provide, a number of significant strategic opportunities and benefits to SYNNEX and its stockholders, including the following:

•	the belief that the Merger accelerates SYNNEX’ strategic growth initiatives versus what it could have done by acquiring several smaller and geographically dispersed companies over a longer period;

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the expanded global footprint of the combined company will serve more than 100 countries across the Americas, Europe and Asia-Pacific regions, and have a broad, diversified portfolio of more than 200,000 product and solutions offerings;

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the belief that the scale of the combined company will provide increased value and purchasing efficiencies to customers and vendors and enable it to accelerate technology adoption and attract the world’s most significant and innovative OEMs;

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the belief that the combination of each company’s core growth platforms will establish a differentiated end-to-end solutions portfolio and best-in-class product offerings in some of the largest, highest growth product segments including cloud, data centers, security, Internet of Things (IoT), services, 5G, and intelligent edge;

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the expectation that SYNNEX’ and Tech Data’s complementary product line cards, vertical expertise, and global distribution platform will provide diversified revenue streams and cross selling opportunities, including the ability to bring a comprehensive everything-as-a-service (EaaS) offering to the market;

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the expected ability of the combined company to benefit from significant financial strength to invest in its core growth platform as well as accelerate the pace of investments and innovation in next-generation cybersecurity, cloud, data, EaaS and IoT technologies;

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the expectation that the Merger will result in a combined company with a strong balance sheet and strong revenue and earnings growth, including a forecasted 25% increase to non-GAAP diluted EPS in the first year following closing of the Merger;

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the expectation that the combined company will generate approximately $200 million of net annual optimization and synergy savings benefits by the end of the second year following closing of the Merger;

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the belief that the corporate cultural alignment between SYNNEX and Tech Data, including a focus on innovation, agility, and customer service, with shared principles, as well as the expertise and talent from both organizations, will support a smooth integration following the close of the Merger;

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the potential benefits that SYNNEX and its stockholders would receive as a result of Apollo’s significant equity ownership and representation on the Board, including Apollo’s significant experience and expertise in the industry in which SYNNEX operates and in financial and business operations and management generally; and

•	the SYNNEX and Tech Data teams’ commitment to realizing the value of the Merger, and SYNNEX’ long track record of post-merger integration and de-leveraging.

Other Factors Considered by the Board. In addition to the strategic factors summarized above, the Board also considered the following factors in connection with its evaluation of the Merger, all of which it viewed as supporting its decision to approve the Merger and make its recommendations to SYNNEX’ stockholders:

•	the results of the due diligence investigation of Tech Data and its business, including with respect to legal, accounting, tax and human resources matters, conducted by SYNNEX and its advisors;

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historical information concerning SYNNEX’ and Tech Data’s respective businesses, financial condition, results of operations, earnings, trading prices, technology positions, managements, competitive positions and prospects on a stand-alone basis and forecasted combined basis;

•	the review by the Board with its advisors of the structure of the Merger and the financial and other terms of the Merger Agreement;

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the current and prospective business environments and industries in which SYNNEX and Tech Data operate, including international, national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on SYNNEX and the combined company;

•	the support for the Merger received from SYNNEX’ customers and vendors;

•	the recommendation of SYNNEX’ senior management in favor of the Merger;

•	that SYNNEX’ stockholders will own approximately 55% of the common stock of the combined company upon completion of the Merger, with the remainder to be owned by Apollo;

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the agreed composition of the board of directors and certain senior management of the combined company, including that SYNNEX will initially appoint six of the 11 members of such board of directors, Dennis Polk, our Chief Executive Officer, will initially be the executive chair of the combined company, Rich Hume, the current Chief Executive Officer of Tech Data, will initially be the Chief Executive Officer and a board member of the combined company, and Apollo will appoint a number of directors to the board of the directors of the combined company depending on its ownership of the combined company (which shall initially be four directors);

•	the fact that SYNNEX’ stockholders must approve the Share Issuance Proposal and the Authorized Share Charter Amendment Proposal;

•	the agreement of the Major Stockholders to vote their shares in favor of the Merger; and

•	the terms of the Commitment Letter and the Bridge Facility thereunder, based on the then-current market for such commitments and facilities.

Opinion of Duff & Phelps, LLC. The Board considered the Opinion of Duff & Phelps to the effect that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by SYNNEX in the Merger was fair, from a financial point of view, to SYNNEX and its stockholders, as more fully described in the section entitled “—Opinion of Duff & Phelps, LLC” and Annex F to this proxy statement.

Negotiations with Tech Data on the Merger Agreement. The Board considered that the terms and conditions of the Merger Agreement (which are described in more detail in the section of this proxy statement entitled “The Merger Agreement”), taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, in its belief, are reasonable. The Board also reviewed and considered the conditions to the completion of the Merger, and concluded that while the completion of the Merger is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement and the structure of the transaction as a Merger and concluded that the Merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which SYNNEX’ business would be subject to the potential uncertainty of closing and related disruption.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the Merger Agreement, including:

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the significant dilution associated with the stock issuance; the risk that the Merger might not be consummated in a timely manner or at all, as a result of a failure to satisfy certain conditions, including the approval by SYNNEX’ stockholders and the condition requiring the expiration or termination of the waiting period (or any extension thereof, including any agreement between a party and a governmental authority not to consummate the transaction before a certain date) under the HSR Act and the making or receipt, respectively, of certain required regulatory filings and consents;

•	the potential length of the regulatory approval process and the period of time during which SYNNEX may be subject to the Merger Agreement;

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the possibility that governmental authorities might seek to require certain actions of SYNNEX or Tech Data or impose certain terms, conditions or limitations on SYNNEX’ or Tech Data’s businesses in connection with granting approval of the Merger or might otherwise seek to prevent or delay the Merger, including the risk that governmental authorities might seek an injunction;

•	the significant costs involved in connection with entering into and completing the Merger and the substantial time and effort of management required to complete the transactions contemplated by the

Merger Agreement and the subsequent integration of the businesses, which may disrupt SYNNEX’ business operations;

•	the fact that SYNNEX will be subject to certain restrictions on the conduct of its businesses during the period between signing the Merger Agreement and completion of the Merger;

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the risks and contingencies related to the announcement and pendency of the transactions contemplated by the Merger Agreement, including the impact on SYNNEX’ employees and its relationships with existing and prospective customers, suppliers and other third parties;

•	the requirement that SYNNEX pay Tiger Parent a termination fee of up to $131,683,200 if the Merger Agreement is terminated under certain circumstances;

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the risk that the potential benefits of the Merger may not be fully realized, including the possibility that synergies, cost savings, growth opportunities and operating efficiencies expected to result from the Merger may not be realized to the extent or on the timeline expected, or at all;

•	the fact that SYNNEX intends to waive the corporate opportunity doctrine with respect to Apollo directors, subject to certain exceptions with respect to direct competitors of SYNNEX;

•	the risks inherent in the business of each of SYNNEX and Tech Data;

•	the risk that certain key members of senior management of SYNNEX or Tech Data might not choose to remain with the combined company;

•	changes in Board composition and potential changes in management;

•	the fact that Apollo may have significant influence on the combined company following the Merger, including an ability to effectively prevent actions that require approval of SYNNEX’ stockholders;

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the fact that SYNNEX’ directors and executive officers may receive certain benefits that are different from, and in addition to, those of SYNNEX’ stockholders (See “The Merger—Interests of Directors and Executive Officers in the Merger”); and

•	the other risks described under “Risk Factors” (including those incorporated by reference in this proxy statement) and “Cautionary Statement Regarding Forward-Looking Statements.”

The Board considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the Merger Agreement.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its determination on the totality of the information presented, including the factors described above. The factors, potential risks and uncertainties contained in this explanation of SYNNEX’ consideration of the factors supporting the Merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

Tech Data Historical Quarterly Information

In connection with the Merger, Tiger Parent provided certain historical quarterly information (which we refer to as the “Quarterly Information”) to SYNNEX. The Quarterly Information was provided to the Board in connection with its evaluation of the proposed transaction and to help the Board and SYNNEX’ management better understand the trends in Tech Data’s business.

The following table presents a summary of the Quarterly Information (unaudited) for each of the quarters as listed below:

(Dollars in millions)	Q1	Q2	Q3	Q4	FY’20	Q1	Q2	Q3	Q4	FY’21
Tech Data revenue (consolidated)	$8,406	$9,092	$9,119	$10,381	$36,998	$8,175	$8,229	$9,016	$10,952	$36,372
Tech Data Adj. EBITDA (consolidated) (1)	$169	$198	$195	$280	$843	$171	$179	$213	$296	$859

(Dollars in millions)	Q1	Q2	Q3	Q4	FY’20	Q1	Q2	Q3	Q4	FY’21
Tech Data revenue (Americas)	$3,789	$4,317	$4,202	$4,292	$16,600	$3,945	$3,711	$4,044	$4,212	$15,911
Tech Data Adj. EBITDA (Americas) (1)	$113	$127	$116	$126	$482	$106	$101	$121	$110	$439

(Dollars in millions)	Q1	Q2	Q3	Q4	FY’20	Q1	Q2	Q3	Q4	FY’21
Tech Data revenue (EMEA)	$4,310	$4,440	$4,622	$5,761	$19,132	$3,971	$4,244	$4,655	$6,300	$19,170
Tech Data Adj. EBITDA (EMEA) (1)	$52	$65	$75	$144	$336	$64	$71	$87	$176	$397

(Dollars in millions)	Q1	Q2	Q3	Q4	FY’20	Q1	Q2	Q3	Q4	FY’21
Tech Data revenue (APAC)	$308	$336	$294	$328	$1,266	$259	$274	$317	$440	$1,290
Tech Data Adj. EBITDA (APAC) (1)	$4	$6	$5	$10	$25	$2	$7	$5	$10	$23

(1)

Adjusted EBITDA is a non-GAAP financial measure that Tech Data defines as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes synergies, non-recurring expenses and stock-based compensation expense.

The Quarterly Information was not prepared with a view to public disclosure and is included in this proxy statement only because such information was provided to the Board in connection with its evaluation of the proposed transaction.

Certain SYNNEX Projections

SYNNEX Financial Projections

SYNNEX’ management does not as a matter of course publish detailed or long-term public forecasts or projections as to its future financial performance beyond the then current quarter due to the unpredictability of the underlying assumptions and estimates and uncertainty inherent in SYNNEX’ business. However, in connection with the evaluation of the Merger, SYNNEX’ management prepared certain unaudited long-term illustrative financial projections of SYNNEX for fiscal years 2021 through 2023 (which we collectively refer to as the “SYNNEX Financial Projections”). Such financial projections reflected SYNNEX’ management’s best estimates as to SYNNEX’ future performance and were on a stand-alone basis assuming SYNNEX would continue as an independent company without giving effect to the Merger. The SYNNEX Financial Projections were provided to the Board in connection with its evaluation of the proposed transaction and were also provided to Duff & Phelps for the purpose of their financial analyses and opinion, and SYNNEX directed Duff & Phelps to use and rely on the SYNNEX Financial Projections for such purpose, and such SYNNEX Financial Projections as were so provided to Duff & Phelps are referred to in the section of this proxy statement entitled “—Opinion of Duff & Phelps, LLC.”

The SYNNEX Financial Projections were developed from historical financial statements and reflect numerous assumptions and estimates that SYNNEX’ management made in good faith at the time such financial projections were prepared, including, without limitation, as to industry performance, general business, economic, regulatory, market and financial conditions and other future events, and other factors described below in “—General.” These assumptions and estimates are predictions about the future, concern matters that may be beyond the control of SYNNEX, were made as of the date the SYNNEX Financial Projections were prepared, and may not be reflective of actual results, since the date such projections were prepared, now or in the future, in light of changed circumstances, economic conditions, or other developments.

The following table presents a summary of the SYNNEX Financial Projections (unaudited):

(Dollars in millions)	FY2021E	FY2022E	FY2023E
SYNNEX revenue	$20,135	$19,824	$21,135
SYNNEX Non-GAAP Net Income (1)	$406	$397	$430
SYNNEX adjusted EBITDA (2)	$633	$616	$669

(1)

SYNNEX Non-GAAP Net Income is a non-GAAP financial measure that SYNNEX’ management uses to monitor and evaluate the performance of SYNNEX. SYNNEX calculated Non-GAAP Income as Net Income less amortization of intangibles, transaction-related and integration expenses and stock-based compensation. Numbers may not add up due to rounding.

(2)

SYNNEX adjusted EBITDA is a non-GAAP financial measure that SYNNEX management uses to monitor and evaluate the performance of SYNNEX. SYNNEX defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes acquisition-related and integration expenses, restructuring costs, the amortization of intangible assets and the related tax effects thereon. Numbers may not add up due to rounding.

The SYNNEX Financial Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was provided to the Board and provided to Duff & Phelps for the purpose of its financial analyses and opinion.

Tech Data Financial Projections

In connection with the Merger, Tiger Parent provided certain unaudited Tech Data financial projections (which we refer to as the “Tech Data Projections”) to SYNNEX and to Duff & Phelps. To the knowledge of SYNNEX, the Tech Data Projections were prepared on a stand-alone basis assuming Tech Data would continue as an independent company without giving effect to the Merger. The Tech Data Projections were provided to the Board in connection with its evaluation of the proposed transaction and were also provided to Duff & Phelps for purposes of their financial analyses and opinion. SYNNEX directed Duff & Phelps to use and rely on the Tech Data Projections for such purpose, and such Tech Data Projections are referred to in the section of this proxy statement “—Opinion of Duff & Phelps, LLC.”

The following table presents a summary of the Tech Data Projections (unaudited) for each of the fiscal years ended January 31 as listed below:

(Dollars in millions)	FY2022E	FY2023E	FY2024E
Tech Data revenue	$38,929	$40,132	$41,678
Tech Data Adjusted EBITDA (including Tech Data’s GBO 2 Program) (1)	$919	$1,045	$1,176

(1)

Adjusted EBITDA is a non-GAAP financial measure that Tech Data defines as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes SYNNEX’ post deal synergies and non-recurring expenses.

Tech Data’s GBO 2 program is Tech Data’s Global Optimization Program initiated in fiscal 2021 that is intended to provide certain cumulative benefits to the Tech Data business and are included in the Tech Data Projections above. For more information see the section entitled “Index to Consolidated Financial Statements of Tiger Parent—Note 5—GBO 2 Program”. The following presents the projected cumulative Tech Data GBO 2 Program benefits as prepared by Tech Data:

(Dollars in millions)	FY2022E	FY2023E	FY2024E
Tech Data GBO 2 Cumulative Program Benefits	$119	$207	$268

The Tech Data Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was provided to the Board in connection with its evaluation of the proposed transaction and were also provided to Duff & Phelps for the purpose of its financial analyses and opinion.

SYNNEX Adjusted Tech Data Projections

In connection with its evaluation of the Merger and the preparation of the SYNNEX synergies described below, SYNNEX made certain adjustments to the assumptions and estimates underlying the Tech Data Projections for fiscal years 2022 through 2024 (which we collectively refer to as the “SYNNEX Adjusted Tech Data Projections”). Such adjustments were made by SYNNEX’ management in light of, among other things, the due diligence SYNNEX conducted on Tech Data, certain macroeconomic, industry and competitive trends, as well as to reflect a more conservative view of Tech Data’s potential performance.

The SYNNEX Adjusted Tech Data Projections reflected SYNNEX’ management’s best estimates as to Tech Data’s future performance. The SYNNEX Adjusted Tech Data Projections were provided to the Board in connection with its evaluation of the proposed transaction and were also provided to Duff & Phelps for purposes of their financial analyses and opinion. SYNNEX directed Duff & Phelps to use and rely on the SYNNEX Adjusted Tech Data Projections for such purpose, and such SYNNEX Adjusted Tech Data Projections are referred to in the section of this proxy statement “—Opinion of Duff & Phelps, LLC.”

The following table presents a summary of the SYNNEX Adjusted Tech Data Projections (unaudited) for each of the fiscal years ended January 31 as listed below:

(Dollars in millions)	FY2022E	FY2023E	FY2024E
Tech Data Adjusted revenue	$38,929	$40,132	$41,678
Tech Data Adjusted EBITDA (1) (including Tech Data’s GBO 2 Program)	$842	$949	$1,044
Less Taxes	$(206)	$(235)	$(260)
Less Capital Expenditures	$(100)	$(100)	$(100)
Less Increase in Working Capital	$(33)	$(117)	$(73)
Tech Data Adjusted free cash flow (2)	$503	$498	$610

(Dollars in millions)	FY2022E	FY2023E	FY2024E
Tech Data GBO 2 Cumulative Program Cost Savings	$53	$110	$135

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes SYNNEX’ post deal synergies and non-recurring expenses. Adjusted EBITDA in the SYNNEX Adjusted Tech Data Projections was reduced by $56, $74, and $110 as a measure of conservatism, but includes stock-based compensation expense of $21, $22, and $22 for the fiscal year ending 2022, 2023 and 2024, respectively.

(2)

Adjusted free cash flow is a non-GAAP financial measure calculated as adjusted EBITDA, less taxes, less capital expenditures and less increase in working capital. Numbers may not add up due to rounding.

The SYNNEX Adjusted Tech Data Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was provided to the Board in connection with its evaluation of the proposed transaction and were also provided to Duff & Phelps for the purpose of its financial analyses and opinion.

SYNNEX Synergies

Additionally, in connection with its evaluation of the Merger, SYNNEX’ management prepared certain estimates of potential synergies anticipated by SYNNEX’ management to result from the Merger in the first three full years following the completion of the Merger and thereafter. These synergies were provided to the Board in connection with its evaluation of the proposed transaction and were also provided to Duff & Phelps for the purposes of their financial analyses and opinion. SYNNEX directed Duff & Phelps to use and rely on these synergies for such purpose, and such synergies are referred to in the section of this proxy statement “—Opinion of Duff & Phelps, LLC.”

The following table presents (on a pre-tax basis) a summary of the synergies estimated by SYNNEX management to result from the Merger that were provided to the Board and Duff & Phelps:

(Dollars in millions)	Year 1	Year 2	Year 3
Total cumulative transaction cost synergies	$50.0	$100.0	$100.0
Total transaction dis-synergies	$(20.0)	$(15.0)	$(10.0)
Total cumulative net transaction synergies	$30.0	$85.0	$90.0

In addition, SYNNEX’ management prepared final estimates of total potential synergies of the combined business overall following the closing of the Merger, which are expected to be generated from the transaction cost synergies and cumulative GBO 2 Program cost savings. These estimates included $100 million in synergies by the end of Year 1 and $200 million in synergies by the end of Year 2. This information was provided to the Board in connection with its evaluation of the proposed transaction.

The estimated potential synergies resulting from the Merger and the potential synergies of the combined business overall following the Merger, as prepared by SYNNEX management, are referred to herein as the “SYNNEX Synergies”.

The SYNNEX Synergies reflect numerous assumptions and reflected SYNNEX’ management’s best estimates as to the potential synergies of a combined company, which SYNNEX made in good faith. The SYNNEX Synergies were not prepared with a view to public disclosure and are included in this proxy statement only because such information was provided, to the Board and, with respect to the potential synergies resulting from the Merger, to Duff & Phelps for the purpose of its financial analyses and opinion. The SYNNEX Synergies are not reflected in the SYNNEX financial projections or the SYNNEX Adjusted Tech Data Projections.

General

The SYNNEX Financial Projections, SYNNEX Adjusted Tech Data Projections, and SYNNEX Synergies (which we collectively refer to as the “SYNNEX Projections”), and the Tech Data Projections and Quarterly Information were prepared by SYNNEX’ management or Tech Data’s management for internal use and were not prepared with a view to public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections or generally accepted accounting principles. The SYNNEX Projections and Tech Data Projections are prospective and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this prospective financial information. The SYNNEX Projections were prepared by, and are the responsibility of, SYNNEX’ management, and the Tech Data Projections were prepared by, and are the responsibility of, Tech Data’s management. No independent registered public accounting firm has audited, reviewed, examined, compiled, or applied any agreed-upon procedures with respect to the SYNNEX Projections or Tech Data Projections nor have they expressed any opinion or any other form of assurance on such information or its achievability. The reports of SYNNEX’ independent registered public accounting firm incorporated by reference into this proxy statement relate to SYNNEX’ historical financial information and does not extend to the SYNNEX Projections, nor should it be read to do so.

While the SYNNEX Projections and Tech Data Projections are presented with numeric specificity, they reflect numerous assumptions and estimates that SYNNEX’ or Tech Data’s management made in good faith at the time such projections were prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as the ability to achieve the projected synergies, the levels of information technology/consumer electronics and outsourced business services spending, competitive conditions in the industry and market acceptance of SYNNEX’ or Tech Data’s products and services. These assumptions and estimates are inherently uncertain, may be beyond the control of SYNNEX and Tech Data or any other person, were made as of the date the SYNNEX Projections or Tech Data Projections, respectively were prepared, and may not be reflective of actual results, either since the date such projections were prepared, now or in the future, in light of changed circumstances, economic conditions, or other developments.

Important factors that may affect actual results and cause the SYNNEX Projections and Tech Data Projections not to be achieved include risks and uncertainties relating to SYNNEX’ and Tech Data’s businesses, including their abilities to achieve their respective strategic goals, objectives, targets and cost savings over applicable periods, customer demand for products, successful and timely development of products, an evolving competitive landscape, rapid technological change, general business, economic and political conditions and other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” as well as the risk factors with respect to SYNNEX’ business contained in its most recent SEC filings, which readers are urged to review, which may be found as described under “Where You Can Find More Information.” In addition, the SYNNEX Projections and Tech Data Projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The SYNNEX Projections and Tech Data Projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the Merger Agreement, including the Merger, and also do not take into account the effect of any failure of the Merger to be completed. The SYNNEX Projections and Tech Data Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the SYNNEX Projections and Tech Data Projections. Accordingly, there can be no assurance that the SYNNEX Projections or Tech Data Projections will be realized or that actual results will not be significantly lower than projected. The SYNNEX Projections and Tech Data Projections are not included in this proxy statement to induce any stockholder to vote in favor of the Merger Agreement Proposal, Share Issuance Proposal, Authorized Share Charter Amendment Proposal, Corporate Opportunity Charter Amendment Proposal or Adjournment Proposal, or in favor of any other proposal.

The inclusion of the SYNNEX Projections and Tech Data Projections in this proxy statement should not be regarded as an indication that SYNNEX, Tech Data, or any of their respective affiliates, advisors or representatives considered the SYNNEX Projections or Tech Data Projections to be predictive of actual future events, and the SYNNEX Projections should not be relied on as such. Neither SYNNEX, Tech Data, nor any of their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ materially from the SYNNEX Projections and Tech Data Projections, and none of those persons undertakes any obligation to update or otherwise revise or reconcile the SYNNEX Projections or Tech Data Projections to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such projections are shown to be in error. Neither SYNNEX nor Tech Data intend to publicly update or make any other revision to the SYNNEX Projections or Tech Data Projections. Neither SYNNEX nor Tech Data nor any of their respective affiliates, advisors, officers, employees, directors or representatives makes any representation to any stockholder of SYNNEX or any other person regarding SYNNEX’ and Tech Data’s ultimate performance compared to the SYNNEX Projections and Tech Data Projections or that the results reflected therein will be achieved. SYNNEX has not made any representation to Tech Data or Tiger Parent, in the Merger Agreement or otherwise, concerning the SYNNEX Projections. Tiger Parent has not made any representation to SYNNEX in the Merger Agreement or otherwise, concerning the Tech Data Projections. For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the SYNNEX Projections and Tech Data Projections.

The SYNNEX Projections, Tech Data Projections and Quarterly Information contain certain non-GAAP financial measures that SYNNEX or Tech Data believes are helpful in understanding past financial performance and future results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures used by SYNNEX or Tech Data may not be comparable to similarly titled amounts used by other companies. No reconciliation of non-GAAP financial measures in the SYNNEX Projections and Tech Data Projections to GAAP measures were created or used in connection with preparing the SYNNEX Projections and Tech Data Projections, and there would be inherent difficulty in forecasting and quantifying the measures that would be necessary for such reconciliation.

Opinion of Duff & Phelps, LLC

On February 15, 2021, SYNNEX retained Duff & Phelps to serve as an independent financial advisor to the Board specifically to provide to the Board a fairness opinion in connection with the acquisition by SYNNEX of Tiger Parent for consideration paid to Tiger Holdings consisting of $1.61 billion in cash and 44 million shares of SYNNEX common stock. The $500 million equity contribution by Tiger Holdings to Tiger Parent is excluded when determining aggregate consideration. On March 16, 2021, Duff & Phelps delivered its Opinion, dated March 16, 2021, to the Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by SYNNEX in the Merger was fair, from a financial point of view, to SYNNEX and its stockholders (without giving effect to any impact of the Merger on any particular stockholder other than in its capacity as a stockholder).

In selecting Duff & Phelps, SYNNEX considered, among other things, the fact that Duff & Phelps is a reputable investment banking firm with experience in the IT distribution sector and a global leader in providing fairness opinions to boards of directors. Duff & Phelps is continuously engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The full text of the Opinion is attached hereto as Annex F and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. The Opinion should be read carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Duff & Phelps in connection with such Opinion, as well as the qualifications contained therein.

Duff & Phelps’ Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger.

In connection with its Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable it to render its Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

•	reviewed SYNNEX’ annual report and audited financial statements on Form 10-K filed with the SEC for the fiscal years ended November 30, 2019 and 2020;

•

reviewed Tech Data’s annual report and draft financial statements for the fiscal year ended January 31, 2021, Tech Data’s annual report and audited financial statements on Form 10-K filed with the SEC for the fiscal year ended January 31, 2020, Tech Data’s quarterly reports and unaudited financial statements for the three month periods ended July 31, 2020, October 31, 2020 and January 31, 2021;

•

reviewed unaudited segment and pro forma financial information for Tech Data for the fiscal year ended January 31, 2021, which Tech Data’s management identified as being the most current financial statements available;

•

reviewed financial projections for Tech Data prepared by Tech Data’s management and also those as adjusted by SYNNEX’ management, each for the fiscal years ended January 31, 2022 through 2024, including potential synergies prepared by management of SYNNEX, provided to Duff & Phelps by management of SYNNEX;

•	reviewed financial projections for SYNNEX for the fiscal years November 30, 2021 through 2023, provided to Duff & Phelps by management of SYNNEX;

•	reviewed the Rating Agency Presentation dated February 8, 2021;

•	reviewed the Diligence Discussion Materials Presentation dated January 2021;

•	reviewed other internal documents relating to the history, current operations, and probable future outlook of SYNNEX and Tech Data provided to us by management of SYNNEX; and

•	reviewed documents related to the Merger, including the draft dated March 9, 2021 of the Merger Agreement;

•	discussed the information referred to above and the background and other elements of the Merger with the management of SYNNEX and management of Tech Data;

•	reviewed the historical trading price and trading volume of SYNNEX common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•

performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its Opinion with respect to the Merger, Duff & Phelps, with SYNNEX’ consent:

•

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including SYNNEX’ management and Tech Data’s management, and did not independently verify such information;

•

Relied upon the fact that the Board and SYNNEX had been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger had been duly, validly and timely taken;

•

Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

•	Assumed that information supplied and representations made by SYNNEX’ management and Tech Data’s management were substantially accurate regarding SYNNEX, Tech Data, and the Merger;

•	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

•

Assumed that there had been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of SYNNEX or Tech Data since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there was no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•

Assumed that all of the conditions required to implement the Merger would be satisfied and that the Merger would be completed substantially in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on SYNNEX, Tech Data, or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion was based prove to be untrue in any material respect, Duff & Phelps’ Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Duff & Phelps prepared its Opinion effective as of the date thereof. Its Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

Duff & Phelps did not evaluate Tech Data’s solvency or conduct an independent appraisal or physical inspection of any of Tech Data’s specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of Tech Data, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from SYNNEX’ perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Board or any other party with respect to alternatives to the Merger.

Duff & Phelps was not expressing any opinion as to the market price or value of SYNNEX common stock (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of Tech Data’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of SYNNEX’ or Tech Data’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by SYNNEX in the Merger, or with respect to the fairness of any such compensation.

Duff & Phelps’ Opinion was furnished solely for the use and benefit of the Board in connection with its consideration of the Merger and was not intended to, and did not and does not, confer any rights or remedies upon any other person, and was not and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description hereof in this proxy statement and any other filing SYNNEX is required to make with the SEC in connection with the Merger if such inclusion is required by the applicable law. The Opinion (i) did not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) did not address any transaction related to the Merger; (iii) was not a recommendation as to how the Board or any stockholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) did not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely stated whether the consideration in the Merger was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. Duff & Phelps’ Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its Opinion to the Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as Annex F. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses

Valuation Methodologies

Income Approach (Discounted Cash Flow Analysis)

The Income Approach is a valuation technique that provides an estimation of the fair market value of an asset (or business) based on the cash flows that an asset (or business) can be expected to generate over its remaining useful life. The Income Approach begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of fair market value.

For business valuations, the Income Approach is typically applied through a Discounted Cash Flow (which we refer to as “DCF”) analysis. Under the DCF analysis, the valuation is based on the present value of estimated future cash flows for the expected life of the asset (or business) discounted at a rate of return that considers the relative risk of achieving those cash flows and the time value of money.

Market Approach (Selected Public Companies / Selected M&A Transactions Analysis)

The Market Approach is a valuation technique that provides an estimation of fair market value based on market prices in actual transactions and on asking prices for assets (or businesses). The valuation process is a comparison and correlation between the subject asset (or business) and other similar assets (or businesses). Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair market value of the subject asset.

Valuation Methodologies Utilized

In applying the Income Approach, Duff & Phelps relied on the financial projections, as prepared by Tech Data’s management and reviewed, adjusted and provided to Duff & Phelps by SYNNEX’ management, as the basis for the DCF analysis.

Duff & Phelps utilized the Market Approach (Selected Public Companies / Selected M&A Transactions Analysis) to select valuation multiples for Tech Data. Duff & Phelps reviewed the selected public companies’ financial performance and enterprise value to latest twelve months (which we refer to as “LTM”) and projected revenue and earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) multiples and the selected M&A transactions’ implied enterprise value to revenue and EBITDA multiples when selecting valuation multiples for Tech Data. In the fairness analysis, all references to EBITDA include stock-based compensation expenses. In making these selections, Duff & Phelps considered Tech Data’s size, growth outlook, capital requirements, profit margins, and other characteristics relative to the selected public companies and the targets in the selected M&A transactions.

Income Approach (Discounted Cash Flow Analysis) Summary

Duff & Phelps performed a DCF analysis of the estimated future unlevered free cash flows attributable to Tech Data for the fiscal years ending January 31, 2022 through January 31, 2024, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The DCF analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its DCF analysis, Duff & Phelps utilized and relied upon the SYNNEX Financial Projections, which are described in this proxy statement in the section entitled “—Certain SYNNEX Projections.”

Duff & Phelps estimated the net present value of all cash flows attributable to Tech Data after fiscal year 2024 (which we refer to as the “Terminal Value”) using a perpetuity growth formula assuming a 2.5% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the economy and Tech Data’s business. Duff & Phelps used discount rates ranging from 10.0% to 11.0%, reflecting Duff & Phelps’ estimate of Tech Data’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated Tech Data’s weighted average cost of capital by estimating the weighted average of Tech Data’s cost of equity (derived using the capital asset pricing model) and Tech Data’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ DCF analysis resulted in an estimated enterprise value for Tech Data of $7.320 billion to $8.250 billion. Duff & Phelps further estimated the range of equity value of Tech Data to be $5.482 billion to $6.412 billion by adding pro forma cash of $1.333 billion, adding the proceeds from a sale lease back transaction of $0.067 billion, subtracting pro forma debt of $2.412 billion, subtracting a working capital adjustment of $0.606 billion, and subtracting the present value of certain restructuring and other expenses of $0.220 billion.

Market Approach (Selected Public Companies / Selected M&A Transactions Analyses) Summary

Duff & Phelps analyzed selected public companies and selected M&A transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of Tech Data. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to Tech Data, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Tech Data and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of Tech Data. Therefore, the selected public companies and selected M&A transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of Tech Data to corresponding data and ratios from publicly traded companies that were deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The seven companies included in the selected public company analysis were:

Selected Companies	• Arrow Electronics, Inc.

• Avnet, Inc.

• CDW Corporation

• Insight Enterprises, Inc.

• PC Connection, Inc.

• ScanSource, Inc.

• SYNNEX Corporation

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of Tech Data.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for the LTM, next twelve months (which we refer to as “NTM”) and the twelve months after the next twelve months (which we refer to as “NTM+1”) periods shown in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to Tech Data’s fiscal year ends for which information was available. Data related to Tech Data’s earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) were adjusted for purposes of this analysis to eliminate non-recurring income (expenses) and include stock-based compensation expense.

Company Information	Revenue Growth					EBITDA Growth
Company Name	3-YR CAGR	LTM	NTM	NTM+1	2-Yr. Proj. CAGR	3-YR CAGR	LTM	NTM	NTM+1	2-Yr. Proj. CAGR
Arrow Electronics, Inc.	2.6%	-0.8%	14.0%	3.1%	8.4%	-3.1%	-9.3%	21.5%	4.5%	12.7%
Avnet, Inc.	-0.3%	-3.7%	5.0%	1.1%	3.0%	-20.3%	-44.9%	4.8%	18.6%	11.5%
CDW Corporation	7.6%	2.4%	5.5%	5.0%	5.3%	12.6%	15.7%	-3.1%	6.1%	1.4%
Insight Enterprises, Inc.	-2.1%	-9.4%	5.1%	5.2%	5.1%	7.5%	2.1%	9.3%	12.0%	10.6%
PC Connection, Inc.	-3.8%	-8.1%	4.9%	4.7%	4.8%	-2.3%	-31.2%	19.3%	11.9%	NA
ScanSource, Inc.	0.9%	NM	4.8%	3.1%	NA	-7.3%	NM	28.4%	NA	NA
SYNNEX (1)	6.1%	4.7%	0.9%	-3.5%	-1.3%	NM	1.6%	5.7%	3.4%	4.6%
Mean	1.6%	-2.5%	5.7%	2.7%	4.2%	-2.2%	-11.0%	12.3%	9.4%	8.2%
Median	0.9%	-2.3%	5.0%	3.1%	5.0%	-2.7%	-3.8%	9.3%	9.0%	10.6%
Tech Data	3.4%	0.5%	4.7%	3.1%	3.5%	12.1%	3.5%	0.3%	12.7%	11.3%

Company Information	EBITDA Margin				EBIT Margin
Company Name	3-YR AVG	LTM	NTM	NTM+1	3-YR AVG	LTM	NTM	NTM+1
Arrow Electronics, Inc.	4.2%	3.8%	4.0%	4.1%	3.6%	3.1%	3.4%	3.5%
Avnet, Inc.	3.5%	2.0%	2.3%	2.7%	2.6%	1.1%	1.4%	1.8%
CDW Corporation	8.1%	8.8%	8.1%	8.2%	6.3%	6.5%	6.3%	6.5%
Insight Enterprises, Inc.	3.8%	4.2%	4.4%	4.6%	3.3%	3.4%	4.0%	4.1%
PC Connection, Inc.	3.8%	3.3%	3.8%	4.1%	3.3%	2.8%	3.3%	3.6%
ScanSource, Inc.	4.1%	2.7%	3.5%	NA	3.0%	1.5%	2.1%	NA
SYNNEX (1)	3.0%	3.0%	3.1%	3.4%	2.7%	2.7%	2.9%	3.1%
Mean	4.4%	4.0%	4.2%	4.5%	3.5%	3.0%	3.4%	3.8%
Median	3.8%	3.3%	3.8%	4.1%	3.3%	2.8%	3.3%	3.6%
Tech Data	2.1%	2.3%	2.2%	2.4%	1.8%	2.0%	2.0%	2.2%

(1)	Excludes Concentrix

LTM = Latest Twelve Months

NTM = Next Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

EBIT = Earnings Before Interest and Taxes

Note: EBITDA includes stock based compensation expense

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

COMPANY INFORMATION	ENTERPRISE VALUE AS MULTIPLE OF
Company Name	LTM EBITDA	NTM EBITDA	NTM+1 EBITDA	LTM EBIT	NTM EBIT	NTM+1 EBIT	LTM Revenue
Arrow Electronics, Inc.	9.0x	7.4x	7.1x	10.9x	8.7x	8.3x	0.34x
Avnet, Inc.	13.6x	11.3x	9.5x	24.1x	18.9x	13.9x	0.27x
CDW Corporation	15.9x	16.4x	15.5x	21.6x	21.0x	19.6x	1.41x
Insight Enterprises, Inc.	11.8x	10.8x	9.7x	14.6x	11.8x	10.9x	0.50x
PC Connection, Inc.	13.6x	11.4x	10.2x	16.1x	13.0x	11.5x	0.45x
ScanSource, Inc.	11.9x	8.8x	NA	21.8x	14.5x	NA	0.32x
SYNNEX (1)	9.4x	8.9x	8.6x	10.5x	9.5x	9.2x	0.28x
Mean	12.2x	10.7x	10.1x	17.1x	13.9x	12.2x	0.51x
Median	11.9x	10.8x	9.6x	16.1.x	13.0x	11.2x	0.34x

(1)	Excludes Concentrix

LTM = Latest Twelve Months

NTM = Next Twelve Months

Enterprise Value = (Market Capitalization + Management Equity + Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents + Net Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

EBIT = Earnings Before Interest and Taxes

(1)	Transaction has not closed as of valuation date, seller was in a distressed situation

Note: EBITDA includes stock based compensation expense

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
Dec-20	Ingram Micro Inc. (1)	Platinum Equity, LLC	$7,200.0	$45,771.1	$1,078.2	2.4%	0.16x	6.7x
Dec-19	Anixter International Inc.	WESCO International, Inc.	$5,000.6	$8,808.8	$535.4	6.1%	0.57x	9.3x
Jun-19	PCM, Inc.	Insight Enterprises, Inc.	$616.9	$2,155.1	$56.8	2.6%	0.29x	10.9x
Feb-16	Ingram Micro Inc.	Tianjin Tianhai Investment Co., Ltd.	$6,263.4	$43,025.9	$769.8	1.8%	0.15x	8.1x
Mean			$4,770.2	$24,940.2	$610.0	3.2%	0.29x	8.8x
Median			$5,632.0	$25,917.3	$652.6	2.5%	0.22x	8.7x
Nov-19	Tech Data Corporation	Apollo Global Management, Inc.	$5,950.6	$37,082.1	$818.6	2.2%	0.16x	7.3x
Sep-16	AVT Technology Solutions LLC and TS DivestCo B.V.	Tech Data Corporation	$2,593.1	$9,652.5	NA	NA	0.27x	NA

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Selected M&A Transactions Analysis. Duff & Phelps compared Tech Data to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction.

Summary of Selected Public Companies / Selected M&A Transactions Analyses

In order to estimate a range of enterprise values for Tech Data, Duff & Phelps applied valuation multiples to Tech Data’s LTM EBITDA ending January 31, 2021 and projected SYNNEX Adjusted EBITDA for the fiscal years ending January 31, 2022 and January 31, 2023. Duff & Phelps’ selected valuation multiples were as follows: LTM EBITDA multiple ranged from 9.0x to 10.0x, NTM EBITDA multiple ranged from 8.5x to 9.5x, and NTM + 1 EBITDA multiple ranged from 8.0x to 9.0x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of Tech Data relative to such metrics of the selected public companies and selected M&A transactions. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgement, reflected Tech Data’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the selected public companies and M&A transactions. Based on these analyses, Duff & Phelps’ selected public companies and M&A transactions analysis resulted in an estimated enterprise value for Tech Data of $7.440 billion to $8.310 billion. Duff & Phelps further estimated the range of equity value of Tech Data to be $5.602 billion to $6.472 billion by adding pro forma cash of $1.333 billion, adding the proceeds from a sale lease back transaction of $0.067 billion, subtracting pro forma debt of $2.412 billion, subtracting a working capital adjustment of $0.606 billion, and subtracting the present value of certain restructuring and other expenses of $0.220 billion.

Summary of Synergies’ Analysis

Duff & Phelps performed a DCF analysis on projected cost synergies net of projected dis-synergies after-tax (which we refer to as “Net Synergies”) expected to be realized in connection with the Merger for the fiscal years ending January 31, 2022 through January 31, 2024 as provided in the SYNNEX Financial Projections. Approximately fifty percent of the Net Synergies are expected to be realized in the first fiscal year after the consummation of the Merger and approximately fifty percent of the Net Synergies are expected to be realized in the second fiscal year after the consummation of the Merger. Duff & Phelps estimated the Terminal Value of all Net Synergies after the fiscal year ending January 31, 2024 using a perpetuity growth formula assuming a 2.5%

terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the economy and SYNNEX’ and the Tech Data’s combined business. Duff & Phelps used discount rates ranging from 11.75% to 13.75%, reflecting Duff & Phelps’ estimate of Tech Data’s cost of equity, to discount the projected Net Synergies and the Terminal Value of the Net Synergies. Based on these assumptions, Duff & Phelps’ DCF analysis resulted in an estimated value for the Net Synergies of $610 million to $740 million.

Duff & Phelps added the present value of Net Synergies to its estimate of the range of equity value of Tech Data to estimate the total value to be received by SYNNEX in the Merger.

Summary of Financial Analysis

Based on Duff & Phelps’ analysis, the concluded range of total value to be received by the Company, excluding the Net Synergies, was estimated to be $5.542 billion to $6.442 billion. Based on Duff & Phelps’ analysis, the concluded range of total value to be received by the Company, including the Net Synergies, was estimated to be $6.152 billion to $7.182 billion. The total consideration to be paid by SYNNEX in the Merger was estimated to be $6.127 billion based on the Company’s common share price of $102.67 as of March 12, 2021.

Duff & Phelps noted that the consideration to be paid by SYNNEX in the Merger was below the range of the values indicated by its analyses including Net Synergies.

Duff & Phelps’ Opinion was only one of the many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its Opinion to the Board, SYNNEX agreed to pay Duff & Phelps a fee of $600,000. The fee was payable upon Duff & Phelps informing the Board that it was prepared to deliver its Opinion.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction or the conclusion reached in the Opinion.

Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its

Opinion and/or assist in the preparation or review of documents associated with the Merger. SYNNEX has also agreed to reimburse Duff & Phelps for its reasonable and documented out-of-pocket expenses and reasonable fees and expenses of counsel retained by Duff & Phelps in connection with the engagement. SYNNEX has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which SYNNEX believes are customary in transactions of this nature, were negotiated at arm’s length, and the Board is aware of these fee arrangements.

Disclosure of Prior Relationships

During the two years preceding the date of its Opinion, Duff & Phelps provided financial opinions and valuation services to SYNNEX, and provided valuation services to Tech Data’s private equity sponsor, Apollo and its affiliates (which we collectively refer to as “Apollo”). For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification. Total fees paid by each of SYNNEX and Apollo were immaterial to Duff & Phelps’ total revenues.

Interests of Directors and Executive Officers in the Merger

Members of our Board and our executive officers have various interests in the Merger described in this section that may be in addition to, or different from, the interests of SYNNEX’ stockholders generally. The members of the Board were aware of these interests and considered them at the time they approved the Merger Agreement. These interests are described below.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers. See the section titled “The Merger Agreement—Director and Officer Indemnification and Insurance.”

Certain Effects of the Merger

If the conditions to the closing of the Merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub I will be merged with and into Tiger Parent, with Tiger Parent surviving the merger and becoming a wholly owned subsidiary of SYNNEX. Immediately following the Corporate Merger, Tiger Parent will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of SYNNEX upon the terms set forth in the Merger Agreement. As the surviving corporation in the Merger, Merger Sub II will continue to exist following the Merger as a wholly owned subsidiary of SYNNEX.

If the Merger is completed, the aggregate consideration for the Merger in exchange for all the issued and outstanding Tiger Parent common shares will consist of (i) $1.61 billion in cash ($1.11 billion in cash after giving effect to the $500 million equity contribution by Tiger Holdings to Tiger Parent prior to the Effective Time) and (ii) 44 million shares of SYNNEX common stock, plus cash in lieu of any fractional shares of SYNNEX common stock, in each case, without interest (which we collectively refer to as the “Merger Consideration”). See the section entitled “The Merger Agreement—Merger Consideration.”

For information regarding the effects of the Merger on SYNNEX’ outstanding equity awards, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”

Consequences if the Merger is Not Completed

If the Share Issuance Proposal and the Authorized Share Charter Amendment Proposal are not approved by the holders of shares of SYNNEX common stock or if the Merger is not completed for any other reason, the Merger Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	no termination will relieve any party from liability for any Willful Breach;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and

•

certain other provisions of the Merger Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

For additional information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement; —Effect of Termination.”

In addition, if the Merger Agreement is terminated under specified circumstances, SYNNEX is required to pay Tiger Parent a termination fee of up to $131,683,200. For additional information, see the section entitled “The Merger Agreement—Termination Fees.”

Financing

SYNNEX anticipates that the total amount of funds necessary to directly or indirectly pay, repay, refinance or repurchase, as applicable, certain existing of its and Tech Data’s indebtedness (including indebtedness of their respective subsidiaries) will be approximately $1,185 million. These amounts will be funded through some or all of (i) the term loan portion of the takeout facility, (ii) cash on hand and (iii) the proceeds that SYNNEX intends to obtain from other financings or offerings of debt securities in lieu of borrowing under the Tranche C of the Bridge Facility. Remaining amounts under the takeout facility will be used for general corporate purposes.

Pursuant to the Bridge Commitment Letter for the Bridge Facility, SYNNEX received commitments for an aggregate principal amount of $7.5 billion in financing, consisting of $4.0 billion in aggregate principal amount of senior unsecured term bridge loans and $3.5 billion in aggregate principal amount of senior unsecured revolving credit commitments, the availability of which was and is subject to reduction upon the consummation of the Permanent Financing pursuant to the terms set forth in the Bridge Commitment Letter. The Bridge Facility originally consisted of three different tranches of senior unsecured loans: Tranche A was for a $1.5 billion senior unsecured term loan; Tranche B was for a $3.5 billion senior unsecured revolving loan; and Tranche C is for a $2.5 billion senior unsecured term loan. On April 16, 2021, SYNNEX entered into the takeout facility and pursuant to the terms of the Bridge Commitment Letter, the commitments with respect to Tranche A and Tranche B of the Bridge Facility were reduced to zero. As a result of the termination of both Tranche A and Tranche B of the Bridge Facility, only Tranche C of the Bridge Facility remains outstanding and the debt financing previously committed to under Tranche A and Tranche B of the Bridge Facility are instead committed to be provided under the takeout facility.

Pursuant to the takeout facility, SYNNEX received commitments for the extension of a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $3.5 billion, which revolving credit facility may, subject to the lenders’ discretion, potentially be increased by up to an aggregate amount of $500 million and for the extension of a senior unsecured term loan in an aggregate principal amount not to exceed $1.5 billion. The commitments under the takeout facility are subject to customary conditions. The borrower under the takeout facility is SYNNEX.

The commitments under the takeout facility terminate upon the earliest to occur of (i) with respect to the revolving commitments, the fifth anniversary of the closing date (subject, to two one-year extensions upon

SYNNEX’ prior notice to the lenders and the agreement of the lenders to extend such maturity date), (ii) in the event SYNNEX voluntarily elects to reduce such commitments to zero, on such date, or subject to certain conditions, following an event of default, (iii) if the closing does not occur prior to such date, five business days after the termination date of the Merger Agreement, and (iv) the date that the Merger Agreement is terminated by SYNNEX in a signed writing in accordance with the terms of the Merger Agreement.

At this time, SYNNEX has not yet determined whether Tranche C of the Bridge Facility will be required to be utilized in conjunction with the takeout facility to provide the debt financing required to refinance certain indebtedness required to consummate the proposed transactions because such determination will be dependent on future market conditions. SYNNEX intends to obtain additional financing or issue debt securities in lieu of utilizing Tranche C of the Bridge Facility, however, there is no assurance that such alternative arrangements will be available on acceptable terms or at all. If Tranche C of the Bridge Facility is utilized there can be no assurance that any replacement or supplemental financing in lieu of or to refinance Tranche C of the Bridge Facility will be available to SYNNEX on acceptable terms or at all. SYNNEX’ ability to obtain additional debt financing, including financing to refinance, replace or supplement Tranche C of the Bridge Facility, will be subject to various factors, including market conditions and operating performance.

The funding under either the Bridge Commitment Letter or the takeout facility, as applicable, is subject to customary closing conditions, including conditions that do not relate directly to the conditions to closing in the Merger Agreement.

Takeout Facility

The proceeds of the loans under the takeout facility will be used to provide a portion of the debt financing required to refinance certain indebtedness of SYNNEX and Tech Data, which is required to consummate the proposed transaction, together with the payment of related fees and expenses. After the closing date, the revolving credit facility will, subject to customary conditions, be available for general corporate purposes or any other purpose not prohibited by the takeout facility.

Interest Rate

The interest rate per annum applicable to the loans under the takeout facility are, at SYNNEX’ option, equal to either a base rate or a LIBOR (or successor) rate plus an applicable margin, which may (in the case of LIBOR loans) range from 1.125% to 1.75%, based on SYNNEX’ public debt rating (as defined in the New Credit Agreement). The applicable margin on base rate loans is 1.00% less than the corresponding margin on LIBOR (or successor rate) based loans.

Amortization and Prepayments

The maturity of the take out facility will be five years after the closing date, subject, in the case of the revolving credit facility, to two one-year extensions upon SYNNEX’ prior notice to the lenders and the agreement of the lenders to extend such maturity date. Once advanced, the outstanding principal amount of the term loan under the takeout facility will be payable in equal quarterly amounts equal to 1.25% of the principal outstanding balance, commencing on the last day of the first full fiscal quarter after the closing date, with the outstanding principal amount of the term loans due in full on the maturity date. The term loan portion of the takeout facility is not subject to mandatory prepayment. SYNNEX may prepay all or any portion of the term loans under the takeout facility prior to maturity without premium or penalty, subject to reimbursement of any LIBOR breakage costs of the lenders.

Conditions to Closing

The obligation of the lenders to fund the loans under the takeout facility on the closing date is subject, among other things, to:

•

consummation of the Merger substantially concurrently with the closing and funding of the takeout facility in all material respects in accordance with the Merger Agreement, without any amendment or modification thereto which is materially adverse to the interests of the lenders under the takeout facilities, who are collectively referred to in this proxy statement as the takeout lenders, unless approved by the agent under the takeout facility (such approval not to be unreasonably withheld, delayed or conditioned);

•	the accuracy of certain limited representations and warranties;

•	delivery of historical consolidated financial statements of SYNNEX and Tech Data;

•	delivery of pro forma financial statements of SYNNEX and its subsidiaries, after giving effect to the transactions;

•	the repayment of certain indebtedness of SYNNEX, Tech Data and their respective subsidiaries substantially concurrent with the closing of the takeout facility;

•	solvency of SYNNEX and its subsidiaries, on a consolidated basis, after giving effect to the consummation of the transactions; and

•	since March 22, 2021, no material adverse effect on Tech Data.

For more information, see “The Merger Agreement—Financing.”

Certain Covenants and Events of Default

The takeout facility contains customary affirmative and negative covenants and events of default (including relating to a change of control) that are customary for similar facilities for similarly rated borrowers. Among other things, such negative covenants restrict, subject to certain exceptions, the ability of SYNNEX and its subsidiaries, to create liens, incur indebtedness (solely with respect to any non-guarantor subsidiary of SYNNEX), mergers or consolidations, enter into certain transactions with affiliates, or change the nature of their business. In addition, the takeout facility contains financial covenants which require SYNNEX to maintain at the end of any of its fiscal quarters commencing with the first full fiscal quarter ending after entry into the takeout facility, (i) a consolidated leverage ratio that may not exceed 4.25 to 1.00 for the first four full fiscal quarters following entry into the takeout facility and 4.00 to 1.00 thereafter, and (ii) an interest coverage ratio of not less than 3.50 to 1.00.

Regulatory Approvals

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. If the FTC or DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier. Under the Merger Agreement, completion of the Merger is conditioned on the HSR Act Clearance.

Neither SYNNEX nor Tiger Parent will agree, directly or indirectly, to extend any waiting period under the HSR Act or other applicable law or to any timing agreement with the FTC, the Antitrust Division or any other governmental entity, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

On April 2, 2021, SYNNEX and Tiger Parent filed their respective notification and report forms under the HSR Act with respect to the Merger with the FTC and DOJ, which triggered the start of the HSR Act waiting period. Unless the FTC and DOJ grant early termination of the HSR Act review period (subject to the FTC and DOJ’s lifting of the current suspension of review period early terminations) or the FTC or DOJ formally requests additional information concerning the Merger, the waiting period will expire on May 3, 2021.

At any time before or after the Merger is completed, the FTC or DOJ could take action under U.S. federal antitrust laws in opposition to the Merger, including seeking to enjoin completion of the Merger, condition adoption of the Merger Agreement upon the divestiture of assets of Tiger Parent, SYNNEX or their respective subsidiaries or impose restrictions on SYNNEX’ post-Merger operations or other conditions. In addition, U.S. state attorneys general could take such action under state antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the Merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the U.S. federal or state antitrust laws under some circumstances.

For a description of SYNNEX’ and Tiger Parent’s respective obligations under the Merger Agreement with respect to regulatory approvals, see the section entitled “The Merger Agreement—Covenant and Agreements—Efforts to Complete the Merger.”

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by the Merger Agreement, which is attached to this proxy statement as Annex A and which constitutes part of this proxy statement. We encourage you to read carefully the Merger Agreement in its entirety because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by SYNNEX, Tiger Parent, Merger Sub I, and Merger Sub II in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between SYNNEX, Tiger Parent, Merger Sub I, and Merger Sub II rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Except for the right of Tiger Holdings to receive the Merger Consideration after the closing of the Merger, investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of SYNNEX, Tiger Parent, Merger Sub I, and Merger Sub II, or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants and agreements in the Merger Agreement as actual limitations on the respective businesses of SYNNEX, Tiger Parent, Merger Sub I, and Merger Sub II because the parties to the Merger Agreement may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding SYNNEX, Tiger Parent, Merger Sub I, and Merger Sub II, or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that SYNNEX has made or will make with the SEC. See the section entitled “Where You Can Find More Information.”

Structure of the Merger

The Merger Agreement provides for a two-step merger. Subject to the terms and conditions of the Merger Agreement, Merger Sub I will merge with and into Tiger Parent, with Tiger Parent surviving the merger and becoming a wholly owned subsidiary of SYNNEX. Immediately following such merger, Tiger Parent, as the surviving corporation will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of SYNNEX (as mentioned above, the Corporate Merger and the LLC Merger, are collectively referred to herein as the “Merger”). The Merger is intended to be considered together as a single integrated transaction for U.S. federal income tax purposes and to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We collectively refer to SYNNEX and the surviving entity, after giving effect to the Merger, together with their subsidiaries, as the “combined company.”

Merger Consideration

If the Merger is completed, the aggregate consideration for the Merger in exchange for all the issued and outstanding Tiger Parent common shares will consist of (i) $1.61 billion in cash ($1.11 billion in cash after giving effect to the $500 million equity contribution by Tiger Holdings to Tiger Parent prior to the Effective Time) and (ii) 44 million shares of SYNNEX common stock, plus cash in lieu of any fractional shares of SYNNEX common stock, in each case, without interest.

Closing

Unless another date, time or place is agreed to in writing by SYNNEX and Tiger Parent, the closing of the Merger will occur electronically (including by email) by the exchange of required closing deliverables no later than the fifth business day after satisfaction (or waiver to the extent legally permissible) of the closing conditions described below under “—Conditions to the Merger” (except for any conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions). However, in the event the closing would otherwise be required to occur during the last seven days of any fiscal quarter of SYNNEX, then, SYNNEX may elect to have the closing occur instead on the earlier of (i) the first business day of the following SYNNEX’ fiscal quarter, or (ii) the termination date of the Merger Agreement which is described below under “—Termination of the Merger Agreement” (unless the parties mutually agree to another date).

Effective Time

The Corporate Merger will become effective at the time the certificate of merger relating to the Corporate Merger has been duly filed with the Secretary of State of the State of Delaware or at such other time agreed upon by SYNNEX and Tiger Parent and specified in such certificate of merger. Similarly, the LLC Merger will become effective at the time the certificate of merger relating to the LLC Merger has been duly filed with the Secretary of State of the State of Delaware or at such other time agreed upon by SYNNEX and Tiger Parent and specified in such certificate of merger.

Conversion of Shares; Exchange of Certificates

The conversion of the Tiger Parent common shares into the right to receive the Merger Consideration will occur automatically in connection with the Merger. Effective upon the Merger, the Tiger Parent common shares will no longer be outstanding and will cease to exist, and each certificate that previously represented the Tiger Parent common shares will represent only the right to receive the Merger Consideration, including (a) shares of SYNNEX, (b) cash in lieu of fractional shares, (c) any dividends or distributions which the holder thereof has the right to receive, and (d) amount of cash which such shares have been converted into the right to receive, as described above and subject to the terms and conditions set forth in the Merger Agreement. No interest will be paid or accrue on any cash payable upon conversion of the shares of Tiger Parent’s common stock.

SYNNEX, Tiger Parent, the Merger Sub I, Merger Sub II and any other person that has a withholding obligation will be entitled to deduct and withhold from the consideration otherwise payable to any person under the Merger Agreement any amounts required to be deducted and withheld from such payment under applicable tax laws.

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of SYNNEX, Merger Sub I, Merger Sub II and Tiger Parent to complete the Merger are subject to satisfaction of various conditions, including the following:

•	SYNNEX’ stockholder approval shall have been obtained;

•	the SYNNEX common stock issuable as Merger Consideration will have been authorized for listing on the NYSE;

•	the HSR Act Clearance and other required regulatory approvals will have been obtained; and

•	no law, order, injunction or decree will be in effect that prevents, makes illegal or prohibits the Merger.

Conditions to the Obligations of SYNNEX, Merger Sub I, and Merger Sub II to Complete the Merger

In addition, the obligations of SYNNEX, Merger Sub I and Merger Sub II to complete the Merger are subject to the satisfaction (or waiver to the extent legally permissible) at or prior to the closing of the following conditions:

•

the representations and warranties of Tiger Parent set forth in the Merger Agreement with respect to (i) certain corporate organization matters, (ii) certain capitalization matters, (iii) certain authority matters, (iv) that Tiger Parent entering into the Merger Agreement will not violate its organizational documents, (v) brokers matters, and (vi) the absence of a Tiger Parent material adverse effect or any event, change, effect, development or occurrence that would be reasonably expected to result in, individually or in the aggregate, a Tiger Parent material adverse effect since January 31, 2021 and through the date of the Merger Agreement being accurate in all respects as of the date of the Merger Agreement and as of the closing as if made as of the closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided that certain representation and warranties referred to in clauses (ii) and (iii) above, shall be accurate other than de minimis failures;

•

the representations and warranties of Tiger Parent set forth in the Merger Agreement with respect to Tiger Parent having any knowledge or written notice of any significant deficiencies and material weaknesses in the design or operation of Tiger Parent’s internal accounting controls which are reasonably likely to adversely affect Tiger Parent’s ability to record and report financial information being accurate in all respects as of the date of the Merger Agreement and as of the closing as if made as of the closing;

•

the representations and warranties of Tiger Parent set forth in the Merger Agreement with respect to Tiger Parent having any knowledge or written notice of any fraud, whether or not material, that involves management or other employees who have a significant role in Tiger Parent’s internal accounting controls being accurate in all respects as of the date of the Merger Agreement and in all material respects as of the closing as if made as of the closing;

•

the representations and warranties of Tiger Parent set forth in the Merger Agreement with respect to (i) certain financial statement matters, (ii) absences of certain changes matters, (iii) tax matters, (iv) related party transaction matters, and (v) Tiger Parent’s board recommendation being accurate in all material respects, without giving effect to any qualification as to materiality set forth in such representations or warranties, being accurate as of the date of the Merger Agreement and as of the closing as if made as of the closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of Tiger Parent set forth in the Merger Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) being accurate as of the date of the Merger Agreement and as of the closing as if made as of the closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided that such representations and warranties shall be deemed to be accurate unless any failure to be accurate, either individually or in the aggregate (without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Tiger Parent;

•	Tiger Parent having performed in all material respects the obligations and agreements required to be performed by it under the Merger Agreement at or prior to the closing

•

SYNNEX having received a certificate dated as of the closing date and signed on behalf of Tiger Parent by the Chief Executive Officer or the Chief Financial Officer of Tiger Parent, certifying the satisfaction of the above conditions;

•

since the date of the Merger Agreement, no Tiger Parent material adverse effect nor any event, change, effect, development or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Tiger Parent material adverse effect having occurred;

•	the written consent of the sole stockholder of Tiger Parent, approving the Merger Agreement and the Merger, remaining in effect and full force;

•	SYNNEX having received a duly executed counterpart of the Investor Rights Agreement from Tiger Holdings; and

•

SYNNEX having received reasonably acceptable evidence that Tiger Parent had caused one or more of its affiliates to make an equity contribution to Tiger Parent of at least $500,000,000 in cash, in exchange for shares of Tiger Parent’s common stock.

Conditions to the Obligations of Tiger Parent to Complete the Merger

In addition, the obligations of Tiger Parent to complete the Merger are subject to the satisfaction (or waiver to the extent legally permissible) at or prior to the closing of the following conditions:

•

the representations and warranties of SYNNEX, Merger Sub I and Merger Sub II set forth in the Merger Agreement with respect to (i) certain corporate organization matters, (ii) certain capitalization matters, (iii) certain authority matters, (iv) that SYNNEX, Merger Sub I and Merger Sub II entering into the Merger Agreement will not violate their organizational documents, (v) brokers matters, and (vi) the absence of a SYNNEX material adverse effect or any event, change, effect, development or occurrence that would be reasonably expected to result in, individually or in the aggregate, a SYNNEX material adverse effect since November 30, 2020 and through the date of the Merger Agreement being accurate in all respects as of the date of the Merger Agreement and as of the closing as if made as of the closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided that certain representation and warranties referred to in clause (ii) above shall be accurate other than de minimis failures;

•

the representations and warranties of SYNNEX, Merger Sub I and Merger Sub II set forth in the Merger Agreement with respect to SYNNEX having any knowledge or written notice of any significant deficiencies and material weaknesses in the design or operation of SYNNEX internal accounting controls which are reasonably likely to adversely affect SYNNEX’ ability to record and report financial information being accurate in all respects as of the date of the Merger Agreement and as of the closing as if made as of the closing;

•

the representations and warranties of SYNNEX, Merger Sub I and Merger Sub II set forth in the Merger Agreement with respect to SYNNEX having any knowledge or written notice of any fraud, whether or not material, that involves management or other employees who have a significant role in SYNNEX’ internal accounting controls being accurate in all respects as of the date of the Merger Agreement and in all material respects as of the closing as if made as of the closing;

•

the representations and warranties of SYNNEX, Merger Sub I and Merger Sub II set forth in the Merger Agreement with respect to (i) certain financial statement matters, (ii) absences of certain changes matters, (iii) tax matters, (iv) related party transaction matters, (v) SYNNEX, Merger Sub I and Merger Sub II board recommendation matters, and (vi) fairness opinion matters being accurate in all material respects, without giving effect to any qualification as to materiality set forth in such representations or warranties, being accurate as of the date of the Merger Agreement and as of the closing as if made as of the closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of SYNNEX, Merger Sub I and Merger Sub II set forth in the Merger Agreement (read without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties) being accurate as of the date of the Merger Agreement and as of the closing as if made as of the closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided that such representations and warranties shall be deemed to be accurate unless any failure to be accurate, either individually or in the aggregate (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties) has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on SYNNEX;

•	SYNNEX having performed in all material respects the obligations and agreements required to be performed by it under the Merger Agreement at or prior to the closing;

•

Tiger Parent having received a certificate dated as of the closing date and signed on behalf of SYNNEX by the Chief Executive Officer or the Chief Financial Officer of SYNNEX, certifying the satisfaction of the above conditions;

•

since the date of the Merger Agreement, no SYNNEX material adverse effect nor any event, change, effect, development or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a SYNNEX material adverse effect having occurred; and

•	Tiger Holdings having received a duly executed counterpart of the Investor Rights Agreement from SYNNEX.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by mutual written agreement of SYNNEX and Tiger Parent. The Merger Agreement may also be terminated by either SYNNEX or Tiger Parent if:

•

any legal restraint, including the denial of any required regulatory approval, is in effect that has become final and nonappealable, except that no party may terminate the Merger Agreement as described in this bullet point if the existence of such legal restraint was principally caused by such party’s failure to perform or observe any of its obligations, covenants or agreements under the Merger Agreement;

•

the Merger has not occurred on or before 11:59 p.m. on the outside date of December 22, 2021, except that, if on the outside date, all of the closing conditions described under “—Conditions to the Merger” have been satisfied or duly waived by all parties entitled to the benefit thereof except for closing conditions regarding the existence of a legal restraint or HSR Act Clearance or a required regulatory approval, a party may extend the outside date to March 22, 2022, and if such circumstances continue to exist on such extended outside date, a party may then further extend the outside date to June 22, 2022, except that no party may extend the outside date as described in this bullet point if the failure of the Merger to occur on or by the outside date was principally caused by such party’s failure to perform or observe any of its obligations, covenants or agreements under the Merger Agreement;

•

if the other party has breached any of the obligations, covenants or agreements, or representations or warranties of the other party, such that if that breach was in effect as of the closing, the other party would not be able to satisfy it closing conditions described under “—Conditions to the Merger”, and the other party did not cure such breach within 30 days after receiving written notice of the breach from the terminating party, except that no party may terminate the Merger Agreement as described in this bullet point if it is then in material breach of any of its obligations, covenants or other agreements under the Merger Agreement; or

•

SYNNEX’ stockholders fail to approve the Share Issuance Proposal and the Authorized Share Charter Amendment at the special meeting or at any adjournment or postponement thereof at which a vote on such proposals and matters is taken.

The Merger Agreement may be terminated by Tiger Parent at any time prior to receipt of SYNNEX’ stockholder approval, if SYNNEX has made a change of recommendation as described under the section entitled “—Change of Recommendation”; or SYNNEX has committed a Willful Breach of certain of its non-solicitation obligations.

The Merger Agreement may be terminated by SYNNEX, at any time prior to obtaining SYNNEX’ stockholder approval, in order to accept a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “—Covenants and Agreements—No Solicitation; —Change of Recommendation”.

Effect of Termination

If the Merger Agreement is terminated as described in “—Termination of the Merger Agreement” above, the Merger Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	no termination will relieve any party from liability for any Willful Breach;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and

•

certain other provisions of the Merger Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

Termination Fees

We refer to the fees described below as the termination fees.

If the Merger Agreement is terminated under certain circumstances, SYNNEX must pay Tiger Parent a termination fee or reimburse Tiger Parent for its reasonable fees, costs and other expenses directly related to the Merger. These payments are Tiger Parent’s sole and exclusive remedy, except in the case of a Willful Breach, for any claims arising out of the Merger Agreement, together with any costs and expenses incurred by Tiger Parent in enforcing payment of such termination fee. In no event will SYNNEX be required to pay to Tiger Parent more than one termination fee. The Merger Agreement provides that SYNNEX will pay Tiger Parent a termination fee of $131,683,200 in cash in connection with a termination of the Merger Agreement under the following circumstances:

•

prior to obtaining SYNNEX’ stockholder approval, SYNNEX terminates the Merger Agreement in order to accept a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “—Covenants and Agreements—No Solicitation; —Change of Recommendation”;

•

prior to obtaining SYNNEX’ stockholder approval, Tiger Parent terminates the Merger Agreement in connection with the Board having made a change of recommendation as described under the section entitled “—Change of Recommendation” or following a Willful Breach by SYNNEX of its non-solicitation obligations;

The Merger Agreement provides that SYNNEX will pay Tiger Parent any reasonable costs and expenses incurred by Tiger Parent directly related to the Merger (which we refer to as the “Company Costs”), if either SYNNEX or Tiger Parent terminate the Merger Agreement because SYNNEX’ stockholders fail to approve the Share Issuance Proposal and the Authorized Share Charter Amendment at the special meeting or at any adjournment or postponement thereof at which a vote on such proposals and matters is taken. The Merger Agreement further provides that in the event that (i) an acquisition proposal of SYNNEX is proposed to the Board or publicly by a third party and not withdrawn at least two business days prior to SYNNEX’ stockholder meeting, and (ii) the Merger Agreement is terminated because SYNNEX’ stockholders fail to approve the Share Issuance Proposal and the Authorized Share Charter Amendment at the special meeting or at any adjournment or postponement thereof at which a vote on such proposals and matters is taken, and (iii) within the following 12 months after such termination, SYNNEX enters into an agreement regarding an alternative acquisition proposal, and actually consummates such transaction, that SYNNEX will pay Tiger Parent a tail termination fee (without duplication of the amount of the Company Costs actually paid by SYNNEX) in an amount equal to:

•

$131,683,200 if SYNNEX consummates or enters into a definitive agreement with respect to such alternative acquisition transaction within six months after the date of termination of the Merger Agreement;

•

$86,275,200 if SYNNEX consummates or enters into a definitive agreement with respect to such alternative acquisition transaction between six and nine months after the date of termination of the Merger Agreement; or

•

$40,867,200 if SYNNEX consummates or enters into a definitive agreement with respect to such alternative acquisition transaction between nine and 12 months after the date of termination of the Merger Agreement.

Covenants and Agreements

Conduct of the Business of Tiger Parent

Tiger Parent has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the completion of the Merger.

Tiger Parent has agreed that, except (i) as required by the Merger Agreement, (ii) to the extent action is reasonably taken in response to the COVID-19 pandemic and consistent with its prior actions in response to the COVID-19 pandemic and discussed in advance with SYNNEX, or (iii) as consented to in writing by SYNNEX, it will and will cause its subsidiaries to:

•	conduct its business in the ordinary course in all material respects; and

•	use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.

In addition, Tiger Parent has agreed that, except as required or contemplated by the Merger Agreement or as consented to in writing by SYNNEX (such consent not to be unreasonably withheld, delayed or conditioned), Tiger Parent will not and will cause its subsidiaries not to:

•

incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (A) intercompany indebtedness and guarantees thereof, (B) borrowings in the ordinary course under any existing revolving credit facility, settlement facility, commercial paper program, corporate credit facility or other line of credit up to the existing amount committed thereunder, or (C) indebtedness incurred in the ordinary course of business for borrowed money not in excess of $250,000,000 in the aggregate;

•	adjust, split, combine or reclassify any of its capital stock;

•

make, declare, pay or set a record date for any dividend, withdrawal, redemption or any other distribution on or payment with respect to, any shares of its capital stock (whether directly or indirectly to affiliates of stockholders) or any payments to any of its stockholders or their affiliates, other than dividends paid by any of Tiger Parent’s subsidiaries to Tiger Parent or its wholly-owned subsidiaries;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible or exchangeable into, or exercisable for (including any options, warrants, or other rights of any kind to acquire), any shares of its capital stock or other equity or voting securities, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) to any wholly-owned subsidiary of Tiger Parent, (iii) in the ordinary course of business consistent with past practice or (iii) pursuant to certain existing, specified contracts;

•

except with respect to certain agreed upon specified exceptions or as required under applicable law or the terms of any existing employee benefit plan, (i) establish, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employees, officers, directors or consultants, other than amendments in the ordinary course of business consistent with past practice that do not increase severance obligations, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (iv) grant or accelerate the vesting of any equity-based awards or other compensation, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement, (vii) terminate any officer or any employee whose target annual compensation is greater than $400,000, other than for cause, or (viii) hire or promote any officer, employee or individual consultant who has or will have target annual compensation greater than $400,000;

•

settle any claim, suit, action or proceeding, except involving monetary remedies in an amount not in excess of $2,500,000 individually or $10,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of Tiger Parent or its subsidiaries, or the combined company, taken as a whole, following the Merger;

•	take any action or fail to take any action that could be reasonably expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the organizational documents of Tiger Parent or its material subsidiaries;

•

merge or consolidate Tiger Parent or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its significant subsidiaries;

•

make, change or revoke any material tax election, change a material annual tax accounting period, adopt or change any material tax accounting method, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved therefor, in each case, other than in the ordinary course of business; or

•	agree to take or make any commitment to take any of the actions prohibited by bullets set forth above.

Conduct of the Business of SYNNEX

SYNNEX has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the completion of the Merger.

SYNNEX has agreed that, except (i) as required by the Merger Agreement or the financing described under “—Financing”, (ii) to the extent action is reasonably taken in response to the COVID-19 pandemic and consistent with its prior actions in response to the COVID-19 pandemic, or (iii) as consented to in writing by Tiger Parent, it will and will cause its subsidiaries to:

•	conduct its business in the ordinary course in all material respects; and

•	use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.

In addition, SYNNEX has agreed that, except as required or contemplated by the Merger Agreement or as consented to in writing by Tiger Parent (such consent not to be unreasonably withheld, delayed or conditioned), SYNNEX will not and will cause its subsidiaries not to:

•

incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (i) intercompany indebtedness and guarantees thereof, (ii) borrowings in the ordinary course under any existing revolving credit facility, settlement facility, commercial paper program, corporate credit facility or other line of credit up to the existing amount committed thereunder, (iii) indebtedness incurred in the ordinary course of business for borrowed money not in excess of $250,000,000 in the aggregate, or (iv) in connection with the financing described under “—Financing.”

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, any shares of its capital stock other than (i) certain specified regular quarterly cash dividends by SYNNEX, or (B) dividends paid by any of SYNNEX’ subsidiaries to SYNNEX or any of its wholly-owned subsidiaries;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, except (i) pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms, or (ii) the grant of equity compensation awards, in the ordinary course of business consistent with past practice;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) to any wholly-owned subsidiary of SYNNEX, (ii) in the ordinary course of business consistent with past practice or (iii) pursuant to certain specified contracts;

•

except with respect to certain agreed upon specified exceptions or as required under applicable law or the terms of any existing employee benefit plan, (i) establish, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employees, officers, directors or consultants, other than amendments in the ordinary course of business consistent with past practice that do not increase severance obligations, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (iv) grant or accelerate the vesting of any equity-based awards or other compensation, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement, (vii) terminate any officer or any employee whose target annual compensation is greater than $400,000, other than for cause, or (viii) hire or promote any officer, employee or individual consultant who has or will have target annual compensation greater than $400,000;

•

settle any claim, suit, action or proceeding, except involving monetary remedies in an amount not in excess of $2,500,000 individually or $10,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of SYNNEX or its subsidiaries, or the combined company, taken as a whole, following the Merger;

•	take any action or fail to take any action that could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the organizational documents of SYNNEX or any of its material subsidiaries;

•	merge or consolidate SYNNEX with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself;

•

make, change or revoke any material tax election, change a material annual tax accounting period, adopt or change any material tax accounting method, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved therefor, in each case, other than in the ordinary course of business; or

•	agree to take or make any commitment to take any of the actions prohibited by bullets set forth above.

SYNNEX’ Stockholders Meeting

As soon as reasonably practicable, but no later than 45 days, after the date of the Merger Agreement, SYNNEX agreed to prepare, in consultation with Tiger Parent, and file with the SEC the preliminary proxy statement. Furthermore, as soon as reasonably practicable, but no later than 45 days, after the expiration of the 10-day waiting period promulgated under the Exchange Act or the date on which SYNNEX learns the SEC has no further comments on the proxy statement, SYNNEX agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the adoption of the Merger Agreement Proposal, the Share Issuance Proposal, the Authorized Share Charter Amendment Proposal and the Corporate Opportunity Charter Amendment Proposal. Unless the Board has made a change of recommendation as described under the section entitled “—Change of Recommendation,” SYNNEX will recommend that its stockholders adopt the Merger Agreement Proposal, the Share Issuance Proposal, the Authorized Share Charter Amendment Proposal and the Corporate Opportunity Charter Amendment Proposal, and use its reasonable best efforts to solicit from its stockholders proxies in favor of such proposals and take all other action necessary or advisable to obtain such stockholder approval.

Stock Exchange Listing

SYNNEX has agreed to use its reasonable best efforts to cause the shares of SYNNEX common stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Merger.

No Solicitation

Each of SYNNEX and Tiger Parent mutually agreed to immediately cease discussions or negotiations with any other person that may have been ongoing prior to the date of the Merger Agreement, with respect to any alternative acquisition proposal of SYNNEX or Tiger Parent, as applicable, and to request the return or destruction of any confidential information previously delivered to any such person.

Each of SYNNEX and Tiger Parent has agreed that it will not, and will cause each of its subsidiaries and other respective representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any alternative acquisition proposal;

•	engage or participate in any negotiations with any person concerning any alternative acquisition proposal;

•	provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any alternative acquisition proposal; or

•

approve or enter into any acquisition agreement, term sheet, letter of intent, memorandum of understanding or other similar agreement in connection with or relating to any alternative acquisition proposal (unless the Merger Agreement has been terminated).

If, prior to the receipt of SYNNEX’ stockholder approval, SYNNEX receives a bona fide written alternative acquisition proposal not solicited in violation its non-solicitation obligations under the Merger Agreement,

SYNNEX may furnish confidential or nonpublic information to, and participate in such negotiations or discussions with, the person making the alternative acquisition proposal, if the Board concludes in good faith, after consulting with such outside advisors as it determines in good faith to be reasonably necessary, that taking such actions would be required to comply with its fiduciary duties. Before furnishing any confidential or nonpublic information, SYNNEX may and shall enter into a confidentiality agreement with the person making such alternative acquisition proposal that contains terms no less favorable than the confidentiality agreement between SYNNEX and Tiger Parent (provides that such confidentiality agreement shall not give such person with any exclusive right to negotiate with SYNNEX, and shall otherwise permit SYNNEX to comply with its obligations under the Merger Agreement).

SYNNEX must promptly (within 24 hours) advise Tiger Parent if it has received any alternative acquisition proposal or any inquiry which could reasonably be expected to lead to an alternative acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or alternative acquisition proposal). SYNNEX must further provide Tiger Parent with an unredacted copy of any such alternative acquisition proposal and any draft agreements or other materials received in connection with any such inquiry or alternative acquisition proposal. SYNNEX must keep Tiger Parent apprised of any material developments and negotiations, including any (i) amendment or modification to the economic terms of such alternative acquisition proposal or (ii) any other material amendment or modification to the terms us such proposal.

For purposes of the Merger Agreement, an alternative acquisition proposal means, with respect to SYNNEX or Tiger Parent, as applicable (other than the Merger contemplated by the Merger Agreement), any proposal or offer from third party, relating to

•	any acquisition of 20% or more of the consolidated assets of a party and its subsidiaries;

•

any acquisition twenty percent 20% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the party;

•

any tender offer or exchange offer that, if consummated, would result in such third party or its affiliates beneficially owning 20% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the party; or

•

a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty percent 20% or more of the consolidated assets of the party, which would result in the stockholders of such party prior to such transaction ceasing to own at least 80%, directly or indirectly, of such party or its subsidiaries.

Change of Recommendation

Subject to the following paragraph, the Board may not change its recommendation that SYNNEX’ stockholders vote “FOR” the adoption of the Merger Agreement Proposal, the Share Issuance Proposal, the Authorized Share Charter Amendment Proposal and the Corporate Opportunity Charter Amendment Proposal. Under the Merger Agreement, a change in recommendation will occur if the Board (i) withholds, withdraws, modifies or qualifies in a manner adverse to Tiger Parent its recommendation, (ii) fails to make its recommendation in this proxy statement, (iii) adopts, approves, recommends or endorses an alternative acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an alternative acquisition proposal, (iv) if an alternative acquisition proposal is made public, fails to publicly (and without qualification) disapprove of such alternative acquisition proposal or reaffirm its recommendation within 10 business days, or (v) publicly proposes to do any of the foregoing.

Prior to obtaining the approval of SYNNEX’ stockholders, the Board may make a change of recommendation (i) in connection with a bona fide, written alternative acquisition proposal (with applicable thresholds in the definition of alternative acquisition proposal equal to 80% instead of 25%) that was not solicited in violation of the non-solicitation obligations described above, which the Board determines in good faith (after consulting with such outside advisors as it determines to be reasonably necessary) to be more favorable to SYNNEX and its stockholders than the Merger from a financial point of view and is reasonably likely to be consummated, in each case, taking into account all relevant factors (including the terms and conditions of such alternative acquisition proposal and the Merger Agreement and any changes to the terms of Merger Agreement proposed by Tiger Parent), which is referred to as a “superior acquisition proposal” or (ii) in response to a material event, change, effect, development or occurrence, subject to certain exceptions relating to regulatory approvals, that was not known to the Board prior to the date of the Merger Agreement and does not relate to or involve an alternative acquisition proposal, which we refer to as an “intervening event.”

Prior to making a change in recommendation, the Board must (i) provide Tiger Parent with four business days’ prior written notice of its intention to change its recommendation and a reasonable description of the event or circumstances giving rise to its determination to change its recommendation (including, if the change of recommendation is in response to a superior acquisition proposal, the latest material terms and conditions and the identity of the third party making the superior acquisition proposal, including any amendment or modification to the economic terms of, or any other material amendment or modification to, such superior acquisition proposal) and (ii) at the end of the four business days’ notice period, take into account any amendment or modification to the Merger Agreement proposed by Tiger Parent and determine in good faith, after consulting with such outside advisors as it determines reasonably necessary, that changing its recommendation would nevertheless be required to comply with its fiduciary duties (if there is a subsequent change to the economic terms of or any other material amendment to the superior acquisition proposal, it will be considered a new superior acquisition proposal, and the Board must provide Tiger Parent with a new two business days’ notice period).

Even if the Board changes its recommendation, unless the Merger Agreement is terminated, the special meeting of the stockholders of SYNNEX shall be convened and the Merger Agreement Proposal, the Share Issuance Proposal, the Authorized Share Charter Amendment Proposal and the Corporate Opportunity Charter Amendment Proposal shall be submitted to SYNNEX’ stockholders.

Efforts to Complete the Merger

SYNNEX and Tiger Parent have agreed to cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement as promptly as practicable; (ii) make, or cause to be made, the registrations, declarations and filings required for HSR Act Clearance, the required filings, and the required consents, (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of governmental entities, and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity challenging Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

In furtherance of the parties’ reasonable best efforts, each of SYNNEX, Tiger Parent, and their respective subsidiaries, as applicable, to the extent required in order to obtain HSR Act Clearance, the required filings, and the required consents, or any other approvals of a governmental entity required to consummate the transactions contemplated by the Merger Agreement has agreed to (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein; and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (which we collectively refer to as “regulatory concessions”). However, neither party nor its subsidiaries are required to, and neither party shall without the consent of the other party, agree or consent to a regulatory concession (including any divesture) that would be or would reasonably be expected to be, individually or in the aggregate, material to the combined company, taken as a whole, following the Merger.

SYNNEX and Tiger Parent have agreed to use reasonable best efforts (until the Merger Agreement is terminated) to (i) oppose or defend against any proceeding by any governmental entity to prevent or enjoin the consummation of the Merger or (ii) overturn any regulatory order by any governmental entity preventing consummation of the Merger, including by defending against or seeking to vacate, overturn, terminate or appeal any order that would prevent or materially delay the consummation of the Merger.

The parties have also agreed to not, and to cause their respective subsidiaries to not, acquire or agree to acquire, by merger or consolidation, or by purchasing the assets or equity of, any business, corporation, partnership, association, or business organization or division, or take any other similar action, if taking such action would reasonably be expected to (i) materially delay obtaining, or materially increase the risk of not obtaining, HSR Act Clearance, the required filings, the required consents, or any other authorizations, consents, orders, clearances or approvals of a governmental entity necessary to consummate the transactions contemplated by the Merger Agreement; (ii) increase, in any material respect, the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iii) increase the risk, in any material respect, of not being able to remove an order, on appeal or otherwise, that prohibits the consummation of the transactions contemplated by the Merger Agreement; or (iv) prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

Financing

Financing Not a Condition to the Merger

In connection with its entry into the Merger Agreement, SYNNEX entered into a Bridge Commitment Letter, under which Citi and certain other financing institutions joining thereto pursuant to the terms thereof committed to provide $7.5 billion in aggregate principal amount of senior unsecured commitments. On April 16, 2021, SYNNEX entered into a $5.0 billion takeout facility in the aggregate, pursuant to which the takeout lenders have committed to provide a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $3.5 billion and a senior unsecured term loan in an aggregate principal amount not to exceed $1.5 billion. Upon entry into the takeout facility, the commitments under the Bridge Commitment Letter were reduced by $5.0 billion to $2.5 billion. The applicable lenders’ obligations to fund their respective remaining commitments under the Bridge Commitment Letter and under the takeout facility are subject to several conditions as set forth in the Bridge Commitment Letter and in the takeout facility, including, among others, completion of the Merger, the non-occurrence of a material adverse effect on Tech Data, the accuracy of certain representations and warranties related to both SYNNEX and Tech Data and SYNNEX’ and Tech Data’s delivery of certain financial statements.

The availability of the term loan commitments under the Bridge Commitment Letter and the loans under the takeout facility are not conditions to SYNNEX’ or either Merger Sub’s respective obligations under the Merger Agreement.

Cooperation of SYNNEX

Until the closing or the termination of the Merger Agreement, SYNNEX has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, advisable and proper in connection with the arrangement, marketing and consummation of the issuance of any debt securities and/or the incurrence of any other Permanent Financing by SYNNEX that is reasonably acceptable to SYNNEX and Tiger Parent in lieu of the Financing.

Furthermore, in the event any funds required to satisfy the transaction uses become unavailable on the terms and conditions contemplated in the Commitment Letter or the financing agreements, SYNNEX has agreed to use reasonable best efforts to obtain Alternative Financing in an amount sufficient to allow it to satisfy the transaction uses, and to obtain the Alternative Commitment Letter on terms and conditions reasonably acceptable to SYNNEX and Tiger Parent.

SYNNEX has agreed to, and to cause its subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and obtain the Financing in an amount sufficient (together with any other cash sources available to SYNNEX or its subsidiaries) to (i) repay, prepay, refinance, redeem or otherwise satisfy any indebtedness of SYNNEX, Tiger Parent or their respective subsidiaries contemplated or required to be satisfied in connection with the consummation of the transactions contemplated by the Merger Agreement, (ii) pay all fees and expenses of SYNNEX and its subsidiaries related to or arising out of the consummation of the transactions contemplated by the Merger Agreement that are required to be paid at closing, and (iii) pay all other amounts required to be paid by SYNNEX and its subsidiaries pursuant to or in connection with the Merger Agreement at closing (which we refer to collectively as the “transaction uses”), on terms and subject only to the conditions set forth in the Commitment Letter or the definitive agreements related to the Financing (which we refer to collectively, as the context may require for any applicable Financing, as the “financing agreements”).

In furtherance of the foregoing, SYNNEX has agreed to use its reasonable best efforts to (i) maintain in effect, until closing, the Commitment Letter or the financing agreements, as applicable, (ii) materially comply with the obligations that are set forth in the Commitment Letter and the financing agreements that are applicable to SYNNEX and satisfy on a timely basis all conditions precedent in the Commitment Letter and the financing agreements that are within its control, and (iii) to the extent necessary to satisfy the transaction uses, fully enforce its rights under the Commitment Letter and the financing agreements. SYNNEX has agreed that it will not, prior to the closing, release or consent to the termination of the obligations of the lenders under the Commitment Letter or the financing agreements without the consent of Tiger Parent (other than in accordance with the terms of the Commitment Letter as in effect on the date of the Merger Agreement).

SYNNEX has agreed to give Tiger Parent prompt written notice upon it obtaining knowledge of any of the following:

•

any material breach (or threatened in writing material breach) or default (or any event or circumstance that could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letter or the financing agreements;

•	any actual or threatened in writing withdrawal, repudiation or termination of the Financing by any of the lenders;

•

any material dispute or disagreement between or among any of the financing parties (on the one hand) and SYNNEX or any of its affiliates (on the other hand) party to the Commitment Letter or the financing agreements; and

•	any amendment or modification of, or waiver under, the Commitment Letter or the financing agreements.

Except for certain enumerated exceptions, SYNNEX has agreed to not, without the prior written consent of Tiger Parent, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Commitment Letter or any financing agreement, which consent in the case of an amendment, modification or restatement shall not be unreasonably withheld or delayed so long as such amendment, modification or restatement would not (i) reasonably be expected to prevent, materially impede, or materially delay the consummation of the Merger and the other transactions contemplated by Merger Agreement, materially delay or impair the availability of the Financing or make the funding of the Financing at the closing less likely to occur, (ii) reduce the aggregate amount of the Financing such that SYNNEX would have insufficient funds to satisfy the transaction uses, (iii) contain additional or modified conditions precedent to the funding of the Financing relative to those set forth in the Commitment Letter as in effect as of the date of the Merger Agreement, or (iv) reasonably be expected to adversely impact the ability of SYNNEX to enforce or cause the enforcement of its rights under the Commitment Letter or the Financing Agreements

Cooperation of Tiger Parent

Subject to certain limitations and other caveats, Tiger Parent has agreed to use commercially reasonable efforts to (and cause its subsidiaries and their respective directors, officers, employees, agents and advisors to) cooperate with SYNNEX as necessary in connection with the arrangement of the Financing or any Permanent Financing as may be customary and reasonably requested by SYNNEX in writing, including:

•

making appropriate officers or members of the management team available for participation at reasonable times and locations mutually agreed in a reasonable number of meetings, lender and investor presentations, conference calls, road show presentations, due diligence sessions and meetings with rating agencies;

•

providing reasonable assistance in the preparation of any reasonable and customary bank information memoranda or private placement memoranda, rating agency presentations, marketing and/or syndication materials, in each case with respect to Tiger Parent and its subsidiaries;

•

providing reasonable assistance preparing a customary prospectus, offering memorandum, private placement memorandum or other document to be used in connection with an offering suitable for use in a customary road show relating to debt securities;

•	assisting SYNNEX in the preparation of customary pro forma financial statements and projections necessary in connection with the Financing and/or the Permanent Financing;

•

using commercially reasonable efforts to cause its accountants to cooperate in the provision of any customary “comfort” in respect of financial information of Tiger Parent or any of its subsidiaries included in any offering document;

•	assisting in the preparation and negotiation and execution and delivery of any definitive financing documents;

•	taking corporate and other actions reasonably necessary to permit the satisfaction of the conditions to the funding of the Financing and/or any Permanent Financing on the closing date; and

•	providing all material documentation and other information about Tiger Parent to satisfy applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations.

Employee Benefits Matters

Under the terms of the Merger Agreement, SYNNEX and Tiger Parent have agreed to cooperate in good faith to review, evaluate and analyzing SYNNEX’ and Tiger Parent’s respective employee benefit plans with a view towards developing appropriate new employee benefit plans, or selecting which if the parties’ respective existing employee benefit plans, that will apply with respect to employees of the combined company following the Merger (which we refer to collectively as the “new benefit plans”). The combined company will use its commercially reasonable efforts to cause the new benefit plans, to the extent permitted by applicable law, to (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were previously employed by SYNNEX and its subsidiaries, on the one hand, and those employed by Tiger Parent and its subsidiaries, on the other hand, at the time of the Merger.

During the six month period immediately following the Merger, the combined company shall provide each employee of Tiger Parent and each employee of SYNNEX (and their respective subsidiaries) who continues to remain employed by the combined company (each of whom we refer to as a “Legacy Employee”), with an annual base salary or wage rate and severance benefits (in the event that such Legacy Employee terminated during the six month period following the Merger), in each case, that are no less favorable than the greater of (i) such Legacy Employee’s salary or wage rate, as applicable, and severance entitlement as of immediately prior to the Merger or (ii) the salary or wage rate, as applicable, and severance entitlement in effect for similarly situated employees of the combined company.

Under the terms of the Merger Agreement, with respect to any new benefit plans that any Legacy Employees first become eligible to participate on or after the Merger, and that such Legacy Employee did not participate in prior to the Merger, the parties have agreed that the combined company will use commercially reasonable efforts to: (i) waive any preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Legacy Employees and their eligible dependents (unless such preexisting conditions, exclusions or waiting periods would apply under the analogous SYNNEX or Tiger Parent employee benefit plan), (ii) provide the Legacy Employees and their eligible dependents with credit for any co-payments and deductibles paid prior to the Merger under a SYNNEX or Tiger Parent employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any new benefit plans, and (iii) recognize all service of the Legacy Employees with Tiger Parent or SYNNEX and their respective Subsidiaries, as applicable, for all purposes in any new benefit plan. However, service recognition will not apply (a) to the extent it would result in duplication of benefits for the same period of service, (b) for purposes of benefit accrual under any defined benefit pension plan, (c) for purposes of any benefit plan that provides retiree welfare benefits, (d) to any benefit plan that is a frozen plan or provides grandfathered benefits, or (e) to the extent it would require any retroactive contributions.

Director and Officer Indemnification and Insurance

For at least six years after the Effective Time, the parties have agreed to cause the combined company to indemnify and hold harmless, and advance expenses to, such persons that are indemnified as of the date of the Merger Agreement by Tiger Parent pursuant to the organizational documents of Tiger Parent or its subsidiaries or any existing and specified indemnification agreements, and such persons that are indemnified as of the date of the Merger Agreement by SYNNEX pursuant to the organizational documents of SYNNEX or its subsidiaries or any existing and specified indemnification agreements against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened in writing or actual claim, action, suit, proceeding or investigation, arising out of the fact that such person is or was a director, officer or employee of SYNNEX, Tiger Parent, or their respective subsidiaries pertaining to matters existing or occurring at or prior to the Merger, including the transactions contemplated by the Merger Agreement.

Further, for at least six years after the Merger, the parties have agreed to cause the combined company to maintain in effect, insurance coverage equivalent to the coverage under the policies of directors’ and officers’ liability insurance maintained by Tiger Parent as of the date of the Merger Agreement with respect to claims arising at or prior to the Merger, subject to an annual cap of 300% of the annual premium of Tiger Parent’s insurance policy. If the annual premiums payable for such insurance coverage exceed the annual cap, the combined company will obtain a policy with the greatest coverage available for a cost equal to the annual cap. In the alternative, the combined company may, or at SYNNEX request, obtain a six year “tail” policy under Tiger Parent’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described above; provided that the premium payable for such “tail” policy does not exceed the annual cap.

Equity Contribution

Tiger Parent has agreed to cause one or more of its applicable affiliates to make an equity contribution to Tiger Parent prior to the Effective Time of at least $500,000,000 in cash, in exchange for shares of Tiger Parent’s common stock (which shall in no way increase the Merger Consideration payable pursuant to the terms of the Merger Agreement).

Other Covenants

Under the terms of the Merger Agreement, SYNNEX and Tiger Parent made certain other covenants to and agreements with each other regarding various other matters including, but not limited to:

•	confidentiality and access to certain of each other’s information during the period prior to Merger;

•

actions to be taken (and not taken) by SYNNEX and Tiger Parent to ensure that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the delivery of a tax opinion and certain tax certificates by the parties, if requested.

•

participation by Tiger Parent with SYNNEX in the defense or settlement of any stockholder litigation against SYNNEX relating to transactions contemplated by the Merger Agreement and the required consent of SYNNEX prior to certain settlements of any such litigation;

•

actions to be taken (and not taken) by SYNNEX and Tiger with respect to anti-takeover laws to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and to otherwise take such actions necessary to eliminate or minimize the effects of such anti-takeover laws on the Merger and the other transactions contemplated by the Merger Agreement;

•	actions to be taken by SYNNEX and Tiger Parent in connection with and with respect to Sections 16(a) and 16(b) of the Exchange Act;

•	resubmission of the Corporate Opportunity Charter Amendment Proposal to SYNNEX’ stockholders at the next annual meeting, if such proposal is not approved at the special meeting;

•	obtaining the resignations of the directors, managers and officers of Tiger Parent and its subsidiaries; and

•	providing certain financial statements of Tech Data by Tiger Parent to SYNNEX during the period prior to Merger.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have not been, and would not reasonably be expected to be, a “material adverse effect”). See the definition of “material adverse effect” below in the next section.

The representations and warranties made by each party under the Merger Agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business;

•	scope of business operations and subsidiaries;

•	accuracy of certain corporate documents made available to the other parties to the Merger Agreement;

•	capitalization;

•	options, restricted stock units and warrants;

•	ownership of equity or voting interests of each of the parties’ subsidiaries free and clear of liens;

•

corporate authorization of the Merger Agreement, the Investor Rights Agreement, and the transactions contemplated by the Merger Agreement and Investor Rights Agreement, and the valid and binding nature of the Merger Agreement and Investor Rights Agreement;

•

the unanimous approval and recommendation by each of the Board, the board of directors of Merger Sub I, the board of directors of Merger Sub II, and the board of directors of Tiger Parent of the Merger Agreement, the Investor Rights Agreement and the consummation of the Merger;

•	the absence of any conflicts or violations of organizational documents and other material agreements or laws;

•	required consents and approvals from governmental entities;

•	documents filed with the SEC and financial statements;

•	the absence of undisclosed liabilities or off-balance-sheet arrangements;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	broker’s, finder’s and financial advisor’s fees;

•	the absence of certain changes or events;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	tax matters;

•	employee benefit plans;

•	employment and labor matters;

•	compliance with laws, permits and regulatory bodies;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	compliance with certain domestic and foreign corruption laws and customs and international trade laws;

•	privacy and data security;

•	material contracts and related party transactions;

•	government contracts;

•	environmental matters;

•	intellectual property;

•	potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder law;

•	customers and suppliers; and

•	accuracy of information supplied or to be supplied in connection with this proxy statement.

The Merger Agreement also contains additional representations and warranties of SYNNEX, Merger Sub I, and Merger Sub II relating to, among other things, the following:

•	SYNNEX, Merger Sub I and Merger Sub II stockholder approval;

•	registration statements, prospectuses, reports, schedules, forms statements, certifications and other documents of SYNNEX required to be filed or furnished with the SEC;

•	opinion of Duff & Phelps that the Merger Consideration is fair, from a financial point of view, to SYNNEX; and

•	delivery of the Commitment Letter and other documents relating to the debt financing contemplated by the Commitment Letter.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the completion of the Merger.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect” (as defined in the next section).

Material Adverse Effect

For purposes of the Merger Agreement, material adverse effect means, with respect to any person, any effect, change, event, circumstance, condition, occurrence or development that, would have a material adverse effect on the business, properties, results of operations or financial condition of such person and its subsidiaries taken as a whole, except that the impact of the following events, changes, effects, developments or occurrences are not included in determining whether there has been a material adverse effect:

•	any changes after March 22, 2021 in GAAP or applicable regulatory accounting requirements or official interpretations thereof;

•

any changes after March 22, 2021 in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts;

•

any changes after March 22, 2021 in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such person and its subsidiaries operates;

•

any disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events) or other acts of God, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof;

•	any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or worsening thereof, including commercially reasonable responses thereto

•

the announcement, existence or pendency of the Merger Agreement or the transactions contemplated thereby if, as to Tiger Parent, arising from the identity of SYNNEX or any of its affiliates, and if, as to SYNNEX, arising from the identity of Tiger Parent or any of its affiliates;

•

any decline in the trading price of such person’s common stock, if applicable, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not, in either case, the underlying causes thereof (unless such cause is otherwise excluded from being taken into account to in determining the existence of a material adverse effect);

•	any action taken (or omitted to be taken) by a party or any of its subsidiaries at the written request of the other party;

•	any action taken (or omitted to be taken) by a party or any of its subsidiaries that is expressly required to be taken (or omitted to be taken) pursuant to the Merger Agreement;

except, with respect to the matters listed in the forgoing first five bullets may be taken into account, to the extent the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such person and its subsidiaries, taken as a whole, as compared to other companies in the industries in which such person and its subsidiaries, taken as a whole, operate.

Amendment

The Merger Agreement may be amended in any and all respects, whether before or after obtainment of SYNNEX’ stockholder approval, only by the written agreement of each of the parties to the Merger Agreement;

provided, however, (a) certain sections in the Merger Agreement related to the financing may not be amended, supplemented, waived or otherwise modified without the prior written consent of the financing parties, (b) the section of the Merger Agreement that provides certain covenants related to certain tax matters, which is described in the second bullet of “—Other Covenants” may not be amended, supplemented, waived or otherwise modified without the prior written consent of Tiger Holdings, and (c) after obtainment of SYNNEX’ stockholder approval, the Merger Agreement may not be amended in a manner that would require further stockholder approval under applicable law, without such further approval of SYNNEX’ stockholders.

Applicable Law; Jurisdiction

The Merger Agreement is governed by Delaware law.

Expenses

All fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses, except that all filing and other fees paid to governmental entities in connection with the Merger and the other transactions contemplated by the Merger Agreement shall be split equally by SYNNEX and Tiger Parent, and, subject to the closing, SYNNEX will pay all transfer, stamp and documentary taxes imposed on parties or the combined company as a result of the consummation of the Merger.

VOTING AGREEMENT

This section describes the material terms of the Voting Agreement entered into and executed among SYNNEX, Tiger Parent and certain stockholders of SYNNEX on March 22, 2021. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement. You are encouraged to read the Voting Agreement carefully and in its entirety.

In connection with the execution of the Merger Agreement, on March 22, 2021, SYNNEX and Tiger Parent entered into a Voting Agreement with Silver Star Developments Ltd. and Peer Developments Ltd. (which we refer to collectively as “Major Stockholders”), who collectively owned approximately 17% of the total issued and outstanding shares of SYNNEX common stock as of such date (which we refer to as the “Voting Agreement Shares”).

Agreement to Not Transfer Shares; No Inconsistent Arrangements

Until the earliest of (i) the termination of the Merger Agreement, (ii) the time at which the Corporate Merger has become effective and (iii) the day after the conclusion of the special meeting of the stockholders of SYNNEX called to vote on the Share Issuance Proposal, the Authorized Share Charter Amendment Proposal, the Corporate Opportunity Charter Amendment Proposal and any other matters brought to vote at the special meeting (which will include, in this case, the Merger Agreement Proposal and the Adjournment Proposal) (which we refer to as the “Voting Agreement Expiration Time”), Major Stockholders agreed under the Voting Agreement, not to, among other things, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any Voting Agreement Shares, subject to certain exceptions set forth below.

The agreement to not transfer the Voting Agreement Shares does not apply to transfers (i) to a member of a Major Stockholder’s immediate family, or to a trust for the benefit of the Major Stockholder, or otherwise for estate planning purposes, (ii) by will or under the laws of intestacy, (iii) pursuant to a qualified domestic order, (iv) to a partner, member or equity holder of a Major Stockholder, or (v) to an affiliate that controls, is controlled by or is under common control with a Major Stockholder, provided that in each case the transferee agrees to be bound by the same restrictions. In addition, each Major Stockholder may transfer up to 5% of such Major Stockholder’s Voting Agreement Shares.

Major Stockholders have agreed not to take any action that would have the effect of preventing, materially delaying or materially impairing such Major Stockholder from performing any of its obligations under the Voting Agreement.

Agreement to Vote the Covered Shares

Major Stockholders have agreed to vote, or cause the holder of record to vote, in favor of the Share Issuance Proposal, the Authorized Share Charter Amendment Proposal, the Corporate Opportunity Charter Amendment Proposal and any other matters brought to vote at the special meeting (which will include, in this case, the Merger Agreement Proposal and the Adjournment Proposal).

Further, Major Stockholders have agreed to vote against (i) any action or proposal in favor of an alternative transaction, (ii) any action or proposal that would reasonably be expected to result in any of SYNNEX’ closing conditions under the Merger Agreement not being fulfilled, and (iii) any action or proposal that is intended to or would reasonably be expected to impede, interfere with or materially and adversely affect the consummation of the closing under the Merger Agreement.

Major Stockholders agreed to execute and deliver at least two (2) business days prior to the relevant meeting, any proxy card or voting instructions it receives that is sent to stockholders of SYNNEX soliciting proxies.

Representations and Warranties

The representations and warranties made by each party under the Voting Agreement relate to, among other things:

•	corporate authorization of execution of the Voting Agreement and absence of any consents or authorizations required to give effect to the Voting Agreement;

•	the absence of any conflicts or violations of material agreements or laws; and

•	the absence of certain legal action that would reasonably be expected to materially impar the ability of the party to perform its obligations under the Voting Agreement.

The Major Stockholders must also make additional representations and warranties relating to such Major Stockholder’s ownership of its Voting Agreement Shares.

Applicable Law; Jurisdiction

The Voting Agreement is governed by Delaware law.

Termination

The Voting Agreement will automatically terminate upon the Voting Agreement Effective Time.

INVESTOR RIGHTS AGREEMENT

This section describes the material terms of the Investor Rights Agreement to be entered into and executed between SYNNEX and Tiger Holdings in connection with the closing of the Merger. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Investor Rights Agreement, a copy of which is attached as Annex E to this proxy statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Investor Rights Agreement. You are encouraged to read the Investor Rights Agreement carefully and in its entirety.

In connection with, and as a condition to, closing and the consummation of the closing of the Merger, SYNNEX will enter into an Investor Rights Agreement with Tiger Holdings, the sole stockholder of Tiger Parent.

Board of Directors

The Investor Rights Agreement provides that following the closing, the Board shall be comprised of eleven directors, and Tiger Holdings shall have the right to nominate a certain number of directors, depending on the percentage of the outstanding shares of SYNNEX common stock held by Tiger Holdings or certain of its affiliates. Specifically, Tiger Holdings shall have the right to nominate:

(i)	up to four directors, if it owns 30% or more of the outstanding shares of SYNNEX common stock, two of which must be “independent” directors, within the meaning of the NYSE;

(ii)	up to three directors, if it owns between 20% and 30% of the outstanding shares of SYNNEX common stock, one of which must be an independent director;

(iii)	up to two directors, if it owns between 10% and 20% of the outstanding shares of SYNNEX common stock;

(iv)	up to one director, if it owns between 5% and 10% of the outstanding shares of SYNNEX common stock.

The initial directors nominated by Tiger Holdings shall be mutually acceptable to SYNNEX and any replacement director nominated by Tiger Holdings shall be approved by a majority of the directors on the Board that are not nominated by Tiger Holdings.

Of the remaining directors, who are not nominated by Tiger Holdings, one director shall be the then-serving Chief Executive Officer of SYNNEX, who will initially be Mr. Richard Hume, effective upon the consummation of the transaction contemplated by the Merger Agreement, and the other directors will be nominated in accordance with the provisions of SYNNEX’ bylaws and SYNNEX Certificate of Incorporation, provided that the members of the Board, as of immediately prior to the Merger, shall determine who shall remain on, or be appointed to, the Board following the Merger to hold the director positions that are not nominated by Tiger Holdings.

In the event the size of the Board is increased or decreased to other than eleven directors, the number of directors who may be nominated by Tiger Holdings will be proportionately increased or decreased to most closely equal the percentage of the Board originally composed of directors nominated by Tiger Holdings.

The Board may determine the composition and makeup of any committees of the Board. The lead independent director will also be selected by the Board.

Directors nominated by Tiger Holdings must fulfill their pro rata portion of any diversity requirements pursuant to law, stock exchange rules, or other regulatory requirements based on the percentage of the Board composed of directors nominated by Tiger Holdings.

Directors’ and Officers’ Insurance

Under the Investor Rights Agreement, SYNNEX must maintain directors’ and officers’ liability insurance as determined by the Board. SYNNEX agrees that SYNNEX will be the primary indemnitor for SYNNEX directors.

Information Rights

Under the Investor Rights Agreement, for so long as Tiger Holdings and its affiliates own at least 10% of the common stock of SYNNEX, SYNNEX will provide Tiger Holdings with certain inspection and information rights, including, among other things, access to books and records of SYNNEX or its material subsidiaries, access to SYNNEX’ auditors and officers, access to quarter-ends reports, and information on significant corporate actions.

Certain Actions Requiring Approvals

SYNNEX or its material subsidiaries may not, without approval of a majority of directors on the Board, which must include the approval of a majority of the directors nominated by Tiger Holdings, amend any provision of its charter, bylaws or similar organizational documents in a way that adversely affects Tiger Holdings or its affiliates.

Restricted Activities; Voting

Tiger Holdings and its affiliates may not, without SYNNEX’ prior written consent:

•	make any statement or proposal to the Board or SYNNEX’ stockholders with respect to any business combination, tender offer, or sale of substantially all assets;

•	form any voting groups with any stockholder of SYNNEX other than solely among Tiger Holdings affiliates;

•	seek to control or change the management of the Board or SYNNEX;

•	acquire any additional shares of stock of SYNNEX entitled to vote; or

•	publicly disclose any arrangement relating to the foregoing or knowingly facilitate any of the foregoing.

Registration Rights

SYNNEX is required to, within two business days after the closing of the Merger, file an automatically effective registration statement registering the resale of the Registrable Securities (as defined below).

Under the Investor Rights Agreement, SYNNEX will provide Tiger Holdings and its affiliates with certain registration rights to require SYNNEX to register a sale of any Registrable Securities held by Tiger Holdings and its affiliates with a dollar value of $100 million or greater. Tiger Holdings will be entitled to make up to two registration demands in any rolling twelve-month period, including short form registration demands, that SYNNEX register such securities for sale under the Securities Act of 1933, as amended (which we refer to as “Securities Act”).

In addition, Tiger Holdings will have “piggy-back” registration rights to include its Registrable Securities in other registration statements filed by SYNNEX.

SYNNEX will bear the expenses incurred in connection with the filing of any such registration statements.

“Registrable Securities” means shares of common stock of SYNNEX; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (b) such Registrable Securities are distributed pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by SYNNEX; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

Applicable Law; Jurisdiction

The Investor Rights Agreement is governed by Delaware law.

SYNNEX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The SYNNEX Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this proxy statement as the Unaudited Pro Forma Financial Statements, presented below are derived from the continuing operations of the historical consolidated financial statements of SYNNEX and the parent company of Tech Data Corporation, Tiger Parent (AP) Corporation (which we refer to as “Tiger Parent”). The Unaudited Pro Forma Financial Statements are prepared as a business combination and SYNNEX has been treated as the acquirer in the merger for accounting purposes. The unaudited pro forma condensed combined statements of operations have been prepared as if SYNNEX’ acquisition of Tiger Parent had been completed on December 1, 2019, and the unaudited pro forma condensed combined balance sheet has been prepared as if SYNNEX’ acquisition of Tiger Parent had been completed on February 28, 2021.

The Unaudited Pro Forma Financial Statements are developed from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of SYNNEX filed with the Securities and Exchange Commission (which we refer to as the “SEC”): (a) the unaudited consolidated financial statements of SYNNEX contained in its Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2021; (b) the audited consolidated financial statements of SYNNEX contained in its Annual Report on Form 10-K for the year ended November 30, 2020; and (c) the audited consolidated financial statements of Tiger Parent as of January 31, 2021 and for each of the periods in the three-year period then ended, which are included herein below.

The SYNNEX column in the unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 was derived from continuing operations of the consolidated financial statements included in Form 10-K filed with the SEC on January 28, 2021. The Tiger Parent column in the unaudited pro forma condensed combined statements of operations for the twelve months ended January 31, 2021 was derived by combining the historical predecessor consolidated statement of operations for the period from February 1, 2020 to June 30, 2020 with the successor consolidated financial statements for the period from July 1, 2020 to January 31, 2021 included herein below. The Tiger Parent column in the unaudited pro forma condensed combined statements of operations for the three months ended January 31, 2021 was derived from the unaudited historical successor consolidated financial statements for the three months ended January 31, 2021.

SYNNEX and Tiger Parent have different fiscal years. SYNNEX’ fiscal year ends on November 30, whereas Tiger Parent’s fiscal year ends on January 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of February 28, 2021 combines SYNNEX’ balance sheet as of February 28, 2021 with the Tiger Parent balance sheet as of January 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 combines continuing operations for the year ended November 30, 2020 for SYNNEX and the pro forma predecessor and successor operations for the twelve months ended January 31, 2021 for Tiger Parent. The unaudited pro forma condensed combined statement of operations for the three months ended February 28, 2021 combines continuing operations for the three months ended February 28, 2021 for SYNNEX and the successor results of operations for the three months ended January 31, 2021 for Tiger Parent.

As of the date of this proxy statement, SYNNEX has not completed the detailed valuation studies necessary to arrive at final estimates of the fair market value of Tiger Parent’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tiger Parent to SYNNEX’ accounting policies. As indicated in Note 4 to the Unaudited Pro Forma Financial Statements, based on information currently available, SYNNEX has made certain adjustments to the historical book values of the assets and liabilities of Tiger Parent to reflect preliminary estimates of fair values necessary to prepare the Unaudited Pro Forma Financial Statements, with the excess of the purchase price over the adjusted historical net assets of Tiger Parent recorded as goodwill. Actual results may differ from these Unaudited Pro Forma Financial Statements once the Merger is completed and SYNNEX has determined the final purchase price for Tiger Parent, has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any additional conforming accounting policy changes for Tiger Parent. There can be no assurance that such finalization will not result in material changes.

The Unaudited Pro Forma Financial Statements have been prepared to include factually supportable adjustments which give effect to events that are directly attributable to the merger regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring.

The pro forma financial information has been prepared by SYNNEX for illustrative and informational purposes only, in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020 (which we refer to as “Article 11”). The pro forma financial information, based on various adjustments and assumptions, is provided for illustrative purposes only and is not necessarily indicative of what SYNNEX’ consolidated statements of operations or consolidated statement of financial condition actually would have been had the Merger, the borrowings drawdown and the stock issuance been completed as of the dates presented or will be for any future periods. The Unaudited Pro Forma Financial Statements do not purport to project the future financial position or operating results of SYNNEX following the completion of the Merger and do not include the realization of cost savings from operating efficiencies, revenue synergies or other integration costs expected to result from the Tiger Parent acquisition. The pro forma financial information does not include adjustments to reflect any potential synergies or dis-synergies cost in connection with the Merger.

SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

(currency and share amounts in thousands, except per share amounts)

	Historical
	February 28, 2021	January 31, 2021	Pro forma		Pro forma
	SYNNEX	Tiger Parent	adjustments	Note	combined	Note
ASSETS
Current assets:
Cash and cash equivalents	$1,443,748	$832,976	$(1,093,830)	5A	$1,182,894
Accounts receivable, net	2,381,064	6,267,052	—		8,648,116
Receivables from vendors, net	261,982	—	808,000	5D	1,069,982
Inventories	2,556,716	2,772,302	—		5,329,018
Other current assets	161,101	392,145	—		553,246

Total current assets	6,804,611	10,264,475	(285,830)		16,783,256
Property and equipment, net	155,869	162,032	—		317,901
Goodwill	423,989	1,543,355	3,955,797	5B	5,923,141
Intangible assets, net	176,554	2,928,996	—		3,105,550	5C
Deferred tax assets	36,303	—	9,222	5D	45,525
Other assets, net	128,707	570,536	(9,222)	5D	632,021
			(58,000)	4

Total assets	$7,726,033	$15,469,394	$3,611,967		$26,807,394

LIABILITIES AND EQUITY
Current liabilities:
Borrowings, current	$135,804	$132,120	$(132,120)	5A	$135,804
Accounts payable	3,116,095	7,950,394	808,000	5D	11,874,489
Other accrued liabilities	654,337	1,202,608	42,000	5E	1,898,945
Income taxes payable	62,073	—	(15,406)	5E	46,667

Total current liabilities	3,968,308	9,285,122	702,474		13,955,904
Long-term borrowings	1,496,970	2,193,522	188,915	5A	3,970,573
			88,136	4
			3,030	5A
Other long-term liabilities	124,341	953,477	(504,550)	5D	573,268
Deferred tax liabilities	7,116	—	504,550	5D	750,042
			239,134	5F
			(758)	5A

Total liabilities	5,596,735	12,432,121	1,220,931		19,249,787

Stockholders’ equity:
Common stock	54	—	44	3	98
Additional paid-in capital	1,596,598	2,755,227	(2,755,227)	5G	7,094,354
			5,497,756	3
Treasury stock	(192,010)	—	—		(192,010)
Accumulated other comprehensive income (loss)	(179,973)	275,528	(275,528)	5G	(179,973)
Retained earnings	904,629	6,518	(6,518)	5G	835,138
			(36,750)	5E
			(30,469)	5I
			(2,272)	5A

Total stockholders’ equity	2,129,298	3,037,273	2,391,036		7,557,607

Total liabilities and equity	$7,726,033	$15,469,394	$3,611,967		$26,807,394

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

(currency and share amounts in thousands, except per share amounts)

	Historical
	Three months ended
	February 28, 2021	January 31, 2021	Pro forma adjustments		Pro forma combined
	SYNNEX	Tiger Parent		Note		Note
Revenue	$4,939,014	$10,952,234	$—		$15,891,248
Cost of revenue	(4,634,447)	(10,309,936)	—		(14,944,383)

Gross profit	304,567	642,298	—		946,865
Selling, general and administrative expenses	(162,820)	(512,790)	2,057	5H	(673,553)
Gain on bargain purchase	—	1,957			1,957

Operating income	141,748	131,465	2,057		275,269
Interest expense and finance charges, net	(22,838)	(39,953)	20,877	5I	(41,914)
Other income (expense), net	(1,333)	(3,120)	—		(4,453)

Income from continuing operations before income taxes	117,576	88,392	22,934		228,902
Provision for income taxes	(29,754)	(23,595)	(5,733)	5J	(59,082)

Income from continuing operations	$87,822	$64,797	$17,201		$169,820

Earnings per common share from continuing operations:
Basic	$1.70				$1.78	5K

Diluted	$1.69				$1.77	5K

Weighted-average common shares outstanding:
Basic	51,145		44,000	5K	95,145

Diluted	51,563		44,000	5K	95,563

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

(currency and share amounts in thousands, except per share amounts)

	Historical
	Twelve months ended
	November 30, 2020	January 31, 2021
	SYNNEX	Tiger Parent (Pro forma combined Predecessor and Successor)	Pro forma adjustments	Note	Pro forma combined	Note
Revenue	$19,977,150	$36,372,614	$—		$56,349,764
Cost of revenue	(18,783,292)	(34,181,277)	—		(52,964,569)

Gross profit	1,193,858	2,191,337	—		3,385,195
Selling, general and administrative expenses	(672,516)	(2,033,805)	(24,639)	5C	(2,768,160)
			(42,000)	5E
			4,800	5H
Gain on bargain purchase	—	30,194	—		30,194

Operating income	521,342	187,726	(61,839)		647,229
Interest expense and finance charges, net	(79,023)	(121,424)	4,469	5I	(195,978)
Other income (expense), net	(6,172)	(13,497)	(3,030)	5A	(22,699)

Income from continuing operations before income taxes	436,148	52,805	(60,400)		428,552
Provision for income taxes	(98,621)	(32,041)	9,851	5J	(120,811)

Income from continuing operations	$337,525	$20,764	$(50,549)		$307,741

Earnings per common share from continuing operations:
Basic	$6.56				$3.22	5K

Diluted	$6.51				$3.21	5K

Weighted-average common shares outstanding:
Basic	50,900		44,000	5K	94,900

Diluted	51,237		44,000	5K	95,237

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE SYNNEX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(except for per share amounts and as otherwise stated, currency and share amounts in thousands)

(amounts may not add or compute due to rounding)

Note 1. Description of the Transaction

On March 22, 2021, SYNNEX, Spire Sub I, Inc., Spire Sub II, LLC, and Tiger Parent (AP) Corporation, which is the parent corporation of Tech Data Corporation (which we refer to as “Tiger Parent”), entered into an agreement and plan of merger, pursuant to which, subject to the terms and conditions of the Merger Agreement, Spire Sub I will merge with and into the Tiger Parent, with the resulting company surviving the initial merger as a wholly owned subsidiary of SYNNEX, followed immediately by the merger of this combined corporation with and into Spire Sub II, LLC. Upon the closing of the transaction, this surviving company will become a wholly owned subsidiary of SYNNEX (which we refer to as the “Merger”).

On June 30, 2020, affiliates of certain funds managed by affiliates of Apollo Global Management Inc. (which we refer to as “Apollo”) acquired Tiger Parent. Upon completion of the Merger, Apollo, the sole stockholder that owns Tiger Parent, will receive (1) $1,610,000 in cash plus (2) 44,000 shares of common stock of SYNNEX.

The aggregate purchase consideration in the Merger is based on an estimated SYNNEX closing price and cash consideration aggregating $7,107,800 (see Note 3).

To finance the Merger and repay certain indebtedness, SYNNEX has obtained long-term term financing commitments of $7,500,000 in the aggregate (see Note 5A).

Note 2. Basis of Pro Forma Presentation

The Unaudited Pro Forma Financial Statements are derived from the historical consolidated financial statements of SYNNEX and Tiger Parent. The Unaudited Pro Forma Financial Statements are prepared as a business combination using the acquisition method, and SYNNEX has been treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined statements of operations have been prepared as if SYNNEX’ acquisition of Tiger Parent had been completed on December 1, 2019, and the unaudited pro forma condensed combined balance sheet has been prepared as if SYNNEX’ acquisition of Tiger Parent had been completed on February 28, 2021.

As of the date of this proxy statement, SYNNEX has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Tiger Parent assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. As indicated in Note 5 to the Unaudited Pro Forma Financial Statements, SYNNEX has made certain adjustments to the historical book values of the assets and liabilities of Tiger Parent to reflect preliminary estimates of fair value necessary to prepare the Unaudited Pro Forma Financial Statements, with the excess of the purchase price over the adjusted historical net assets of Tiger Parent, recorded as goodwill. Actual results may differ from these Unaudited Pro Forma Financial Statements once the Merger is completed and SYNNEX has determined the final purchase price for Tiger Parent and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any additional conforming accounting policy changes for Tiger Parent. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined statements of operations have been prepared to reflect adjustments to SYNNEX’ historical consolidated financial information that are (i) directly attributable to the acquisition of Tiger Parent, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company.

The accompanying Unaudited Pro Forma Financial Statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies or costs for the integration of SYNNEX and Tiger Parent’s operations. The Unaudited Pro Forma Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of SYNNEX would have been had the Tiger Parent Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Although SYNNEX projects that significant cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. Any restructuring or integration costs will be expensed in the appropriate accounting periods after completion of the Merger.

Accounting periods presented

SYNNEX and Tiger Parent have different fiscal years. SYNNEX’ fiscal year ends on November 30, whereas Tiger Parent’s fiscal year ends on January 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. The unaudited pro forma condensed combined balance sheet as of February 28, 2021 is presented as if the acquisition and issuance of SYNNEX common stock to the Tiger Parent stockholder had occurred on February 28, 2021 and combines SYNNEX’ balance sheet as of February 28, 2021 with the Tiger Parent balance sheet as of January 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 combines the historical results from continuing operations of SYNNEX for the year ended November 30, 2020 and the combined historical results of Tiger Parent predecessor and successor entities for the twelve months ended January 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended February 28, 2021 combines continuing operations for the three months ended February 28, 2021 for SYNNEX and the successor results of operations for the three months ended January 31, 2021 for Tiger Parent.

Conforming accounting policies

Certain reclassifications have been made to Tiger Parent’s historical financial statements to conform to the presentation used in SYNNEX’ historical financial information. Such reclassifications had no effect on Tiger Parent’s previously reported financial position or results of operations. The pro forma financial data may not reflect all reclassifications necessary to conform Tiger Parent’s presentation to that of SYNNEX due to limitations on the availability of information as of the date of this proxy statement. At completion of the Merger, SYNNEX will review Tiger Parent’s accounting policies. As a result of that review, SYNNEX may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, SYNNEX is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

Note 3. Estimated Purchase Price

The estimated purchase price allocation included with these Unaudited Pro Forma Financial Statements is based upon an estimated purchase price using the closing price of SYNNEX common stock on April 29, 2021. If the price of a share of SYNNEX common stock on the date the Merger is completed has increased or decreased by 30% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $1,649,340, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. The estimated purchase consideration, together with a sensitivity analysis for the range of potential outcomes based upon variations in the recent stock price, is calculated as follows:

		Estimated consideration
		Assuming issuance of SYNNEX shares on April 29, 2021	Assuming decrease in SYNNEX stock price by historical volatility percentage	Assuming increase in SYNNEX stock price by historical volatility percentage
SYNNEX price per share on April 29, 2021	[a]	$124.95	$124.95	$124.95
Assumed share price based on historical 30% volatility	[b]	$124.95	$87.47	$162.44
SYNNEX shares issued	[c]	44,000	44,000	44,000

Aggregate value of SYNNEX shares issued	[d=b*c]	$5,497,800	$3,848,460	$7,147,140
Cash payable to Tiger Parent stockholder	[e]	$1,610,000	$1,610,000	$1,610,000

Aggregate purchase consideration	[f=d+e]	$7,107,800	$5,458,460	$8,757,140

Stock consideration attributed to par at $.001 par value	[g=c*$0.001]	$44	$44	$44
Balance stock consideration to additional paid in capital	[h=d-g]	$5,497,756	$3,848,416	$7,147,096

It is assumed that all shares of SYNNEX common stock issued will be new issuances. However, SYNNEX may issue treasury shares for a portion of the required shares of SYNNEX common stock.

Certain Tiger Holdings outstanding long-term cash incentive and awards of stock-based partnership units estimated to aggregate $69,000 will be settled upon closing. At April 29, 2021, SYNNEX is unable to reasonably estimate the respective amounts attributable to pre- and post-Merger services. Additionally, Tiger Holdings’ unvested stock-based partnership units awarded to Tiger Parent employees, with an estimated fair value of approximately $117,000 with a remaining vesting period of up to two years will be converted into or redeemed for shares of SYNNEX stock with equivalent vesting terms. The fair value attributable to post-Merger services will be recorded as compensation expense in SYNNEX’ post-Merger financial statements. At this time, SYNNEX is unable to reasonably estimate the respective amounts attributable to pre- and post-Merger services. The estimated 1,410 shares to be issued to the holders of such partnership units are included in the 44,000 shares above.

Note 4. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Merger. The pro forma purchase price allocation below is based on preliminary estimates of fair value as of April 29, 2021, using the historical balance sheet of Tiger Parent as of January 31, 2021. As of the date of this proxy, SYNNEX has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Tiger Parent’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third-party valuation advisors, following the completion of the Merger. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to SYNNEX only upon access to additional information and/or changes in these factors that may occur prior to the Effective Time of the Merger. The preliminary estimated intangible assets consist of customer relationships with an estimated weighted average useful life of fourteen years and indefinite lived trade names. The estimated fair values of the intangibles were based on the purchase price allocation in the June 30, 2020 acquisition of Tiger Parent by Apollo. Additional intangible asset classes may be identified as the valuation process continues.

The following table sets forth a preliminary allocation of the estimated purchase price to Tiger Parent’s identifiable tangible and intangible assets acquired and liabilities assumed by SYNNEX, with the excess recorded as goodwill:

Estimated fair value
Purchase consideration (see Note 3 above)	$7,107,800

Estimated purchase price allocation
Historical book value of Tiger Parent equity	$3,037,273
Cash contribution to Tiger Parent equity prior to the Merger	500,000
Less:
Elimination of historical Tiger Parent goodwill	(1,543,355)
Estimated fair value adjustment of Tiger Parent debt to be assumed	(88,136)
Elimination of Tiger Parent deferred financing costs related to revolving lines of credit	(58,000)
Elimination of deferred taxes on Tiger Parent debt and lines of credit	(7,854)
Elimination of deferred taxes on historical Tiger Parent goodwill and other intangible assets	500,969
Add:
Deferred tax impact of identifiable intangible assets	(732,249)

Preliminary estimate of fair value of identifiable net assets acquired	1,608,648

Goodwill	$5,499,152

Note 5. Pro Forma Adjustments

(A) The unaudited pro forma condensed combined balance sheet has been adjusted as indicated below to record the issuance of SYNNEX term loans, net of debt issuance costs, an increase in Tiger Parent equity prior to the completion of Merger and cash payments to the Tiger Parent stockholder. To finance the Merger, repay certain indebtedness and for on-going operational requirements, SYNNEX has obtained financing commitments aggregating $7,500,000. The commitments include a five-year credit facility comprising a term loan of $1,500,000 and an unsecured revolving line of credit facility of $3,500,000. The remaining $2,500,000 of bridge financing commitments, which are syndicated to a number of financial institutions are expected to be issued as unsecured notes. The unaudited pro forma condensed combined balance sheet assumes that unsecured notes of $2,500,000 would be entered into at, or near, the closing of the transaction with varying maturities, with an assumed weighted average interest rate of 2.69%, including estimated debt issuance cost. Debt issuance cost related to the refinanced term loans of $1,500,000 and new revolving lines of credit facilities of $3,500,000 are estimated to result in additional interest expense of approximately 14 basis points. As SYNNEX has used interest rate derivative contracts to economically convert these variable-rate term loans to fixed-rate debt, there is no material impact on the combined interest cost. The write-off of deferred financing costs of $3,030 related to these term loans has been recorded as an adjustment to retained earnings, net of tax in the unaudited pro forma condensed combined balance sheet and has been recorded as a loss on extinguishment of debt in other income (expense), net in the unaudited pro forma condensed combined statement of operations for the fiscal year ended November 30, 2020.

Cash contribution to Tiger Parent equity prior to the Merger	500,000
Cash proceeds from notes planned to be issued	2,500,000
Debt discount and issuance costs	(31,675)
Financing expenses for bridge loan facility	(40,625)
Less: Cash paid to:
Tiger Parent’s stockholder	(1,610,000)
Tiger Parent’s debt holders	(2,411,530)

(1,093,830)

(B) To eliminate Tiger Parent’s historical goodwill and record the preliminary estimate of goodwill as a result of the Merger:

	Tiger Parent historical amount	Estimated goodwill	Net adjustment
Goodwill (see Note 4 above)	$1,543,355	$5,499,152	$3,955,797

(C) Upon completion of the Merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value.

These preliminary estimates of fair value and weighted-average useful life may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying Unaudited Pro Forma Financial Statements. Once SYNNEX has full access to information about Tiger Parent’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and/or (ii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to SYNNEX only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Tiger Parent intangible assets and/or to the estimated weighted-average useful lives from what SYNNEX has assumed in these Unaudited Pro Forma Financial Statements. The combined effect of any such changes could then also result in a significant increase or decrease to SYNNEX’ estimate of associated amortization expense.

Included in Tiger Parent’s pro forma predecessor and successor combined statement of operations for the twelve months ended January 31, 2021 used in the combined unaudited pro forma statement of operations for the year ended November 30, 2020 is amortization of intangible assets from the date of its acquisition by Apollo. This adjustment is recorded to increase the amortization of intangible assets to reflect the full year impact of the Merger.

(D) The unaudited pro forma condensed combined balance sheet has been adjusted to reclassify Tiger Parent’s deferred tax assets and liabilities recorded in “other assets, net” and “other long-term liabilities” respectively in conformity with SYNNEX classification of “deferred tax assets” and “deferred tax liabilities.” In addition, unaudited pro forma condensed combined balance sheet has been adjusted to reclassify Tiger Parent’s receivables from vendors recorded as an offset within “accounts payable” in conformity with SYNNEX classification of “receivables from vendors.”

(E) Total estimated non-recurring acquisition-related transaction costs to be incurred by SYNNEX and Tiger Parent are approximately $42,000 to complete the Merger. These costs primarily relate to professional fees associated with regulatory filings and Merger activities. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 has been adjusted to record estimated non-recurring costs of $42,000 in selling, general and administrative expenses. To the extent, the estimated Tiger Parent costs are incurred prior to the closing of the Merger, these costs will not form part of the combined retained earnings as Tiger Parent’s historical shareholders’ equity accounts will be eliminated upon acquisition (see Note 5G). The unaudited pro forma condensed combined balance sheet as of February 28, 2021 has been adjusted to record estimated acquisition-related costs of $42,000 in other accrued liabilities. A corresponding tax benefit of $5,250 has been recorded in income taxes payable, with the net of tax impact presented as a decrease to retained earnings.

(F) As of the completion of the Merger, SYNNEX will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the Merger, primarily related to estimated fair value adjustments for identifiable intangible assets. Deferred taxes are recognized for the temporary difference between assigned values in the purchase price allocation and the carryover tax bases of assets acquired and liabilities assumed. The pro forma adjustments to record the effect of deferred taxes was computed as follows:

Estimated fair value of identifiable intangible assets to be acquired	$2,928,996

Deferred tax liabilities associated with the estimated fair value of identified intangible assets to be acquired, at 25%(1)	(732,249)
Pro forma adjustments to deferred taxes:
Elimination of deferred taxes on historical Tiger Parent intangibles	500,969
Elimination of deferred taxes on certain other historical Tiger Parent items	(7,854)

Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$(239,134)

(1)

SYNNEX assumed a 25% tax rate when estimating the deferred tax impacts of the acquisition, which is based on the applicable statutory rate as of the assumed acquisition date and appropriately reflects certain SYNNEX and Tiger Parent bases differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.

(G) The unaudited pro forma condensed combined balance sheet has been adjusted to eliminate Tiger Parent’s historical shareholders’ equity accounts.

(H) Reflects elimination of management fee paid by Tiger Parent subsequent to its acquisition by Apollo. Such fees are not payable upon completion of the Merger.

(I) The unaudited pro forma statements of operations have been adjusted to record estimated additional interest expense related to the estimated $2,500,000 of borrowings that will be used by SYNNEX to fund the Merger (see Note 5(A)). The weighted average interest rate on the notes expected to be issued is assumed to be 2.69%, including debt issuance cost. In addition, debt issuance cost related to the refinanced term loans of $1,500,000 and new revolving lines of credit facilities of $3,500,000 are estimated to result in additional interest expense of approximately 14 basis points.

SYNNEX estimates additional interest expense of $40,625 in the year ended November 30, 2020, related to the amortization of debt issuance costs associated with the bridge financing expected to be issued to partially fund the Merger. The unaudited pro forma condensed combined balance sheet as of February 28, 2021 has been adjusted to reflect the net of tax ($10,156) impact as a decrease to retained earnings. SYNNEX also estimates a reduction in interest expense to eliminate Tiger Parent’s historical interest costs.

	Year ended November 30, 2020	Three months ended February 28, 2021
Additional interest expense associated with notes to finance the Merger	$67,360	$16,840
Additional interest expense associated with the refinanced term loans and new lines of credit facilities	8,971	2,236
Financing expenses for bridge loan facility	40,625	—
Elimination of historical interest expense associated with Tiger Parent’s debt assumed to be settled as part of the Merger	(121,424)	(39,953)

Total estimated decrease in interest expense	$(4,469)	$(20,877)

A 1/8% variance in variable interest rate related to the term loan to finance the Merger would impact income from continuing operations by an increase or decrease of $8,262 for the year ended November 30, 2020 and $2,000 for the three months ended February 28, 2021, respectively.

(J) The unaudited pro forma statements of operations have been adjusted to reflect the aggregate pro forma income tax effect of the pro forma adjustments above. SYNNEX assumed a blended tax rate of 25% for both the year ended November 30, 2020 and three months ended February 28, 2021, when estimating the tax impact of the Merger, representing the federal statutory tax rate applicable to each period and exclusion of any state tax impacts that are unknown as of the date of this proxy statement. Such unknown amounts are expected to be immaterial. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had SYNNEX and Tiger Parent filed consolidated income tax returns during the periods presented. The blended tax rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity. The effective tax rate of the combined company could be significantly different depending upon post-Merger activities of the combined company.

(K) Pro forma combined weighted average basic and diluted common shares outstanding for the year ended November 30, 2020 and three months ended February 28, 2021 were calculated using the SYNNEX weighted average basic and diluted common shares outstanding at those dates together with the 44,000 shares of SYNNEX common stock assumed to be issued as partial consideration for the Merger, as follows:

	Year ended November 30, 2020	Three months ended February 28, 2021
Historical SYNNEX weighted average number of common shares outstanding - basic	50,900	51,145
SYNNEX shares assumed to be issued for the Merger	44,000	44,000

Pro forma combined weighted average number of common shares outstanding - basic	94,900	95,145
Effect of dilutive securities:
SYNNEX historical stock options and restricted stock units	337	418

Pro forma combined weighted average number of common shares outstanding - diluted	95,237	95,563

The following table sets forth the computation of basic and diluted pro forma combined earnings per share (which we refer to as “EPS”) of SYNNEX common stock for the periods indicated:

	Year ended November 30, 2020	Three months ended February 28, 2021
Basic pro forma combined income from continuing operations per common share:
Pro forma combined Income from continuing operations	$307,741	$169,820
Less: pro forma combined income from continuing operations allocated to participating securities	(1,917)	(929)
Pro forma combined income from continuing operations attributable to common stockholders	$305,824	$168,891
Pro forma combined weighted-average number of common shares - basic	94,900	95,145

Basic pro forma combined income from continuing operations per SYNNEX common stock	$3.22	$1.78

Diluted pro forma combined income from continuing operations per common share:
Pro forma combined income from continuing operations	$307,741	$169,820
Less: pro forma combined income from continuing operations allocated to participating securities	(1,911)	(925)

Pro forma combined income from continuing operations attributable to common stockholders	$305,830	$168,895
Pro forma combined weighted-average number of common shares - diluted	95,237	95,563

Diluted pro forma combined income from continuing operations per SYNNEX common stock	$3.21	$1.77

Non-GAAP diluted pro forma combined EPS

In addition to disclosing basic and diluted pro forma combined EPS in accordance with Article 11, SYNNEX has also disclosed below non-GAAP diluted pro forma combined EPS, which is diluted pro forma combined EPS excluding the per share, tax effected impact of (i) transaction-related and integration expenses, (ii) amortization of intangible assets and (iii) share-based compensation. Management believes that providing this additional information is useful to the reader to better assess and understand the combined entity’s base operating performance and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. Management also uses non-GAAP EPS to establish operational goals and, in some cases, for measuring performance for compensation purposes. As non-GAAP diluted pro forma combined EPS is not calculated in accordance with Article 11, it may not necessarily be comparable to similarly titled measures employed by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable GAAP measure and should be used as a complement to, and in conjunction with data presented in accordance with GAAP.

	Year ended November 30, 2020	Three months ended February 28, 2021
Diluted EPS from continuing operations(1)
Diluted pro forma combined EPS from continuing operations(2)	$3.21	$1.77
Amortization of acquired intangibles	2.05	0.51
Transaction-related and integration expenses	2.95	0.33
Share-based compensation (excluding modification charges included in Transaction-related and integration expenses)	0.31	0.07
Income taxes related to the above(3)	(0.96)	(0.19)

Non-GAAP diluted pro forma combined EPS from continuing operations	$7.56	$2.49

(1)

Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, pro forma combined income from continuing operations allocated to participating securities was approximately 0.6% and 0.5% of pro forma combined income from continuing operations for the year ended November 30, 2020 and the three months ended February 28, 2021, respectively.

(2)

Included within the Tech Data pro forma combined Predecessor and Successor earnings for the year ended January 31, 2021 are $88.9 million of purchase accounting adjustments primarily related to certain consideration received from vendors and $48.1 million of legal settlements and other litigation related costs primarily related to an accrual for a legal matter in France and legal fees for various one-time matters. The purchase accounting adjustments and legal settlements and other litigation related costs reduced diluted pro forma combined EPS, after tax, by approximately $0.70 and $0.38, respectively. We consider these items to be non-recurring.

(3)	The tax effect of taxable and deductible non-GAAP adjustments was calculated assuming a blended tax rate of 25% for both the year ended November 30, 2020 and three months ended February 28, 2021.

(L) The Unaudited Pro Forma Financial Statements do not present a combined dividend per share amount. SYNNEX currently pays a quarterly dividend on shares of SYNNEX common stock and last paid a dividend on April 30, 2021 of $0.20 per share. Under the terms of the Merger Agreement, during the period prior to completion of the Merger, SYNNEX’ ability to issue dividends outside its normal practice or repurchase shares of common stock is limited. The dividend policy of SYNNEX following completion of the Merger will be determined by the Board.

Note 6. Federal Income Tax Consequences of the Merger

The Unaudited Pro Forma Financial Statements assume that the Merger qualifies as a tax-free reorganization for federal income tax purposes.

DESCRIPTION OF TECH DATA BUSINESS

Overview

Tech Data Corporation is one of the world’s largest IT distribution and solutions companies. Tech Data serves a critical role in the center of the IT ecosystem, bringing products from the world’s leading technology vendors to market, as well as helping customers create solutions best suited to maximize business outcomes for their end-user customers. Tech Data’s customers include value-added resellers (which we refer to as “VARs”), direct marketers, retailers, corporate resellers and managed service providers (which we refer to as “MSPs”) who support the diverse technology needs of end users.

Tech Data was incorporated in 1974 to market data processing supplies to end users of mini and mainframe computers. With the advent of microcomputer dealers, Tech Data made the transition to a wholesale technology distributor in 1983 by broadening its product line to include personal computer products and withdrawing entirely from end-user sales.

Vendors and Customers

Tech Data’s value proposition to its vendors:

•

Access to highly fragmented markets. Tech Data provides its vendors access to large and highly fragmented markets such as the small- and medium-sized business (which we refer to as “SMB”) sector, which relies on VARs, its primary customer base, to gain access to and support for new technology.

•

Variable-cost route to market. Tech Data serves as a variable, cost effective route to market for its vendors by providing them with access to resellers throughout the Americas, Europe and Asia-Pacific.

•

Logistics management. Tech Data’s world class logistics capabilities enable it to efficiently bring technology products to market through one of its 24 strategically located logistics centers, by direct shipment from vendors to customers, or virtually through the Tech Data cloud marketplace.

•

Services. Tech Data provides a comprehensive portfolio of services to its vendors, including integration services, supply chain management services, and field, depot and support services, such as field engineering, equipment installation, maintenance, repair and many others.

Tech Data distributes and markets hundreds of thousands of products from approximately 1,000 of the world’s leading technology hardware manufacturers and software publishers, as well as suppliers of next-generation technologies and delivery models such as converged and hyper-converged infrastructure, the cloud, security, analytics/Internet of things (which we refer to as “IoT”), and services. These products are typically purchased directly from the vendor on a non-exclusive basis. Conversely, Tech Data’s vendor agreements do not restrict Tech Data from selling similar products manufactured by competitors, nor do they require Tech Data to sell a specified quantity of product. As a result, Tech Data has the flexibility to terminate or curtail sales of one product line in favor of another due to technological change, pricing considerations, product availability, and customer demand or vendor distribution policies. Overall, Tech Data believes that its diversified and evolving product and solutions portfolio provides a solid platform for continued growth.

Tech Data’s value proposition to its customers:

•	End-to-end solutions. Tech Data helps its customers create comprehensive, multi-vendor solutions from the world’s leading technology vendors to maximize business outcomes for their end-user customers.

•

Logistics management. Tech Data’s robust order and logistics management systems enable it to fulfill customer orders quickly and efficiently through one of its 24 strategically located logistics centers, by direct shipment from the vendor, or virtually through the Tech Data cloud marketplace.

•

Financing and inventory management. Tech Data provides its customers with access to flexible financing programs and inventory management for the technology products, services and solutions they acquire.

•	Training and technical support. Tech Data provides its reseller customers a high level of training and technical support.

•

Services. Tech Data provides its customers with complete customer management solutions, including customer acquisition, enablement and revenue-growth services, such as contract renewals and software license compliance, as well as product configuration/integration services. In addition, Tech Data provides its resellers access to a number of special promotions and marketing services on behalf of its vendors.

Tech Data serves one of the largest bases of resellers throughout the Americas, Europe and Asia-Pacific. Tech Data’s products are purchased directly from vendors in significant quantities and are marketed to an active reseller base of over 125,000 VARs, direct marketers, retailers, corporate resellers and MSPs. Tech Data’s VAR customers, in many cases, rely on Tech Data as their principal source of technology products and the related financing for the products. VARs typically prefer not to invest the resources to establish a large number of direct purchasing relationships with vendors or stock significant product inventories. Direct marketers, retailers and corporate resellers may establish direct relationships with vendors for their highest volume products, but utilize distributors as the primary source for other product requirements and an alternative source for products acquired directly. Tech Data’s customers rely on its expertise and resources to gain vital insights into emerging technologies and to help them capture growth opportunities in a rapidly changing technology landscape. No single customer accounted for more than 10% of Tech Data’s net sales during the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and January 31, 2019.

Products and Services

Tech Data groups its offerings into two primary solutions portfolios:

•	Endpoint Solutions Portfolio: This primarily includes PC systems, mobile phones and accessories, printers, peripherals, supplies, endpoint technology software and consumer electronics.

•

Advanced Solutions Portfolio: This primarily includes data center technologies such as storage, networking, servers, advanced technology software and converged and hyper-converged infrastructure. The Advanced Solutions portfolio also includes Tech Data’s specialized solution businesses.

Employees

On January 31, 2021, Tech Data had over 14,000 employees (as measured on a full-time equivalent basis) in more than forty countries on five continents.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TIGER PARENT

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (which we refer to as the “MD&A”), contains forward-looking statements with respect to Tiger Parent and its subsidiaries. Such forward-looking statements include those regarding its plans, objectives, expectations and intentions, financial results, estimates and/or business prospects. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, readers can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “plans”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results or performance to differ materially from those expressed or implied by such forward looking statements. Forward-looking statements are not to be viewed as facts, and reflect various assumptions concerning the future performance of Tiger Parent and are subject to various business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of Tiger Parent) that could cause actual results or performance to differ materially from the estimates and forward-looking statements included herein. Accordingly, there can be no assurance as to the reliability or correctness of such forward- looking statements, nor should any assurances be inferred, and actual results and performance may vary materially. Recipients of these consolidated financial statements should not place undue reliance upon any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

Overview

On November 12, 2019, Tech Data Corporation entered into an Agreement and Plan of Merger, as subsequently amended on November 27, 2019 (the “Merger Agreement”), with Tiger Midco, LLC (“Tiger Midco”) and Tiger Merger Sub Co. (“Merger Sub”). Tiger Midco and Merger Sub are affiliates of certain funds (the “Apollo Funds”), managed by affiliates of Apollo Global Management Inc. (“Apollo”). Pursuant to the Merger Agreement, Tiger Midco agreed to acquire all the outstanding shares of Tech Data Corporation’s common stock (other than shares held by Tech Data Corporation as treasury stock or held by certain affiliates of the Apollo Funds) for $145 per share in cash. On June 30, 2020, Merger Sub merged with and into Tech Data Corporation (the “Merger”), with Tech Data Corporation surviving the Merger as a direct wholly-owned subsidiary of Tiger Midco (see Note 4 of Notes to Consolidated Financial Statements for additional information). Tiger Parent (AP) Corporation, through its wholly-owned subsidiaries including Tiger Midco, is the parent company of Tech Data Corporation subsequent to the Merger. The aggregate purchase price was approximately $5.2 billion. Tiger Parent Holdings, L.P. (the “Parent”), the parent company of Tiger Parent (AP) Corporation, contributed approximately $3.7 billion as equity to Tiger Parent (AP) Corporation in conjunction with the Merger, of which approximately $3.6 billion was used to fund the purchase price for Tech Data Corporation. The remaining purchase price for Tech Data Corporation was financed through the issuance of debt (see Note 7 of Notes to Consolidated Financial Statements for further discussion) and cash on hand at Tech Data Corporation.

The consolidated financial statements for the fiscal year ended January 31, 2021 include the consolidated results of Tiger Parent (AP) Corporation from the date of the Merger through January 31, 2021 (the “successor period”) and the consolidated results of Tech Data Corporation for periods prior to the Merger on June 30, 2020 (the “predecessor period”). References to “we”, “our”, “us” or the “Company” indicate Tiger Parent (AP) Corporation and its subsidiaries for periods subsequent to the date of the Merger and Tech Data Corporation and its subsidiaries for periods prior to the Merger.

We are one of the world’s largest IT distribution and solutions companies. We serve a critical role in the center of the IT ecosystem, bringing products from the world’s leading technology vendors to market, as well as helping our customers create solutions best suited to maximize business outcomes for their end-user customers. We distribute and market products from many of the world’s leading technology hardware manufacturers and software publishers, as well as suppliers of next-generation technologies and delivery models such as converged and hyperconverged infrastructure, the cloud, security, analytics/Internet of things (“IoT”) and services. Our customers include value-added resellers, direct marketers, retailers, corporate resellers and managed service providers who support the diverse technology needs of end users.

On November 25, 2019, we completed the acquisition of DLT Solutions (“DLT”), a premier software and cloud solutions aggregator focused on the U.S. public sector. We acquired all of the outstanding shares of DLT for a purchase price of approximately $209 million in cash. The DLT acquisition enables us to proactively develop opportunities, accelerate growth and simplify complexity for our channel partners that are serving the U.S. public sector space.

Furthermore, on September 30, 2020, we completed the acquisition of Innovix Distribution (“Innovix”), a leading technology distributor in the Asia-Pacific region, for a preliminary estimated purchase price of approximately $52 million in cash. The Innovix acquisition expands our presence across the Asia-Pacific region and strengthens our Endpoint Solutions and Advanced Solutions capabilities.

Planned SYNNEX Merger

On March 22, 2021, we entered into an Agreement and Plan of Merger (the “SYNNEX Merger Agreement”) with SYNNEX Corporation (“SYNNEX”) and its affiliates. Pursuant to the SYNNEX Merger Agreement, and upon the terms and subject to the conditions described therein, the affiliates of SYNNEX will acquire all the outstanding shares of our common stock (the “SYNNEX Merger”).

At the effective time of the SYNNEX Merger, except as otherwise set forth in the SYNNEX Merger Agreement, all our issued and outstanding common shares will be converted automatically into and thereafter represent only the right to receive (i) $1,610,000,000 in cash, in the aggregate and (ii) 44,000,000 total shares of common stock of SYNNEX. Prior to the effective date of the SYNNEX Merger, affiliates of Apollo are required to make an additional equity contribution of at least $500 million in cash to the Company. The completion of the SYNNEX Merger is also subject to customary closing conditions, including the adoption of the SYNNEX Merger Agreement by a majority of the holders of the outstanding shares of SYNNEX common stock, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, certain foreign regulatory approvals and other customary closing conditions.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of the 2019 novel coronavirus (“COVID-19”) a pandemic. The global impact of the COVID-19 pandemic has had a negative effect on the global economy, disrupting the financial markets and creating increasing volatility, impacting customer demand and impeding global supply chains. In response to COVID-19, the company continues to operate with a significant portion of our global workforce participating in work-from-home arrangements and all of our logistics centers are open and functioning with strict health and safety guidelines in place. We cannot at this time accurately predict what effects these conditions will have on our operations and financial condition, including due to uncertainties relating to the severity and duration of the pandemic, the effect on our customers and customer demand and the length of the restrictions and closures imposed by various governments. Accordingly, the operating results and financial condition discussed herein may not be indicative of future operating results and trends.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”), the Company also discloses certain non-GAAP financial information. Certain of these measures are presented as adjusted for the impact of changes in foreign currencies (referred to as “impact of changes in foreign currencies”). Removing the impact of the changes in foreign currencies provides a framework for assessing our financial performance as compared to prior periods. The impact of changes in foreign currencies is calculated by using the exchange rates from the prior year comparable period applied to the results of operations for the current period. The measure of adjusted EBITDA is based on a defined term in our Asset Based Credit Agreement. The non-GAAP financial measures presented in this document include:

•	Net sales, as adjusted, which is defined as net sales adjusted for the impact of changes in foreign currencies;

•	Gross profit, as adjusted, which is defined as gross profit as adjusted for the impact of changes in foreign currencies;

•	Selling, general and administrative expenses (“SG&A”), as adjusted, which is defined as SG&A as adjusted for the impact of changes in foreign currencies;

•	Reported EBITDA, which is defined as net income adjusted for income taxes, interest expense, depreciation and amortization expense and other expense, net;

•

Adjusted EBITDA, which is defined as reported EBITDA plus or minus adjustments for defined items in our Asset Based Credit Agreement, including, but not limited to, extraordinary, nonrecurring or unusual items, acquisition, integration and restructuring expenses, human resources expenses, stock-based and long term incentive compensation expense, legal settlements and other litigation related costs, discontinued operations/facilities, systems design, implementation or establishment costs, public company costs, purchase accounting adjustments and management fees.

Management believes that providing this additional information is useful to the reader to assess and understand our financial performance as compared with results from previous periods. However, analysis of results via these financial measures should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reported EBITDA and adjusted EBITDA do not include, among other things, cash requirements for capital expenditures and working capital, or interest expense in relation to debt facilities. Therefore, reported EBITDA and adjusted EBITDA may have certain limitations in analyzing our financial results. Additionally, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures reported by other companies.

Results of Operations

The following table sets forth our Consolidated Statement of Operations as a percentage of net sales for the period from July 1, 2020 to January 31, 2021 and the period from February 1, 2020 to June 30, 2020:

	Successor	Predecessor	Combined Predecessor / Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
Net sales	100.00%	100.00%	100.00%
Cost of products sold	94.13	93.71	93.98

Gross profit	5.87	6.29	6.02
Operating expenses:
Selling, general and administrative expenses	4.57	5.22	4.81
Acquisition, integration and restructuring expenses	1.00	0.22	0.72
Legal settlements and other litigation, net	(0.01)	0.31	0.10
Gain on bargain purchase	(0.13)	—	(0.08)
Gain on sale of fixed assets	(0.06)	—	(0.05)

	5.37	5.75	5.50

Operating income	0.50%	0.54%	0.52%
Interest expense	0.40	0.22	0.33
Other expense, net	0.02	0.07	0.04

Income before income taxes	0.08	0.25	0.15
Provision for income taxes	0.05	0.14	0.09

Net income	0.03%	0.11%	0.06%

The following table sets forth our Consolidated Statement of Operations as a percentage of net sales for the periods indicated:

	Combined Predecessor/ Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	Year ended January 31, 2019
Net sales	100.00%	100.00%	100.00%
Cost of products sold	93.98	93.79	93.94

Gross profit	6.02	6.21	6.06
Operating expenses:
Selling, general and administrative expenses	4.81	4.57	4.43
Acquisition, integration and restructuring expenses	0.72	0.07	0.23
Legal settlements and other litigation, net	0.10	—	(0.04)
Gain on bargain purchase	(0.08)	—	—
Gain on sale of fixed assets	(0.05)	—	—
Goodwill impairment	—	—	0.13
Gain on disposal of subsidiary	—	—	(0.02)

	5.50	4.64	4.73

Operating income	0.52	1.57	1.33
Interest expense	0.33	0.23	0.29
Other expense, net	0.04	0.03	0.04

Income before income taxes	0.15	1.31	1.00
Provision for income taxes	0.09	0.30	0.09

Net income	0.06%	1.01%	0.91%

Net Sales

The following table summarizes our net sales by geographic region for the period from July 1, 2020 to January 31, 2021 and the period from February 1, 2020 to June 30, 2020:

	Successor	Predecessor	Combined Predecessor / Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
	(in millions)
Americas net sales, as reported	$9,614	$6,297	$15,911
Europe net sales, as reported	12,537	6,635	19,172
Asia-Pacific net sales, as reported	862	428	1,290

Consolidated net sales, as reported	$23,013	$13,360	$36,373

The following tables summarize our net sales and change in net sales by geographic region for the fiscal years ended January 31, 2021, 2020 and 2019. Note that “combined 2021” results reflect the combined predecessor and successor periods:

	Combined Predecessor/ Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	$ Change	% Change
(in millions)
Consolidated net sales, as reported	$36,373	$36,998	$(625)	(1.7)%
Impact of changes in foreign currencies	(493)	—	(493)

Consolidated net sales, as adjusted	$35,880	$36,998	$(1,118)	(3.0)%

Americas net sales, as reported	$15,911	$16,600	$(689)	(4.2)%
Impact of changes in foreign currencies	59	—	59

Americas net sales, as adjusted	$15,970	$16,600	$(630)	(3.8)%

Europe net sales, as reported	$19,172	$19,132	$40	0.2%
Impact of changes in foreign currencies	(569)	—	(569)

Europe net sales, as adjusted	$18,603	$19,132	$(529)	(2.8)%

Asia-Pacific net sales, as reported	$1,290	$1,266	$24	1.9%
Impact of changes in foreign currencies	17	—	17

Asia-Pacific net sales, as adjusted	$1,307	$1,266	$41	3.2%

2021 - 2020 Net Sales Commentary

Americas

•

The decrease in Americas net sales, as adjusted, of approximately $630 million is primarily due to a decrease in both our Endpoint Solutions and Advanced Solutions portfolios, including the impact of COVID-19 on customer demand, coupled with portfolio optimization actions. The decrease in Americas net sales is partially offset by the impact of a full year of DLT operations due to the acquisition of DLT in November 2019.

Europe

•

The decrease in Europe net sales, as adjusted, of approximately $529 million is primarily due to a decrease in our Advanced Solutions portfolio, including the impact of COVID-19 on customer demand, coupled with portfolio optimization actions in our Endpoint Solutions portfolio. The impact of changes in foreign currencies is primarily due to the strengthening of the euro against the U.S. dollar.

Asia-Pacific

•

The increase in Asia-Pacific net sales, as adjusted, of $41 million is primarily due to the impact of the acquisition of Innovix in September 2020. The increase in Asia-Pacific net sales is partially offset by a decrease in our Advanced Solutions portfolio, primarily due to the impact of COVID-19 on customer demand, coupled with portfolio optimization actions.

	Predecessor
	Year ended January 31, 2020	Year ended January 31, 2019	$ Change	% Change
(in millions)
Consolidated net sales, as reported	$36,998	$37,239	$(241)	(0.6)%
Impact of changes in foreign currencies	986	—	986

Consolidated net sales, as adjusted	$37,984	$37,239	$745	2.0%

Americas net sales, as reported	$16,600	$16,041	$559	3.5%
Impact of changes in foreign currencies	60	—	60

Americas net sales, as adjusted	$16,660	$16,041	$619	3.9%

Europe net sales, as reported	$19,132	$20,026	$(894)	(4.5)%
Impact of changes in foreign currencies	907	—	907

Europe net sales, as adjusted	$20,039	$20,026	$13	0.1%

Asia-Pacific net sales, as reported	$1,266	$1,172	$94	8.0%
Impact of changes in foreign currencies	19	—	19

Asia-Pacific net sales, as adjusted	$1,285	$1,172	$113	9.6%

2020 - 2019 Net Sales Commentary

Americas

•

The increase in Americas net sales, as adjusted, of approximately $619 million is primarily due to growth in personal computer systems and software, including the impact of the acquisition of DLT in November 2019.

Europe

•

The increase in Europe net sales, as adjusted, of approximately $13 million is primarily due to growth in software. The impact of changes in foreign currencies is primarily due to the weakening of the euro against the U.S. dollar.

Asia-Pacific

•	The increase in Asia-Pacific net sales, as adjusted, of $113 million is primarily due to growth in data center products.

Gross Profit

The following tables provide a comparison of our gross profit and gross profit as a percentage of net sales for the fiscal years ended January 31, 2021, 2020 and 2019. Note that combined 2021 results reflect the combined predecessor and successor periods:

	Successor	Predecessor	Combined Predecessor/Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Gross profit, as reported	$1,350	$841	$2,191

	Combined Predecessor / Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	$ Change	% Change
(in millions)
Gross profit, as reported	$2,191	$2,298	$(107)	(4.7)%
Impact of changes in foreign currencies	(23)	—	(23)

Gross profit, as adjusted	$2,168	$2,298	$(130)	(5.7)%

The decrease in gross profit, as adjusted, of $130 million is primarily due to a decrease in net sales volume and an unfavorable impact of approximately $76 million for purchase accounting adjustments related to certain consideration received from vendors, partially offset by the impact of the DLT and Innovix acquisitions. The decrease in gross profit as a percentage of net sales, as reported, is primarily due to the unfavorable impact of purchase accounting adjustments.

	Predecessor
	Year ended January 31, 2020	Year ended January 31, 2019	$ Change	% Change
(in millions)
Gross profit, as reported	$2,298	$2,256	$42	1.9%
Impact of changes in foreign currencies	57	—

Gross profit, as adjusted	$2,355	$2,256	$99	4.4%

The increase in gross profit, as adjusted, of $99 million is primarily due to an increase in net sales volume and the mix of products sold. The increase in our year-over-year gross profit as a percentage of net sales is primarily due to the mix of products sold.

Operating Expenses

Selling, General And Administrative Expenses

The following tables provide a comparison of our selling, general and administrative expenses:

	Successor	Predecessor	Combined Predecessor/ Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
SG&A, as reported	$1,051	$698	$1,749
SG&A as a percentage of net sales, as reported	4.57%	5.22%	4.81%

	Combined Predecessor / Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	$ Change	% Change
(in millions)
SG&A, as reported	$1,749	$1,691	$58	3.4%
Impact of changes in foreign currencies	(15)	—	(15)

SG&A, as adjusted	$1,734	$1,691	$43	2.5%

SG&A as a percentage of net sales, as reported	4.81%	4.57%		24 b	ps

The increase in SG&A, as adjusted, of approximately $43 million and SG&A as a percentage of net sales, as reported, of 24 basis points is primarily due to an increase in acquisition-related intangible assets amortization expense of approximately $45 million and the impact of the acquisition of DLT, partially offset by decreased travel and payroll costs. The increase in SG&A as a percentage of sales is also impacted by the decrease in net sales volume, including the impact of COVID-19 on customer demand.

	Predecessor
	Year ended January 31, 2020	Year ended January 31, 2019	$ Change	% Change
(in millions)
SG&A, as reported	$1,691	$1,649	$42	2.5%
Impact of changes in foreign currencies	46	—	$46

SG&A, as adjusted	$1,737	$1,649	$88	5.3%

SG&A as a percentage of net sales, as reported	4.57%	4.43%		14 b	ps

The increase in SG&A, as adjusted, of $88 million and SG&A as a percentage of net sales, as reported, of 14 basis points is primarily due to increased investments in our strategic priorities and a benefit in the prior year of approximately $25 million related to the collection of an accounts receivable balance previously considered uncollectible, partially offset by savings from our Global Business Optimization Program.

Acquisition, Integration and Restructuring Expenses

Acquisition, integration and restructuring expenses are primarily comprised of costs related to the Merger, the new Global Optimization Program initiated in fiscal 2021 (the “GBO 2 Program”), the prior Global Business Optimization Program which was initiated in fiscal 2019 (the “GBO Program”), the tdONE Program and the fiscal 2018 acquisition of Avnet, Inc.’s (“Avnet”) Technology Solutions business (“TS”).

The Merger

We incurred transaction costs related to the completion of the Merger, including professional services costs, stock-based compensation expense and personnel and other costs. Professional services costs are primarily comprised of investment banking fees, legal expenses, and tax and other consulting services. Stock-based compensation expense primarily relates to charges associated with the accelerated vesting of restricted stock units and performance based restricted stock units pursuant to the terms of the Merger Agreement. Personnel and other costs are primarily comprised of severance costs including amounts due to employees pursuant to the Company’s Change in Control Severance Policy, as well as retention costs.

Additionally, we recorded approximately $37 million of professional services costs during the period from July 1, 2020 to January 31, 2021 related to services associated with start-up activities, specifically organization costs, as well as transaction costs related to the Merger, directed by Tiger Midco on behalf of Tiger Parent (AP) Corporation. The nature of these services included legal services, investment banking services and tax and other consulting services.

Transaction costs related to the Merger are comprised of the following:

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020
(in millions)
Professional services costs	$130.9	$20.0
Stock-based compensation expense	20.4	—
Personnel and other costs	13.9	2.1

Total	$165.2	$22.1

GBO 2 Program

In conjunction with the completion of the Merger, in fiscal 2021 we began our GBO 2 Program. The GBO 2 Program includes investments that will optimize and standardize processes and apply data and analytics to be more agile in a rapidly evolving environment, increasing productivity, profitability and optimizing net-working capital. Acquisition, integration and restructuring expenses related to the GBO 2 Program are primarily comprised of restructuring costs and other professional services costs. Restructuring costs are comprised of severance costs and other associated exit costs, including certain consulting costs. Other professional services costs are primarily comprised of professional services fees not related to restructuring activities, including costs related to improving profitability and optimizing net-working capital. Our preliminary estimate of acquisition, integration, and restructuring expenses under the GBO 2 program is $175 million to $200 million, the majority of which is expected to be incurred through fiscal 2023.

Acquisition, integration and restructuring costs related to the GBO 2 Program are comprised of the following:

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020
(in millions)
Restructuring costs	$24.1	$0.9
Other professional services costs	23.2	3.0

Total	$47.3	$3.9

Restructuring costs related to the GBO 2 Program are comprised of the following:

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Cumulative Amounts Incurred to Date
(in millions)
Severance costs	$8.1	$—	$8.1
Other exit costs	16.0	0.9	16.9

Total	$24.1	$0.9	$25.0

GBO Program

In fiscal 2019, we began our GBO Program to increase investment in our strategic priorities and implement operational initiatives to drive productivity and enhance profitability. The GBO Program was completed during the quarter ended July 31, 2020. The restructuring costs primarily consist of severance costs, and also include other associated exit costs, including certain professional services costs.

Restructuring costs related to the GBO Program for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019 are comprised of the following:

	Successor		Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019	Cumulative Amounts Incurred to Date
(in millions)
Severance costs	$1.0	$1.8	$12.0	$26.4	$41.2
Other exit costs	0.4	0.7	5.4	16.1	22.6

Total	$1.4	$2.5	$17.4	$42.5	$63.8

tdONE Program

In fiscal 2021, we began the tdONE Program to simplify, standardize and synchronize the Company’s processes and systems in support of our global transformation initiative. Acquisition and integration costs related to the tdONE program include $13.1 million in professional services and $1.0 million in personnel and other costs for the period of July 1, 2020 to January 31, 2021. There were no tdONE costs incurred in the predecessor period.

Acquisition of TS

On February 27, 2017, we acquired all the outstanding shares of TS for an aggregate purchase price of approximately $2.8 billion, comprised of approximately $2.5 billion in cash and 2,785,402 shares of our common stock.

Acquisition, integration and restructuring expenses related to the acquisition of TS are primarily comprised of restructuring costs, IT related costs, professional services, transaction related costs and other costs. Restructuring costs are comprised of severance and facility exit costs. IT related costs consist primarily of data center and non-ERP application migration and integration costs, as well as, IT related professional services. Professional services are primarily comprised of integration related activities, including professional fees for project management, accounting, tax and other consulting services. Transaction related costs primarily consist of investment banking fees, legal expenses and due diligence costs incurred in connection with the completion of the transaction. Other costs includes payroll related costs including retention, stock compensation, relocation and travel expenses incurred as part of the integration of TS. For the fiscal year ended January 31, 2019, other costs are partially offset by a gain of $9.6 million related to the final working capital adjustment for the acquisition of TS as part of a settlement agreement with Avnet.

We incurred no acquisition, integration and restructuring expenses related to the acquisition of TS during the years ended January 31, 2021 or January 31, 2020 and do not expect to incur any additional costs in future periods. Acquisition, integration and restructuring expenses for fiscal 2019 related to the acquisition of TS are comprised of the following:

Predecessor
Year ended January 31, 2019
(in millions)
Restructuring costs	$19.8
IT related costs	13.2
Professional services	6.0
Transaction related costs	1.7
Other costs	4.7

Total	$45.4

Legal Settlements and Other Litigation, Net

During the period from February 1, 2020 to June 30, 2020, the Company recorded a charge of $41.2 million in “legal settlements and other litigation, net” in the Consolidated Statement of Operations related to a legal matter in France (see Note 14 of Notes to Consolidated Financial Statements for further discussion).

We have also been a claimant in proceedings seeking damages primarily from certain manufacturers of LCD flat panel and cathode ray tube displays, as well as reimbursement from insurance providers of certain costs associated with the restatement of our consolidated financial statements and other financial information from fiscal 2009 to 2013. We have reached settlement agreements during the periods presented and have recorded these amounts net of attorney fees and other expenses, in “legal settlements and other litigation, net” in the Consolidated Statement of Operations.

Gain on Bargain Purchase

On September 30, 2020, we completed the acquisition of Innovix for a preliminary estimated purchase price of approximately $52 million. We have accounted for the acquisition as a business combination and allocated the preliminary estimated purchase price to the estimated fair values of assets acquired and liabilities assumed. The excess of the estimated fair values of the net tangible assets over the preliminary estimated purchase price was recorded as a gain on bargain purchase of $30.2 million on the Consolidated Statement of Operations for the period from July 1, 2020 to January 31, 2021.

Gain On Sale Of Fixed Assets

Sale-leaseback Transactions

During fiscal 2021 we executed sale-leaseback transactions for an office facility and five logistics facilities that we previously owned throughout the United States, resulting in net cash proceeds of $272.7 million. These transactions qualified as sales for accounting purposes and resulted in a net gain of $20.1 million which is included in “gain on sale of fixed assets” on the Consolidated Statement of Operations for the period from July 1, 2020 to January 31, 2021.

Sale of Facility

During fiscal 2021, we sold one of our logistics facilities located in the United States for net cash proceeds of $42.2 million. We recorded a loss of $4.6 million in “gain on sale of fixed assets” on the Consolidated Statement of Operations for the period from July 1, 2020 to January 31, 2021.

Goodwill Impairment

During the fourth quarter of fiscal 2019, we recorded goodwill impairment expense of $47.4 million related to our Asia-Pacific reporting unit (see Note 3 of Notes to Consolidated Financial Statements for further discussion).

Gain On Disposal Of Subsidiary

During fiscal 2019, we executed an agreement to sell certain of our operations in Ireland for a total sales price of approximately $15.3 million. We recorded a gain on sale of $6.7 million during the year ended January 31, 2019, which included the reclassification of $5.1 million from accumulated other comprehensive income for cumulative translation adjustments associated with our investment in this foreign entity. We recorded an additional gain on the sale of this entity of $1.4 million during the year ended January 31, 2020. The operating results of this entity during the year ended January 31, 2019 were insignificant relative to the consolidated financial results.

Adjusted EBITDA

Adjusted EBITDA is based on a defined term in our Asset Based Credit Agreement. Management believes that providing this additional information is useful to the reader to assess and understand our financial performance as compared with results from previous periods. However, analysis of results via this financial measure should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Adjusted EBITDA does not include, among other things, cash requirements for capital expenditures and working capital, or interest expense in relation to our debt facilities. Therefore, adjusted EBITDA may have certain limitations in analyzing our financial results. Additionally, because this measure is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures reported by other companies.

Consolidated Results - EBITDA

The following tables provide an analysis of reported EBITDA and adjusted EBITDA on a consolidated and regional basis for the period from July 1, 2020 to January 31, 2021 and the period from February 1, 2020 to June 30, 2020, as well as the combined predecessor and successor periods for fiscal 2021 compared to fiscal 2020 and 2019:

	Successor	Predecessor	Combined Predecessor/ Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Net income	$6.6	$14.2	$20.8
Provision for income taxes	12.8	19.2	32.0
Interest expense	91.7	29.7	121.4
Other expense, net	5.1	8.4	13.5

Operating income	116.2	71.5	187.7
Depreciation and amortization	137.4	71.2	208.6

Reported EBITDA	$253.6	$142.7	$396.3

Adjustments
Extraordinary, nonrecurring or unusual items (1)	2.6	4.7	7.3
Acquisition, integration and restructuring expenses (2)	230.5	30.2	260.7
Human resources expenses (3)	8.6	7.5	16.1
Stock-based and long term incentive compensation expense (4)	17.2	13.3	30.5
Legal settlements and other litigation related costs (5)	1.9	46.2	48.1
Discontinued operations/facilities (6)	(15.4)	0.1	(15.3)
Systems design, implementation or establishment costs (7)	9.8	9.2	19.0
Public company costs (8)	(0.3)	2.8	2.5
Purchase accounting adjustments (9)	88.9	—	88.9
Management fees (10)	4.8	—	4.8

Adjusted EBITDA	$602.2	$256.7	$858.9

	Combined Predecessor/ Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	Year ended January 31, 2019
(in millions)
Net income	$20.8	$374.5	$340.6
Provision for income taxes	32.0	110.0	32.7
Interest expense	121.4	86.0	106.7
Other expense, net	13.5	11.8	13.8

Operating income	187.7	582.3	493.8
Depreciation and amortization	208.6	153.1	159.0

Reported EBITDA	$396.3	$735.4	$652.8

Adjustments
Extraordinary, nonrecurring or unusual items (1)	7.3	2.1	65.8
Acquisition, integration and restructuring expenses (2)	260.7	26.0	87.9
Human resources expenses (3)	16.1	15.4	14.8
Stock-based and long term incentive compensation expense (4)	30.5	32.2	31.5
Legal settlements and other litigation related costs (5)	48.1	6.8	(15.5)
Discontinued operations/facilities (6)	(15.3)	(0.7)	(8.1)
Systems design, implementation or establishment costs (7)	19.0	16.8	9.1
Public company costs (8)	2.5	8.0	8.0
Purchase accounting adjustments (9)	88.9	—	—
Management fees (10)	4.8	—	—

Adjusted EBITDA	$858.9	$842.0	$846.3

(1)

Gains or losses attributable to nonoperating or non-recurring items, such as gains on bargain purchases related to acquisitions, goodwill impairment expense, tax indemnifications, write-offs, recoveries, asset writedowns or reserve releases.

(2)	Costs primarily associated with the Merger, other acquisitions, our GBO Program, GBO 2 Program and tdONE Program.
(3)	Costs primarily related to severance and recruiting costs, including signing, retention and completion bonuses.
(4)	Costs associated with our stock-based and long term incentive compensation plans.
(5)	Costs primarily related to an accrual for a legal matter in France and legal fees for various one-time matters, offset by settlement income related to certain litigation in the Americas.
(6)	The reversal of gains and losses associated with the sales of entities and facilities, and the removal of costs related to exited operations.
(7)	Costs primarily related to non-capitalizable fees, labor, travel and other setup costs related to the optimization of internal use software.
(8)	Costs of public company compliance, including, audit fees, SEC fees, legal support, and Board of Directors support.
(9)	Purchase accounting adjustments due to the Merger primarily related to certain consideration received from vendors.
(10)	Management fees payable to Apollo.

Consolidated Commentary

2021 - 2020

•

The decrease in reported EBITDA is primarily due to an increase in acquisition, integration and restructuring expenses primarily due to transaction costs related to the Merger, a decrease in net sales volume, purchase accounting adjustments related to certain consideration received from vendors and a charge of $41 million related to a legal matter in France. These items are partially offset by a gain on bargain purchase related to the acquisition of Innovix, lower travel and payroll costs, the impact of the acquisition of DLT and a net gain on the sale of certain fixed assets.

•	The increase in adjusted EBITDA is primarily due to a reduction in travel and payroll costs and the impact of the acquisition of DLT, partially offset by a decrease in net sales volume.

2020 – 2019

•

The increase in reported EBITDA is primarily due to a decrease in acquisition, integration and restructuring expenses, a goodwill impairment expense of $47.4 million in fiscal year 2019 and favorable changes in product mix, partially offset by an increase in SG&A costs.

•	The slight decrease in adjusted EBITDA was primarily due to an increase in SG&A costs partially offset by favorable changes in product mix.

Americas - EBITDA

	Successor	Predecessor	Combined Predecessor/ Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Operating (loss) income	$(49.2)	$52.4	$3.2
Depreciation and amortization	81.2	47.6	128.8

Reported EBITDA	$32.0	$100.0	$132.0

Adjustments
Extraordinary, nonrecurring or unusual items (1)	13.1	4.2	17.3
Acquisition, integration and restructuring expenses (2)	184.0	26.4	210.4
Human resources expenses (3)	5.3	5.1	10.4
Stock-based and long term incentive compensation expense (4)	11.3	6.1	17.4
Legal settlements and other litigation related costs (5)	(1.7)	—	(1.7)
Discontinued operations/facilities (6)	(15.4)	0.1	(15.3)
Systems design, implementation or establishment costs (7)	3.6	6.7	10.3
Public company costs (8)	(0.3)	2.0	1.7
Purchase accounting adjustments (9)	51.0	—	51.0
Management fees (10)	4.8	—	4.8

Adjusted EBITDA	$287.7	$150.6	$438.3

	Combined Predecessor/ Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	Year ended January 31, 2019
(in millions)
Operating (loss) income	$3.2	$319.1	$352.1
Depreciation and amortization	128.8	98.2	93.6

Reported EBITDA	$132.0	$417.3	$445.7

Adjustments
Extraordinary, nonrecurring or unusual items (1)	17.3	11.1	15.5
Acquisition, integration and restructuring expenses (2)	210.4	16.4	26.4
Human resources expenses (3)	10.4	8.5	6.2
Stock-based and long term incentive compensation expense (4)	17.4	14.0	14.5
Legal settlements and other litigation related costs (5)	(1.7)	(0.6)	(15.5)
Discontinued operations/facilities (6)	(15.3)	0.2	—
Systems design, implementation or establishment costs (7)	10.3	8.5	5.1
Public company costs (8)	1.7	7.2	7.3
Purchase accounting adjustments (9)	51.0	—	—
Management fees (10)	4.8	—	—

Adjusted EBITDA	$438.3	$482.6	$505.2

(1)	Gains or losses attributable to nonoperating or non-recurring items, such as tax indemnifications, write-offs, recoveries, asset writedowns or reserve releases.
(2)	Costs primarily associated with the Merger, other acquisitions, our GBO Program, GBO 2 Program and tdONE Program.
(3)	Costs primarily related to severance and recruiting costs, including signing, retention and completion bonuses.
(4)	Costs associated with our stock-based and long term incentive compensation plans.
(5)	Settlement income related to certain litigation.
(6)	The reversal of gains and losses associated with the sales of entities and facilities, and the removal of costs related to exited operations.
(7)	Costs primarily related to non-capitalizable fees, labor, travel and other setup costs related to the optimization of internal use software.
(8)	Costs of public company compliance, including, audit fees, SEC fees, legal support, and Board of Directors support.
(9)	Purchase accounting adjustments due to the Merger primarily related to certain consideration received from vendors.
(10)	Management fees payable to Apollo.

Americas Commentary

2021 - 2020

•

The decrease in reported EBITDA is primarily due to an increase in acquisition, integration and restructuring expenses primarily due to transaction costs related to the Merger, purchase accounting adjustments related to certain consideration received from vendors, a decrease in net sales volume and the impact of the mix of products sold, including lower services revenue. These items are partially offset by the impact of the acquisition of DLT, lower payroll and travel costs and a net gain on the sale of certain fixed assets.

•

The decrease in adjusted EBITDA is primarily due to a decrease in net sales volume and the impact of the mix of products sold, including lower services revenue, partially offset by the impact of the acquisition of DLT and lower payroll and travel costs.

2020 - 2019

•

The decrease in reported EBITDA is primarily due to an increase in SG&A costs and lower gains from legal settlements, partially offset by an increase in net sales volume, favorable changes in product mix and a decrease in acquisition, integration and restructuring costs.

•	The decrease in adjusted EBITDA is primarily due to an increase in SG&A costs, partially offset by an increase in net sales volume and favorable changes in product mix.

Europe – EBITDA

	Successor	Predecessor	Combined Predecessor/ Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Operating income	$132.0	$24.1	$156.1
Depreciation and amortization	52.8	20.5	73.3

Reported EBITDA	$184.8	$44.6	$229.4

Adjustments
Extraordinary, nonrecurring or unusual items (1)	20.2	(0.6)	19.6
Acquisition, integration and restructuring expenses (2)	38.2	2.2	40.4
Human resources expenses (3)	2.1	1.8	3.9
Stock-based and long term incentive compensation expense (4)	5.0	6.5	11.5
Legal settlements and other litigation related costs (5)	2.4	43.3	45.7
Systems design, implementation or establishment costs (7)	6.2	2.5	8.7
Public company costs (8)	—	0.8	0.8
Purchase accounting adjustments (9)	37.9	—	37.9

Adjusted EBITDA	$296.8	$101.1	$397.9

	Combined Predecessor/ Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	Year ended January 31, 2019
(in millions)
Operating income	$156.1	$256.4	$180.7
Depreciation and amortization	73.3	47.2	56.5

Reported EBITDA	$229.4	$303.6	$237.2

Adjustments
Extraordinary, nonrecurring or unusual items (1)	19.6	(8.6)	2.3
Acquisition, integration and restructuring expenses (2)	40.4	8.6	58.7
Human resources expenses (3)	3.9	6.9	7.5
Stock-based and long term incentive compensation expense (4)	11.5	16.2	14.7
Legal settlements and other litigation related costs (5)	45.7	—	—
Discontinued operations/facilities (6)	—	(0.9)	(8.1)
Systems design, implementation or establishment costs (7)	8.7	8.3	4.0
Public company costs (8)	0.8	0.8	0.7
Purchase accounting adjustments (9)	37.9	—	—

Adjusted EBITDA	$397.9	$334.9	$317.0

(1)	Gains or losses attributable to nonoperating or non-recurring items, such as tax indemnifications, write-offs, recoveries, asset writedowns or reserve releases.
(2)	Costs primarily associated with the Merger, other acquisitions, our GBO Program, GBO 2 Program and tdONE Program.
(3)	Costs primarily related to severance and recruiting costs, including signing, retention and completion bonuses.
(4)	Costs associated with our stock-based and long term incentive compensation plans.
(5)	Costs primarily related to an accrual for a legal matter in France and legal fees for various one-time matters.
(6)	The reversal of gains associated with the sales of entities and facilities, and the removal of costs related to exited operations.
(7)	Costs primarily related to non-capitalizable fees, labor, travel and other setup costs related to the optimization of internal use software.
(8)	Costs of public company compliance, including, audit fees, SEC fees, legal support, and Board of Directors support.
(9)	Purchase accounting adjustments due to the Merger primarily related to certain consideration received from vendors.

Europe Commentary

2021 - 2020

•

The decrease in reported EBITDA is primarily due to a charge of $41 million related to a legal matter in France, purchase accounting adjustments related to certain consideration received from vendors and an increase in acquisition, integration and restructuring expenses, partially offset by the favorable impact of the mix of products sold and lower SG&A costs.

•	The increase in adjusted EBITDA is primarily due to the favorable impact of the mix of products sold and lower SG&A costs.

2020 - 2019

•	The increase in reported EBITDA is primarily due to a decrease in acquisition, integration and restructuring expenses and the favorable impact of changes in product mix.

•	The increase in adjusted EBITDA is primarily due to the favorable impact of changes in product mix.

Asia-Pacific – EBITDA

	Successor	Predecessor	Combined Predecessor/ Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Operating income (loss)	$33.4	$(5.0)	$28.4
Depreciation and amortization	3.4	3.1	6.5

Reported EBITDA	$36.8	$(1.9)	$34.9

Adjustments
Extraordinary, nonrecurring or unusual items (1)	(30.7)	1.1	(29.6)
Acquisition, integration and restructuring expenses (2)	8.3	1.6	9.9
Human resources expenses (3)	1.2	0.6	1.8
Stock-based and long term incentive compensation expense (4)	0.9	0.7	1.6
Legal settlements and other litigation related costs (5)	1.2	2.9	4.1

Adjusted EBITDA	$17.7	$5.0	$22.7

	Combined Predecessor/ Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	Year ended January 31, 2019
(in millions)
Operating income (loss)	$28.4	$6.8	$(39.0)
Depreciation and amortization	6.5	7.7	8.9

Reported EBITDA	$34.9	$14.5	$(30.1)

Adjustments
Extraordinary, nonrecurring or unusual items (1)	(29.6)	(0.4)	48.0
Acquisition, integration and restructuring expenses (2)	9.9	1.0	2.8
Human resources expenses (3)	1.8	—	1.1
Stock-based and long term incentive compensation expense (4)	1.6	2.0	2.3
Legal settlements and other litigation related costs (5)	4.1	7.4	—

Adjusted EBITDA	$22.7	$24.5	$24.1

(1)

Gains or losses attributable to nonoperating or non-recurring items, such as gains on bargain purchases related to acquisitions, goodwill impairment expense, tax indemnifications, write-offs, recoveries, asset writedowns or reserve releases.

(2)	Costs primarily associated with the Merger, other acquisitions, our GBO Program, GBO 2 Program and tdONE Program.
(3)	Costs primarily related to severance and recruiting costs, including signing, retention and completion bonuses.
(4)	Costs associated with our stock-based and long term incentive compensation plans.
(5)	Costs primarily related to legal fees for various one-time matters.

Asia-Pacific Commentary

2021 - 2020

•

The increase in reported EBITDA is primarily due to a gain on bargain purchase related to the acquisition of Innovix, partially offset by an increase in acquisition, integration and restructuring expenses.

•	The decrease in adjusted EBITDA is primarily due to a decrease in organic net sales volume, partially offset by lower payroll costs and the impact of the acquisition of Innovix.

2020 - 2019

•

The increase in reported EBITDA is primarily due to a $47.4 million goodwill impairment charge in fiscal year 2019 and an increase in net sales volume, partially offset by an increase in SG&A expenses.

•	The slight increase in adjusted EBITDA is primarily due to an increase in net sales volume, partially offset by an increase in SG&A expenses.

Interest Expense

	Successor	Predecessor	Combined Predecessor / Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Interest expense	$91.7	$29.7	$121.4

Percentage of net sales	0.40%	0.22%	0.33%

	Combined Predecessor / Successor	Predecessor		% Change:
Year ended January 31:	2021	2020	2019	2021 to 2020	2020 to 2019
(in millions)
Interest expense	$121.4	$86.0	$106.7	41.2%	(19.4)%
Percentage of net sales	0.33%	0.23%	0.29%

The increase in interest expense in fiscal 2021 compared to fiscal 2020 of $35.4 million is primarily due to borrowings under the Asset Based Credit Agreement in conjunction with the Merger (see Note 7 of Notes to the Consolidated Financial Statements for further information).

The decrease in interest expense in fiscal 2020 compared to fiscal 2019 of $20.7 million is primarily due to a benefit of $10.2 million related to our net investment hedges (see further discussion in Note 11 of Notes to Consolidated Financial Statements) and lower interest rates and average balances outstanding on term loan credit agreements.

Other Expense, Net

	Successor	Predecessor	Combined Predecessor/ Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Other expense, net	$5.1	$8.4	$13.5
Percentage of net sales	0.02%	0.07%	0.04%

	Combined Predecessor / Successor	Predecessor		% Change:
Year ended January 31:	2021	2020	2019	2021 to 2020	2020 to 2019
(in millions)
Other expense, net	$13.5	$11.8	$13.8	14.4%	(14.5)%
Percentage of net sales	0.04%	0.03%	0.04%

Other expense, net, consists primarily of discounts on the sale of accounts receivable, net foreign currency exchange gains and losses on certain financing transactions and the related derivative instruments used to hedge such financing transactions, gains and losses on the investments contained within life insurance policies used to fund our nonqualified deferred compensation plan and interest income.

The change in other expense, net, in fiscal 2021 compared to fiscal 2020 is primarily attributable to reduced gains in the fair value of the investments contained within life insurance policies and lower interest income, partially offset by lower discount fees on the sale of accounts receivable.

The change in other expense, net, during fiscal 2020 compared to fiscal 2019 is primarily attributable to higher gains on the investments contained within life insurance policies, partially offset by lower interest income and higher discount fees on the sale of accounts receivable. The gains on investments are substantially offset in our payroll costs which are reflected in SG&A as part of operating income.

Provision for Income Taxes

	Successor	Predecessor	Combined Predecessor / Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Provision for income taxes	$12.8	$19.2	$32.0
Effective tax rate	66.3%	57.4%	60.7%

	Combined Predecessor / Successor	Predecessor
Year ended January 31:	2021	2020	2019
(in millions)
Provision for income taxes	$32.0	$110.0	$32.7
Effective tax rate	60.7%	22.7%	8.8%

2021 - 2020 Commentary

The change in the effective tax rate in fiscal 2021 as compared to fiscal 2020 is primarily due to the unfavorable impact of the following:

•	In fiscal 2021, a charge of $41.2 million related to a legal matter in France was not deductible for income tax purposes.

•	In fiscal 2021, a portion of the transaction costs related to the Merger was not deductible for income tax purposes.

•	In fiscal 2021, we recorded $8.2 million of income tax expense related to the settlement of the Company’s nonqualified deferred compensation plan.

•	In fiscal 2021, we recorded income tax expense of $8.1 million related to the remeasurement of deferred tax liabilities in the United Kingdom due to a change in the statutory income tax rate.

•	In fiscal 2021, we paid foreign withholding taxes of $5.7 million.

These items were partially offset by the favorable impact of the following:

•	The carryback of the fiscal 2021 net operating loss in the United States to tax years with a higher statutory income tax rate.

•	In fiscal 2021, we recorded a $30.2 million bargain purchase gain on the acquisition of Innovix which was not taxable.

The change in the effective tax rate was also impacted by the relative mix of earnings and losses within the tax jurisdictions in which we operate. The decrease in the absolute dollar value of the provision for income taxes as compared to the prior year is primarily due to a decrease in taxable earnings, as well as the net impact of the aforementioned items.

2020 - 2019 Commentary

The increase in both the effective tax rate and the provision for income taxes in fiscal 2020 as compared to fiscal 2019 is primarily due to the impact of the following:

•	In fiscal 2019, we finalized our analysis of the impact of the enactment of U.S. Tax Reform and decreased our estimate of the one-time transition tax by $49.2 million.

•	In fiscal 2019, we recorded income tax benefits of $13.0 million in relation to a settlement agreement reached with Avnet.

•	In fiscal 2019, we recorded income tax benefits of $9.6 million due to the resolution of certain pre-acquisition tax matters related to TS.

•	In fiscal 2019, we recorded income tax benefits of $6.0 million related to changes in deferred tax valuation allowances.

Additionally, the increase in the absolute dollar value of the provision for income taxes as compared to the prior year is due to an increase in taxable earnings. The change in the effective tax rate was also impacted by goodwill impairment expense in fiscal 2019 which was not deductible for tax purposes and the relative mix of earnings and losses within the taxing jurisdictions in which we operate.

U.S. Tax Reform

On December 22, 2017, the U.S. federal government enacted the U.S. Tax Cuts and Jobs Act (which we refer to as “U.S. Tax Reform”) which significantly revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate from 35% to 21% and implementing a modified territorial tax system that included a one-time transition tax on deemed repatriated earnings of foreign subsidiaries. The SEC provided accounting and reporting guidance that allowed us to report provisional amounts within a measurement period up to one year due to the complexities inherent in adopting the changes. Accordingly, in fiscal 2018, we recorded our provisional estimate of the impact of the enactment of U.S. Tax Reform. During fiscal 2019, we finalized our analysis of the impact of the enactment of U.S. Tax Reform and decreased our estimate of the one-time transition tax by $49.2 million, primarily due to further analysis of earnings and profits of our foreign subsidiaries and the utilization of foreign tax credits.

Tax Indemnifications

In connection with the acquisition of TS, pursuant to the interest purchase agreement, the Company and Avnet agreed to indemnify each other in relation to certain tax matters. As a result, we have recorded certain indemnification assets and liabilities for expected amounts to be received from and paid to Avnet. During the years ended January 31, 2021, 2020 and 2019, due to the resolution of certain pre-acquisition tax matters and the expiration of certain statutes of limitation, we recorded benefits in income tax expense of

$0.6 million, $1.2 million and $9.6 million, respectively. As a result, we recorded expenses of $0.6 million, $1.2 million and $9.6 million during the years ended January 31, 2021, 2020 and 2019, respectively, which are included in “selling, general and administrative expenses” in the Consolidated Statement of Operations, related to changes in the corresponding indemnification assets and liabilities recorded. The net impact of these items had no impact on our net income.

Liquidity And Capital Resources

Our discussion of liquidity and capital resources includes an analysis of our cash flows and capital structure for all periods presented. Note that “combined 2021” results reflect the combined predecessor and successor periods.

Cash Conversion Cycle

As a distribution company, our business requires significant investment in working capital, particularly accounts receivable and inventory, partially financed through our accounts payable to vendors. An important driver of our operating cash flows is our cash conversion cycle (also referred to as “net cash days”). Our net cash days are defined as days of sales outstanding in accounts receivable plus days of supply on hand in inventory, less days of purchases outstanding in accounts payable. The following tables present the components of our cash conversion cycle, in days, as of January 31, 2021, 2020 and 2019.

Cash Flows

The following tables summarize our Consolidated Statement of Cash Flows for the period from July 1, 2020 to January 31, 2021 and the period from February 1, 2020 to June 30, 2020, as well as the combined predecessor and successor periods for fiscal 2021 compared to fiscal 2020 and 2019:

	Successor	Predecessor	Combined Predecessor / Successor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2021
(in millions)
Net cash provided by (used in):
Operating activities	$963.0	$332.7	$1,295.7
Investing activities	(4,949.1)	16.4	(4,932.7)
Financing activities	3,539.7	(16.8)	3,522.9
Effect of exchange rate changes on cash and cash equivalents	87.1	18.6	105.7

Net (decrease) increase in cash and cash equivalents	$(359.3)	$350.9	(8.4)

	Combined Predecessor/Successor	Predecessor
	Year ended January 31, 2021	Year ended January 31, 2020	Year ended January 31, 2019
(in millions)
Net cash provided by (used in):
Operating activities	$1,295.7	$593.1	$380.1
Investing activities	(4,932.7)	(290.3)	(171.7)
Financing activities	3,522.9	(243.5)	(332.2)
Effect of exchange rate changes on cash and cash equivalents	105.7	(17.1)	(32.7)

Net (decrease) increase in cash and cash equivalents	$(8.4)	$42.2	$(156.5)

Operating Activities

The increase in cash resulting from operating activities in fiscal 2021 compared to fiscal 2020 is primarily due to the favorable impact of changes in working capital, including the timing of payments to vendors and the impact of lower inventory balances, partially offset by lower net income.

The increase in cash resulting from operating activities in fiscal 2020 compared to fiscal 2019 is primarily due to the favorable impact of changes in working capital and higher earnings.

The significant components of our investing and financing cash flow activities are listed below.

Investing Activities

2021

•	$5.2 billion of cash outlays resulting from the Merger transaction (see Note 4 of Notes to Consolidated Financial Statements for further discussion)

•	$314.9 million of net proceeds related to the sale of properties (see Note 6 of Notes to Consolidated Financial Statements for further discussion)

2020

•	$210 million cash paid for the acquisition of DLT (see Note 4 of Notes to Consolidated Financial Statements for further discussion)

•	$84.8 million of capital expenditures

2019

•	$120 million in cash paid for the acquisition of TS pertaining to a settlement agreement with Avnet

•	$61.4 million of capital expenditures

Financing Activities

2021

•	$3.7 billion contribution from the Parent at the time of the Merger

•	$2.0 billion of borrowings under the Asset Based Credit Agreement (see Note 7 of Notes to Consolidated Financial Statements for further discussion)

•	Extinguishment of certain of our Senior Notes for $0.8 billion and our prior term loan of approximately $0.3 billion in conjunction with the Merger

•	$0.9 billion return of capital to the Parent

2020

•	$170.2 million paid to repurchase common stock under our share repurchase program

•	Repayment of $31.3 million of debt in connection with the acquisition of DLT

2019

•	Repayment of $200.0 million on the term loan credit agreements

•	$107.0 million paid to repurchase common stock under our share repurchase program

Capital Resources And Debt Compliance

As part of our capital structure and to provide us with significant liquidity, we have a diverse range of financing facilities across our geographic regions with various financial institutions. Also providing us liquidity are our cash and cash equivalents balances across our regions which are deposited and/or invested with various financial institutions. We are exposed to risk of loss on funds deposited with these financial institutions; however, we monitor our financing and depository financial institution partners regularly for credit quality. Our liquidity is subject to many factors, including the potential impact of the COVID-19 pandemic on financial markets; however, we believe that our existing sources of liquidity, including our financing facilities, trade credit from vendors, cash resources, as well as cash expected to be provided by operating activities will be sufficient to meet our working capital needs and cash requirements for at least the next 12 months.

We currently have sufficient resources, cash flows and liquidity within the U.S. to fund current and expected future working capital requirements. However, during the year we were able to repatriate foreign cash, along with the majority of our remaining foreign earnings which have been previously taxed, with minimal additional tax consequences. We plan to continue reinvesting future foreign earnings indefinitely outside the U.S. Any future remittances of foreign cash could be subject to additional foreign withholding tax, U.S. state taxes and certain tax impacts relating to foreign currency exchange effects.

For a discussion of our various financing arrangements, refer to Note 7 of Notes to Consolidated Financial Statements.

Accounts receivable purchase agreements

We have uncommitted accounts receivable purchase agreements under which certain accounts receivable may be sold, without recourse, to third-party financial institutions. Under these programs, we may sell certain accounts receivable in exchange for cash less a discount, as defined in the agreements. Available capacity under these programs, which we use as a source of working capital funding, is dependent on the level of accounts receivable eligible to be sold into these programs and the financial institutions’ willingness to purchase such receivables, which may be impacted by the COVID-19 pandemic. In addition, certain of these agreements also require that we continue to service, administer and collect the sold accounts receivable. At January 31, 2021 and 2020, we had a total of $691.9 million and $739.2 million, respectively, of accounts receivable sold to and held by financial institutions under these agreements. During the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, discount fees recorded under these facilities were $5.6 million, $4.4 million, $15.9 million and $14.9 million, respectively, which are included as a component of “other expense, net” in the Consolidated Statement of Operations.

Share Repurchase Program

In October 2018, Tech Data’s Board of Directors (which we refer to as “Tech Data Board”) authorized a share repurchase program for up to $200.0 million of our common stock. In February 2019, Tech Data Board approved a $100.0 million increase to the program. In August 2019, Tech Data Board authorized the repurchase of up to an additional $200.0 million of our common stock, resulting in a total share repurchase authorization of $500.0 million. In conjunction with our share repurchase program, a 10b5-1 plan was executed that instructed the broker selected by the Company to repurchase shares on our behalf. The amount of common stock repurchased in accordance with the 10b5-1 plan on any given trading day was determined by a formula in the plan, which was based on the market price of our common stock. Shares we repurchased were held in treasury for general corporate purposes, including issuances under equity incentive and benefit plans.

We repurchased 1,723,081 shares of our common stock at a cost of $170.2 million during the year ended January 31, 2020 and 1,429,154 shares of our common stock at a cost of $107.0 million during the year ended January 31, 2019. Pursuant to the terms of the Merger Agreement with the affiliates of Apollo Funds, we suspended our share repurchase program as of November 13, 2019.

Off-Balance Sheet Arrangements

Guarantees

As is customary in the technology industry, to encourage certain customers to purchase product from us, we have arrangements with certain finance companies that provide inventory financing facilities for our customers. In conjunction with certain of these arrangements, we have agreements with the finance companies that would require us to repurchase certain inventory, which might be repossessed from the customers by the finance companies. Due to various reasons, including among other items, the lack of information regarding the amount of saleable inventory purchased from us still on hand with the customer at any point in time, our repurchase obligations relating to inventory cannot be reasonably estimated. Repurchases of inventory by us under these arrangements have been insignificant to date.

Critical Accounting Policies And Estimates

The information included within MD&A is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures. On an ongoing basis, we evaluate these estimates, including those related to accounts receivable, inventory, vendor programs, goodwill and intangible assets, deferred taxes, and contingencies. Our estimates and judgments are based on currently available information, historical results, and other assumptions we believe are reasonable. Actual results could differ materially from these estimates. See Note 1 of Notes to Consolidated Financial Statements for a discussion of our critical accounting policies. We believe these critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Recent Accounting Pronouncements

See Note 1 of Notes to Consolidated Financial Statements for the discussion on recent accounting pronouncements.

STOCK OWNERSHIP

We have listed below, as of March 31, 2021 (except as otherwise indicated), the beneficial ownership of SYNNEX common stock by (a) each of our directors, (b) each of our “named executive officers”, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent (5%) of the number of outstanding shares of SYNNEX common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent (5%) of the number of outstanding shares of SYNNEX common stock as of March 31, 2021. Unless otherwise indicated and subject to community property laws where applicable, each of our directors and “named executive officers” has (a) the same business address as SYNNEX and (b) sole investment and voting power over all of the shares of SYNNEX common stock that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name of Beneficial Owner:	Amount(1)	Percent
MiTAC International Corporation and related parties(2) 55 East 52nd Street New York, NY 10055	9,756,837	18.8%
FMR LLC(3) 245 Summer Street Boston, MA 02210	4,537,674	8.8%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	3,921,464	7.6%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10022	3,380,121	6.5%

Directors and Named Executive Officers:	Amount(1)	Percent
Dennis Polk(6)	262,425	*
Marshall Witt(7)	85,848	*
Michael Urban(8)	38,829	*
Peter Larocque(9)	48,789	*
Fred Breidenbach	18,230	*
Laurie Simon Hodrick	4,866	*
Hau Lee	26,543	*
Matthew Miau(10)	598,428	1.2%
Kevin Murai(11)	262,593	*
Dwight Steffensen	2,005	*
Ann Vezina	7,536	*
Thomas Wurster	15,943	*
Duane Zitner	24,849	*
Andrea Zulberti	17,318	*
All Directors and Executive Officers as a Group (15 persons)(12)	1,424,451	2.7%

*	Less than 1%
(1)

We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)

Based on information reported on a Schedule 13G/A filed with the SEC on February 9, 2021, this amount represents 5,299,980 shares held by Silver Star Developments Ltd. and 3,859,888 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wen Hua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan. Jhi-Wu Ho and Hsiang-Yun Yang,

the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3, Minsheng East Road, Zhongshan Dist., Taipei City 104, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of SYNNEX. Each of the reporting persons disclaims membership in a group. The beneficial ownership of the 596,969 shares Matthew Miau claims includes 190,316 shares directly held by Mr. Miau, 217,050 shares indirectly held by MASJ Holding Charitable Remainder Trust, and 189,603 shares indirectly held by Mr. Miau’s spouse. In addition, MiTAC International Corporation disclaims beneficial ownership of the 3,859,888 shares directly held by Peer Developments Ltd. and disclaims beneficial ownership of the 596,969 shares by Mr. Miau. Synnex Technology International Corporation disclaims beneficial ownership of the 5,299,980 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 596,969 shares by Mr. Miau. Mr. Miau disclaims beneficial ownership of the 5,299,980 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 3,859,888 shares directly held by Peer Developments Ltd.
(3)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 8, 2021 by FMR LLC, this amount reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR reports sole voting power with respect to 507,801 shares and sole dispositive power with respect to 4,537,674 shares.

(4)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group reports sole voting power with respect to 0 shares and sole dispositive power with respect to 3,857,012 shares. The Vanguard Group reports shared voting power with respect to 29,331 shares and shared dispositive power with respect to 64,452 shares.

(5)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 1, 2021 by BlackRock, Inc., this amounts consists of shares beneficially owned by BlackRock, Inc. by virtue of holdings by the following subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Life Limited, BlackRock (Netherlands) B.V., and Blackrock Advisors (UK) Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one person’s interest in the shares is more than five percent of the total outstanding common shares. BlackRock reports sole voting power with respect to 3,232,223 shares and sole dispositive power with respect to 3,380,121 shares.

(6)	Includes exercisable options to purchase 137,266 shares of common stock vesting within 60 days of March 31, 2021.
(7)	Includes exercisable options to purchase 47,699 shares of common stock vesting within 60 days of March 31, 2021.
(8)	Includes exercisable options to purchase 12,461shares of common stock vesting within 60 days of March 31, 2021.
(9)	Includes exercisable options to purchase 2,041 shares of common stock vesting within 60 days of March 31, 2021.
(10)

Mr. Miau’s share ownership total includes indirect beneficial ownership of 217,050 shares held by MASJ Holding Charitable Remainder Trust, for which his wife serves as trustee, and 189,603 shares held by his wife.

(11)	Includes exercisable options to purchase 161,440 shares of common stock vesting within 60 days of March 31, 2021.
(12)	Includes an aggregate of exercisable options to purchase 377,156 shares of common stock vesting within 60 days of March 31, 2021.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2022 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 13, 2021. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2022 Annual Meeting of Stockholders will be ineligible for presentation at the 2022 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting of Stockholders was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting of Stockholders.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders less than 100 days prior to the meeting date, we must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day we mailed notice of the Annual Meeting date or provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

SYNNEX Corporation

44201 Nobel Drive, Fremont, California 94538

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified SYNNEX of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact SYNNEX at the address below. SYNNEX will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to our Secretary at SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or contact SYNNEX by telephone at (510) 656-3333.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file, or portions of documents we file, with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement.

We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	The disclosure provided under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2020, filed with the SEC on January 28, 2021;

•	Our Quarterly Report on Form 10-Q, filed with the SEC on April 8, 2021; and

•

Our Current Reports on Form 8-K filed with the SEC on December  2, 2020, January  8, 2021, January  26, 2021, February  4, 2021, March  19, 2021, March  22, 2021 (solely with respect to Items 1.01, 3.02, 5.02, 5.03 and 8.01) and April 20, 2021.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Secretary at SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538, Attention: Corporate Secretary or by calling (510) 656-3333.

If you would like to request documents from us, please do so at least 5 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF TIGER PARENT

Report of Independent Auditors

To the Shareholder and the Board of Directors of Tiger Parent (AP) Corporation

We have audited the accompanying consolidated financial statements of Tiger Parent (AP) Corporation and subsidiaries, which comprise the consolidated balance sheets as of January 31, 2021 (Successor) and January 31, 2020 (Predecessor), and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the periods from July 1, 2020 to January 31, 2021 (Successor) and February 1, 2020 to June 30, 2020 (Predecessor), the fiscal years ended January 31, 2020 and 2019 (Predecessor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tiger Parent (AP) Corporation and subsidiaries at January 31, 2021 (Successor) and January 31, 2020 (Predecessor), and the consolidated results of their operations and their cash flows for the periods from July 1, 2020 to January 31, 2021 (Successor) and February 1, 2020 to June 30, 2020 (Predecessor), and the fiscal years ended January 31, 2020 and 2019 (Predecessor) in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Tampa, Florida

April 16, 2021

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except par value and share amounts)

	Successor	Predecessor
	January 31, 2021	January 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$832,976	$841,366
Accounts receivable, net of allowances for credit losses of $86,913 and $79,440	6,267,052	6,192,203
Inventories	2,772,302	3,042,541
Prepaid expenses and other assets	392,145	362,182

Total current assets	10,264,475	10,438,292
Property and equipment, net	162,032	287,150
Goodwill	1,543,355	973,257
Intangible assets, net	2,928,996	1,094,676
Other assets, net	570,536	475,234

Total assets	$15,469,394	$13,268,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,950,394	$7,259,246
Accrued expenses and other liabilities	1,202,608	1,112,457
Revolving credit loans and current maturities of long-term debt, net	132,120	112,882

Total current liabilities	9,285,122	8,484,585
Long-term debt, less current maturities	2,193,522	1,338,136
Other long-term liabilities	953,477	326,433

Total liabilities	12,432,121	10,149,154

Commitments and contingencies (Note 14)
Shareholders’ equity:
Common stock, par value $.01; 1,000 shares authorized; 100 shares issued at January 31, 2021 and par value $.0015; 200,000,000 shares authorized; 59,245,585 shares issued at January 31, 2020	—	89
Additional paid-in capital	2,755,227	855,020
Treasury stock, at cost (23,819,230 shares at January 31, 2020)	—	(1,198,132)
Retained earnings	6,518	3,461,014
Accumulated other comprehensive income	275,528	1,464

Total shareholders’ equity	3,037,273	3,119,455

Total liabilities and shareholders’ equity	$15,469,394	$13,268,609

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Net sales	$23,013,058	$13,359,556	$36,998,421	$37,238,950
Cost of products sold	21,662,553	12,518,724	34,700,774	34,983,051

Gross profit	1,350,505	840,832	2,297,647	2,255,899
Operating expenses:
Selling, general and administrative expenses	1,051,314	697,973	1,691,311	1,648,895
Acquisition, integration and restructuring expenses	230,556	30,167	26,030	87,920
Legal settlements and other litigation, net	(1,875)	41,157	(633)	(15,406)
Gain on bargain purchase	(30,194)	—	—	—
Gain on sale of fixed assets	(15,487)	—	—	—
Goodwill impairment	—	—	—	47,434
Gain on disposal of subsidiary	—	—	(1,390)	(6,746)

	1,234,314	769,297	1,715,318	1,762,097
Operating income	116,191	71,535	582,329	493,802
Interest expense	91,716	29,708	86,005	106,725
Other expense, net	5,111	8,386	11,786	13,792

Income before income taxes	19,364	33,441	484,538	373,285
Provision for income taxes	12,846	19,195	110,038	32,705

Net income	$6,518	$14,246	$374,500	$340,580

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Net income	$6,518	$14,246	$374,500	$340,580
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	266,959	(13,487)	(42,337)	(244,506)
Unrealized gain (loss) on cash flow hedges, net of tax	8,569	(15)	15	—

Other comprehensive income (loss)	275,528	(13,502)	(42,322)	(244,506)

Total comprehensive income	$282,046	$744	$332,178	$96,074

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional paid-in capital	Treasury stock	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders’ equity
	Shares	Amount
Predecessor:
Balance — January 31, 2018	59,246	$89	$827,301	$(940,124)	$2,745,934	$288,292	$2,921,492
Repurchases of common stock	—	—	—	(107,025)	—	—	(107,025)
Issuance of treasury stock for benefit plan and equity-based awards exercised	—	—	(14,608)	9,277	—	—	(5,331)
Stock-based compensation expense	—	—	31,513	—	—	—	31,513
Total other comprehensive loss	—	—	—	—	—	(244,506)	(244,506)
Net income	—	—	—	—	340,580	—	340,580

Balance — January 31, 2019	59,246	89	844,206	(1,037,872)	3,086,514	43,786	2,936,723
Repurchases of common stock	—	—	—	(170,191)	—	—	(170,191)
Issuance of treasury stock for benefit plan and equity-based awards exercised	—	—	(17,699)	9,931	—	—	(7,768)
Stock-based compensation expense	—	—	32,187	—	—	—	32,187
Purchase of noncontrolling interest			(3,674)	—	—	—	(3,674)
Total other comprehensive loss	—	—	—	—	—	(42,322)	(42,322)
Net income	—	—	—	—	374,500	—	374,500

Balance — January 31, 2020	59,246	89	855,020	(1,198,132)	3,461,014	1,464	3,119,455
Issuance of treasury stock for benefit plan and equity-based awards exercised	—	—	(24,771)	13,093	—	—	(11,678)
Stock-based compensation expense	—	—	9,167	—	—	—	9,167
Total other comprehensive loss	—	—	—	—	—	(13,502)	(13,502)
Net income	—	—	—	—	14,246	—	14,246

Balance — June 30, 2020	59,246	$89	$839,416	$(1,185,039)	$3,475,260	$(12,038)	$3,117,688

Successor:
Purchase accounting adjustments related to Merger	(59,246)	$(89)	$(839,416)	$1,185,039	$(3,475,260)	$12,038	$(3,117,688)
Equity contribution from parent	—	—	3,677,105	—	—	—	3,677,105
Return of capital to parent	—	—	(924,869)	—	—	—	(924,869)
Stock-based compensation expense	—	—	2,991	—	—	—	2,991
Total other comprehensive income	—	—	—	—	—	275,528	275,528
Net income	—	—	—	—	6,518	—	6,518

Balance — January 31, 2021	—	$—	$2,755,227	$—	$6,518	$275,528	$3,037,273

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Cash flows from operating activities:
Cash received from customers	$29,838,396	$18,324,636	$48,892,924	$47,836,136
Cash paid to vendors and employees	(28,703,443)	(17,930,110)	(48,118,538)	(47,263,258)
Interest paid, net	(82,446)	(35,654)	(87,886)	(97,293)
Income taxes paid	(89,521)	(26,207)	(93,410)	(95,450)

Net cash provided by operating activities	962,986	332,665	593,090	380,135

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(5,253,746)	—	(209,923)	(124,223)
Proceeds from sale of fixed assets	314,946	—	—	—
Expenditures for property and equipment	(15,931)	(12,485)	(48,352)	(40,995)
Software and software development costs	(35,507)	(24,369)	(36,470)	(20,419)
Proceeds from settlement of net investment hedges	—	53,421	—	—
Proceeds from settlement of company-owned life insurance program	41,212	—	—	—
Proceeds from sale of business, net of cash divested	—	—	—	8,985
Other	—	(198)	4,491	4,943

Net cash (used in) provided by investing activities	(4,949,026)	16,369	(290,254)	(171,709)

Cash flows from financing activities:
Contribution from parent	3,677,105	—	—	—
Return of capital to parent	(924,869)	—	—	—
Borrowings on long-term debt	2,030,625	—	300,000	—
Principal payments on long-term debt	(1,120,478)	(6,169)	(345,177)	(208,591)
Cash paid for debt issuance costs	(125,877)	—	(4,341)	—
Net borrowings (repayments) on revolving credit loans	3,222	1,604	(9,005)	(11,288)
Payments for employee withholdings on equity awards	—	(11,678)	(9,428)	(7,102)
Proceeds from the reissuance of treasury stock	—	—	1,660	1,771
Acquisition of noncontrolling interest	—	—	(7,553)	—
Repurchases of common stock	—	—	(170,191)	(107,025)
Other	—	(562)	529	—

Net cash provided by (used in) financing activities	3,539,728	(16,805)	(243,506)	(332,235)

Effect of exchange rate changes on cash and cash equivalents	87,083	18,610	(17,087)	(32,696)

Net (decrease) increase in cash and cash equivalents	(359,229)	350,839	42,243	(156,505)
Cash and cash equivalents at beginning of period	1,192,205	841,366	799,123	955,628

Cash and cash equivalents at end of period	$832,976	$1,192,205	$841,366	$799,123

Reconciliation of net income to net cash provided by operating activities:
Net income	$6,518	$14,246	$374,500	$340,580
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on bargain purchase	(30,194)	—	—	—
Gain on sale of fixed assets	(15,487)	—	—	—
Goodwill impairment	—	—	—	47,434
Gain on disposal of subsidiary	—	—	(1,390)	(6,746)
Depreciation and amortization	137,463	71,180	153,099	158,997
Provision for credit losses on accounts receivable	7,549	17,435	21,081	9,903
Stock-based compensation expense	2,991	9,167	32,187	31,513
Accretion of debt discount and debt issuance costs	18,814	1,411	4,042	3,841
Deferred income taxes	(57,467)	11,898	19,187	(12,482)
Changes in operating assets and liabilities, net of acquisitions and disposition:
Accounts receivable	(464,852)	715,966	159,569	(512,385)
Inventories	272,026	151,545	213,344	(480,001)
Prepaid expenses and other assets	12,684	(46,804)	66,777	13,581
Accounts payable	1,100,459	(632,776)	(406,839)	852,369
Accrued expenses and other liabilities	(27,518)	19,397	(42,467)	(66,469)

Total adjustments	956,468	318,419	218,590	39,555

Net cash provided by operating activities	$962,986	$332,665	$593,090	$380,135

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — Business And Summary Of Significant Accounting Policies

Description of Business

On November 12, 2019, Tech Data Corporation entered into an Agreement and Plan of Merger, as subsequently amended on November 27, 2019 (the ‘‘Merger Agreement’’), with Tiger Midco, LLC (“Tiger Midco”) and Tiger Merger Sub Co. (“Merger Sub”). Tiger Midco and Merger Sub are affiliates of certain funds (the “Apollo Funds”), managed by affiliates of Apollo Global Management Inc. (“Apollo”). Pursuant to the Merger Agreement, Tiger Midco agreed to acquire all the outstanding shares of Tech Data Corporation’s common stock (other than shares held by Tech Data Corporation as treasury stock or held by certain affiliates of the Apollo Funds) for $145 per share in cash. On June 30, 2020, Merger Sub merged with and into Tech Data Corporation (the “Merger”), with Tech Data Corporation surviving the Merger as a direct wholly-owned subsidiary of Tiger Midco (see Note 4 – Acquisitions for additional information).

Tiger Parent, LLC was formed on November 6, 2019 and was converted to Tiger Parent (AP) Corporation in June 2020. Tiger Parent (AP) Corporation, through its wholly-owned subsidiaries including Tiger Midco, is the parent company of Tech Data Corporation subsequent to the Merger. The consolidated financial statements include the consolidated results of Tiger Parent (AP) Corporation from the date of the Merger through January 31, 2021 (the “successor period”) and the consolidated results of Tech Data Corporation for periods prior to the Merger on June 30, 2020 (the “predecessor period”). References to the “Company” indicate Tiger Parent (AP) Corporation and its subsidiaries for periods subsequent to the date of the Merger and Tech Data Corporation and its subsidiaries for periods prior to the Merger.

The Company is one of the world’s largest IT distribution and solutions companies. The Company serves a critical role in the center of the IT ecosystem, bringing products from the world’s leading technology vendors to market, as well as helping customers create solutions best suited to maximize business outcomes for their end-user customers. The Company’s customers include value-added resellers, direct marketers, retailers, corporate resellers and managed service providers who support the diverse technology needs of end users. The Company manages its business in three geographic regions; the Americas, Europe and Asia-Pacific.

Principles of Consolidation

The consolidated financial statements include the accounts of Tiger Parent (AP) Corporation and its subsidiaries during the successor period and Tech Data Corporation and its subsidiaries during the predecessor period. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company operates on a fiscal year that ends on January 31.

Basis of Presentation

The consolidated financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the U.S. (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Merger is being accounted for as a business combination using the purchase method of accounting. As a result of the application of purchase accounting, the consolidated financial statements for the successor period are not comparable to those of the predecessor period.

Revenue Recognition

The Company’s revenues primarily result from the sale of various technology products and services. The Company recognizes revenue as control of products is transferred to customers, which generally happens at the point of shipment. Products sold by the Company are delivered via shipment from the Company’s facilities, drop-shipment directly from the vendor, or by electronic delivery of keys for software products. In relation to product support, supply chain management and other services performed by the Company, revenue is recognized over time as the services are performed. Service revenues and related contract liabilities were not material for the periods presented.

The Company has contracts with certain customers where the Company’s performance obligation is to arrange for the products or services to be provided by another party. In these arrangements, as the Company assumes an agency relationship in the transaction, revenue is recognized in the amount of the net fee associated with serving as an agent. These arrangements primarily relate to certain fulfillment contracts, as well as sales of software services and extended warranty services.

The Company allows its customers to exchange product or return for credit subject to certain limitations. A liability is recorded at the time of sale for estimated product returns based upon historical experience and an asset is recognized for the amount expected to be recorded in inventory upon product return. The Company also provides volume rebates and other discounts to certain customers which are considered variable consideration. A provision for customer rebates and other discounts is recorded as a reduction of revenue at the time of sale based on an evaluation of the contract terms and historical experience.

The Company considers shipping and handling activities as costs to fulfill the sales of products. Shipping revenue is included in net sales when control of the product is transferred to the customer, and the related shipping and handling costs are included in cost of products sold. Taxes imposed by governmental authorities on the Company’s revenue producing activities with customers, such as sales taxes and value added taxes, are excluded from net sales.

The Company disaggregates its revenue by geography, which the Company believes provides a meaningful depiction of the nature of its revenue. Net sales includes service revenues, which are not a significant component of total revenue and are aggregated within the respective geographies. The following table sets forth the Company’s disaggregated net sales (in thousands):

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Americas	$9,614,214	$6,296,894	$16,600,023	$16,041,103
Europe	12,536,531	6,634,549	19,132,040	20,026,057
Asia-Pacific	862,313	428,113	1,266,358	1,171,790

Total	$23,013,058	$13,359,556	$36,998,421	$37,238,950

The following table provides a comparison of sales generated from products purchased from vendors that exceeded 10% of the Company’s consolidated net sales for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020, and the years ended January 31, 2020 and January 31, 2019 (as a percent of consolidated net sales):

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Apple Inc.	19%	15%	16%	16%
Cisco Systems, Inc.	9%	11%	10%	11%
HP Inc.	9%	11%	10%	11%

Cash and Cash Equivalents

Short-term investments which are highly liquid and have an original maturity of 90 days or less are considered cash equivalents.

Investments

Prior to the Merger, the Company invested in life insurance policies to fund the Company’s nonqualified deferred compensation plan. The life insurance asset recorded by the Company was the amount that would be realized upon the assumed surrender of the policy. This amount was based on the underlying fair value of the invested assets contained within the life insurance policies. The gains and losses were recorded in the Company’s Consolidated Statement of Operations within “other expense, net.”

Accounts Receivable

The Company maintains an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of its customers to make required payments. In estimating the required allowance, the Company takes into consideration historical credit losses, current conditions and reasonable and supportable forecasts. Adjustments to historical loss information are made for differences in current conditions as well as changes in forecasted macroeconomic conditions, such as changes in unemployment rates or gross domestic product growth. Expected credit losses are estimated on a pool basis when similar risk characteristics exist using an age-based reserve model. Receivables that do not share risk characteristics are evaluated on an individual basis.

The following is a reconciliation of the Company’s allowance for credit losses (in thousands):

Balance at January 31, 2019 (predecessor)	$73,270
Additions	21,081
Deductions	(19,252)
Recoveries	5,146
Other (1)	(805)

Balance at January 31, 2020 (predecessor)	$79,440
Additions	24,984
Deductions	(25,223)
Recoveries	7,400
Other (1)	312

Balance at January 31, 2021 (successor)	$86,913

(1)	“Other” primarily includes the effect of fluctuations in foreign currencies.

The Company has uncommitted accounts receivable purchase agreements under which certain accounts receivable may be sold, without recourse, to third-party financial institutions. Under these programs, the Company may sell certain accounts receivable in exchange for cash less a discount, as defined in the agreements. Available capacity under these programs, which the Company uses as a source of working capital funding, is dependent on the level of accounts receivable eligible to be sold into these programs and the financial institutions’ willingness to purchase such receivables. In addition, certain of these agreements also require that the Company continue to service, administer and collect the sold accounts receivable. At January 31, 2021 and 2020, the Company had a total of $691.9 million and $739.2 million, respectively, of accounts receivable sold to and held by financial institutions under these agreements. Discount fees recorded under these facilities, which are included as a component of “other expense, net” in the Company’s Consolidated Statement of Operations, were $5.6 million, $4.4 million, $15.9 million and $14.9 million for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively.

Inventories

Inventories, consisting entirely of finished goods, are stated at the lower of cost or net realizable value, cost being determined on a moving average cost basis. Inventory is written down for estimated obsolescence equal to the difference between the cost of inventory and the net realizable value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks (such as technological obsolescence and the nature of vendor terms surrounding price protection and product returns), foreign currency fluctuations for foreign-sourced products and assumptions about future demand.

Vendor Programs

The Company participates in various vendor programs under which the vendor may provide certain incentives such as cooperative advertising allowances, infrastructure funding, more favorable payment terms, early pay discounts and rebate arrangements. These programs are generally under quarterly, semi-annual or annual agreements with the vendors; however, some of these programs are negotiated on an ad-hoc basis mutually developed with the vendor. Volume rebates and early payment discounts received from vendors are recorded when they are earned as a reduction of inventory and as a reduction of cost of products sold as the related inventory is sold. Vendor incentives for specifically identified cooperative advertising programs and infrastructure funding are recorded when earned as adjustments to cost of products sold or selling, general and administrative expenses, depending on the nature of the program.

Allowances for credit losses on receivables related to vendor programs are recorded for estimated losses resulting from vendors’ inability to pay, rejections of claims by vendors and other risk characteristics including historical credit losses, current conditions and reasonable and supportable forecasts. Adjustments to historical loss information are made for differences in current conditions as well as changes in forecasted macroeconomic conditions, such as changes in unemployment rates or gross domestic product growth.

Property and Equipment

Property and equipment are stated at cost. Depreciation expense includes depreciation of purchased property and equipment. Depreciation expense is computed over the shorter of the estimated economic lives or lease periods using the straight-line method, generally as follows:

Years
Buildings and improvements	15 - 39
Leasehold improvements	3 - 10
Furniture, fixtures and equipment	3 - 10

Expenditures for renewals and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to operations when incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are eliminated and any gain or loss is recognized at such time. The Company also examines the carrying value of its property and equipment for potential impairment as current events and circumstances indicate that the carrying value of the asset may not be recoverable.

Intangible Assets, net

Included within “intangible assets, net,” at January 31, 2021 are capitalized software and development costs, as well as customer relationships. Such capitalized costs and intangible assets are being amortized over a period of three years to fifteen years. The Company examines the carrying value of its intangible assets with finite lives, for potential impairment as current events and circumstances indicate that the carrying value of the asset may not be recoverable. Additionally, included within intangible assets are the Company’s trade name intangibles. Trade name intangible assets are indefinite lived intangible assets that are tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

Prior to the Merger, “intangible assets, net” included capitalized software and development costs, as well as customer and vendor relationships, trade names and other intangible assets acquired in connection with various business acquisitions. These capitalized costs and intangible assets were being amortized over a period of three years to fifteen years.

The Company’s capitalized software has been obtained or developed for internal use only. Development and acquisition costs are capitalized for computer software only when management authorizes and commits to funding a computer software project through the approval of a capital expenditure requisition, and the software project is either for the development of new software, to increase the life of existing software or to add significantly to the functionality of existing software. Once these requirements have been met, capitalization would begin at the point that conceptual formulation, evaluation, design and testing of possible software project alternatives have been completed. Capitalization ceases when the software project is substantially complete and ready for its intended use. The Company’s accounting policy is to amortize capitalized software costs on a straight-line basis over periods ranging from three years to ten years, depending upon the nature of the software, the stability of the hardware platform on which the software is installed, its fit in the Company’s overall strategy and the Company’s experience with similar software.

Prepaid maintenance fees associated with a software application are accounted for separately from the related software and amortized over the life of the maintenance agreement. General, administrative, overhead, training, non-development data conversion processes, and maintenance costs, as well as the costs associated with the preliminary project and post-implementation stages are expensed as incurred.

Goodwill

The Company performs an annual review for the potential impairment of the carrying value of goodwill, or more frequently if current events and circumstances indicate a possible impairment. For purposes of its goodwill analysis, the Company has three reporting units based on its geographic regions: the Americas, Europe and Asia-Pacific. The Company evaluates the appropriateness of performing a qualitative assessment, on a reporting unit level, based on current circumstances. If the results of the qualitative assessment indicate that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, the quantitative impairment test will not be performed. The factors that are considered in the qualitative analysis include macroeconomic conditions, industry and market considerations, cost factors such as increases in product cost, labor, or other costs that would have a negative effect on earnings and cash flows and other relevant entity-specific events and information.

If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the quantitative impairment test is performed. The quantitative impairment test compares the fair values of the Company’s reporting units with their carrying amounts, including goodwill. The fair values of the reporting units are estimated using market and discounted cash flow approaches. The assumptions used in the market approach are based on the value of a business through an analysis of multiples of guideline companies and recent sales or offerings of a comparable entity. The assumptions used in the discounted cash flow approach are based on historical and forecasted revenue, operating costs, working capital requirements, economic conditions and other relevant factors. If the carrying amount of a reporting unit exceeds its fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, only to the extent of the carrying value of goodwill allocated to that reporting unit (see Note 3 – Goodwill and Intangible Assets for further discussion).

Transactions with Related Parties

In connection with the Merger, the Company has entered into certain transactions with its parent, Tiger Parent Holdings, L.P. (the “Parent”) and certain affiliates of Apollo, including a management fee agreement. Fees incurred under the management fee agreement were $4.8 million for the period from July 1, 2020 to January 31, 2021 and are included in “selling, general and administrative expenses” on the Consolidated Statement of Operations. Additionally, the Company incurred expenses for the period from July 1, 2020 to January 31, 2021 of approximately $50 million for transaction related services provided by certain affiliates of Apollo and $8.7 million for the reimbursement of transaction costs incurred by certain affiliates of Apollo which are recorded in “acquisition, integration and restructuring expenses” in the Consolidated Statement of Operations. At January 31, 2021, the Company had amounts payable to the Parent of $6.2 million primarily related to transaction costs associated with the completion of the Merger, which are included in “accrued expenses and other liabilities” on the Consolidated Balance Sheet.

On June 30, 2020, the Parent contributed approximately $3.7 billion as equity to Tiger Parent (AP) Corporation in conjunction with the closing of the Merger. The Company provided a return of capital to the Parent in the amount of $924.9 million during the period from July 1, 2020 to January 31, 2021.

Product Warranty

The Company’s vendors generally warrant the products distributed by the Company and allow the Company to return defective products, including those that have been returned to the Company by its customers. The Company typically does not independently warrant the products it distributes; however, in several countries where the Company operates, the Company is responsible for defective product as a matter of law. The time period required by law in certain countries exceeds the warranty period provided by the manufacturer. The Company is obligated to provide warranty protection for sales of certain IT products within the European Union (“EU”) for up to two years as required under the EU directive where vendors have not affirmatively agreed to provide pass-through protection. In addition to situations where pass-through protection is required by law, the Company does warrant services with regard to products integrated for its customers. A provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience. To date, the Company has not incurred any significant warranty costs related to either legal requirements or services.

Income Taxes

The Company’s calculation of income taxes is based on current enacted tax laws and tax rates of each tax jurisdiction. Due to the Company’s global structure, the estimation and calculation of income taxes involves the interpretation and application of complex statutes, regulations, and case law in multiple jurisdictions, including the income tax impact of the legal entity ownership structure, which are subject to legal and factual interpretation and judgment.

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between the book basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the fiscal period that includes the enactment date.

The Company considers all positive and negative evidence available in determining the potential realization of deferred tax assets, including the scheduled reversal of temporary differences, recent cumulative losses, recent and projected future taxable income and prudent and feasible tax planning strategies. In making this determination, the Company places greater emphasis on recent cumulative losses and recent taxable income due to the inherent lack of subjectivity associated with these factors. In addition, the Company is subject to the periodic examination of its income tax returns by the Internal Revenue Service and other tax authorities. The Company regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes.

Concentration of Credit Risk

The Company’s financial instruments, which are subject to concentrations of credit risk, consist primarily of cash and cash equivalents, accounts receivable and foreign currency exchange contracts. The Company’s cash and cash equivalents are deposited and/or invested with various financial institutions globally that are monitored on a regular basis by the Company for credit quality.

The Company sells its products to a large base of value-added resellers, direct marketers, retailers, corporate resellers and managed service providers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company has obtained credit insurance which insures a percentage of credit extended by the Company to certain of its customers against possible loss. The Company maintains provisions for estimated credit losses. No single customer accounted for more than 10% of the Company’s net sales during the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019.

The Company also enters into foreign currency exchange contracts. In the event of a failure to honor one of these contracts by one of the banks with which the Company has contracted, the Company believes any loss would be limited in most circumstances to the exchange rate differential from the time the contract was executed until the time the contract was settled. The Company’s foreign currency exchange contracts are executed with various financial institutions globally and are monitored on a regular basis by the Company for credit quality.

Foreign Currency Translation and Remeasurement

The assets and liabilities of the Company’s foreign subsidiaries for which the local currency is the functional currency are translated into U.S. dollars using the exchange rate in effect at each balance sheet date and income and expense accounts are translated using weighted average exchange rates for each period during the year. Translation gains and losses are reported as components of “accumulated other comprehensive income”, included within shareholders’ equity in the Company’s Consolidated Balance Sheet. Gains and losses from foreign currency transactions are included in the Company’s Consolidated Statement of Operations.

Derivative Financial Instruments

Prior to the Merger, Merger Sub entered into two interest rate swaps in order to hedge the exposure to interest rate fluctuations on expected borrowings under the Asset Based Credit Agreement in conjunction with the closing of the Merger. Upon the closing of the Merger, the Company assumed these interest rate swaps which convert the interest payable on the Asset Based Credit Agreement Term Loans from a variable rate to a fixed rate. The interest rate swaps are designated as cash flow hedges. The Company also previously held a cross-currency swap that was designated as a cash flow hedge to hedge its cash flows related to certain foreign-currency denominated debt. The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is initially reported as a component of other comprehensive income (loss). These gains and losses are subsequently reclassified into earnings in the same period during which the hedged transaction affects earnings and are presented in the same statement of operations line item as the earnings effect of the hedged item. The Company has classified cash flows related to its interest rate swaps as operating activities and cash flows related to the settlement of its cross-currency swap as financing activities in the Consolidated Statement of Cash Flows.

The Company previously used foreign currency forward contracts that were designated as net investment hedges to hedge a portion of its net investment in foreign-currency denominated operations. The Company terminated these net investment hedges during the period from February 1, 2020 to June 30, 2020. Gains and losses on net investment hedges resulting from changes in foreign exchange rates compared to those per the forward contract were recorded in other comprehensive income (loss) during the predecessor period.

Amounts recorded in accumulated other comprehensive income as of June 30, 2020 were eliminated as part of purchase accounting in conjunction with the Merger. Prior to the termination of the net investment hedges, the initial fair value of hedge components excluded from the assessment of effectiveness was recognized under a systematic and rational method over the life of the hedging instrument in interest expense, net on the Consolidated Statement of Operations. The Company classified cash flows related to the settlement of its net investment hedges as investing activities in the Consolidated Statement of Cash Flows.

The Company additionally utilizes forward contracts that are not designated as hedging instruments to reduce exposure to foreign currency risk. The derivative instruments are marked-to-market each period with gains and losses on these contracts recorded in the Company’s Consolidated Statement of Operations within “cost of products sold” for derivative instruments used to manage the Company’s exposure to foreign denominated accounts receivable and accounts payable and within “other expense, net,” for derivative instruments used to manage the Company’s exposure to foreign denominated financing transactions. Such mark-to-market gains and losses are recorded in the period in which their value changes, with the offsetting entry for unsettled positions being recorded to either “prepaid expenses and other assets” or “accrued expenses and other liabilities” in the Company’s Consolidated Balance Sheet. The Company classifies cash flows related to the settlement of forward contracts that are not designated as hedging instruments as operating activities in the Consolidated Statement of Cash Flows.

It is the Company’s policy to utilize derivative financial instruments to reduce risk where appropriate and prohibit entering into derivative financial instruments for speculative or trading purposes.

Comprehensive Income

Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, and is comprised of “net income” and “other comprehensive income (loss).” The Company’s “accumulated other comprehensive income” is comprised of changes in the Company’s currency translation adjustment account and the effective portion of changes in the fair value of its cash flow hedges.

Stock-Based Compensation

Prior to the Merger, the Company awarded certain employees and non-employee members of the Board of Directors restricted stock, options to purchase common stock, stock appreciation rights and performance awards that were dependent upon achievement of specified performance goals. Subsequent to the Merger, certain of the Company’s employees and non-employee members of the Board of Directors have been granted equity awards in the Parent. The Company records expenses for all equity-based awards, including employee awards and non-employee director awards related to the Parent, in operating expenses in the Company’s Consolidated Statement of Operations based on their fair values determined on the date of grant. The Company recognizes stock-based compensation expense for awards other than performance-based awards on a straight-line basis over the requisite service period of the award. The Company recognizes stock-based compensation cost associated with performance-based awards over the requisite service period if it is probable that the performance conditions will be satisfied. Stock-based compensation expense includes an estimate for forfeitures based on the Company’s historical experience.

Treasury Stock

Treasury stock for the predecessor entity was accounted for at cost. Shares that were repurchased by the Company prior to the Merger were held in treasury for general corporate purposes, including issuances under equity incentive and benefit plans. The reissuance of shares from treasury stock was based on the weighted average purchase price of the shares. The Company’s treasury stock was eliminated during the Merger.

Contingencies

The Company accrues for contingent obligations, including estimated legal costs, when the obligation is probable and the amount is reasonably estimable. As facts concerning contingencies become known, the Company reassesses its position and makes appropriate adjustments to the financial statements. Estimates that are particularly sensitive to future changes include those related to tax, legal and other regulatory matters such as imports and exports, the imposition of international governmental controls, changes in the interpretation and enforcement of international laws (particularly related to items such as duty and taxation), and the impact of local economic conditions and practices, which are all subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

Legal settlements and other litigation, net

The Company has been a claimant in proceedings seeking damages from certain manufacturers of LCD flat panel and cathode ray tube displays as well as reimbursement from insurance providers of certain costs incurred by the Company associated with the restatement of certain of the Company’s consolidated financial statements and other financial information from fiscal 2009 to 2013. The Company reached settlement agreements during the periods presented and has recorded these amounts, net of attorney fees and expenses, in “legal settlements and other litigation, net,” in the Consolidated Statement of Operations.

The Company is also subject to various other legal proceedings and claims arising in the ordinary course of business (see Note 14 – Commitments and Contingencies for further information).

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU 2016-13 which revises the methodology for measuring credit losses on financial instruments and the timing of the recognition of those losses. Under the new standard, financial assets measured at an amortized cost basis are to be presented net of the amount not expected to be collected via an allowance for credit losses. Estimated credit losses are to be based on historical information adjusted for management’s expectation that current conditions and supportable forecasts differ from historical experience. The Company adopted this standard during the quarter ending April 30, 2020. The adoption of this standard had no material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04 which provides optional guidance to ease the potential burden in accounting for reference rate reform on financial reporting. This guidance provides optional expedients and exceptions for applying existing guidance to contract modifications, hedging relationships and other transactions that are expected to be affected by reference rate reform, if certain criteria are met. The amendments in the guidance are elective and were effective beginning March 12, 2020 through December 31, 2022. In January 2021, the FASB issued ASU 2021-01 to refine the scope of the March 2020 accounting standard and clarify some of its guidance as part of the FASB’s monitoring of global reference rate activities. The amendments in this guidance were effective immediately for all entities. The company adopted the provisions of ASU 2020-04 and ASU 2021-01 on a prospective basis and the adoption had no material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

In December 2019, the FASB issued ASU 2019-12 which simplifies and clarifies various aspects of the income tax accounting guidance. The accounting standard is effective for the Company beginning in its fiscal year 2022, with early adoption permitted. Certain amendments should be applied prospectively, while other amendments should be applied retrospectively to all periods presents. The Company is currently evaluating the impact of this new standard.

Subsequent Events

The Company evaluated subsequent events through April 16, 2021, which is the date the financial statements were available to be issued.

NOTE 2 — Property and Equipment, Net

The Company’s property and equipment (in thousands) consists of the following:

	Successor	Predecessor
	January 31, 2021	January 31, 2020
Land	$10,682	$43,627
Buildings and leasehold improvements	78,971	236,258
Furniture, fixtures and equipment	96,149	339,491

Property and equipment	185,802	619,376
Less: accumulated depreciation	(23,770)	(332,226)

Property and equipment, net	$162,032	$287,150

As a result of the Merger, the Company recorded its property and equipment at fair value as of June 30, 2020 (see Note 4 – Acquisitions for additional information). During the period from July 1, 2020 to January 31, 2021, the Company sold one of its logistics facilities and further executed sale-leaseback transactions for an office facility and five other logistics facilities which were accounted for as sales (see Note 6 – Sale of Fixed Assets and Disposal of Subsidiary for further information). Depreciation expense totaled $23.4 million, $15.3 million, $35.7 million and $34.4 million for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively.

NOTE 3 — Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the fiscal year ended January 31, 2021, are as follows (in thousands):

Predecessor:
Balance as of January 31, 2020	$973,257
Acquisition adjustments	14,592
Foreign currency translation	(3,899)

Balance as of June 30, 2020	$983,950

Successor:
Purchase accounting adjustments related to Merger	$(983,950)
Acquisitions	1,488,403
Foreign currency translation	54,952

Balance as of January 31, 2021	$1,543,355

The Company’s annual goodwill impairment tests for fiscal 2021 and 2020 were performed as of November 1, 2020 and 2019, respectively, and did not result in an impairment. The Company performed its annual goodwill impairment test for fiscal 2019 as of November 1, 2018 which indicated that the carrying value of the Company’s Asia-Pacific reporting unit exceeded its estimated fair value. In estimating the fair value of the Asia-Pacific reporting unit, a discounted cash flow approach and market approach were utilized. The assumptions used in the discounted cash flow approach were based on historical and forecasted revenue, operating costs, working capital requirements, economic conditions and other relevant factors. The assumptions used in the market approach were based on the value of a business through an analysis of multiples of guideline companies and recent sales or offerings of a comparable entity. The estimated fair value developed under the discounted cash flow and market approaches decreased in comparison to the Company’s prior estimates primarily due to lower operating results and increased investments in the region as compared to expectations. As a result, goodwill impairment expense of $47.4 million was recorded during the year ended January 31, 2019, representing the amount by which the carrying value of the Asia-Pacific reporting unit exceeded its fair value.

The Company’s intangible assets consist of the following (in thousands):

	Successor			Predecessor
	January 31, 2021			January 31, 2020
	Gross carrying amount	Accumulated amortization	Net book value	Gross carrying amount	Accumulated amortization	Net book value
Intangible assets with indefinite lives:
Trade names	$652,020	$—	$652,020	$—	$—	$—
Intangible assets with finite lives:
Customer and vendor relationships	2,204,269	(92,443)	2,111,826	1,252,393	(328,878)	923,515
Capitalized software and development costs	188,360	(23,210)	165,150	482,399	(349,033)	133,366
Other intangible assets	—	—	—	101,743	(63,948)	37,795

Total	$3,044,649	$(115,653)	$2,928,996	$1,836,535	$(741,859)	$1,094,676

In connection with the Merger, the Company’s intangible assets were revalued at fair value as of June 30, 2020 and allocated to trade names, customer relationships and capitalized software and development costs; as of January 31, 2021, the Company did not have any other intangible assets. Prior to the Merger, other intangible assets were primarily comprised of trade names from previous acquisitions. The Company capitalized intangible assets of approximately $262.9 million and $21.6 million for the fiscal years ended January 31, 2020 and 2019, respectively. For fiscal 2020, these capitalized assets primarily relate to $226.4 million of intangible assets initially recorded in conjunction with the acquisition of DLT Solutions (“DLT”), including $208.0 million of customer and vendor relationships and $18.4 million of trade names. For fiscal 2019, these capitalized assets primarily relate to software and software development expenditures to be used in the Company’s operations.

Amortization expense for capitalized software and development costs totaled $23.0 million, $15.0 million, $30.5 million and $33.4 million for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively. Other intangible assets amortization expense totaled $91.1 million, $40.9 million, $86.9 million and $91.2 million for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively.

Estimated amortization expense for the next five years of existing customer relationships and capitalized software and development costs in service as of January 31, 2021 is as follows (in thousands):

Fiscal year:	Customer relationships	Capitalized software and development costs	Total
2022	$154,363	$40,276	$194,639
2023	154,363	32,964	187,327
2024	154,363	23,687	178,050
2025	154,363	19,016	173,379
2026	154,363	10,972	165,335

NOTE 4 — Acquisitions

The Merger

Pursuant to the Merger Agreement, on June 30, 2020, Merger Sub merged with and into Tech Data Corporation, with Tech Data Corporation surviving the Merger as a direct wholly-owned subsidiary of Tiger Midco. Tiger Midco, which is a wholly owned subsidiary of Tiger Parent (AP) Corporation, acquired all the outstanding shares of Tech Data Corporation’s common stock (other than shares held by Tech Data Corporation as treasury stock or held by certain affiliates of the Apollo Funds) for $145 per share in cash. Additionally, per the terms of the Merger Agreement, all nonvested restricted stock units (“RSU’s”) were vested, cancelled and converted into the right to receive an amount of $145 per share in cash. Nonvested performance based restricted stock units (“PRSU’s”) were also cancelled and converted into the right to receive an amount of $145 per share in cash determined as follows: (i) for PRSU’s granted during fiscal 2019, the number of shares equaled 130% of the target shares granted and (ii) for PRSU’s granted during fiscal 2020, the number of shares equaled 110% of the target shares granted. The aggregate purchase price was approximately $5.2 billion.

The Parent contributed approximately $3.7 billion as equity to Tiger Parent (AP) Corporation in conjunction with the Merger, of which approximately $3.6 billion was used to fund the purchase price for Tech Data Corporation. The remaining purchase price for Tech Data Corporation was financed through the issuance of debt (see Note 7 – Debt for further discussion) and cash on hand at Tech Data Corporation.

The Company has accounted for the Merger as a business combination and allocated the purchase price to the estimated fair values of Tech Data Corporation’s assets and liabilities. The Company has not yet completed its evaluation and determination of certain assets and liabilities, primarily (i) the final assessment and valuation of certain assets and liabilities, including accounts receivable and accounts payable and (iii) the final assessment and valuation of certain income tax amounts. Therefore, the final fair values of the assets and liabilities may vary from the Company’s preliminary estimates.

The preliminary allocation of the purchase price is as follows:

(in millions)
Cash and cash equivalents	$1,192
Accounts receivable	5,429
Inventories	2,895
Prepaid expenses and other assets	370
Property and equipment, net	464
Goodwill	1,488
Intangible assets	2,892
Other assets, net	404

Total assets	15,134

Accounts payable	6,463
Accrued expenses and other current liabilities	1,131
Revolving credit loans and current maturities of long-term debt, net	108
Long-term debt	1,348
Other long-term liabilities	861

Total liabilities	9,911

Purchase price	$5,223

The allocation of the value of identifiable intangible assets includes approximately $2.1 billion of customer relationships with amortization periods ranging from 10 years to 15 years, with a weighted average amortization period of 14 years and $622 million of indefinite-lived trade names. Goodwill is the excess of the consideration transferred over the net assets recognized and primarily represents future economic benefits arising from assets acquired that are not individually identified and separately recognized, including synergies inherent in the existing business, of which approximately $550 million is expected to be deductible for tax purposes.

The following table presents unaudited supplemental pro forma information as if the Merger had occurred at the beginning of fiscal 2020, after giving effect to certain adjustments related to the transaction. The pro forma results exclude any benefits that may result from potential cost savings and certain non-recurring costs. As a result, the pro forma information below does not purport to present what actual results would have been had the Merger been consummated on the date indicated and it is not necessarily indicative of the results of operations that may result in the future.

	Successor (Unaudited)	Predecessor (Unaudited)
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020
(in millions)
Pro forma net sales	$23,013	$13,360	$36,998
Pro forma net income (loss)	$141	$(9)	$269

Adjustments reflected in the pro forma results include the following:

•	Amortization of acquired intangible assets

•	Interest costs associated with the Merger

•	Removal of certain non-recurring transaction costs

•	Tax effects of adjustments based on an estimated statutory tax rate

Innovix Acquisition

On September 30, 2020, the Company completed the acquisition of Innovix Distribution (“Innovix”), a leading technology distributor in the Asia-Pacific region for a preliminary estimated purchase price of approximately $52 million in cash. The Innovix acquisition expands the Company’s presence across the Asia-Pacific region and strengthens its Endpoint Solutions and Advanced Solutions capabilities.

The Company has accounted for the acquisition as a business combination and allocated the preliminary estimated purchase price to the estimated fair values of assets acquired and liabilities assumed, including cash of approximately $21 million, accounts receivable of approximately $121 million, inventory of approximately $41 million and accounts payable, accrued expenses and other current liabilities of approximately $107 million. The excess of the estimated fair values of the net tangible assets over the preliminary estimated purchase price was recorded as a gain on bargain purchase of $30.2 million in the Consolidated Statement of Operations for the period from July 1, 2020 to January 31, 2021. The Company acquired the net assets of Innovix for an amount less than fair value as its former parent decided to exit this business after it concluded that Innovix represented an insignificant, non-strategic portion of its consolidated operations.

The Company has not yet completed its evaluation and determination of certain assets acquired and liabilities assumed, primarily (i) the final assessment and valuation of certain other assets acquired and liabilities assumed, including accounts receivable, inventory, accrued expenses and other liabilities and (ii) the final assessment and valuation of certain tax amounts. Therefore, the final fair values of the assets acquired and liabilities assumed may vary from the Company’s preliminary estimates. Pro forma information for the acquisition of Innovix has not been provided as the acquisition was not material to the Company’s consolidated financial position or results of operations.

DLT Acquisition

On November 25, 2019, the Company completed the acquisition of DLT, a premier software and cloud solutions aggregator focused on the U.S. public sector. The Company acquired all of the outstanding shares of DLT for a purchase price of approximately $209 million in cash. The DLT acquisition enables the Company to proactively develop opportunities, accelerate growth and simplify complexity for its channel partners that are serving the U.S. public sector space.

The Company has accounted for the DLT acquisition as a business combination and allocated the purchase price to the fair values of assets acquired and liabilities assumed. The allocation of the purchase price to assets acquired and liabilities assumed is as follows:

(in thousands)
Cash	$545
Accounts receivable	219,543
Prepaid expenses and other current assets	22,832
Property and equipment, net	4,207
Goodwill	96,481
Intangible assets	211,400
Other assets, net	52,539

Total assets	607,547
Accounts payable, accrued expenses and other current liabilities	297,833
Revolving credit loans and other long-term debt	91,026
Other long-term liabilities	9,220

Total liabilities	398,079

Purchase price	$209,468

The allocation of the value of identifiable intangible assets is comprised of approximately $193.0 million of customer and vendor relationships with an amortization period of 15 years and $18.4 million of trade names with an amortization period of 10 years. Goodwill is the excess of the consideration transferred over the net assets recognized and primarily represents the expected cost synergies of the combined company and assembled workforce and is expected to be deductible for tax purposes. As a result of the Merger on June 30, 2020, these intangible assets and goodwill are no longer separately recognized and are included within the intangible assets and goodwill recorded as part of the allocation of the purchase price for the Merger. Pro forma information for the acquisition of DLT has not been provided as the acquisition was not material to the Company’s consolidated financial position or results of operations.

Acquisition of Avnet, Inc.’s (“Avnet”) Technology Solutions business (TS)

On February 27, 2017, the Company acquired all the outstanding shares of TS for an aggregate purchase price of approximately $2.8 billion, comprised of approximately $2.5 billion in cash and 2,785,402 shares of the Company’s common stock. The consideration payable to Avnet was subject to certain working capital and other adjustments, as determined through the process established in the interest purchase agreement. In August 2018, the Company executed a settlement agreement with Avnet, resulting in a final working capital adjustment of $120 million which was paid to Avnet in fiscal 2019. As the measurement period had concluded, a gain of $9.6 million was recorded in “acquisition, integration and restructuring expenses” in the Consolidated Statement of Operations for the year ended January 31, 2019, representing the difference between the final working capital adjustment and the Company’s prior estimate. Additionally, as part of the settlement agreement, the Company and Avnet reached agreement on the final geographic allocation of the purchase price for tax reporting purposes which resulted in the recognition of a deferred tax asset in the U.S. for future tax deductions related to the amortization of goodwill for tax purposes. The recognition of the deferred tax asset in the U.S. resulted in an income tax benefit of $13.0 million during fiscal 2019.

NOTE 5 — Acquisition, Integration and Restructuring Expenses

Acquisition, integration and restructuring expenses are primarily comprised of costs related to the Merger, the new Global Optimization Program initiated in fiscal 2021 (the “GBO 2 Program”), the prior Global Business Optimization Program which was initiated in fiscal 2019 (the “GBO Program”), the tdONE Program and the fiscal 2018 acquisition of TS.

The Merger

The Company incurred transaction costs related to the completion of the Merger, including professional services costs, stock-based compensation expense and personnel and other costs. Professional services costs are primarily comprised of investment banking fees, legal expenses, and tax and other consulting services. Stock-based compensation expense primarily relates to charges associated with the accelerated vesting of RSU’s and PRSU’s pursuant to the terms of the Merger Agreement. Personnel and other costs are primarily comprised of severance costs, including amounts due to employees pursuant to the Company’s Change in Control Severance Policy, as well as retention costs.

Additionally, the Company recorded approximately $37 million of professional services costs during the period from July 1, 2020 to January 31, 2021 related to services associated with start-up activities, specifically organization costs, as well as transaction costs related to the Merger, directed by Tiger Midco on behalf of Tiger Parent (AP) Corporation. The nature of these services included legal services, investment banking services and tax and other consulting services.

Transaction costs related to the Merger are comprised of the following:

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020
(in thousands)
Professional services costs	$130,907	$20,039
Stock-based compensation expense	20,382	—
Personnel and other costs	13,939	2,014

Total	$165,228	$22,053

GBO 2 Program

In conjunction with the completion of the Merger, in fiscal 2021 the Company began its GBO 2 Program. The GBO 2 Program includes investments that will optimize and standardize processes and apply data and analytics to be more agile in a rapidly evolving environment, increasing productivity, profitability and optimizing net-working capital. Acquisition, integration and restructuring expenses related to the GBO 2 Program are primarily comprised of restructuring costs and other professional services costs. Restructuring costs are comprised of severance costs and other associated exit costs, including certain consulting costs. Other professional services costs are primarily comprised of professional services fees not related to restructuring activities, including costs related to improving profitability and optimizing net-working capital. The Company’s estimate of total acquisition, integration, and restructuring expenses under the GBO 2 program is $175 million to $200 million, the majority of which is expected to be incurred through fiscal 2023.

Acquisition, integration and restructuring costs related to the GBO 2 Program are comprised of the following:

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020
(in thousands)
Restructuring costs	$24,077	$859
Other professional services costs	23,219	2,991

Total	$47,296	$3,850

Restructuring costs related to the GBO 2 Program are comprised of the following:

	Successor	Predecessor	Cumulative Amounts Incurred to Date
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020
(in thousands)
Severance costs	$8,113	$—	$8,113
Other exit costs	15,964	859	16,823

Total	$24,077	$859	$24,936

Restructuring activity related to the GBO 2 program is as follows:

	Severance	Other exit costs	Total
(in thousands)
Fiscal 2021 restructuring expenses	$8,113	$16,823	$24,936
Cash payments	(2,234)	(13,722)	(15,956)
Foreign currency translation	27	(19)	8

Balance at January 31, 2021 (successor)	$5,906	$3,082	$8,988

GBO Program

In fiscal 2019, the Company began its GBO Program to increase investment in its strategic priorities and implement operational initiatives to drive productivity and enhance profitability. The GBO Program was completed during the quarter ended July 31, 2020. The restructuring costs primarily consist of severance costs, and also include other associated exit costs, including certain professional services costs.

Restructuring costs related to the GBO Program for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019 are comprised of the following:

	Successor	Predecessor			Cumulative Amounts Incurred to Date
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
(in thousands)
Severance costs	$999	$1,797	$11,967	$26,427	$41,190
Other exit costs	437	665	5,404	16,114	22,620

Total	$1,436	$2,462	$17,371	$42,541	$63,810

Restructuring activity related to the GBO program during the fiscal years ended January 31, 2021, 2020 and 2019 is as follows:

	Severance	Other exit costs	Total
(in thousands)
Fiscal 2019 restructuring expenses	$26,427	$16,114	$42,541
Cash payments	(11,095)	(15,357)	(26,452)
Foreign currency translation	(534)	(126)	(660)

Balance at January 31, 2019 (predecessor)	14,798	631	15,429
Fiscal 2020 restructuring expenses	11,967	5,404	17,371
Cash payments	(17,717)	(5,997)	(23,714)
Foreign currency translation	(330)	(21)	(351)

Balance at January 31, 2020 (predecessor)	8,718	17	8,735
Fiscal 2021 restructuring expenses	2,796	1,102	3,898
Cash payments	(9,378)	(1,188)	(10,566)
Foreign currency translation	259	69	328

Balance at January 31, 2021 (successor)	$2,395	$—	$2,395

tdONE Program

In fiscal 2021, the Company began the tdONE Program to simplify, standardize and synchronize the Company’s processes and systems in support of its global transformation initiative. Acquisition and integration costs related to the tdONE program include $13.1 million in professional services and $1.0 million in personnel and other costs for the period of July 1, 2020 to January 31, 2021. There were no tdONE costs incurred in the predecessor period.

Acquisition of TS

Acquisition, integration and restructuring expenses related to the acquisition of TS are primarily comprised of restructuring costs, IT related costs, professional services, transaction related costs and other costs. Restructuring costs are comprised of severance and facility exit costs. IT related costs consist primarily of data center and non-ERP application migration and integration costs, as well as, IT related professional services. Professional services are primarily comprised of integration related activities, including professional fees for project management, accounting, tax and other consulting services. Transaction related costs primarily consist of investment banking fees, legal expenses and due diligence costs incurred in connection with the completion of the transaction. Other costs includes payroll related costs including retention, stock compensation, relocation and travel expenses incurred as part of the integration of TS. For the fiscal year ended January 31, 2019, other costs are partially offset by a $9.6 million gain recorded related to a settlement agreement with Avnet.

The Company incurred no acquisition, integration and restructuring expenses related to the acquisition of TS during the years ended January 31, 2021 or January 31, 2020. Acquisition, integration and restructuring expenses for the year ended January 31, 2019 related to the acquisition of TS are comprised of the following:

Predecessor
Year ended January 31, 2019
(in thousands)
Restructuring costs	$19,846
IT related costs	13,222
Professional services	5,967

Predecessor
Year ended January 31, 2019
(in thousands)
Transaction related costs	1,728
Other costs	4,616

Total	$45,379

Restructuring activity during the years ended January 31, 2020 and 2019 related to the acquisition of TS is as follows:

	Severance	Facility Exit Costs	Total
(in thousands)
Balance at January 31, 2018 (predecessor)	$13,366	$1,630	$14,996
Fiscal 2019 restructuring expenses	15,453	4,393	19,846
Cash payments	(22,622)	(2,008)	(24,630)
Foreign currency translation	(952)	(201)	(1,153)

Balance at January 31, 2019 (predecessor)	5,245	3,814	9,059
Cash payments	(5,169)	(3,713)	(8,882)
Foreign currency translation	(76)	(101)	(177)

Balance at January 31, 2020 (predecessor)	$—	$—	$—

NOTE 6 — Sale of Fixed Assets and Disposal of Subsidiary

Sale-leaseback Transactions

During fiscal 2021, the Company executed sale-leaseback transactions for an office facility and five logistics facilities that it previously owned throughout the United States. The carrying value of these properties totaled $252.4 million and the sale-leaseback transactions resulted in net cash proceeds of $272.7 million. These transactions qualified as sales for accounting purposes and resulted in a net gain of $20.1 million, which is included in “gain on sale of fixed assets” on the Consolidated Statement of Operations for the period from July 1, 2020 to January 31, 2021. The leases for the logistics facilities and the office facility are each for a fifteen year noncancelable term and contain renewal options for up to six additional five-year periods. The Company has recorded operating lease right-of-use assets and corresponding operating lease liabilities of approximately $174.0 million in relation to the lease agreements for these logistics facilities. Future minimum lease payments for the office facility and five logistics facilities in total average approximately $15.7 million per year.

Sale of Facility

During fiscal 2021, the Company sold one of its logistics facilities located in the United States for net cash proceeds of $42.2 million from the transaction. The carrying value of this facility was $46.8 million and the company recorded a loss of $4.6 million in “gain on sale of fixed assets” on the Consolidated Statement of Operations for the period from July 1, 2020 to January 31, 2021.

Disposal of Subsidiary

During fiscal 2019, the Company executed an agreement to sell certain of its operations in Ireland for a total sales price of approximately $15.3 million. The Company recorded a gain on sale of $6.7 million during the fiscal year ended January 31, 2019, which includes the reclassification of $5.1 million from accumulated other comprehensive income for cumulative translation adjustments associated with the Company’s investment in this foreign entity. The Company recorded an additional gain on the sale of this entity of $1.4 million during the fiscal year ended January 31, 2020. The operating results of this entity during fiscal 2019 were insignificant relative to the Company’s consolidated financial results.

NOTE 7 — Debt

The carrying value of the Company’s outstanding debt consists of the following (in thousands):

	Successor	Predecessor
	January 31, 2021	January 31, 2020
Senior Notes, interest payable semi-annually, due February 15, 2022	$66,366	$500,000
Senior Notes, interest payable semi-annually, due February 15, 2027	132,353	500,000
Asset-Based Non-FILO Term Loan, interest rate of 3.62% at January 31, 2021	1,695,750	—
Asset-Based FILO Term Loan, interest rate of 5.62% at January 31, 2021	369,075	—
Term Loan, interest rate of 2.70% at January 31, 2020	—	300,000
ABL Revolver, interest rate of 1.50% at January 31, 2021	31,240	—
Other committed and uncommitted revolving credit facilities, average interest rate of 6.74% and 6.79% at January 31, 2021 and January 31, 2020, respectively	80,208	108,449
Other long-term debt	38,786	48,547
Less—unamortized debt discount and debt issuance costs	(88,136)	(5,978)

Less—current maturities (included as “revolving credit loans and current maturities of long-term	2,325,642	1,451,018
debt, net”)	(132,120)	(112,882)

Total long-term debt	$2,193,522	$1,338,136

Senior Notes

In January 2017, the Company issued $500.0 million aggregate principal amount of 3.70% Senior Notes due February 15, 2022 (the “2022 Senior Notes”) and $500.0 million aggregate principal amount of 4.95% Senior Notes due February 15, 2027 (the “2027 Senior Notes”) (collectively the “Senior Notes”). The Company pays interest on the Senior Notes semi-annually in arrears on February 15 and August 15 of each year. The interest rate payable on the Senior Notes will be subject to adjustment from time to time if the credit rating assigned to such series of notes changes. At no point will the interest rate be reduced below the interest rate payable on the notes on the date of the initial issuance or increase more than 2.00% above the interest rate payable on the notes of the series on the date of their initial issuance. The interest rate payable on the Senior Notes initially increased by 1.00% as a result of the Merger and subsequent to January 31, 2021 has further increased an additional 1.00%. The Senior Notes are senior unsecured obligations of Tech Data Corporation and will rank equally with all other unsecured and unsubordinated indebtedness from time to time outstanding.

The Company, at its option, may redeem the 2022 Senior Notes at any time prior to January 15, 2022 and the 2027 Senior Notes at any time prior to November 15, 2026, in each case in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed, discounted to the date of redemption on a semi-annual basis at a rate equal to the sum of the applicable Treasury Rate plus 30 basis points for the 2022 Senior Notes and 40 basis points for the 2027 Senior Notes, plus the accrued and unpaid interest on the principal amount being redeemed up to the date of redemption. The Company may also redeem the Senior Notes, at any time in whole or from time to time in part, on or after January 15, 2022 for the 2022 Senior Notes and November 15, 2026 for the 2027 Senior Notes, in each case, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed.

On March 10, 2020, Merger Sub launched an offer to purchase for cash any and all of the Company’s outstanding 2022 Senior Notes and any and all of the Company’s outstanding 2027 Senior Notes and a consent solicitation to amend the indenture and global securities establishing the 2022 Senior Notes and the 2027 Senior Notes to (i) eliminate the requirement to make a “change of control” offer in connection with the proposed merger of Merger Sub into Tech Data Corporation pursuant to the Merger Agreement and (ii) make certain other customary changes for a privately-held company to the “change of control” provisions (the “Proposed Amendments”). Concurrently with, but separate from, the aforementioned offer to purchase and consent solicitation, Merger Sub launched a consent solicitation for the Proposed Amendments for holders of the 2027 Senior Notes. On March 24, 2020, Merger Sub announced that the requisite more than 50% of consents were received to adopt the Proposed Amendments. The aforementioned consent solicitations were conducted by Merger Sub pursuant to the terms of, and subject to the conditions set forth in, the offer to purchase and consent solicitation statement, dated March 10, 2020 (the “Offer to Purchase and Consent Solicitation”), and the separate consent solicitation statement, dated March 10, 2020 (the “2027 Consent Solicitation” and, together with the Offer to Purchase and Consent Solicitation, the “Offer to Purchase and Consent Solicitation Statements”). On March 24, 2020, the Company entered into a Supplemental Indenture with respect to the Indenture and Global Security for the 2022 Senior Notes (the “2022 Supplemental Indenture”) and a Supplemental Indenture with respect to the Indenture and Global Security for the 2027 Senior Notes (the “2027 Supplemental Indenture” and, together with the 2022 Supplemental Indenture, the “Supplemental Indentures”) effecting the Proposed Amendments.

On June 30, 2020, upon consummation of the Merger and the satisfaction of certain other conditions, Merger Sub accepted and paid for approximately $434.1 million principal amount of the 2022 Senior Notes and approximately $369.4 million principal amount of the 2027 Senior Notes.

Asset Based Credit Agreement

On June 30, 2020, as part of the Merger transaction, the Company entered into an approximately $4.9 billion Asset Based Credit Agreement (the “ABL”) with a syndicate of banks. The ABL is comprised of (i) a $2.8 billion revolving credit facility (the “ABL Revolver”), (ii) a $1.7 billion Non- First-In Last-Out (“FILO”) Term Loan and (iii) a $370 million FILO Term Loan. The ABL facilities constitute senior debt of the Company that is secured by a first priority lien by a pledge of Tech Data Corporation’s capital stock directly held by Tiger Midco and first-priority security interests in substantially all of Tech Data Corporation’s accounts receivable, inventory, general intangibles (other than intellectual property), bank accounts and cash, and books and records related to the foregoing, in each case, subject to certain exceptions.

The ABL Revolver provides for (i) a maturity date of June 30, 2025 (ii) an interest rate on borrowings, facility fees and letter of credit fees based on average availability under the ABL Revolver and (iii) certain subsidiaries of the Company to be designated as borrowers. The applicable borrower pays interest on advances under the ABL Revolver based on LIBOR (or similar interbank offered rate depending on currency draw) plus a predetermined margin that is based on the Company’s average revolving availability. There was $31.2 million outstanding under the ABL Revolver at January 31, 2021, at an interest rate of 1.50%.

The Non-FILO Term Loan and FILO Term Loan (collectively, the “ABL Term Loans”) have a maturity date of June 30, 2025. The Company pays interest at a variable rate based on LIBOR (or similar interbank offered rate depending on currency draw) plus, in each case, a fixed predetermined margin. The Company entered into two interest rate swaps which convert the interest payable on the ABL Term Loans from a variable rate to a fixed rate (see Note 11 – Derivative Instruments for further discussion). The Company must repay 0.25% of the original principal amount of the ABL Term Loans on a quarterly basis. Any refinancing through the issuance of certain debt or any repricing amendment, in either case, that constitutes a “repricing event” applicable to the ABL Term Loans resulting in a lower yield will be accompanied by a 1.00% prepayment premium or fee, as applicable, if any such repricing event occurs, (i) with respect to the Non-FILO Term Loan, at any time during the first six months after the closing date of the ABL and (ii) with respect to the FILO Term Loan, at any time during the first twelve months after the closing date of the ABL. Otherwise, the ABL Term Loans may be repaid at any time, without premium or penalty, subject to customary breakage costs, except that, subject to certain exceptions, the FILO Term Loan may not be prepaid prior to the payment in full of any amounts outstanding under the ABL Revolver and the Non-FILO Term Loan. At January 31, 2021, the Company had approximately $1.7 billion outstanding under the Non-FILO Term Loan and $369.1 million outstanding under the FILO Term Loan.

The ABL Revolver includes a springing financial maintenance covenant based on availability under the ABL Revolver. At January 31, 2021, the financial maintenance covenant did not apply. In addition, the ABL contains covenants that would restrict the Company’s ability to, among other things, incur certain debt and liens, make certain dividends and other restricted payments, make certain investments, sell certain assets and enter into certain transactions with affiliates. The ABL also contains certain customary events of default, including relating to a change of control. If an event of default occurs, the lenders under the ABL are entitled to take various actions, including the acceleration of amounts due under the ABL and all actions permitted to be taken by a secured creditor in respect of the collateral securing the ABL.

Other Credit Facilities

The Company had a $1.5 billion revolving credit facility with a syndicate of banks (the “Credit Agreement”) which, among other things, provided for (i) a maturity date of May 15, 2024, (ii) an interest rate on borrowings, facility fees and letter of credit fees based on the Company’s debt rating, (iii) the ability to increase the facility to a maximum of $1.75 billion, subject to certain conditions and (iv) certain subsidiaries of the Company to be designated as borrowers. The applicable borrower paid interest on advances under the Credit Agreement based on LIBOR (or similar interbank offered rates depending on currency draw) plus a predetermined margin that was based on the Company’s debt rating. There were no amounts outstanding under the Credit Agreement at January 31, 2020 and the Credit Agreement was terminated on June 30, 2020 as part of the Merger transaction.

On August 2, 2019, the Company entered into a term loan credit agreement (the “2019 Term Loan Credit Agreement”) which, among other things, (i) provided for a $300 million term loan credit facility with a maturity date of August 2, 2021, (ii) provided for an interest rate on the outstanding principal amount of the loan that was based on LIBOR plus a predetermined margin and (iii) was able to be increased up to a total of $500 million, subject to certain conditions. The Company had $300 million outstanding under the 2019 Term Loan Credit Agreement at January 31, 2020. On June 30, 2020, in conjunction with the Merger, the Company repaid the $300 million outstanding and the 2019 Term Loan Credit Agreement was terminated.

The Company also had an agreement with a syndicate of banks (the “Receivables Securitization Program”) that allowed the Company to transfer an undivided interest in a designated pool of U.S. accounts receivable, on an ongoing basis, to provide collateral for borrowings up to a maximum of $1.0 billion. Under this program, the Company transferred certain U.S. trade receivables into a wholly- owned bankruptcy remote special purpose entity. Such receivables, which were recorded on the Consolidated Balance Sheet, totaled approximately $1.6 billion at January 31, 2020. As collections reduced accounts receivable balances included in the collateral pool, the Company was able to transfer interests in new receivables to bring the amount available to be borrowed up to the maximum. Interest was paid on advances under the Receivables Securitization Program at the applicable commercial paper or LIBOR rate plus an agreed-upon margin. There were no amounts outstanding under the Receivables Securitization Program at January 31, 2020. The Receivables Securitization Program was terminated on June 30, 2020 as part of the Merger transaction.

In addition to the facilities described above, the Company has various other committed and uncommitted lines of credit, short-term loans and overdraft facilities totaling approximately $389.9 million at January 31, 2021 to support its operations. Most of these facilities are provided on an unsecured, short-term basis and are reviewed periodically for renewal. There was $80.2 million outstanding on these facilities at January 31, 2021, at a weighted average interest rate of 6.74%, and there was $108.4 million outstanding at January 31, 2020, at a weighted average interest rate of 6.79%.

At January 31, 2021, the Company had also issued standby letters of credit of $129.1 million. These letters of credit typically act as a guarantee of payment to certain third parties in accordance with specified terms and conditions.

Future payments of debt at January 31, 2021 and for succeeding fiscal years are as follows (in millions):

Fiscal Year:
2022	$132.1
2023	125.4
2024	21.1
2025	20.8
2026	1,982.0
Thereafter	132.4

Total principal payments	$2,413.8

NOTE 8 — Income Taxes

Significant components of the provision for income taxes are as follows (in thousands):

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Current tax expense (benefit):
Federal	$19,582	$(3,266)	$18,366	$(9,564)
State	9,476	(1,005)	10,171	5,846
Foreign	41,255	11,568	62,314	48,905

Total current tax expense	70,313	7,297	90,851	45,187

Deferred tax (benefit) expense:
Federal	(50,026)	9,975	19,617	(3,272)
State	(11,366)	2,333	(451)	64
Foreign	3,925	(410)	21	(9,274)

Total deferred tax (benefit) expense	(57,467)	11,898	19,187	(12,482)

	$12,846	$19,195	$110,038	$32,705

The reconciliation of the U.S. federal statutory tax rate to the effective tax rate is as follows:

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
U.S. statutory rate	21.0%	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	(33.3)	1.5	1.7	2.2
Net changes in deferred tax valuation allowances	41.5	0.6	1.4	(0.9)
Tax on foreign earnings different than U.S. rate	(56.0)	(20.9)	1.2	(0.6)
Impact of Avnet settlement agreement	—	—	—	(4.0)
Nondeductible indemnities	—	—	0.1	0.8
Nondeductible goodwill	—	—	—	2.9
Reversal of previously accrued income tax reserves	(4.4)	(1.9)	(0.9)	(2.0)
Interest not subject to tax, net	13.5	(4.0)	(0.9)	(0.6)
Effect of company-owned life insurance	40.9	0.9	(0.3)	0.1
Global Intangible Low-Taxed Income	(0.8)	13.1	0.1	1.0
U.S. Tax Reform transition tax	—	—	—	(13.2)
Non-taxable gain on bargain purchase	(26.8)	—	—	—
Nondeductible transaction costs	38.3	10.9	—	—
Nondeductible accrued loss contingency	(1.1)	39.4	—	—
Net operating loss carryback rate differential	(41.9)	(4.4)	—	—
Changes in deferred tax rates	50.6	—	—	—
Foreign withholding taxes	29.3	—	—	—
Excess stock deductions	—	(6.5)	—	—
Other, net	(4.5)	7.7	(0.7)	2.1

	66.3%	57.4%	22.7%	8.8%

U.S. Tax Reform

On December 22, 2017, the U.S. federal government enacted the U.S. Tax Cuts and Jobs Act (“U.S. Tax Reform”) which significantly revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate from 35% to 21% and implementing a modified territorial tax system that included a one-time transition tax on deemed repatriated earnings of foreign subsidiaries. Due to the complexities involved in accounting for U.S. Tax Reform, the SEC issued Staff Accounting Bulletin (“SAB”) 118 which required that the Company include in its financial statements the reasonable estimate of the impact of U.S. Tax Reform on earnings to the extent such reasonable estimate had been determined. SAB 118 allowed the Company to report provisional amounts within a measurement period up to one year due to the complexities inherent in adopting the changes. Accordingly, in fiscal 2018, the Company recorded its provisional estimate of the impact of the enactment of U.S. Tax Reform. During fiscal 2019, the Company finalized its analysis of the impact of the enactment of U.S. Tax Reform and decreased its estimate of the one-time transition tax by $49.2 million, primarily due to further analysis of earnings and profits of the Company’s foreign subsidiaries and the utilization of foreign tax credits.

Additionally, U.S. Tax Reform subjects a U.S. shareholder to tax on Global Intangible Low-Taxed Income (“GILTI”) earned by certain foreign subsidiaries. The Company has made the accounting policy election to treat taxes due on the GILTI as a current period expense.

The components of pretax income are as follows (in thousands):

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
U.S.	$(160,423)	$12,606	$198,908	$208,643
Foreign	179,787	20,835	285,630	164,642

	$19,364	$33,441	$484,538	$373,285

The significant components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	Successor	Predecessor
	January 31, 2021	January 31, 2020
Deferred tax liabilities:
Depreciation and amortization	$572,543	$102,825
Capitalized marketing program costs	4,484	7,564
Goodwill	7,937	34,233
Deferred costs currently deductible	16,616	7,099
Lease right-of-use assets	91,060	49,205
Other, net	12,206	16,204

Total deferred tax liabilities	704,846	217,130

Deferred tax assets:
Accrued liabilities	42,216	56,234
Foreign tax credit carryforwards	51,155	51,140
Loss carryforwards	107,531	111,078
Amortizable goodwill	—	11,092
Depreciation and amortization	5,617	11,700
Lease liabilities	92,744	49,205
Disallowed interest expense	24,237	15,755
Acquisition and transaction related costs	13,087	4,026
Other, net	3,515	17,786

	Successor	Predecessor
	January 31, 2021	January 31, 2020
	340,102	328,016
Less: valuation allowances	(130,584)	(123,709)

Total deferred tax assets	209,518	204,307

Net deferred tax liability	$(495,328)	$(12,823)

The increase in the Company’s overall deferred tax liability position is primarily due to the increase in the Company’s identified intangible assets recorded as a result of the Merger (see Note 4 – Acquisitions for further discussion). As of January 31, 2021, there are no outside basis differences in foreign subsidiaries which would require any material deferred taxes to be recorded.

In fiscal 2021 and 2020, the Company recorded income tax expense of $8.2 million and $6.7 million, respectively, related to changes in deferred tax valuation allowances. The net change in the deferred tax valuation allowances in fiscal 2021 was an increase of $6.9 million primarily resulting from an increase in certain foreign jurisdictions. The net change in the deferred tax valuation allowances in fiscal 2020 was an increase of $5.2 million primarily resulting from an increase in certain foreign jurisdictions.

The valuation allowances at both January 31, 2021 and 2020 primarily relate to carryforwards for foreign net operating losses and foreign tax credits in the United States. The Company’s net operating loss carryforwards totaled $495.9 million and $489.4 million at January 31, 2021 and 2020, respectively. The majority of the net operating losses have an indefinite carryforward period with the remaining portion expiring in fiscal years 2022 through 2038. The Company’s foreign tax credit carryforwards in the U.S. totaled $51.2 million and $51.1 million at January 31, 2021 and 2020, respectively. The foreign tax credits have a ten year carryforward period, and the majority are set to expire in fiscal year 2028. The Company considers all positive and negative evidence available in determining the potential of realizing deferred tax assets. To the extent that the Company generates consistent taxable income within those operations with valuation allowances, the Company may reduce the valuation allowances, thereby reducing income tax expense and increasing net income in the period the determination is made.

The estimates and assumptions used by the Company in computing the income taxes reflected in the Company’s consolidated financial statements could differ from the actual results reflected in the income tax returns filed during the subsequent year. Adjustments are recorded based on filed returns when such returns are finalized or the related adjustments are identified.

A reconciliation of the beginning and ending balances of the total amount of gross unrecognized tax benefits, excluding accrued interest and penalties, for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019 is as follows (in thousands):

	Successor	Predecessor
	July 1, 2020 through January 31,2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Gross unrecognized tax benefits at beginning of period	$20,022	$20,881	$25,837	$72,252
Increases in tax positions for prior years	—	3	766	4,671
Decreases in tax positions for prior years	(335)	—	(3,237)	(13,787)
Increases in tax positions for current year	—	—	55	—
Expiration of statutes of limitation	(1,442)	—	(1,432)	(25,840)
Settlements	—	(638)	(849)	(5,355)

	Successor	Predecessor
	July 1, 2020 through January 31,2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Changes due to translation of foreign currencies	829	(224)	(259)	(6,104)

Gross unrecognized tax benefits at end of period	$19,074	$20,022	$20,881	$25,837

At January 31, 2021, 2020 and 2019, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $16.2 million, $18.3 million and $23.1 million, respectively. In connection with the acquisition of TS, pursuant to the interest purchase agreement, the Company and Avnet agreed to indemnify each other in relation to certain tax matters. As a result, the Company has recorded certain indemnification assets for expected amounts to be received from Avnet related to liabilities recorded for unrecognized tax benefits. The Company has also recorded certain indemnification liabilities for expected amounts to be paid to Avnet. During the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, due to the resolution of certain pre-acquisition tax matters and the expiration of certain statutes of limitation, the Company recorded benefits in income tax expense of $0.6 million, $1.2 million and $9.6 million, respectively. As a result, the Company recorded expenses of $0.6 million, $1.2 million and $9.6 million, during the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively, which are included in “selling, general and administrative expenses” in the Consolidated Statement of Operations, related to changes in the corresponding indemnification assets and liabilities recorded. The net impact of these items had no impact on the Company’s net income.

Unrecognized tax benefits that have a reasonable possibility of significantly decreasing within the 12 months following January 31, 2021 totaled $2.3 million, all of which would impact the effective tax rate if recognized, primarily related to the foreign taxation of certain transactions. Consistent with prior periods, the Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes. The Company’s accrued interest at January 31, 2021, would not have a material impact on the effective tax rate if reversed. The provision for income taxes for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and each of the fiscal years ended January 31, 2020 and 2019 includes interest expense on unrecognized income tax benefits for current and prior years which is not significant to the Company’s Consolidated Statement of Income. The change in the balance of accrued interest for fiscal 2021, 2020 and 2019, includes the current year end accrual, an interest benefit resulting from the expiration of statutes of limitation, and the translation adjustments on foreign currencies.

The Company conducts business primarily in the Americas, Europe and Asia-Pacific, and as a result, one or more of its subsidiaries files income tax returns in the U.S. federal, various state, local and foreign tax jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. The Company is no longer subject to examinations by the Internal Revenue Service for years before fiscal 2018, except for the fiscal 2021 net operating loss to be carried back to fiscal 2016. Income tax returns of various foreign jurisdictions for fiscal 2006 and forward are currently under taxing authority examination or remain subject to audit.

NOTE 9 — Employee Benefit Plans

Equity Awards in the Parent

Subsequent to the Merger, certain of the Company’s employees have been granted equity awards (“Series B Units”) in the Parent. Series B Units entitle the holder to certain rights to receive amounts in cash upon a Substantially All Assets Sale Distribution or a Liquidation Event Distribution, each as defined in the Tiger Parent Holdings, L.P. Partnership Agreement. A total of 90,000 Series B Units are available for grant. Series B Units with service conditions only (“Time-based Series B Units”) vest over a five-year period from the date of grant. Series B Units with service, market and performance conditions (“Performance-based Series B Units”) vest if the total cash return to certain affiliates of Apollo (referred to as “MOIC”) upon a liquidation event exceeds certain defined thresholds while the holder of the Performance-based Series B Units is employed with the Company. Certain non-employee members of the Board of Directors of the Company have also been granted preferred shares (“Series A Units”) and common shares in the Parent that vest over a one-year period from the date of grant.

The Company recorded stock-based compensation expense of $3.0 million for the period from July 1, 2020 to January 31, 2021 for the Time-based Series B Units. No expense was recorded for the Performance-based Series B Units as it is not considered probable that the performance conditions will be satisfied. An immaterial amount of stock-based compensation expense was recorded for both the Series A Units and the common shares for the period from July 1, 2020 to January 31, 2021.

A summary of the Time-based Series B Units activity for the fiscal year ended January 31, 2021 is as follows:

	Shares	Weighted- average grant date fair value
Successor:
Granted	25,096	$1,067.40
Canceled	(120)	1,067.40

Nonvested at January 31, 2021	24,976	1,067.40

As of January 31, 2021, the unrecognized stock-based compensation expense related to nonvested Time-based Series B Units was $23.7 million, which the Company expects to be recognized over a remaining weighted average period of 4.4 years.

A summary of the Performance-based Series B Units activity, assuming maximum achievement for nonvested awards, for the fiscal year ended January 31, 2021 is as follows:

	Shares	Weighted- average grant date fair value
Successor:
Granted	50,192	$656.47
Canceled	(240)	656.47

Nonvested at January 31, 2021	49,952	656.47

As of January 31, 2021, the unrecognized stock-based compensation expense related to nonvested Performance-based Series B Units, assuming maximum achievement, was $32.8 million.

The Company estimated the value of the Time-based Series B Units and Performance-based Series B Units at the date of grant using a Monte Carlo simulation framework, where the total equity value of the Parent was solved such that the aggregate value of the Series A Units and common shares equaled the initial capital contribution in the Parent. The equity value of the Parent was assessed using the Monte Carlo simulation framework over a period from the grant date to an expected Substantially All Assets Sale Distribution or a Liquidation Event Distribution. The Company estimated the volatility applicable to the equity value of the Parent based on the observed equity volatility for similar companies while considering the effects of differences in capital structures. In each simulation path, the Company calculated the MOIC on a fully diluted basis at the liquidity event. The Company used a risk-free interest rate to discount the value of the Series B Units and applied an estimated discount for lack of marketability to conclude on the fair value of the Series B Units.

The following table describes the key assumptions used in applying the Monte Carlo valuation methodology to estimate the grant date fair value of Time-based Series B Units and Performance-based Series B Units:

Expected term	Expected equity volatility	Risk-free interest rate	Expected dividend yield	Discount for lack of marketability
5.0 years	39%	0.29%	0.0%	20%

Additionally, holders of Series B Units are entitled to periodic cash payments based on a predefined percentage of distributions made from the Parent. Amounts are payable in cash six months after the date of the distribution by the Parent provided the holder of Series B Units remains employed with the Company. Cash payments received by the holders of Series B Units reduce the amount the holder is entitled to receive in cash upon a Substantially All Assets Sale Distribution or a Liquidation Event Distribution. The Company recorded expenses of $6.5 million in “selling, general and administrative expenses” in the Consolidated Statement of Operations during the period from July 1, 2020 to January 31, 2021 related to cash payments due to the holders of Series B Units.

Equity Incentive Plans

The 2018 Equity Incentive Plan was approved by the Company’s shareholders in June 2018 and included 2.0 million shares available for grant. During the predecessor period, the Company awarded officers, employees and non-employee members of the Board of Directors restricted stock, options to purchase common stock, stock appreciation rights and performance awards that were dependent upon achievement of specified performance goals. Equity-based compensation awards were used by the Company to attract talent and as a retention mechanism for the award recipients and had a maximum term of ten years, unless a shorter period was specified by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) or was required under local law. Awards under the plan were priced as determined by the Compensation Committee and were required to be priced at, or above, the fair market value of the Company’s common stock on the date of grant. Awards generally vested between one year and three years from the date of grant. The Company’s policy was to utilize shares of its treasury stock, to the extent available, to satisfy its obligation to issue shares upon the exercise of awards.

Pursuant to the terms of the Merger Agreement, upon closing of the Merger all nonvested RSU’s were vested, cancelled and converted into the right to receive an amount of $145 per share in cash. Nonvested PRSU’s were also cancelled and converted into the right to receive an amount of $145 per share in cash determined as follows: (i) for PRSU’s granted during fiscal 2019, the number of shares equaled 130% of the target shares granted and (ii) for PRSU’s granted during fiscal 2020, the number of shares equaled 110% of the target shares granted. The Company recognized $20.4 million of stock-based compensation expense within “acquisition, integration and restructuring expenses” during the period from July 1, 2020 to January 31, 2021, related to the acceleration of the vesting of nonvested RSU and PRSU awards.

For the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, the Company recorded $20.4 million, $9.2 million, $32.2 million and $31.5 million, respectively, of total stock-based compensation expense related to awards under the 2018 Equity Incentive Plan, and related income tax benefits of $6.3 million, $2.0 million, $7.6 million and $7.4 million, respectively. The actual benefit received from the tax deduction from the exercise of equity-based incentives was $6.3 million, $10.6 million, $7.0 million and $5.4 million for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively.

Restricted Stock

Prior to the Merger, the Company’s restricted stock awards were primarily in the form of RSUs and typically vested in annual installments lasting between one year and three years from the date of grant, unless a different vesting schedule was mandated by country law. All of the RSUs had a fair market value equal to the closing price of the Company’s common stock on the date of grant. Stock-based compensation expense included $10.7 million, $6.4 million, $23.4 million and $25.4 million related to RSUs during the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively.

A summary of the Company’s RSU activity for the fiscal year ended January 31, 2021 is as follows:

	Shares	Weighted- average grant date fair value
Predecessor:
Nonvested at January 31, 2020	574,980	$91.84
Vested	(266,024)	92.85
Canceled	(3,443)	96.00

Nonvested at June 30, 2020	305,513	90.91

Successor:
Vested, cancelled and converted per Merger Agreement	(305,513)	$90.91

Nonvested at January 31, 2021	—	—

The total fair value of RSUs which vested during the period from July 1, 2020 to January 31, 2021, February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019 is $27.8 million, $24.7 million, $22.9 million and $21.1 million, respectively.

There were no RSUs granted during the period from July 1, 2020 to January 31, 2021 or the period from February 1, 2020 to June 30, 2020. The weighted-average fair value of the 228,528 RSUs granted during the fiscal year ended January 31, 2020 was $102.43 per share. The weighted-average fair value of the 280,352 RSUs granted during the fiscal year ended January 31, 2019 was $85.50 per share.

Performance based restricted stock units

Prior to the Merger, the Company’s PRSUs were subject to vesting conditions, including meeting specified cumulative performance objectives over a period of three years. Each performance based award recipient could vest in 0% to 150% of the target shares granted contingent on the achievement of the Company’s financial performance metrics. Stock-based compensation expense includes $9.7 million, $2.7 million, $8.5 million and $5.8 million related to PRSUs during the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019.

A summary of the Company’s PRSU activity for the fiscal year ended January 31, 2021 is as follows:

	Shares	Weighted- average grant date fair value
Predecessor:
Nonvested at January 31, 2020	363,563	$91.14
Vested	(87,985)	90.95
Canceled	(80,479)	93.27

Nonvested at June 30, 2020	195,099	90.34

Successor:
Vested, cancelled and converted per Merger Agreement	(195,099)	$90.34

Nonvested at January 31, 2021	—	—

The total fair value of PRSUs which vested during the period from July 1, 2020 to January 31, 2021, February 1, 2020 to June 30, 2020 and the fiscal year ended January 31, 2020 is $17.6 million, $8.0 million and $1.3 million, respectively. No PRSUs vested during the fiscal year ended January 31, 2019. The weighted-average fair value of the 108,771 PRSUs granted during the fiscal year ended January 31, 2020 was $103.15 per share. The weighted-average fair value of the 153,719 PRSUs granted during the fiscal year ended January 31, 2019 was $82.13 per share.

Employee Stock Purchase Plan

Under the 1995 Employee Stock Purchase Plan (the “ESPP”), the Company was authorized to issue up to 1.0 million shares of common stock to eligible employees in the Company’s U.S. and Canadian subsidiaries. Under the terms of the ESPP, employees could choose to have a fixed dollar amount or percentage deducted from their bi-weekly compensation to purchase the Company’s common stock and/or elect to purchase shares once per calendar quarter. The purchase price of the stock was 85% of the market value on the purchase date and employees were limited to a maximum purchase of $25,000 in fair market value each calendar year. Subject to the Merger Agreement, the ESPP was suspended in November 2019. From the inception through suspension of the program, the Company issued 575,174 shares of common stock to the ESPP. Stock-based compensation expense related to the ESPP was insignificant during fiscal 2020 and 2019.

Retirement Savings Plan

The Company sponsors the Tech Data Corporation 401(k) Savings Plan (the “401(k) Savings Plan”) for its U.S. employees. At the Company’s discretion, participant deferrals are matched in cash, in an amount equal to 50% of the first 6% of participant deferrals and participants are fully vested following four years of qualified service. Aggregate contributions made by the Company to the 401(k) Savings Plan were $4.4 million, $3.3 million, $7.1 million and $6.7 million for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively.

NOTE 10 — Fair Value Measurements

The Company’s assets and liabilities carried or disclosed at fair value are classified in one of the following three categories: Level 1 – quoted market prices in active markets for identical assets and liabilities; Level 2 – inputs other than quoted market prices included in Level 1 above that are observable for the asset or liability, either directly or indirectly; and, Level 3 – unobservable inputs for the asset or liability. The classification of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table summarizes the valuation of the Company’s assets and liabilities that are measured at fair value on a recurring basis (in thousands):

		Successor			Predecessor
		January 31, 2021			January 31, 2020
		Fair value measurement category			Fair value measurement category
	Balance sheet location	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
ASSETS
Net investment hedges:
Foreign currency forward contracts	Prepaid expenses and other assets		$—			$812
Foreign currency forward contracts	Other assets, net		—			24,933

Cash flow hedges:
Cross-currency swaps	Prepaid expenses and other assets		—			124

Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Prepaid expenses and other assets		2,008			3,675

LIABILITIES
Cash flow hedges:
Cross-currency swaps	Accrued expenses and other liabilities		$—			$492
Interest rate swaps	Accrued expenses and other liabilities		14,103			—
Interest rate swaps	Other long-term liabilities		23,742			—

Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Accrued expenses and other liabilities		2,524			5,916

The Company’s foreign currency derivative instruments are measured on a recurring basis based on foreign currency spot rates and forward rates quoted by banks or foreign currency dealers and are marked-to-market each period. The Company’s interest rate swaps are measured on a recurring basis using a discounted cash flow valuation technique considering the terms of the instrument, discount rates and projected LIBOR rates (see Note 11 – Derivative Instruments for further discussion).

Prior to the Merger, the Company utilized life insurance policies to fund the Company’s nonqualified deferred compensation plan. The life insurance asset, which was recorded in the Company’s Consolidated Balance Sheet in “other assets, net”, was the amount that would be realized upon the assumed surrender of the policy. This amount was based on the underlying fair value of the invested assets contained within the life insurance policies. The gains and losses were recorded in the Company’s Consolidated Statement of Operations within “other expense, net.” The related deferred compensation liability, which was recorded in the Company’s Consolidated Balance Sheet in “accrued expenses and other liabilities,” was marked-to-market each period based upon the returns of the various investments selected by the plan participants and the gains and losses were recorded in the Company’s Consolidated Statement of Operations within “selling, general and administrative expenses.”

As a result of the change in control related to the Merger, participant balances in the Company’s nonqualified deferred compensation plan were frozen as of June 30, 2020. The deferred compensation liability balance was paid in full to participants and the related investments were liquidated during the period from July 1, 2020 to January 31, 2021. The net realizable value of the Company’s life insurance investments and related deferred compensation liability was $41.1 million and $41.0 million, respectively, at January 31, 2020.

The estimated fair value of the Senior Notes is based upon quoted market information (Level 1). The estimated fair value of the Senior Notes was approximately $199.0 million and $1.04 billion, respectively, at January 31, 2021 and 2020 and the carrying value was $198.7 million and $994.3 million, respectively, at January 31, 2021 and 2020. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. The carrying amounts of debt outstanding pursuant to revolving credit facilities and term loans approximated fair value as the majority of these instruments have variable interest rates which approximate current market rates (Level 2 criteria).

NOTE 11 — Derivative Instruments

In the ordinary course of business, the Company is exposed to movements in foreign currency exchange rates. The Company’s foreign currency risk management objective has been to protect earnings and cash flows from the impact of exchange rate changes primarily through the use of foreign currency forward contracts and a cross-currency swap.

Net Investment Hedges

In fiscal 2020, the Company entered into foreign currency forward contracts to hedge a portion of its net investment in euro denominated foreign operations which were designated as net investment hedges. The Company entered into the net investment hedges to offset the risk of change in the U.S. dollar value of the Company’s investment in a euro functional subsidiary due to fluctuating foreign exchange rates. The Company terminated these net investment hedge contracts during the period from February 1, 2020 to June 30, 2020 resulting in cash proceeds of $53.4 million.

The following tables present the effects of the Company’s net investment hedges on accumulated other comprehensive income (“AOCI”) and earnings for the period from February 1, 2020 to June 30, 2020 and the year ended January 31, 2021:

	Predecessor
	February 1, 2020 through June 30, 2020

Derivatives designated as net investment hedges:	Amount of gain (loss) recognized in other comprehensive income (loss)	Amount of gain (loss) reclassified from AOCI into income	Amount of gain (loss) recognized in income (amount excluded from effectiveness testing)	Location of gain (loss) recognized in income (amount excluded from effectiveness testing)
(in thousands)
Foreign currency forward contracts	$24,934	$—	$3,316	Interest expense

	Predecessor
	Year ended January 31, 2020

Derivatives designated as net investment hedges:	Amount of gain (loss) recognized in other comprehensive income (loss)	Amount of gain (loss) reclassified from AOCI into income	Amount of gain (loss) recognized in income (amount excluded from effectiveness testing)	Location of gain (loss) recognized in income (amount excluded from effectiveness testing)
(in thousands)
Foreign currency forward contracts	$15,508	$—	$10,237	Interest expense

The Company had no net investment hedges outstanding during the period from July 1, 2020 to January 31, 2021 or the fiscal year ended January 31, 2019.

Cash Flow Hedges

Prior to the Merger, Merger Sub entered into two interest rate swaps in order to hedge the exposure to interest rate fluctuations on expected borrowings under the ABL in conjunction with the closing of the Merger. These interest rate swaps convert the interest payable on the ABL Term Loans from a variable rate to a fixed rate. The interest rate swaps are designated as cash flow hedges as of the Merger date. The notional values of the interest rate swaps totaled $2.0 billion at January 31, 2021 and they are set to mature on August 29, 2025. Additionally, the Company previously entered into a cross-currency swap to hedge its cash flows related to certain foreign-currency denominated debt which was designated as a cash flow hedge. The notional value of this swap was $4.5 million at January 31, 2020 and the swap matured in February 2020.

The following tables present the effects of the Company’s cash flow hedges on AOCI and earnings for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal year ended January 31, 2020:

	Successor
	July 1, 2020 to January 31, 2021

Derivatives designated as cash flow hedges:	Amount of gain (loss) recognized in other comprehensive income (loss)	Amount of gain (loss) reclassified from AOCI into income (loss)	Amount of gain (loss) recognized in income (amount excluded from effectiveness testing)	Location of gain (loss) reclassified from AOCI into income (loss)
(in thousands)
Interest rate swaps	$11,429	$(72)	$—	Interest expense

Total	$11,429	$(72)	$—

	Predecessor
	February 1, 2020 through June 30, 2020

Derivatives designated as cash flow hedges:	Amount of gain (loss) recognized in other comprehensive income (loss)	Amount of gain (loss) reclassified from AOCI into income (loss)	Amount of gain (loss) recognized in income (amount excluded from effectiveness testing)	Location of gain (loss) reclassified from AOCI into income (loss)
(in thousands)
Cross-currency swap	$402	$(90)	$—	Interest expense
		507	—	Other expense, net

Total	$402	$417	$—

	Predecessor
	Year ended January 31, 2020

Derivatives designated as cash flow hedges:	Amount of gain (loss) recognized in other comprehensive income (loss)	Amount of gain (loss) reclassified from AOCI into income (loss)	Amount of gain (loss) recognized in income (amount excluded from effectiveness testing)	Location of gain (loss) reclassified from AOCI into income (loss)
(in thousands)
Cross-currency swap	$126	$618	$—	Interest expense
		(507)	—	Other expense, net

Total	$126	$111	$—

The Company had no cash flow hedges outstanding during the fiscal year ended January 31, 2019.

Derivatives Not Designated as Hedges

The Company additionally utilizes forward contracts that are not designated as hedging instruments to hedge intercompany loans, accounts receivable and accounts payable. The Company’s foreign currency exposure relates primarily to international transactions where the currency collected from customers can be different from the currency used to purchase the product. The Company’s transactions in its foreign operations are denominated primarily in the following currencies: Australian dollar, British pound, Canadian dollar, Czech koruna, Danish krone, euro, Indian rupee, Indonesian rupiah, Mexican peso, Norwegian krone, Polish zloty, Singapore dollar, Swedish krona, Swiss franc and U.S. dollar.

The Company considers inventory as an economic hedge against foreign currency exposure in accounts payable in certain circumstances. This practice offsets such inventory against corresponding accounts payable denominated in currencies other than the functional currency of the subsidiary buying the inventory, when determining the net exposure to be hedged using traditional forward contracts. Under this strategy, the Company would expect to increase or decrease selling prices for products purchased in foreign currencies based on fluctuations in foreign currency exchange rates affecting the underlying accounts payable. To the extent the

Company incurs a foreign currency exchange loss (gain) on the underlying accounts payable denominated in the foreign currency, a corresponding increase (decrease) in gross profit would be expected as the related inventory is sold. This strategy can result in a certain degree of quarterly earnings volatility as the underlying accounts payable is remeasured using the foreign currency exchange rate prevailing at the end of each period, or settlement date if earlier, whereas the corresponding increase (decrease) in gross profit is not realized until the related inventory is sold.

The total amount of gains (losses) recognized in earnings on the Company’s derivatives not designated as hedges for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019 are as follows:

		Gains (losses) recognized in earnings
		Successor	Predecessor
Derivatives not designated as hedges	Statement of Operations location	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020	Year ended January 31, 2019
(in millions)
Foreign currency forward contracts	Cost of products sold	$(10.7)	$2.6	$(3.0)	$17.7
Foreign currency forward contracts	Other expense, net	(2.4)	(16.6)	(5.3)	(44.8)

Total		$(13.1)	$(14.0)	$(8.3)	$(27.1)

The gains and losses on the Company’s foreign currency forward contracts are largely offset by the change in the fair value of the underlying hedged assets or liabilities. The Company’s average notional amounts of derivatives not designated as hedges outstanding during the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, were approximately $0.9 billion, $1.0 billion, $1.3 billion and $1.5 billion, respectively, with average maturities of 26 days, 22 days, 25 days and 25 days, respectively. Under the Company’s hedging policies, gains and losses on the derivative financial instruments would be expected to continue to be largely offset by the gains and losses on the underlying assets or liabilities being hedged.

The Company’s derivatives are also discussed in Note 10 – Fair Value Measurements.

NOTE 12 — Shareholders’ Equity

In October 2018, the Company’s Board of Directors authorized a share repurchase program for up to $200.0 million of the Company’s common stock. In February 2019, the Board of Directors approved a $100.0 million increase to the program. In August 2019, the Company’s Board of Directors authorized the repurchase of up to an additional $200.0 million of the Company’s common stock, resulting in a total share repurchase authorization of $500.0 million. In conjunction with the Company’s share repurchase program, a 10b5-1 plan was executed that instructed the broker selected by the Company to repurchase shares on behalf of the Company. The amount of common stock repurchased in accordance with the 10b5-1 plan on any given trading day was determined by a formula in the plan, which was based on the market price of the Company’s common stock. Shares repurchased by the Company were held in treasury for general corporate purposes, including issuances under equity incentive and benefit plans. The reissuance of shares from treasury stock was based on the weighted average purchase price of the shares.

The Company’s common share repurchase and issuance activity for the fiscal years ended January 31, 2021 and 2020 is summarized as follows:

	Shares	Weighted- average price per share
Treasury stock balance at January 31, 2019 (predecessor)	22,305,464	$46.53
Shares of common stock repurchased under share repurchase program	1,723,081	98.77
Shares of treasury stock reissued for equity incentive plans	(209,315)

Treasury stock balance at January 31, 2020 (predecessor)	23,819,230	50.30
Shares of treasury stock reissued for equity incentive plans	(260,301)
Elimination of treasury stock shares upon Merger	(23,558,929)

Treasury stock balance at January 31, 2021 (successor)	—	$—

During the year ended January 31, 2020, the Company repurchased $170.2 million of its common stock. Pursuant to the terms of the Merger Agreement, the Company suspended its share repurchase program as of November 13, 2019.

Accumulated Other Comprehensive Income

The following table summarizes the change in the components of AOCI for the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019:

	Foreign currency translation adjustment, net of taxes	Unrealized gains (losses) on cash flow hedges, net of taxes	Total
(in thousands)
Predecessor:
Balance at January 31, 2018	$288,292	$—	$288,292
Other comprehensive income (loss) before reclassification	(239,433)	—	(239,433)
Reclassification of (gain) loss from AOCI into income	(5,073)	—	(5,073)

Balance at January 31, 2019	43,786	—	43,786
Other comprehensive income (loss) before reclassification	(42,337)	126	(42,211)
Reclassification of (gain) loss from AOCI into income	—	(111)	(111)

Balance at January 31, 2020	1,449	15	1,464

	Foreign currency translation adjustment, net of taxes	Unrealized gains (losses) on cash flow hedges, net of taxes	Total
Other comprehensive income (loss) before reclassification	(13,487)	402	(13,085)
Reclassification of (gain) loss from AOCI into income	—	(417)	(417)

Balance at June 30, 2020	$(12,038)	$—	$(12,038)
Successor:
Purchase accounting adjustments related to Merger	$12,038	$—	$12,038
Other comprehensive income (loss) before reclassification	266,959	8,497	275,456
Reclassification of (gain) loss from AOCI into income	—	72	72

Balance at January 31, 2021	$266,959	$8,569	$275,528

NOTE 13 — Leases

At contract inception, the Company determines if an arrangement contains a lease and whether that lease meets the classification criteria of a finance or operating lease. The Company has operating leases for certain logistics centers, office facilities, vehicles and equipment. The Company’s finance leases are not material. Short-term operating leases, which have an initial term of 12 months or less, are not recorded on the balance sheet. Certain of the Company’s operating leases contain options to extend the lease, which are included in the lease term when it is reasonably certain that the option will be exercised. Certain of the Company’s operating leases contain options to terminate the lease; periods after the date of the termination option are included in the lease term when it is reasonably certain that the Company will not exercise the option to terminate the lease. The Company has elected to not separately recognize the lease and non-lease components of a contract for all operating leases.

Operating leases are included in “other assets, net”, “accrued expenses and other liabilities” (for the current portion of lease liabilities) and “other long-term liabilities” on the Consolidated Balance Sheet. These assets and liabilities are recognized at the lease commencement date based on the present value of remaining lease payments over the lease term using the Company’s incremental borrowing rate. Lease expense for operating leases is recognized on a straight-line basis over the lease term and is recognized in “selling, general and administrative expenses” on the Consolidated Statement of Operations. Variable lease costs are recognized as incurred.

The following table presents the contractual maturities of the Company’s operating lease liabilities as of January 31, 2021:

Fiscal Year:
(in thousands)
2022	$88,778
2023	75,995
2024	50,482
2025	38,134
2026	34,155
Thereafter	200,685

Total payments	$488,229
Less amount of lease payments representing interest	(84,326)

Total present value of lease payments	$403,903

Rental expense for all operating leases totaled $54.0 million, $35.9 million, $86.0 million and $87.2 million during the period from July 1, 2020 to January 31, 2021, the period from February 1, 2020 to June 30, 2020 and the fiscal years ended January 31, 2020 and 2019, respectively. These costs primarily relate to fixed costs for long-term operating leases, but also include immaterial amounts for variable lease costs and short-term operating leases.

The following amounts were recorded in the Company’s Consolidated Balance Sheet as of January 31, 2021 and 2020:

		Successor	Predecessor
Operating leases	Balance sheet location	January 31, 2021	January 31, 2020
(in thousands)
Operating lease right-of-use assets	Other assets, net	$397,879	$242,336
Current operating lease liabilities	Accrued expenses and other liabilities	86,825	69,202
Non-current operating lease liabilities	Other long-term liabilities	317,078	172,211

Supplemental cash flow information related to the Company’s operating leases is as follows:

	Successor	Predecessor
	July 1, 2020 through January 31, 2021	February 1, 2020 through June 30, 2020	Year ended January 31, 2020
Cash flow information
(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:	$47,066	$28,040	$70,625
Non-cash right-of-use assets obtained in exchange for lease liabilities:	209,131	5,823	79,642

The weighted-average remaining lease term and discount rate were as follows as of January 31, 2021 and 2020:

	Successor	Predecessor
	January 31, 2021	January 31, 2020
Weighted-average remaining lease term	9.1 years	5.3 years
Weighted-average discount rate	4.1%	4.8%

Sale-leaseback Transactions

During fiscal 2021, the Company executed sale-leaseback transactions for an office facility and five logistics facilities that it previously owned throughout the United States (see Note 6 – Sale of Fixed Assets and Disposal of Subsidiary for further information).

NOTE 14 — Commitments and Contingencies

Contingencies

In December 2010, in a non-unanimous decision, a Brazilian appellate court overturned a 2003 trial court which had previously ruled in favor of the Company’s Brazilian subsidiary related to the imposition of certain taxes on payments abroad related to the licensing of commercial software products, commonly referred to as “CIDE tax.” The Company estimates the total exposure related to CIDE tax, including interest, was approximately $14.4 million at January 31, 2021. The Brazilian subsidiary has appealed the unfavorable ruling to the Supreme Court and Superior Court, Brazil’s two highest appellate courts. Based on the legal opinion of outside counsel, the Company believes that the chances of success on appeal of this matter are favorable and the Brazilian subsidiary intends to vigorously defend its position that the CIDE tax is not due. Accordingly, the Company has not recorded an accrual for the total estimated CIDE tax exposure. However, due to the lack of predictability of the Brazilian court system, the Company has concluded that it is reasonably possible that the Brazilian subsidiary may incur a loss up to the total exposure described above. The Company believes the resolution of this litigation will not be material to the Company’s consolidated net assets or liquidity.

The French Autorité de la Concurrence (“Competition Authority”) began in 2013 an investigation into the French market for certain products of Apple Inc., for which the Company is a distributor. In March 2020, the Competition Authority imposed fines on the Company, on another distributor, and on Apple, finding that the Company entered into an anticompetitive agreement with Apple regarding volume allocations of Apple products. The fine imposed on the Company was €76 million. The Company has vigorously contested the arguments of the Competition Authority, and the Company has appealed its determination to the French courts, seeking to set aside or reduce the fine. Although the Company believes it has strong arguments on appeal, the Company determined during the second quarter of fiscal 2021 that the best estimate of probable loss related to this matter is €36 million. As a result, during the period from February 1, 2020 to June 30, 2020, the Company recorded a charge of $41.2 million in “legal settlements and other litigation, net” in the Consolidated Statement of Operations. Under French law, the pendency of the Company’s appeal does not suspend the obligation to pay the fine. The Company has agreed to make eight equal installment payments in relation to the fine assessed for a total amount of €22.8 million on a quarterly basis from January 2021 through October 2022, the first payment of which was made during fiscal 2021. If the appeal process is not completed prior to the end of December 2022, the Company may be required to pay further amounts towards the full fine assessed by the Competition Authority before the Company’s appeal is finally determined. However, any additional amounts that may need to be paid have not yet been determined. Additionally, the Company has provided a third-party surety bond to the Competition Authority to guarantee the payment of the amount of the fine and interest, if applicable.

The Company is subject to various other legal proceedings and claims arising in the ordinary course of business. The Company’s management does not expect that the outcome in any of these other legal proceedings, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

Guarantees

As is customary in the technology industry, to encourage certain customers to purchase products, the Company has arrangements with certain finance companies that provide inventory financing facilities to the Company’s customers. In conjunction with certain of these arrangements, the Company would be required to purchase certain inventory in the event the inventory is repossessed from the customers by the finance companies. As the Company does not have access to information regarding the amount of inventory purchased from the Company still on hand with the customer at any point in time, the Company’s repurchase obligations relating to inventory cannot be reasonably estimated. Repurchases of inventory by the Company under these arrangements have been insignificant to date. The Company believes that, based on historical experience, the likelihood of a material loss pursuant to these inventory repurchase obligations is remote.

NOTE 15 — Subsequent Events

On March 22, 2021, the Company entered into an Agreement and Plan of Merger (the “SYNNEX Merger Agreement”) with SYNNEX Corporation (“SYNNEX”) and its affiliates. Pursuant to the SYNNEX Merger Agreement, and upon the terms and subject to the conditions described therein, the affiliates of SYNNEX will acquire all the outstanding shares of the Company’s common stock (the “SYNNEX Merger”).

At the effective time of the SYNNEX Merger, except as otherwise set forth in the SYNNEX Merger Agreement, all the issued and outstanding common shares of the Company will be converted automatically into and thereafter represent only the right to receive (i)

$1,610,000,000 in cash, in the aggregate and (ii) 44,000,000 total shares of common stock of SYNNEX. Prior to the effective date of the SYNNEX Merger, affiliates of Apollo are required to make an additional equity contribution of at least $500 million in cash to the Company. The completion of the SYNNEX Merger is also subject to customary closing conditions, including the adoption of the SYNNEX Merger Agreement by a majority of the holders of the outstanding shares of SYNNEX common stock, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, certain foreign regulatory approvals and other customary closing conditions.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SYNNEX CORPORATION,

TIGER PARENT (AP) CORPORATION,

SPIRE SUB I, INC.

and

SPIRE SUB II, LLC

Dated as of March 22, 2021

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions	A-2
1.2	Additional Definitions	A-6

ARTICLE II

THE MERGER

2.1	The Mergers	A-9
2.2	Closing	A-10
2.3	Effective Times	A-10
2.4	Effects of the Mergers	A-10
2.5	Effect of the Corporate Merger on Securities	A-10
2.6	Effect of the LLC Merger on Securities	A-12
2.7	Certificate of Incorporation of the Combined Company	A-12
2.8	Bylaws of the Combined Company	A-12
2.9	Certificate of Incorporation and Bylaws of Surviving Corporation	A-12
2.10	Certificate of Formation and Limited Liability Company Agreement of Surviving Entity	A-13
2.11	Directors, Managers and Officers	A-13
2.12	Plan of Reorganization	A-13
2.13	Certain Post-Closing Governance Matters	A-13

ARTICLE III

EXCHANGE OF SHARES

3.1	Exchange of Shares	A-13

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

4.1	Corporate Organization	A-15
4.2	Capitalization	A-16
4.3	Authority; No Violation	A-17
4.4	Consents and Approvals	A-18
4.5	Financial Statements	A-19
4.6	Broker’s Fees	A-20
4.7	Absence of Certain Changes or Events	A-20
4.8	Legal and Regulatory Proceedings	A-20
4.9	Taxes and Tax Returns	A-21
4.10	Employees	A-22
4.11	SEC Reports	A-24
4.12	Compliance with Applicable Law	A-24
4.13	Certain Contracts	A-26
4.14	Government Contracts	A-27
4.15	Environmental Matters	A-28

A-i

4.16	Intellectual Property	A-28
4.17	Related Party Transactions	A-29
4.18	State Takeover Laws	A-29
4.19	Parent, Merger Sub I and Merger Sub II Board Recommendations	A-29
4.20	Opinion	A-30
4.21	Parent Information	A-30
4.22	Customers and Suppliers	A-30
4.23	Financing	A-30
4.24	No Other Representations or Warranties	A-31

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1	Corporate Organization	A-32
5.2	Capitalization	A-32
5.3	Authority; No Violation	A-33
5.4	Consents and Approvals	A-34
5.5	Financial Statements	A-34
5.6	Broker’s Fees	A-35
5.7	Absence of Certain Changes or Events	A-35
5.8	Legal and Regulatory Proceedings	A-36
5.9	Taxes and Tax Returns	A-36
5.10	Employees	A-37
5.11	Compliance with Applicable Law	A-39
5.12	Certain Contracts	A-40
5.13	Government Contracts	A-42
5.14	Environmental Matters	A-42
5.15	Intellectual Property	A-43
5.16	Related Party Transactions	A-44
5.17	State Takeover Laws	A-44
5.18	Company Board Recommendation	A-44
5.19	Company Information	A-44
5.20	Customers and Suppliers	A-44
5.21	No Other Representations or Warranties	A-45

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1	Conduct of Company Businesses Prior to the Corporate Merger Effective Time	A-45
6.2	Conduct of Parent Businesses Prior to the Corporate Merger Effective Time	A-47

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1	Regulatory Matters	A-49
7.2	Access to Information; Confidentiality	A-51
7.3	Parent Meeting	A-51
7.4	Legal Conditions to Merger	A-53
7.5	Stock Exchange Listing	A-53

A-ii

7.6	Employee Benefit Plans	A-53
7.7	Certain Tax Matters	A-55
7.8	Indemnification; Directors’ and Officers’ Insurance	A-56
7.9	Stockholder Litigation	A-56
7.10	Acquisition Proposals	A-57
7.11	Public Announcements	A-58
7.12	Takeover Statutes	A-58
7.13	Financing Matters	A-58
7.14	Exemption from Liability under Section 16(b)	A-63
7.15	Transition	A-63
7.16	Merger Sub I and Merger Sub II Approval	A-63
7.17	Company Approval	A-63
7.18	Corporate Opportunity Charter Amendment Vote	A-63
7.19	Resignation Letters	A-63
7.20	Post-Signing Financial Statements	A-63
7.21	Company Equity Contribution	A-64

ARTICLE VIII

CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligation to Effect the Mergers	A-64
8.2	Conditions to Obligations of the Company	A-64
8.3	Conditions to Obligations of Parent, Merger Sub I and Merger Sub II	A-65

ARTICLE IX

TERMINATION AND AMENDMENT

9.1	Termination	A-66
9.2	Effect of Termination	A-68

ARTICLE X

GENERAL PROVISIONS
10.1	Amendment	A-69
10.2	Extension; Waiver	A-69
10.3	Nonsurvival of Representations, Warranties and Agreements	A-70
10.4	Expenses	A-70
10.5	Notices	A-70
10.6	Interpretation	A-71
10.7	Counterparts	A-71
10.8	Entire Agreement	A-71
10.9	Governing Law; Jurisdiction	A-71
10.10	Waiver of Jury Trial	A-72
10.11	Assignment; Third-Party Beneficiaries	A-72
10.12	Specific Performance	A-72
10.13	Severability	A-73
10.14	Delivery by Facsimile or Electronic Transmission	A-73
10.15	Financing Entities	A-73

A-iii

Exhibit A – Authorized Share Charter Amendment

Exhibit B – Corporate Opportunity Charter Amendment

Exhibit C – Form of Bylaws of the Combined Company

Exhibit D – Parent Bylaw Amendment

Exhibit E – Form of Investor Rights Agreement

Exhibit F – Written Consent of the Sole Stockholder

Exhibit G – Parent Tax Certificate

Exhibit H – Company Tax Certificate

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 22, 2021 (this “Agreement”), by and among SYNNEX Corporation, a Delaware corporation (“Parent”), Tiger Parent (AP) Corporation, a Delaware corporation (the “Company”), Spire Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), and Spire Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub I will merge with and into the Company (the “Corporate Merger”), with the Company surviving the Corporate Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, immediately following the Corporate Merger, the Company will merge with and into Merger Sub II (the “LLC Merger” and together with the Corporate Merger, the “Mergers”), with Merger Sub II surviving the LLC Merger, pursuant to and in accordance with the provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Charter Amendments (as defined below), the Share Issuance (as defined below) and the Mergers, are fair to, and in the best interests of, Parent and the holders of shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”), (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Charter Amendments, the Share Issuance and the Mergers, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the Share Issuance and the Charter Amendments be submitted to the holders of shares of Parent Common Stock for their approval, and (d) resolved to recommend that the holders of shares of Parent Common Stock vote in favor of the approval of the Share Issuance and the Charter Amendments on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company and Tiger Parent Holdings, L.P. as the sole holder of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to Tiger Parent Holdings, L.P. as the sole stockholder of the Company for its adoption and (d) resolved to recommend that Tiger Parent Holdings, L.P. as the sole stockholder of the Company vote in favor of the adoption this Agreement;

WHEREAS, the Board of Directors of Merger Sub I has (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Merger Sub I and Parent, as the sole stockholder of Merger Sub I, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to Parent, as the sole stockholder of Merger Sub I, for its adoption and (d) resolved to recommend that Parent as the sole stockholder of Merger Sub I, vote in favor of the adoption this Agreement;

WHEREAS, Parent, as sole member of Merger Sub II has (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Merger Sub II and Parent, as sole member of Merger Sub II, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Company’s willingness to enter into this Agreement, Parent and certain stockholders of Parent are entering into a voting agreement, pursuant to which, among other things, such stockholders have agreed to vote to approve the Share Issuance, upon the terms and subject to the conditions set forth therein;

WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub I, Merger Sub II and the Company intend that the Mergers, taken together, shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Treasury Regulations”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code;

WHEREAS, the terms of the exchange set forth herein specify that shares of Parent Common Stock are to be received for particular shares of Company Common Stock and cash is to be received for particular shares of Company Common Stock, and the Company’s stockholder intends to use such cash to redeem and repay certain preferred equity; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquisition Proposal” means, with respect to Parent or the Company, as applicable, other than the Mergers, any offer, proposal or inquiry, or any third-party indication of interest, by or on behalf of any third party, relating to (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of a party and its Subsidiaries or twenty percent (20%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning twenty percent (20%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party, which would, in the case of this clause (iii), result in the stockholders of such party prior to such transaction ceasing to own at least eighty percent (80%), directly or indirectly, of such party or its applicable Subsidiaries.

“affiliate” means, with respect to a specified person, any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person.

“Cash Designation” with respect to a share of Company Common Stock means a designation by the holder of such share, provided by the Company to Parent no later than the Designation Deadline, to the effect that such share is designated to receive the Cash Designation Consideration.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, by and between the Company and Parent, dated January 22, 2021.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Designation” shall mean a Cash Designation, a Stock Designation or a Mixed Designation. For the avoidance of doubt, a Designation with respect to the shares of Company Common Stock to be issued pursuant to Section 7.21 may be made prior to the date such shares are issued.

“Designation Deadline” means no later than three business days prior to the Closing Date.

“Financing Entities” means the Financing Parties and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Financing Parties” means the entities that have committed to or commit to provide or have otherwise entered into or enter into agreements in connection with the Financing or any Permanent Financing solely in their capacity as such, or to purchase securities from or place securities or arrange or provide loans for Parent in connection with the Financing or any Permanent Financing, solely in their capacity as such.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Materials” means (x) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect, as such terms are defined under Environmental Laws, or (y) any petroleum, petroleum products or by-products, radioactive materials, asbestos, polychlorinated biphenyls, and radon gas.

“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents and patent applications (“Patents”); (ii) trademarks, service marks, trade dress, trade names, logos, slogans, domain names, and other designations of origin (“Marks”); (iii) copyrights (and any other equivalent rights in works of authorship (including rights in software as a work of authorship)) (“Copyrights”); (iv) trade secrets and industrial secrets, and rights in know-how and other confidential or proprietary business or technical information in each case that derive independent economic value from not being generally known (“Trade Secrets”); (v) rights in domain names, uniform resource locators, social media identifiers and other names and locators associated with Internet addresses and sites, and (vi) other similar or equivalent intellectual property rights anywhere in the world.

“Intervening Event” means any material event, change, effect, development or occurrence that (i) was not known to the Board of Directors of Parent as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Acquisition Proposal; provided that in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 7.1, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

“Investor Rights Agreement” means the Investor Rights Agreement, by and among Parent and the other parties thereto, in the form set forth on Exhibit E.

“knowledge” means, with respect to Parent, the actual knowledge of any of the persons listed on Section 1.1(a) of the Parent Disclosure Schedule, and with respect to the Company, the actual knowledge of any of the persons listed on Section 1.1(a) of the Company Disclosure Schedule.

“Material Adverse Effect” means, with respect to any person, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would have a material adverse effect on the business, properties, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such person and its Subsidiaries operates, (D) the announcement, existence or pendency of this Agreement or the transactions contemplated hereby if, as to the Company, arising from the identity of Parent or any of its Affiliates, and if, as to Parent, arising from the identity of Company or any of its Affiliates (provided that this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution or announcement of or performance under this Agreement or the consummation of the transactions contemplated hereby), (E) a decline in the trading price of such person’s common stock, if applicable, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not, in either case, including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (A) through (I), (F) disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events) or other acts of God, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof after the date hereof (G) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including commercially reasonable responses thereto (including the COVID-19 Measures); (H) any action taken (or omitted to be taken) by a party or any of its Subsidiaries at the written request of the other party; and (I) any action taken (or omitted to be taken) by a party or any of its Subsidiaries that is expressly required to be taken (or omitted to be taken) pursuant to this Agreement; except, with respect to subclause (A), (B), (C), (F) or (G) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such person and its Subsidiaries, taken as a whole, operate).

“Mixed Designation” with respect to a share of Company Common Stock means a designation by the holder of such share, provided by the Company to Parent no later than the Designation Deadline, to the effect that such share is a Mixed Designation Share.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, stockholders’ agreement, and all other similar documents, instruments, agreements or certificates executed, adopted or filed in connection with the creation, formation, governance or organization of a person, including any amendments thereto.

“person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or any other piece of information that, alone or together with other information held by a party and its Subsidiaries, allows the identification of a natural person.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Registered Intellectual Property” means all United States, international or foreign (i) issued Patents and Patent applications; (ii) registered Marks and applications to register Marks; (iii) registered Copyrights and applications for Copyright registration; and (iv) any other Intellectual Property right that is subject to any filing or recording with any Governmental Entity or other public or quasi-public legal authority (including domain names).

“Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Requisite Regulatory Approvals” shall mean the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act and all regulatory authorizations, consents, clearances, orders, approvals or expirations of applicable waiting periods under merger control statutes set forth on Section 1.1(b) of the Parent Disclosure Schedule.

“Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Section 8.1(c) of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge, suit, action or legal proceeding brought by a Governmental Entity under any applicable Competition Laws or by any Governmental Entity, any of the conditions set forth in Section 8.1(c) or 8.1(d) of the Agreement is not satisfied and has not been waived.

“Spinoff Filings” means the Form 10-12B filed by Concentrix Corporation, including all amendments thereto, together with all other registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) filed by Parent or Concentrix Corporation in connection with the distribution of 51,602,280 common stock to holders of Parent Common Stock.

“Stock Designation” with respect to a share of Company Common Stock means a designation by the holder of such share, provided by the Company to Parent no later than the Designation Deadline, to the effect that such share is designated to receive the Stock Designation Consideration.

“Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, managing member or others performing similar functions.

“Superior Proposal” shall mean a bona fide, written Acquisition Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%)) by a third party and that does not result from a Willful Breach of Section 7.10(a), which the Board of Directors of Parent determines in good faith, after consulting with such outside advisors as it determines in good faith to be reasonably necessary consistent with its fiduciary duties, to be more favorable to Parent and its stockholders from a financial point of view than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, in each case, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement and any changes to the terms of this Agreement proposed by the Company pursuant to Section 7.3(c)).

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments (excluding tariffs and duties) together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be supplied to a Governmental Entity.

“Trade Credit Agreement” means, with respect to any person, any Contract between such person or any of its Subsidiaries, on the one hand, and any supplier or customer of such person or any of its Subsidiaries, on the other hand, entered into in the ordinary course of business consistent with past practices and on terms consistent with such person’s current trade credit policies and practices, pursuant to which (a) such person or such Subsidiary either issues trade credit to such supplier or customer or guarantees trade credit obligations of such supplier or customer, (b) such person or such Subsidiary provides to or receives from such supplier or customer up-front rebates or discounts or “pre-bates” or (c) such supplier or customer provides financing of trade payables to such person or such Subsidiary.

“Transaction Uses” means all amounts required to (i) repay, prepay, refinance, redeem or otherwise satisfy any indebtedness of Parent, the Company or their respective Subsidiaries contemplated or required to be so repaid, prepaid, refinanced, redeemed or otherwise satisfied in connection with the consummation of the transactions contemplated by this Agreement, (ii) pay all fees and expenses payable by Parent and its Subsidiaries related to or arising out of the consummation of the transactions contemplated by this Agreement that are required to be paid as of the Closing Date and (iii) pay all other amounts required to be paid by Parent and its Subsidiaries pursuant to or in connection with this Agreement and the transactions contemplated hereby that are required to be paid as of the Closing Date.

1.2 Additional Definitions.

Page
Aggregate Cash Consideration	2.5(b)
Aggregate Stock Consideration	2.5(b)
Agreement	Preamble
Alternative Financing	7.13(b)
Alternative Financing Commitment Letter	7.13(b)
Antitrust Division	7.1(c)
Authorized Share Charter Amendment	2.7(a)
Authorized Share Charter Amendment Vote	2.7(a)
Cancelled Shares	2.5(b)
Capitalization Date	4.2(a)
Cash Designation Consideration	2.5(b)(i)
Cash Designation Share	2.5(b)(i)
Cash Merger Consideration	2.5(b)(iii)
Certificate of Corporate Merger	2.3(a)
Certificate of LLC Merger	2.3(a)
Chosen Courts	10.9(b)
Closing	2.2

Page
Closing Date	2.2
Code	Recitals
Combined Company	2.1(b)
Commitment Letter	4.23
Company	Preamble
Company Benefit Plans	5.10(a)
Company Common Stock	Recitals
Company Contract	5.12(a)
Company Covered Customer	5.20
Company Covered Supplier	5.20
Company Disclosure Schedule	Article V
Company ERISA Affiliate	5.10(a)
Company Expenses	9.2(b)
Company Financial Statements	5.5(a)
Company Indemnified Parties	7.8(a)
Company Insiders	7.14
Company Intellectual Property	5.15(b)
Company Registered Intellectual Property	5.15(a)
Company Securities	5.2(a)
Company Subsidiary	5.1(b)
Company Subsidiary Securities	5.2(b)
Company Tax Certificate	7.7(b)
Company Tax Counsel	7.7(b)
Competition Laws	4.4
Confidentiality Agreement	7.2(b)
Contract	4.23
Copyrights	Definition of Intellectual Property
Corporate Merger	Recitals
Corporate Merger Effective Time	2.3(b)
Corporate Opportunity Charter Amendment	2.7(b)
Corporate Opportunity Charter Amendment Vote	2.7(b)
Delaware Claims	10.9(a)
Delaware Secretary	2.3(a)
DGCL	Recitals
DLLCA	Recitals
Enforceability Exceptions	4.3(a)
Environmental Laws	4.15
Environmental Permits	4.15
Equity Contribution	7.21
ERISA	4.10(a)
Exchange Act	4.5(d)
Exchange Ratio	2.5(b)(ii)
FCPA	4.12(e)
Financing	4.23
Financing Agreements	7.13(a)
FTC	7.1(c)
Government Contract	4.14
Governmental Entity	4.4
HSR Act	4.4
Laws	4.12(a)
Legacy Employee	7.6(a)

Page
Liens	4.2(d)
LLC Merger	Recitals
LLC Merger Effective Time	2.3(b)
made available	10.6
Marks	Definition of Intellectual Property
Material to Parent	4.5(b)
Material to the Company	5.5(b)
Merger Consideration	2.5(c)
Merger Sub I	Preamble
Merger Sub I Common Stock	2.5(a)
Merger Sub II	Preamble
Mergers	Recitals
Mixed Cash Consideration	2.5(b)(iii)
Mixed Designation Share	2.5(b)(iii)
Mixed Stock Consideration	2.5(b)(iii)
Multiemployer Plan	4.10(a)
Multiple Employer Plan	4.10(d)
New Benefit Plans	7.6(a)
NYSE	4.4
OFAC	4.12(d)
Offering Document	7.13(f)(ii)
Old Certificate	2.5(c)
Parent	Preamble
Parent Benefit Plans	4.10(a)
Parent Board Recommendation	4.19
Parent Bylaws	2.8
Parent Certificate of Incorporation	2.7(a)
Parent Common Stock	Recitals
Parent Contract	4.13(a)
Parent Covered Customer	4.22
Parent Covered Supplier	4.22
Parent Disclosure Schedule	Article IV
Parent Equity Awards	4.2(a)
Parent ERISA Affiliate	4.10(a)
Parent Indemnified Parties	7.8(a)
Parent Intellectual Property	4.16(b)
Parent Meeting	7.3(b)
Parent PSU Awards	4.2(a)
Parent Qualified Plans	4.10(b)
Parent Registered Intellectual Property	4.16(a)
Parent Restricted Stock Awards	4.2(a)
Parent RSU Awards	4.2(a)
Parent SEC Reports	4.11
Parent Securities	4.2(a)
Parent Stock Options	4.2(a)
Parent Subsidiary	4.1(b)
Parent Subsidiary Securities	4.2(d)
Parent Tax Certificate	7.7(b)
PBGC	4.10(c)
Permanent Financing	7.13(d)
Post-Signing Audited Financial Statements	7.20

Page
Post-Signing Financials	7.20
Post-Signing Quarterly Financials	7.20
Pre-Closing Tax Period	7.7(b)
Premium Cap	7.8(b)
Proxy Statement	4.4
Recommendation Change	7.3(b)
Remedy	7.1(b)
Reorganization Tax Opinion	7.7(b)
Requisite Parent Vote	4.3(a)
Sarbanes-Oxley Act	4.5(d)
Security Breach	4.12(f)
Share Issuance	4.3(a)
Spin-Off	4.9(a)
Stock Designation Consideration	2.5(b)(ii)
Stock Designation Share	2.5(b)(ii)
Stock Merger Consideration	2.5(b)(iii)
Surviving Corporation	2.1(a)
Surviving Corporation Common Stock	2.5(a)
Surviving Entity	2.1(b)
Tail Termination Fee	9.2(c)(i)
Takeover Statutes	4.18
Termination Date	9.1(c)
Termination Fee	9.2(c)(ii)
the date hereof	10.6
Trade Secrets	Definition of Intellectual Property
Treasury Regulations	Recitals
Willful Breach	9.2(a)

ARTICLE II

THE MERGER

2.1 The Mergers.

(a) On the terms and subject to the conditions set forth in this Agreement, (i) at the Corporate Merger Effective Time, Merger Sub I shall be merged with and into the Company in accordance with the DGCL and the separate corporate existence of Merger Sub I shall thereupon cease, and (ii) the Company shall be the surviving corporation in the Corporate Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and from and after the Corporate Merger Effective Time, shall be a direct wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL.

(b) On the terms and subject to the conditions set forth in this Agreement, (i) immediately following the Corporate Merger Effective Time and at the LLC Merger Effective Time (as defined below), the Surviving Corporation shall be merged with and into Merger Sub II in accordance with the DGCL and the DLLCA and the separate corporate existence of the Company shall thereupon cease, and (ii) Merger Sub II shall be the surviving entity in the LLC Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the LLC Merger Effective Time, shall remain a direct wholly owned Subsidiary of Parent (sometimes hereinafter referred to as the “Combined Company,” including in its capacity as the sole member of the Surviving Entity following the LLC Merger Effective Time), and the separate existence of Merger Sub II with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL and the DLLCA.

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by remote communication at 7:00 a.m., California time, at the offices of Pillsbury Winthrop Shaw Pittman LLP, on a date which shall be no later than five (5) business days after the satisfaction or waiver (to the extent permitted under applicable Law) of all of the conditions set forth in Article VIII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or permitted waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company; provided, however, that in the event the Closing would otherwise be required to occur under this Section 2.2 during the last seven (7) days of any fiscal quarter of Parent (including, for the sake of clarity, the fourth quarter), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VIII, Parent shall have the option to elect to have the Closing occur instead on the earlier of (a) the first business day of the following fiscal quarter of Parent and (b) the Termination Date, unless the parties mutually agree to another date. The date on which the Closing occurs is referred to as the “Closing Date.”

2.3 Effective Times.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (i) a certificate of merger relating to the Corporate Merger (the “Certificate of Corporate Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and (ii) a certificate of merger relating to the LLC Merger (the “Certificate of LLC Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and the DLLCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or the DLLCA or by the Delaware Secretary in connection with the Mergers.

(b) (i) The Corporate Merger shall become effective at the time that the Certificate of Corporate Merger has been duly filed with the Delaware Secretary, or at such later time as Parent and the Company shall agree and specify in the Certificate of Corporate Merger (such time hereinafter referred to as the “Corporate Merger Effective Time”) and (ii) the LLC Merger shall become effective at the time that the Certificate of LLC Merger has been duly filed with the Delaware Secretary, or at such later time as Parent and the Company shall agree and specify in the Certificate of LLC Merger (such time hereinafter referred to as the “LLC Merger Effective Time”).

2.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

2.5 Effect of the Corporate Merger on Securities. At the Corporate Merger Effective Time, by virtue of the Corporate Merger and without any action on the part of Parent, the Company, Merger Sub I, Merger Sub II or the holders of any securities of Parent, the Company, Merger Sub I or Merger Sub II:

(a) Each share of the common stock, par value $0.001 per share, of Merger Sub I (the “Merger Sub I Common Stock”) issued and outstanding immediately prior to the Corporate Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Corporate Merger Effective Time, all certificates representing shares of Merger Sub I Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of Merger Sub I Common Stock were converted in accordance with the immediately preceding sentence.

(b) Terms of the Exchange. Subject to Section 3.1(e), each share of Company Common Stock issued and outstanding immediately prior to the Corporate Merger Effective Time, except for shares of Company Common Stock that are owned by Parent, the Company, Merger Sub I or Merger Sub II (the “Cancelled Shares”), shall be converted into the right to receive:

(i) Cash Designation Shares: if a Cash Designation has been validly made with respect to such share of Company Common Stock and remains in effect at the Designation Deadline (a “Cash Designation Share”), an amount in cash, without interest, equal to an amount such that the sum of the Cash Designation Consideration and the Mixed Cash Consideration equals the Aggregate Cash Consideration (such consideration pursuant to this Section 2.5(b)(i), the “Cash Designation Consideration”);

(ii) Stock Designation Shares: if a Stock Designation has been validly made with respect to such share of Company Common Stock and remains in effect at the Designation Deadline (a “Stock Designation Share”), a number of validly issued, fully paid and non-assessable shares of Parent Common Stock such that the sum of the Stock Designation Consideration and the Mixed Stock Consideration equals the Aggregate Stock Consideration (the “Exchange Ratio,” and such shares pursuant to this Section 2.5(b)(ii), the “Stock Designation Consideration”); or

(iii) Mixed Designation Shares: if a Mixed Designation has been validly made with respect to such share of Company Common Stock and remains in effect at the Designation Deadline or no designation has been validly made with respect to such share of Company Common Stock which designation remains in effect at the Designation Deadline (a “Mixed Designation Share”), (A)(1) the excess of the Aggregate Cash Consideration less the aggregate Cash Designation Consideration divided by (2) the total number of Mixed Designation Shares (the “Mixed Cash Consideration” and, the aggregate Mixed Cash Consideration together with the aggregate Cash Designation Consideration, the “Cash Merger Consideration”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to (1) the excess of the Aggregate Stock Consideration less the aggregate Stock Designation Consideration divided by (2) the total number of Mixed Designation Shares (the “Mixed Stock Consideration,” and the aggregate Mixed Stock Consideration together with the aggregate Stock Designation Consideration, the “Stock Merger Consideration”).

For the absence of doubt, the sum of the Cash Designation Consideration and the Mixed Cash Consideration shall equal, and shall not exceed, the Aggregate Cash Consideration, and the sum of the Stock Designation Consideration and the Mixed Stock Consideration shall equal, and shall not exceed, the Aggregate Stock Consideration. The Company shall only make Designations that, in the aggregate, comply with the limitation contained in the immediately preceding sentence. “Aggregate Cash Consideration” shall mean $1,610,000,000. “Aggregate Stock Consideration” shall mean 44,000,000 shares of Parent Common Stock. For the avoidance of doubt, any Designation may be made pursuant to this Section 2.5 with respect to fractional shares of Company Common Stock.

(c) All of the shares of Company Common Stock converted into the right to receive the Cash Merger Consideration or the Stock Merger Consideration (the “Merger Consideration”) pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Corporate Merger Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) in the case of Old Certificates representing Stock Designation Shares, (A) a book-entry representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive pursuant to this Section 2.5, (B) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 2.5 and Section 3.1(e), without any interest thereon and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.1, in each case, without any interest thereon, (ii) in the case of Old Certificates representing Cash Designation Shares, $[•] in cash, without interest thereon and (iii) in the case of Old Certificates representing Mixed Designation Shares, (A) a book-entry representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive pursuant to this Section 2.5, (B) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this

Section 2.5 and Section 3.1(e), without any interest thereon, (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.1 and (D) the amount of cash which such shares of Company Common Stock have been converted into the right to receive pursuant to this Section 2.5, in each case, without any interest thereon. If, prior to the Corporate Merger Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities (other than pursuant to Section 7.21) as a result of a reorganization, recapitalization, reclassification, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio, the Stock Merger Consideration and the Cash Merger Consideration, as applicable, to give Parent and the holders of shares of Company Common Stock, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Parent or the Company to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement and provided further that cash dividends issued by Parent in the ordinary course of business consistent with past practice shall not result in any changes to the Exchange Ratio.

(d) Notwithstanding anything in this Agreement to the contrary, at the Corporate Merger Effective Time, all Cancelled Shares shall be cancelled and shall cease to exist and no Stock Merger Consideration, Cash Merger Consideration or other consideration shall be delivered in exchange therefor.

2.6 Effect of the LLC Merger on Securities. At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of Parent, the Company, Merger Sub I, Merger Sub II or the holders of any securities of Parent, the Company, Merger Sub I or Merger Sub II, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the LLC Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each equity interest of Merger Sub II issued and outstanding immediately prior to the LLC Merger Effective Time shall remain issued and outstanding as an equity interest of the Surviving Entity.

2.7 Certificate of Incorporation of the Combined Company.

(a) Subject to the approval of the Authorized Share Charter Amendment by the holders of a majority of the outstanding shares of Parent Common Stock (the “Authorized Share Charter Amendment Vote”), Parent shall cause the certificate of incorporation of Parent (the “Parent Certificate of Incorporation”), as in effect immediately prior to the Corporate Merger Effective Time, to be amended as set forth in Exhibit A (the “Authorized Share Charter Amendment”), effective concurrently with the Corporate Merger Effective Time.

(b) If the Corporate Opportunity Charter Amendment is approved by the holders of a majority of the outstanding shares of Parent Common Stock (the “Corporate Opportunity Charter Amendment Vote”), Parent shall cause the Parent Certificate of Incorporation, as in effect immediately prior to the Corporate Merger Effective Time, to be amended as set forth in Exhibit B (the “Corporate Opportunity Charter Amendment”), effective concurrently with the Corporate Merger Effective Time. In the event that the Corporate Opportunity Charter Amendment is not approved, the Parent Certificate of Incorporation as in effect immediately prior to the Corporate Merger Effective Time, as amended pursuant to Section 2.7(a), shall continue as the certificate of incorporation of the Combined Company from and after the Corporate Merger Effective Time, until thereafter amended in accordance with its terms and applicable Law.

2.8 Bylaws of the Combined Company. Subject to the occurrence of the Closing, Parent shall cause the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Corporate Merger Effective Time, to be amended as set forth in Exhibit C attached hereto effective concurrently with the Corporate Merger Effective Time, until thereafter amended in accordance with its terms and applicable Law.

2.9 Certificate of Incorporation and Bylaws of Surviving Corporation. At the Corporate Merger Effective Time, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form of the certificate of incorporation of

Merger Sub I and the bylaws of Merger Sub I, respectively, as in effect immediately prior to the Corporate Merger Effective Time (except that the reference to the incorporator will be removed), in each case until thereafter amended in accordance with their respective terms and with applicable Law.

2.10 Certificate of Formation and Limited Liability Company Agreement of Surviving Entity. At the LLC Merger Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub II as in effect immediately prior to the LLC Merger Effective Time shall remain unchanged and be the certificate of formation and the limited liability company agreement of the Surviving Entity, in each case until thereafter amended in accordance with their respective terms and with applicable Law.

2.11 Directors, Managers and Officers.

(a) The directors of Merger Sub I immediately prior to the Corporate Merger Effective Time shall be the directors of the Surviving Corporation, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the bylaws of the Surviving Corporation. The officers of Merger Sub I immediately prior to the Corporate Merger Effective Time shall be the officers of the Surviving Corporation, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.

(b) The officers of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the officers of the Surviving Entity, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the limited liability company agreement of the Surviving Entity.

2.12 Plan of Reorganization. This Agreement is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and the Treasury Regulations promulgated thereunder, pursuant to which, for such purposes, the Mergers, taken together, are intended to be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

2.13 Certain Post-Closing Governance Matters. Effective as of the Closing, Parent and the Board of Directors of Parent shall take such action as is necessary to (a) appoint (i) Mr. Dennis Polk as the Executive Chairman of the Board of Directors of Parent and (ii) Mr. Richard Hume as Chief Executive Officer of Parent and a member of the Board of Directors of Parent, in each case, unless he is then unable or unwilling to serve in such capacity and until his successor is duly elected and qualified and (b) otherwise constitute the Board of Directors of Parent in accordance with the terms of the Investor Rights Agreement.

ARTICLE III

EXCHANGE OF SHARES

3.1 Exchange of Shares.

(a) Upon the Corporate Merger Effective Time, each holder of record of one or more Old Certificates shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of shares of Company Common Stock shall have become entitled pursuant to the provisions of Article II together with any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.1(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Merger Consideration, cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.1, each Old Certificate shall be deemed at any time after the Corporate Merger Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.1. In respect of the Stock Merger Consideration, Parent shall deliver to the applicable holders of Old Certificates, at Parent’s option, certificates or evidence of book-entry shares of Parent Common Stock payable in respect thereof.

(b) No dividends or other distributions declared with an ex dividend and record date after the Closing with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III in respect of which Stock Merger Consideration is payable pursuant to Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any payment of Merger Consideration is to be made in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to Parent in advance any transfer or other similar Taxes required by reason of the payment of the applicable Merger Consideration in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of Parent that such Tax has been paid or is not payable.

(d) After the Corporate Merger Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Corporate Merger Effective Time. If, after the Corporate Merger Effective Time, Old Certificates representing such shares are presented for transfer to Parent, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in this Article III.

(e) Notwithstanding anything to the contrary contained herein, no fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Combined Company. In lieu of the issuance of any such fractional share, the Combined Company shall pay to each former holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Corporate Merger Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) None of the Company, Parent, Merger Sub I or Merger Sub II, the Surviving Entity, the Combined Company or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Each of the Company, Parent, Merger Sub I, Merger Sub II, the Surviving Entity and the Combined Company, and any other person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Combined Company, the posting by such person of a bond in such amount as Parent or the Combined Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, Parent will pay in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I

AND MERGER SUB II

Except (a) as disclosed in the disclosure schedule delivered by Parent, Merger Sub I and Merger Sub II to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent, Merger Sub I or Merger Sub II that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections (other than with respect to any items disclosed in Section 4.13(a) of the Parent Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) or (b) as disclosed in any Parent SEC Reports filed since January 1, 2018 by Parent and publicly available prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent, Merger Sub I and Merger Sub II hereby represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Organizational Documents of Parent, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company. Parent has taken all necessary corporate action to amend the Parent Bylaws as set forth on Exhibit D as of the date of this Agreement.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.

(c) True and complete copies of the Organizational Documents of Merger Sub I and Merger Sub II, in each case as in effect as of the date of this Agreement, have previously been made available by Parent to the Company. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions except for restrictions imposed by applicable Law. Section 4.1(c) of the Parent Disclosure Schedule sets forth a true and complete list of all Parent Subsidiaries as of the date hereof. No Parent Subsidiary is in violation of any of the provisions of the Organizational Documents of such Parent Subsidiary. No Parent Subsidiary owns any capital stock of Parent. Other than the Parent Subsidiaries set forth on Section 4.1(c) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns any equity or other voting interest in any other person.

4.2 Capitalization.

(a) As of March 18, 2021 (the “Capitalization Date”), the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of Parent. As of the date hereof, there are (i) 54,124,723 shares of Parent Common Stock issued and outstanding (including 652,505 shares of Parent Common Stock granted in respect of awards of shares of Parent Common Stock subject to vesting, repurchase or other lapse restrictions (“Parent Restricted Stock Awards”)); (ii) 2,272,530 shares of Parent Common Stock held in treasury; (iii) 328,225 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock (“Parent Stock Options”); (iv) 161,150 shares of Parent Common Stock subject to outstanding awards of restricted stock units corresponding to Parent Common Stock subject solely to service-based vesting requirements (“Parent RSU Awards”); (v) 168,894 shares of Parent Common Stock subject to outstanding awards of restricted stock units corresponding to Parent Common Stock subject to performance-based vesting requirements (“Parent PSU Awards”, and together with the Parent RSU Awards, Parent Stock Options and Parent Restricted Stock Awards, “Parent Equity Awards”) (assuming any applicable performance targets were deemed satisfied at maximum performance); and (vi) no other shares of capital stock or other voting securities or equity interests of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. Except as set forth in the first sentence of this Section 4.2(a) and for changes since the Capitalization Date resulting from (x) the exercise of Parent Stock Options outstanding on such date, (y) the vesting and settlement in accordance with their terms of Parent Restricted Stock Awards, Parent RSU Awards and Parent PSU Awards outstanding on such date, or (z) the issuance of Parent Equity Awards after such date, in each case as and to the extent permitted by Section 6.2, as of the date of this Agreement there are no issued, reserved for issuance or outstanding shares of capital stock or other voting or equity securities of or ownership interest in Parent, subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Parent, or contracts, commitments, understandings or arrangements by which Parent may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Parent, or that otherwise obligate Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Parent Securities”). Other than Parent Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Parent or any Parent Subsidiary) are outstanding as of the Capitalization Date. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Parent or any of Parent Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Parent Common Stock, capital stock or other voting or equity securities or ownership interests of Parent or granting any stockholder or other person any registration rights.

(b) All of the issued and outstanding capital stock or other equity or voting interests of Merger Sub I have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and is, and at the Corporate Merger Effective Time will be, owned by Parent or a Parent Subsidiary. Merger Sub I was incorporated solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(c) All of the issued and outstanding capital stock or other equity or voting interests of Merger Sub II have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and is, and at the LLC Merger Effective Time will be, owned by Parent or a Parent Subsidiary. Merger Sub II was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(d) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership or voting interests of each of the Parent Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), except for restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws, and all of such shares or equity ownership or voting interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership or voting interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Parent Subsidiary, or contracts, commitments, understandings or arrangements by which any Parent Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Parent Subsidiary, or otherwise obligating any Parent Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Parent Subsidiary Securities”).

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and the Investor Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Investor Rights Agreement and the consummation of the Mergers have been duly, validly and unanimously approved by the Board of Directors of Parent, the Board of Directors of Merger Sub I and the sole member of Merger Sub II, as applicable. Except for (i) the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Share Issuance”) by the holders of a majority of the stock having voting power on the Share Issuance present in person or represented by proxy at a meeting of Parent stockholders duly called and held for such purpose, (ii) the receipt of the Authorized Share Charter Amendment Vote (clauses (i) and (ii), collectively, the “Requisite Parent Vote”), (iii) the receipt of the Corporate Opportunity Charter Amendment Vote, (iv) corporate proceedings required to give effect to the matters and agreements contemplated by Section 7.17 and (v) the approval of this Agreement by the sole stockholder of

Merger Sub I and the sole member of Merger Sub II contemplated by Section 7.16, no other corporate proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to approve this Agreement or the Investor Rights Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub I and Merger Sub II and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against each of Parent, Merger Sub I and Merger Sub II in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)). The Investor Rights Agreement will be duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Tiger Parent Holdings, L.P.) will constitute a valid and binding obligation of Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Corporate Merger have been validly authorized (subject to the receipt of the Requisite Parent Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement or the Investor Rights Agreement by Parent, Merger Sub I or Merger Sub II, as applicable, nor the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated hereby or thereby (including the Mergers), nor compliance by Parent, Merger Sub I or Merger Sub II with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Organizational Documents of Parent, Merger Sub I, Merger Sub II or any Parent Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub I, Merger Sub II or any Parent Subsidiary or any of their respective properties or assets or (y) with or without consent, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Liens upon any of the respective properties or assets of Parent, Merger Sub I, Merger Sub II or any Parent Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub I, Merger Sub II or any Parent Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, losses of benefits, defaults, terminations or rights of termination or cancellation, acceleration rights, or Liens that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange (the “NYSE”), (ii) the filing of any required applications, filings and notices, as applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of non-U.S. jurisdictions (together with the HSR Act, collectively, “Competition Laws”), (iii) the filing by Parent with the SEC of a proxy statement in definitive form (including any amendments or supplements thereto, the “Proxy Statement”), (iv) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL and the DLLCA and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, as applicable, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Parent, Merger Sub I or Merger Sub II of this Agreement or (B) the consummation by Parent, Merger Sub I and Merger Sub II of the Mergers or the other transactions contemplated hereby.

4.5 Financial Statements.

(a) The financial statements of Parent and the Parent Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and the Parent Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and the Parent Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole (“Material to Parent”), the pro forma financial statements included (or incorporated by reference) in the Parent SEC Reports include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included (or incorporated by reference) in the Parent SEC Reports. The pro forma financial statements included (or incorporated by reference) in the Parent SEC Reports comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

(c) Neither Parent nor any Parent Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the type required by GAAP to be set forth on a consolidated balance sheet of Parent and the Parent Subsidiaries, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2020 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since November 30, 2020, or in connection with this Agreement and the transactions contemplated hereby and (iii) liabilities that would not reasonably be expected to be, individually or in the aggregate, Material to Parent.

(d) The records, systems, controls, data and information of Parent and the Parent Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Parent or the Parent Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to be, individually or in the aggregate, Material to Parent. Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Parent, including the Parent Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(e) Since January 1, 2018, neither Parent nor any of the Parent Subsidiaries, nor to the knowledge of Parent any of its or their respective directors, officers, auditors or independent accountants has received written notice of (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(f) There is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(g) Since January 1, 2018, (i) neither Parent nor any Parent Subsidiary, nor, to the knowledge of Parent, any director, officer, auditor, accountant or Representative of Parent or any Parent Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Parent or any Parent Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any Parent Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Parent Subsidiary or any committee thereof, or to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.

4.6 Broker’s Fees. With the exception of the engagement of Duff & Phelps, LLC, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement.

4.7 Absence of Certain Changes or Events.

(a) Since November 30, 2020 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since November 30, 2020 through the date of this Agreement, Parent and the Parent Subsidiaries (i) have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for any commercially reasonable actions that were taken or not taken in response to COVID-19, including any COVID-19 Measures and (ii) have not taken any action that, if taken after the date hereof, would constitute a breach of or require the consent of the Company under Section 6.2.

4.8 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, be Material to Parent, neither Parent nor any Parent Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened in writing, Proceedings of any nature against Parent or any Parent Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, be Material to Parent, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any Parent Subsidiary or the assets of Parent or any Parent Subsidiary (or that, upon the consummation of the Mergers, would apply to the Surviving Entity, the Combined Company or any of their respective Subsidiaries).

4.9 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, Material to Parent:

(i) each of Parent and the Parent Subsidiaries has duly and timely filed with the appropriate taxing authority (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed with respect to each of Parent and the Parent Subsidiaries in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects;

(ii) neither Parent nor any Parent Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii) all Taxes of Parent and the Parent Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv) each of Parent and the Parent Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v) neither Parent nor any Parent Subsidiary has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, actions, suits, claims, audits, investigations, examinations or other proceedings regarding any Tax of Parent and the Parent Subsidiaries or the assets of Parent and the Parent Subsidiaries, nor has any claim for additional Tax been asserted in writing by any taxing authority (except in each case as disclosed in the Parent SEC Reports or not required to be disclosed in the Parent SEC Reports);

(vi) since January 1, 2016, no claim has been made in writing by any taxing authority in a jurisdiction where Parent or any Parent Subsidiary has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction; and

(vii) neither Parent nor any Parent Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and the Parent Subsidiaries or customary Tax indemnification provisions in commercial agreements entered into in the ordinary course and not primarily related to Taxes).

(b) Neither Parent nor any Parent Subsidiary has any liability for the Taxes of any person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(c) Other than the distribution of all of the outstanding stock of Concentrix Corporation by Parent on December 1, 2020 (the “Spin-Off”), neither Parent nor any Parent Subsidiary has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither Parent nor any of the Parent Subsidiaries (including Merger Sub I and Merger Sub II) has taken any action or agreed to take any action, and neither Parent nor any of the Parent Subsidiaries (including Merger Sub I and Merger Sub II) is aware of any fact or circumstance, that (i) could reasonably be expected to impede or prevent the Mergers from being treated as a single integrated transaction that qualifies as a

“reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the Spin-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Parent and the holders of Parent Common Stock that received stock of Concentrix Corporation in the Spin-Off (except with respect to any cash received in lieu of fractional shares) or (iii) could reasonably be expected to breach Section 7.03 of the Tax Matters Agreement between Parent and Concentrix Corporation, dated as of November 30, 2020.

(e) Neither Parent nor any Parent Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) There is no Lien on any of the assets or properties of Parent or any Parent Subsidiary as a result of a failure or alleged failure to pay any Tax.

(h) Parent and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

(i) Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by Parent in this Agreement with respect to Taxes, other than the representations in this Section 4.9 and Section 4.10 (to the extent related to Taxes or Tax Returns).

4.10 Employees.

(a) Each Parent Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code. For purposes of this Agreement, the term “Parent Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement constituting an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or providing for any compensation, equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, change in control compensation, retention, employment, fringe benefits, welfare benefits, or other benefit or perquisite with respect to which Parent or any Subsidiary or any trade or business of Parent or any Parent Subsidiary, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Parent or any Parent Subsidiary or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor or other service provider of Parent or any Parent Subsidiary or any Parent ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a) of ERISA (a “Multiemployer Plan”). With respect to each material Parent Benefit Plan, Parent has made available to the Company (i) a copy of the applicable plan or governing document or, with respect to any such plan that is not in writing, a written summary of all material plan terms; and all amendments or material supplements to any such plan; (ii) where applicable, copies of any related trust agreements, insurance contracts or other funding arrangements; and (iii) a copy of the most recent actuarial valuation report, if applicable.

(b) The IRS has issued a favorable determination or opinion letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust, which letter has not been revoked (nor, to the knowledge of Parent, has revocation been threatened in writing), and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(c) With respect to any Parent Benefit Plan subject to Title IV of ERISA to which Parent, the Parent Subsidiaries or any of their respective Parent ERISA Affiliates has any liability or contributes: (i) no liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause Parent, any Parent Subsidiaries or any of their respective Parent ERISA Affiliates to incur liability thereunder, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA), and (vi) no notice from the PBGC relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein has been received.

(d) Neither Parent nor any Parent ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Multiemployer Plan, “multiple employer plan” as defined in ERISA or the Code (a “Multiple Employer Plan”), or a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No Parent Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code, other than subsidized COBRA under Parent Benefit Plans for not longer than two (2) years following termination of employment.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, Material to Parent, all contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent.

(g) There are no pending or threatened, in writing, claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Parent’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that would reasonably be expected to result in any material liability of Parent or any Parent Subsidiary to the PBGC, the IRS, the Department of Labor, any participant in a Parent Benefit Plan, or any other party.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) entitle any current or former employee, officer, director or other service provider of Parent or any Parent Subsidiary to severance pay or result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, or accelerate the timing of, any payment, right or other benefit to any employee, officer, director or other service provider of Parent or any Parent Subsidiary, including, without limitation, any “excess parachute payment” within the meaning of Section 280G of the Code.

(i) No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise (except for any routine gross-up or reimbursement of Taxes pursuant to any expatriate arrangements in the ordinary course of business that relate to Taxes other than under Sections 409A and 4999 of the Code).

(j) Except as would not reasonably be expected to be, individually or in the aggregate, Material to Parent, each Parent Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) that is intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) that is required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(k) There are no pending or, to Parent’s knowledge, threatened in writing, material labor grievances or material unfair labor practice claims or charges against Parent or any Parent Subsidiary, or any strikes or other material labor disputes against Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any Parent Subsidiary and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent or any Parent Subsidiary. Parent and each Parent Subsidiary is, and have been at all times since January 1, 2018, in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

4.11 SEC Reports. Parent has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2018 (the “Parent SEC Reports”). As of their respective dates, the Parent SEC Reports and the Spinoff Filings complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Reports and the Spinoff Filings, as applicable, and none of the Parent SEC Reports or the Spinoff Filings when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Reports, and, to the knowledge of Parent, none of the Parent SEC Reports is the subject of any outstanding SEC investigation. No Parent Subsidiary is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

4.12 Compliance with Applicable Law.

(a) The businesses of Parent and the Parent Subsidiaries have not been since January 1, 2018, and are not being, conducted in violation of any applicable federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity (“Laws”), except as would not, either individually or in the aggregate, reasonably be expected to be Material to Parent.

(b) Except with respect to regulatory matters covered by Section 7.1, no investigation or review by any Governmental Entity with respect to Parent or any Parent Subsidiary is pending or, to the knowledge of Parent, threatened in writing, nor has Parent received any notice or communication of material noncompliance with any such Laws that has not been cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to be Material to Parent.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be Material to Parent, (i) Parent and each Parent Subsidiary has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such licenses are in full force and effect in all material respects, and (iii) to Parent’s knowledge, there is not currently threatened in writing any revocation, adverse modification or cancellation of any material license.

(d) Except as, individually or in the aggregate, would not reasonably be expected to be Material to Parent, since January 1, 2018, Parent and each Parent Subsidiary has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Parent or any Parent Subsidiary is conducted. Except as, individually or in the aggregate, would not reasonably be expected to be Material to Parent, neither Parent nor any Parent Subsidiary has been since January 1, 2018 or currently is the subject of a charging letter or penalty notice issued, or to the knowledge of Parent, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Parent pertaining to such matters. Neither Parent nor any Parent Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither Parent nor any Parent Subsidiary, or, to Parent’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other Representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(e) Except as, individually or in the aggregate, would not reasonably be expected to be Material to Parent, Parent, the Parent Subsidiaries and their respective officers, directors, employees, and to the knowledge of Parent, its other Representatives are, and since January 1, 2018 have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to Parent, the Parent Subsidiaries and their respective Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Parent and the Parent Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Parent. No proceeding by or before any Governmental Entity involving Parent, any Parent Subsidiary or any of their respective officers, directors, employees, and to the knowledge of Parent, its agents, advisors and representatives, involving the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the knowledge of Parent, threatened in writing, except as, individually or in the aggregate, would not reasonably be expected be Material to Parent.

(f) Parent maintains an information privacy and security program, including written policies, that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data required to be protected by applicable law against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Parent, since January 1, 2018, Parent has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to be Material to Parent. To the knowledge of Parent, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to be Material to Parent.

4.13 Certain Contracts.

(a) Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any Parent Subsidiary is a party to or bound by any Contract, excluding any Parent Benefit Plan, that has not expired or been terminated as of the date of this Agreement (such that none of its provisions remains in force or effect, other than provisions of the type that customarily survive pursuant to their terms and that are not expected to give rise to material liability or materially restrict the business of Parent) and that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that imposes any material restriction on the right or ability of Parent or any Parent Subsidiary to compete with any other person (or in any line of business, market or geographical area), or which materially prohibits or impairs any business practice of Parent or any Parent Subsidiary;

(iii) any Contract with a material customer that expressly obligates Parent or any Parent Subsidiary to conduct business with any third party on an exclusive basis;

(iv) any Contract relating to indebtedness for borrowed money of (or guarantees thereof by) Parent or any of the Parent Subsidiaries having an outstanding or committed principal amount (or a guarantee thereof) in excess of $200,000,000 (other than (A) Trade Credit Agreements and (B) any such indebtedness owed by Parent or any wholly owned Parent Subsidiary to Parent or any wholly owned Parent Subsidiary, and guarantees thereof);

(v) any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory or other assets held for sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any person or any Contract relating to the acquisition or disposition of assets or businesses with any outstanding obligations as of the date of this Agreement, in each case with a value in excess of $25,000,000;

(vi) any material joint venture, partnership or limited liability company agreement or other similar material Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(vii) any Contract pursuant to which Parent or any of the Parent Subsidiaries has an obligation to make an investment in or loan to any other person (other than in or to any wholly owned Parent Subsidiary), in each case with an aggregate value in excess of $25,000,000, other than Trade Credit Agreements;

(viii) any material non-trade Contract that contemplates or involves the payment by or to Parent or any of the Parent Subsidiaries in an amount in excess of $25,000,000 in the aggregate in fiscal year 2020;

(ix) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity that has or would reasonably be expected to affect Parent’s operations in any material respect or pursuant to which Parent or any of the Parent Subsidiaries will have any outstanding obligation after the date of this Agreement with a value in excess of $10,000,000, other than with a Governmental Entity in its capacity as a customer of Parent or any of the Parent Subsidiaries;

(x) any Contract that is a material settlement that restricts in any material respect the operations or conduct of Parent or any of the Parent Subsidiaries; and

(xi) any Contract with a Parent Covered Customer or a Parent Covered Supplier.

Each Contract of the type required to be set forth in Section 4.13(a) of the Parent Disclosure Schedule, whether or not set forth in the Parent Disclosure Schedule, is referred to herein as a “Parent Contract.” Parent has made available to the Company true, correct and complete copies of each Parent Contract in effect as of the date hereof, excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Parent Contracts that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, Material to Parent.

(b) (i) Each Parent Contract is valid and binding on Parent or one of the Parent Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (ii) each of Parent and the Parent Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each Parent Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has complied with and performed all obligations required to be complied with and performed by it to date under such Parent Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (iv) neither Parent nor any Parent Subsidiary has knowledge of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be expected to be Material to Parent and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any Parent Subsidiary or, to the knowledge of Parent, any other party thereto, of or under any such Parent Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.14 Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to be Material to Parent, (a) each (i) material contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such contract or (ii) contract that requires access to classified information with a Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor, in each case that is to be performed in whole or in part after the date of this Agreement (each, a “Government Contract”) to which Parent or any Parent Subsidiary is a party was legally awarded, is binding on Parent or the applicable Parent Subsidiary, and is in full force and effect, (b) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by Parent or any of the Parent Subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (c) Parent and the Parent Subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (d) since January 1, 2018, neither a Governmental Entity nor any prime contractor or subcontractor has notified Parent or any of the Parent Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (e) since January 1, 2018, neither Parent nor any of the Parent Subsidiaries has made any voluntary disclosure (or mandatory disclosure pursuant to Federal Acquisition Regulation 52.203-13) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract, (f) none of Parent, any of the Parent Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended, declared nonresponsible or ineligible, or excluded, or to the knowledge of Parent, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity and (g) neither Parent nor any of the Parent Subsidiaries, nor any of their respective directors or officers, nor to the knowledge of Parent, any other of their employees, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or, to the knowledge of Parent, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of Parent or any of the Parent Subsidiaries, with respect to any Government Contract.

4.15 Environmental Matters. Except as would not reasonably be expected to be, either individually or in the aggregate, Material to Parent, (a) Parent and each of the Parent Subsidiaries are, and since January 1, 2018 have been, in compliance with applicable Laws (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establish standards of care with respect to any of the foregoing (collectively, “Environmental Laws”), and each has, or has applied for, and is and since January 1, 2018 has been in compliance with, all permits required under Environmental Law (collectively, “Environmental Permits”) necessary for the conduct and operation of their respective businesses, including as presently conducted, (b) since January 1, 2018 (or prior to such time to the extent unresolved) none of Parent or any of the Parent Subsidiaries has received any written notice, demand, letter or claim alleging that Parent or such Parent Subsidiary is in violation of, or liable under, any Environmental Law, (c) none of Parent or any of the Parent Subsidiaries is subject to any judgment, decree, action, injunction or judicial order relating to compliance with, or liability under, Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and (d) there has been no release or disposal of, no contamination by, and no exposure of any person to, any Hazardous Materials so as to give rise to any liability under Environmental Laws for Parent or any of the Parent Subsidiaries.

4.16 Intellectual Property.

(a) Section 4.16(a) of the Parent Disclosure Schedule contains an accurate and complete list, as of the date hereof, of the Registered Intellectual Property that is owned or purported to be owned by, or registered in the name of, Parent or a Parent Subsidiary (the “Parent Registered Intellectual Property”). No registrations or applications for Parent Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or in the ordinary course of business, except as would not reasonably be expected to be, individually or in the aggregate, Material to Parent.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, Material to Parent, Parent and the Parent Subsidiaries (i) exclusively own all Intellectual Property that Parent and the Parent Subsidiaries, each as applicable, own or purport to own (the “Parent Intellectual Property”), in each case, free and clear of all Liens (except for Permitted Encumbrances and Liens securing indebtedness of Parent and its Subsidiaries that will be released at Closing) and the consummation of the transactions contemplated hereby will not adversely affect such ownership and (ii) have the valid and enforceable rights to any other Intellectual Property owned by a third party as may be necessary for the conduct of the business of Parent as it relates to the resale or distribution of such third party’s products by Parent or the Parent Subsidiaries.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, Material to Parent, Parent has taken commercially reasonable measures to maintain the confidentiality of Parent’s material Trade Secrets. Except as would not reasonably be expected to be, individually or in the aggregate, Material to Parent, all persons who have participated in the creation or development of any material Intellectual Property for Parent or any of the Parent Subsidiaries have executed and delivered to Parent a valid and enforceable written Contract providing for (i) the non-disclosure by such person or entity of Trade Secrets of Parent or the Parent Subsidiaries and (ii) the assignment by such person (by way of a present grant of assignment) to Parent or one of the Parent Subsidiaries of all right, title and interest in and to such Intellectual Property. To the knowledge of Parent, no person or entity is in breach of any such Contract, except as would not reasonably be expected to be, individually or in the aggregate, Material to Parent.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, Material to Parent, (i) to the knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries does not infringe, violate or constitute misappropriation of, and since January 1, 2018, has not infringed, violated or constituted misappropriation of, any Intellectual Property of any third person, provided that no representation or warranty is made with respect to any third person’s products (including any third person’s products that are distributed, supported or resold by Parent or the Parent Subsidiaries); (ii) to the knowledge of Parent, as of the date hereof, no third person is infringing, violating, or misappropriating any material Parent Intellectual Property and (iii) as of the date hereof, there is no pending claim or asserted claim in writing (including any “cease and desist” letters and invitations to license), and since January 1, 2018, Parent and the Parent Subsidiaries have received no claim or asserted claim in writing asserting that Parent or any of the Parent Subsidiaries have infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be Material to Parent, Parent does not distribute source code of any Parent owned software, the confidential and proprietary nature of the source code to which is material to Parent’s business, taken as a whole, to third parties pursuant to any license that, based on the way that material proprietary software is distributed by Parent, requires Parent to also license or make available to such third party any material source code owned by Parent.

4.17 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any Parent Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any Parent Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than the Parent Subsidiaries) on the other hand, of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

4.18 State Takeover Laws. The Board of Directors of Parent, the Board of Directors of Merger Sub I and the sole member of Merger Sub II have approved this Agreement and the transactions contemplated hereby and have taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Organizational Documents of Parent, Merger Sub I or Merger Sub II, as applicable (collectively, with any similar provisions of the Organizational Documents of the Company, the “Takeover Statutes”).

4.19 Parent, Merger Sub I and Merger Sub II Board Recommendations. The Board of Directors of Parent has duly and unanimously adopted resolutions (a) determining that this Agreement and transactions contemplated hereby, including the Share Issuance, the Charter Amendments and the Mergers, are fair to, and in the best interests of, Parent and the holders of shares of Parent Common Stock, (b) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Share Issuance, the Charter Amendments and the Mergers, on the terms and subject to the conditions set forth in this Agreement, (c) directing that the Share Issuance and the Charter Amendments be submitted to the holders of shares of Parent Common Stock for their approval and adoption, and (d) recommending that the holders of shares of Parent Common Stock vote in favor of the approval of the Share Issuance and the Charter Amendments on the terms and subject to the conditions set forth in this Agreement (the “Parent Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.3. The Board of Directors of Merger Sub I has duly adopted resolutions (i) determining that this Agreement and transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Merger Sub I, and Parent as the sole stockholder of Merger Sub I, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to Parent as the sole stockholder of Merger Sub I for its adoption, and (iv) recommending that Parent as the sole stockholder of Merger Sub I adopt this Agreement. Parent, as the sole member of Merger Sub II has duly adopted resolutions (i) determining that this Agreement and transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Parent and Merger Sub II, and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions set forth in this Agreement.

4.20 Opinion. Prior to the execution of this Agreement, Duff & Phelps, LLC has delivered to Parent its opinion, in writing or orally (in which case such opinion will be subsequently confirmed in writing), to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent. Such opinion has not been materially amended or rescinded as of the date of this Agreement.

4.21 Parent Information. The information relating to Parent and the Parent Subsidiaries or that is provided by Parent or the Parent Subsidiaries or their respective Representatives for inclusion in the Proxy Statement, or in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any Company Subsidiary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Any information relating to Parent and the Parent Subsidiaries or that is provided by Parent or the Parent Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Competition Laws in connection with the transactions contemplated hereby will comply in all material respects with the Laws applicable thereto.

4.22 Customers and Suppliers. Since January 1, 2020 through the date of this Agreement, Parent and the Parent Subsidiaries have not received any written notice from any Parent Covered Customer or Parent Covered Supplier that such Parent Covered Customer or Parent Covered Supplier intends to discontinue or substantially reduce its relationship with Parent or any Parent Subsidiary, terminate or materially and adversely amend any existing material contract with Parent or any Parent Subsidiary, or not continue as a customer or supplier, as applicable, of Parent or any Parent Subsidiary. “Parent Covered Customer” means any of the top ten (10) customers by revenue derived by Parent and Parent Subsidiaries (taken together) during Parent’s fiscal years 2019 or 2020, or during the first quarter of fiscal year 2021, pursuant to which Parent or any of the Parent Subsidiaries has sold goods and/or services, and “Parent Covered Supplier” means any of the top ten (10) suppliers by dollar amount paid to such suppliers by Parent and the Parent Subsidiaries (taken together) during Parent’s fiscal years 2019 or 2020 or during the first quarter of fiscal year 2021.

4.23 Financing.

(a) On or prior to the date of this Agreement, Parent has delivered to the Company a true, complete and fully executed copy (i) of an executed commitment letter and (ii) any fee letters, engagement letters or fee credit letters related thereto (in each case, including all exhibits, schedules and annexes thereto, together with any Alternative Financing Commitment Letter and, in each case, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the terms thereof, the “Commitment Letter”) from the Financing Entities party thereto, pursuant to which, among other things, such Financing Entities have agreed, subject to the terms and conditions thereof, to provide Parent the debt financing in the amounts set forth therein (the debt financing contemplated by the Commitment Letter, together with any Alternative Financing, being referred to as the “Financing”). As of the date of this Agreement, (a) the Commitment Letter has not been amended, waived or modified in any respect, (b) to the knowledge of Parent, the respective commitments on the terms and subject to the conditions contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect and (c) the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent, and to the knowledge of Parent each of the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, examinership, fraudulent conveyance, reorganization, liquidation, dissolution, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). As of the date of this Agreement, except for the Commitment Letter, to the knowledge of Parent, there are no side letters or other contracts, arrangements, commitments or understandings (whether written or oral) (each, a “Contract”) related to any portion of the funding of the Financing, other than as expressly set forth in the Commitment Letter delivered to the Company on or prior to the date of this Agreement. As of the date of this Agreement, and assuming satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Parent’s and each of Merger Sub I’s and Merger Sub II’s obligations to consummate the Mergers, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Parent have knowledge, as of the date of this Agreement, that any of the Financing Entities will not, or is expected not to, perform its obligations thereunder.

(b) Assuming that the Financing is funded in accordance with the Commitment Letter or any Permanent Financing is funded in lieu thereof, on the Closing Date Parent will have sufficient funds to pay the Transaction Uses.

4.24 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent, Merger Sub I and Merger Sub II in this Article IV, neither Parent, Merger Sub I, Merger Sub II nor any other person makes any express or implied representation or warranty with respect to Parent, Merger Sub I, Merger Sub II, the Parent Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent, Merger Sub I and Merger Sub II hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent, Merger Sub I, Merger Sub II nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub I, Merger Sub II, any Parent Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Parent, Merger Sub I and Merger Sub II in this Article IV, any oral or written information presented to the Company or any of its affiliates or Representatives in the course of their due diligence investigation of Parent, Merger Sub I and Merger Sub II, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent, Merger Sub I and Merger Sub II acknowledge and agree that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent, Merger Sub I and Merger Sub II concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify (1) any other section of Article V specifically referenced or cross-referenced and (2) other sections of Article V to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections (other than with respect to any items disclosed in

Section 5.12(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) or (b) as disclosed in any registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC filed since January 1, 2018 by the Company or any of the Company Subsidiaries and publicly available prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent, Merger Sub I and Merger Sub II as follows:

5.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Organizational Documents of the Company, in each case as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. Since January 31, 2021, the Company has not made, declared, paid or set a record date for any dividend, withdrawal, redemption or any other distribution on or payment with respect to, any shares of its capital stock (whether directly or indirectly to affiliates of stockholders), or made any payments to any stockholders or their Affiliates, other than dividends paid by any of the Company Subsidiaries to the Company or any wholly-owned Subsidiaries of the Company.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.

(c) There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except for restrictions imposed by applicable Law. Section 5.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries as of the date hereof. No Company Subsidiary is in violation of any of the provisions of the Organizational Documents of such Company Subsidiary. No Company Subsidiary owns any capital stock of the Company. Other than the Company Subsidiaries set forth on Section 5.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any equity or other voting interest in any other person.

5.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date hereof, there are (i) 100 shares of Company Common Stock issued and outstanding; (ii) no shares of Company Common Stock held in treasury; and (iii) no other shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. As of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”). Other than partnership units of Tiger Parent Holdings, L.P., no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Company Subsidiary) are outstanding as of the date of this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which the Company or any Company Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any stockholder or other person any registration rights.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership or voting interests of each of the Company Subsidiaries, free and clear of any Liens, except for restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws, and all of such shares or equity ownership or voting interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership or voting interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Company Subsidiary, or contracts, commitments, understandings or arrangements by which any Company Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Company Subsidiary, or otherwise obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Company Subsidiary Securities”).

5.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers have been duly, validly and unanimously approved by the Board of Directors of the Company. Except for the approval of this Agreement by the sole stockholder of the Company contemplated by Section 7.17, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Merger Sub I and Merger Sub II) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby (including the Mergers), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of the Company or any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (y) with or without consent, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, losses of benefits, defaults, terminations or rights of termination or cancellation, acceleration rights, or Liens that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

5.4 Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, under the HSR Act and such other consents, approvals, filings or registrations as may be required under any Competition Laws, (ii) the filing of any required applications, filings and notices, as applicable, for foreign investment clearance of any jurisdiction, (iii) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL and the DLLCA and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, as applicable, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Mergers and the other transactions contemplated hereby.

5.5 Financial Statements.

(a) The Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. “Company Financial Statements” means (A) the audited consolidated balance sheet, statement of income, statement of shareholders’ equity and statement of cash flows and associated footnotes of Tech Data Corporation and its Subsidiaries as of and for the year ended January 31, 2020 and (B) the unaudited consolidated balance sheet, statement of income, statement of shareholders’ equity and statement of cash flows and associated footnotes of Tech Data Corporation and its Subsidiaries as of and for the year ended January 31, 2021 in the form provided to Parent prior to the execution of this Agreement. The Company was formed for the purpose of acquiring and owning Tech Data Corporation and has not engaged in any material operations other than such acquisition and ownership and activities ancillary thereto and the transactions contemplated by this Agreement.

(b) Neither the Company nor any Company Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the type required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries, except for (i) those liabilities that are reflected or reserved against on the latest consolidated balance sheet of the Company included in the Company Financial Statements (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since January 31, 2021, or in connection with this

Agreement and the transactions contemplated hereby and (iii) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole (“Material to the Company”).

(c) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to be, individually or in the aggregate, Material to the Company. The Company and the Company Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP consistently applied and applicable Law.

(d) Since January 1, 2018, neither the Company nor any of the Company Subsidiaries, nor to the knowledge of the Company, any of its or their respective directors, officers, auditors or independent accountants has received written notice of (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal accounting controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal accounting controls.

(e) Since January 1, 2018, (i) neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, officer, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.

5.6 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement.

5.7 Absence of Certain Changes or Events.

(a) Since January 31, 2020 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since January 31, 2021 through the date of this Agreement, the Company and the Company Subsidiaries have (i) carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for any commercially reasonable actions that were taken or not taken in response to the COVID-19 pandemic, including any COVID-19 Measures and (ii) not taken any action that, if taken after the date hereof, would constitute a breach of or require the consent of Parent under Section 6.1.

5.8 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, be Material to the Company, neither the Company nor any Company Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened in writing, Proceedings of any nature against the Company or any Company Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, be Material to the Company, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary (or that, upon consummation of the Mergers, would apply to the Surviving Entity, the Combined Company or any of their respective Subsidiaries).

5.9 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company:

(i) Each of the Company and the Company Subsidiaries has duly and timely filed with the appropriate taxing authority (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed with respect to each of the Company and the Company Subsidiaries in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects;

(ii) Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii) All Taxes of the Company and the Company Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv) Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v) Neither the Company nor any Company Subsidiary has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, actions, suits, claims, audits, investigations, examinations or other proceedings regarding any Tax of the Company and the Company Subsidiaries or the assets of the Company and the Company Subsidiaries, nor has any claim for additional Tax been asserted in writing by any taxing authority (except in each case as disclosed in the Company Financial Statements or not required to be disclosed in the Company Financial Statements);

(vi) Since January 1, 2016, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any Company Subsidiary has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction; and

(vii) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or customary Tax indemnification provisions in commercial agreements entered into in the ordinary course and not primarily related to Taxes).

(b) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(c) Neither the Company nor any Company Subsidiary has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither the Company nor any of the Company Subsidiaries has taken any action or agreed to take any action, and neither the Company nor any of the Company Subsidiaries is aware of any fact or circumstance, that could reasonably be expected to impede or prevent the Mergers from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) There is no Lien on any of the assets or properties of the Company or any Company Subsidiary as a result of a failure or alleged failure to pay any Tax.

(h) The Company and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

(i) Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by the Company in this Agreement with respect to Taxes, other than the representations in this Section 5.9 and Section 5.10 (to the extent related to Taxes or Tax Returns).

5.10 Employees.

(a) Each Company Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. For purposes of this Agreement, the term “Company Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement constituting an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or providing for any compensation, equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, change in control compensation, retention, employment, fringe benefits, welfare benefits, or other benefit or perquisite with respect to which the Company or any Subsidiary or any trade or business of the Company or any Company Subsidiary, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any Company Subsidiary or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor or other service provider of the Company or any Company Subsidiary or any Company ERISA Affiliate, excluding, in each case, any Multiemployer Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent (i) a copy of the applicable plan or governing document or, with respect to any such plan that is not in writing, a written summary of all material plan terms; and all amendments or material supplements to any such plan; (ii) where applicable, copies of any related trust agreements, insurance contracts or other funding arrangements; and (iii) a copy of the most recent actuarial valuation report, if applicable.

(b) The IRS has issued a favorable determination or opinion letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, which letter has not been revoked (nor, to the knowledge of the Company, has revocation been threatened in writing), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(c) No Company Benefit Plan is, and none of the Company, its Subsidiaries, or any Company ERISA Affiliate, during the six (6) years prior to the date hereof, has maintained, contributed to, been required to contribute to or otherwise had any liability with respect to: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, or (ii) any Multiemployer Plan. Neither the Company nor any of its Subsidiaries has any liability, or is reasonably expected to have any material liability: (i) under Title IV of ERISA, or (ii) on account of at any time being considered a single employer under Section 414 of the Code with any other person.

(d) Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Multiemployer Plan, Multiple Employer Plan, or a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No Company Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code, other than subsidized COBRA under Company Benefit Plans for not longer than two (2) years following termination of employment.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(g) There are no pending or threatened in writing claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the IRS, the Department of Labor, any participant in a Company Benefit Plan, or any other party.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) entitle any current or former employee, officer, director or other service provider of Company or any Company Subsidiary to severance pay or result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, or accelerate the timing of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any Company Subsidiary.

(i) Without limiting the generality of Section 5.10(h), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise (except for any routine gross-up or reimbursement of Taxes pursuant to any expatriate arrangements in the ordinary course of business that relate to Taxes other than under Sections 409A and 4999 of the Code).

(j) Except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company, each Company Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) that is intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) that is required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(k) There are no pending or, to the Company’s knowledge, threatened in writing material labor grievances or material unfair labor practice claims or charges against the Company or any Company Subsidiary, or any strikes or other material labor disputes against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Company Subsidiary and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any Company Subsidiary. The Company and each Company Subsidiary is, and have been at all times since January 1, 2018, in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

5.11 Compliance with Applicable Law.

(a) The businesses of the Company and the Company Subsidiaries have not been since January 1, 2018, and are not being, conducted in violation of any applicable Laws, except as would not, either individually or in the aggregate, reasonably be expected to be Material to the Company.

(b) Except with respect to regulatory matters covered by Section 7.1, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened in writing, nor has the Company received any notice or communication of material noncompliance with any such Laws that has not been cured or in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to be Material to the Company.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be Material to the Company, (i) each of the Company and the Company Subsidiaries has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such licenses are in full force and effect in all material respects, and (iii) to the Company’s knowledge, there is not currently threatened in writing any revocation, adverse modification or cancellation of any material license.

(d) Except as, individually or in the aggregate, would not reasonably be expected to be Material to the Company, since January 1, 2018, each of the Company and the Company Subsidiaries has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of the Company or any Company Subsidiary is conducted. Except as, individually or in the aggregate, would not reasonably be expected be Material to the Company, neither the Company nor any Company Subsidiary has been since January 1, 2018 or currently is the subject of a charging letter or penalty notice issued, or to the knowledge of the Company, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by the Company pertaining to such matters. Neither the Company nor any Company Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither the Company nor any Company Subsidiary, or, to Company’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other Representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(e) Except as, individually or in the aggregate, would not reasonably be expected to be Material to the Company, the Company Subsidiaries and their respective officers, directors, employees, and to the knowledge of the Company, its other Representatives are, and since January 1, 2018 have been, in compliance in all material respects with: (i) the provisions of the FCPA, as if its foreign payments provisions were fully applicable to the Company, the Company Subsidiaries and their respective Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and the Company Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company. No proceeding by or before any Governmental Entity involving the Company, any Company Subsidiary or any of their respective officers, directors, employees, and to the knowledge of the Company, its agents, advisors and representatives involving the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the knowledge of the Company, threatened in writing, except as, individually or in the aggregate, would not reasonably be expected to be Material to the Company.

(f) The Company maintains an information privacy and security program, including written policies, that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data required to be protected by applicable law against any Security Breach. To the knowledge of the Company, since January 1, 2018, the Company has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to be Material to the Company. To the knowledge of the Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to be Material to the Company.

5.12 Certain Contracts.

(a) Except as set forth in Section 5.12(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any Contract, excluding any Company Benefit Plan, that has not expired or been terminated as of the date of this Agreement (such that none of its provisions remains in force or effect, other than provisions of the type that customarily survive pursuant to their terms and that are not expected to give rise to material liability or materially restrict the business of the Company) and that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that imposes any material restriction on the right or ability of the Company or any Company Subsidiary to compete with any other person (or in any line of business, market or geographical area), or which materially prohibits or impairs any business practice of the Company or any Company Subsidiary;

(iii) any Contract with a material customer that expressly obligates the Company or any Company Subsidiary to conduct business with any third party on an exclusive basis;

(iv) any Contract relating to indebtedness for borrowed money of (or guarantees thereof by) the Company or any of the Company Subsidiaries having an outstanding or committed principal amount (or a guarantee thereof) in excess of $200,000,000 (other than (A) Trade Credit Agreements and (B) any such indebtedness owed by the Company or any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary, and guarantees thereof);

(v) any Contract (A) granting to the Company or any of the Company Subsidiaries rights to any Intellectual Property owned by a third party that are Material to the Company, excluding (x) Contracts for commercially available software and (y) “shrink wrap,” “click through” or other standard term licenses to commercially available software; (B) granting to a third party rights to any Intellectual Property owned by the Company or any of the Company Subsidiaries that are Material to the Company, excluding any non-exclusive licenses entered into in the ordinary course of business; or (C) restricting the Company’s or any of the Company Subsidiaries’ rights to use, practice, or enforce any Company Intellectual Property that is Material to the Company;

(vi) any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory or other assets held for sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any person or any Contract relating to the acquisition or disposition of assets or businesses with any outstanding obligations as of the date of this Agreement, in each case with a value in excess of $25,000,000;

(vii) any material joint venture, partnership or limited liability company agreement or other similar material Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(viii) any Contract pursuant to which the Company or any of the Company Subsidiaries has an obligation to make an investment in or loan to any other person (other than in or to any wholly owned Company Subsidiary), in each case with an aggregate value in excess of $25,000,000, other than Trade Credit Agreements;

(ix) any material non-trade Contract that contemplates or involves the payment by or to the Company or any of the Company subsidiaries in an amount in excess of $25,000,000 in the aggregate in fiscal year 2021;

(x) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity that has or would reasonably be expected to affect the Company’s operations in any material respect or pursuant to which the Company or any of the Company Subsidiaries will have any outstanding obligation after the date of this Agreement with a value in excess of $10,000,000, other than with a Governmental Entity in its capacity as a customer of the Company or any of the Company Subsidiaries;

(xi) any Contract that is a material settlement that restricts in any material respect the operations or conduct of the Company or any of the Company Subsidiaries; and

(xii) any Contract with a Company Covered Customer or a Company Covered Supplier.

Each Contract of the type required to be set forth in Section 5.12(a) of the Company Disclosure Schedule, whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof, excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Company Contracts that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, Material to the Company.

(b) (i) Each Company Contract is valid and binding on the Company or one of the Company Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) each of the Company and the Company Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each Company Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has complied with and performed all obligations required to be complied with and performed by it to date under such Company Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iv) neither the Company nor any Company Subsidiary has knowledge of, or has received notice of, any violation of any Company Contract by any of the other parties thereto which would reasonably be expected to be Material to the Company and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, of or under any such Company Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

5.13 Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to be Material to the Company, (a) each Government Contract to which the Company or any Company Subsidiary is a party was legally awarded, is binding on the Company or the applicable Company Subsidiary, and is in full force and effect, (b) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by the Company or any of the Company Subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (c) the Company and the Company Subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (d) since January 1, 2018, neither a Governmental Entity nor any prime contractor or subcontractor has notified the Company or any of the Company Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (e) since January 1, 2018, neither the Company nor any of the Company Subsidiaries has made any voluntary disclosure (or mandatory disclosure pursuant to Federal Acquisition Regulation 52.203-13) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract, (f) none of the Company, any of the Company Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended, declared nonresponsible or ineligible, or excluded, or to the knowledge of the Company, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity and (g) neither the Company nor any of the Company Subsidiaries, nor any of their respective directors or officers, nor to the knowledge of the Company, any other of their employees, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or, to the knowledge of the Company, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any of the Company Subsidiaries, with respect to any Government Contract.

5.14 Environmental Matters. Except as would not reasonably be expected to be, either individually or in the aggregate, Material to the Company, (a) the Company and each of the Company Subsidiaries are, and since January 1, 2018 have been, in compliance with applicable Environmental Laws, and each has, or has applied for, and is and since January 1, 2018 has been in compliance with, all Environmental Permits necessary for the conduct and operation of their respective businesses, including as presently conducted, (b) since January 1, 2018 (or prior to such time to the extent unresolved) none of the Company or any of the Company Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law, (c) none of the Company or any of the Company

Subsidiaries is subject to any judgment, decree, action, injunction or judicial order relating to compliance with, or liability under, Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and (d) there has been no release or disposal of, no contamination by, and no exposure of any person to, any Hazardous Materials so as to give rise to any liability under Environmental Laws for the Company or any of the Company Subsidiaries.

5.15 Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of the Registered Intellectual Property that is owned or purported to be owned by, or registered in the name of, the Company or a Company Subsidiary (the “Company Registered Intellectual Property”). No registrations or applications for Company Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or in the ordinary course of business, except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company, the Company and the Company Subsidiaries (i) exclusively own all Intellectual Property that the Company and the Company Subsidiaries, each as applicable, own or purport to own (the “Company Intellectual Property”), in each case, free and clear of all Liens (except for Permitted Encumbrances and Liens securing indebtedness of the Company and its Subsidiaries that will be released at Closing) and the consummation of the transactions contemplated hereby will not adversely affect such ownership and (ii) have the valid and enforceable rights to any other Intellectual Property owned by a third party as may be necessary for the conduct of the business of the Company as it relates to the resale or distribution of such third party’s products by the Company or the Company Subsidiaries.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company, the Company has taken commercially reasonable measures to maintain the confidentiality of the Company’s material Trade Secrets. Except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company, all persons who have participated in the creation or development of any material Intellectual Property for the Company or any of the Company Subsidiaries have executed and delivered to the Company a valid and enforceable written Contract providing for (i) the non-disclosure by such person or entity of Trade Secrets of the Company or the Company Subsidiaries and (ii) the assignment by such person (by way of a present grant of assignment) to the Company or one of the Company Subsidiaries of all right, title and interest in and to such Intellectual Property. To the knowledge of the Company, no person or entity is in breach of any such Contract, except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, Material to the Company, (i) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe, violate or constitute misappropriation of, and since January 1, 2018, has not infringed, violated or constituted misappropriation of, any Intellectual Property of any third person, provided that no representation or warranty is made with respect to any third person’s products (including any third person’s products that are distributed, supported or resold by the Company or the Company Subsidiaries); (ii) to the knowledge of the Company, as of the date hereof, no third person is infringing, violating, or misappropriating any material Company Intellectual Property and (iii) as of the date hereof, there is no pending claim or asserted claim in writing (including any “cease and desist” letters and invitations to license), and since January 1, 2018, the Company and the Company Subsidiaries have received no claim or asserted claim in writing asserting that the Company or any of the Company Subsidiaries have infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be Material to the Company, the Company does not distribute source code of any Company owned software, the confidential and proprietary nature of the source code to which is material to the Company’s business, taken as a whole, to third parties pursuant to any license that, based on the way that material proprietary software is distributed by the Company, requires the Company to also license or make available to such third party any material source code owned by the Company.

5.16 Related Party Transactions. As of the date of this Agreement, except (a) as set forth in Section 5.16 of the Company Disclosure Schedule, (b) for Contracts that will be terminated in full at or prior to the Corporate Merger Effective Time and (c) any Company Benefit Plans, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than the Company Subsidiaries) on the other hand.

5.17 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

5.18 Company Board Recommendation. The Board of Directors of the Company has duly adopted resolutions (a) determining that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and the holders of shares of Company Common Stock, (b) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (c) directing that this Agreement be submitted to the sole stockholder of the Company for its approval and adoption, (d) recommending that the sole stockholder of the Company vote in favor of the adoption of this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

5.19 Company Information. The information relating to the Company and the Company Subsidiaries or that is provided by the Company or the Company Subsidiaries or their respective Representatives for inclusion in the Proxy Statement, or in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement that relate only to the Company or any Company Subsidiary will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Any information relating to the Company and the Company Subsidiaries or that is provided by the Company or the Company Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Competition Laws in connection with the transactions contemplated hereby will comply in all material respects with the Laws applicable thereto.

5.20 Customers and Suppliers. Since January 1, 2020 through the date of this Agreement, the Company and the Company Subsidiaries have not received any written notice from any Company Covered Customer or Company Covered Supplier that such Company Covered Customer or Company Covered Supplier intends to discontinue or substantially reduce its relationship with the Company or any Company Subsidiary, terminate or materially and adversely amend any existing material contract with the Company or any Company Subsidiary, or not continue as a customer or supplier, as applicable, of the Company or any Company Subsidiary. “Company Covered Customer” means any of the top ten (10) customers by revenue derived by the Company and the Company Subsidiaries (taken together) during the Company’s fiscal years 2019, 2020 or 2021, pursuant to which the Company or any of the Company Subsidiaries has sold goods and/or services, and “Company Covered Supplier” means any of the top ten (10) suppliers by dollar amount paid to such suppliers by the Company and the Company Subsidiaries (taken together) during the Company’s fiscal years 2019, 2020 or 2021.

5.21 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article V, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any Company Subsidiary or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article V, any oral or written information presented to Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent, Merger Sub I nor Merger Sub II, nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Company Businesses Prior to the Corporate Merger Effective Time.

(a) During the period from the date of this Agreement to the Corporate Merger Effective Time or earlier termination of this Agreement, except (x) as expressly required by this Agreement (including as set forth in the Company Disclosure Schedule), (y) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or the COVID-19 Measures, provided that such action (or omission) is generally consistent with the Company’s and its Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 and the COVID-19 Measures and discussed in advance with the Parent or (z) as consented to in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; provided that with respect to any action which is a subject matter of a subclause of Section 6.1(b), if such action is permitted by the express terms of such subclause of Section 6.1(b), such action shall not be a violation of this Section 6.1(a).

(b) During the period from the date of this Agreement to the Corporate Merger Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as set forth in the Company Disclosure Schedule) the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (A) intercompany indebtedness of the Company or any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary, and guarantees thereof, (B) borrowings in the ordinary course under any revolving credit facility, settlement facility, commercial paper program, corporate credit facility or other line of credit, in each case existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement) or (C) indebtedness incurred in the ordinary course of business for borrowed money not in excess of $250,000,000 in the aggregate;

(ii) adjust, split, combine or reclassify any capital stock;

(iii) make, declare, pay or set a record date for any dividend, withdrawal, redemption or any other distribution on or payment with respect to, any shares of its capital stock (whether directly or indirectly to affiliates of stockholders) or any payments to any of its stockholders or their Affiliates, other than dividends paid by any of the Company Subsidiaries to the Company or any wholly-owned Subsidiaries of the Company;

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for (including any options, warrants, or other rights of any kind to acquire), any shares of its capital stock or other equity or voting securities, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

(v) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (A) to any wholly-owned Subsidiary of the Company, (B) in the ordinary course of business consistent with past practice or (C) pursuant to Contracts in force at the date of this Agreement set forth on Section 6.1(b)(v) of the Company Disclosure Schedule;

(vi) except as set forth in Section 6.1(b)(vi) of the Company Disclosure Schedule or as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (A) establish, adopt, amend (whether in writing or through the interpretation of) or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than any such amendments to existing Company Benefit Plans in the ordinary course of business consistent with past practice; provided that no such amendment shall add or increase any severance payments, (B) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (D) grant or accelerate the vesting of any equity-based awards or other compensation, (E) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (F) fund any rabbi trust or similar arrangement, (G) terminate the employment or services of any officer or any employee whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $400,000, other than for cause, or (H) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) greater than $400,000;

(vii) settle any claim, suit, action or proceeding, except involving monetary remedies in an amount not in excess of $2,500,000 individually or $10,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries, the Surviving Entity or the Combined Company;

(viii) take any action or fail to take any action where such action or failure to act could reasonably be expected to impede or prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(ix) amend the Organizational Documents of the Company or any of its material Subsidiaries;

(x) merge or consolidate the Company or any of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries (other than mergers, consolidations, restructurings or reorganizations solely between or among its wholly-owned Subsidiaries, or as permitted under the exception set forth in Section 6.1(b)(v));

(xi) make, change or revoke any material Tax election, change a material annual Tax accounting period, adopt or change any material Tax accounting method, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved therefor, in each case, other than in the ordinary course of business (it being agreed and understood that none of clauses (i) through (x) of this Section 6.1(b) shall apply to Tax Returns, Tax proceedings or any Taxes in respect of Tax Returns or Tax proceedings); or

(xii) agree to take or make any commitment to take any of the actions prohibited by this Section 6.1(b).

6.2 Conduct of Parent Businesses Prior to the Corporate Merger Effective Time.

(a) During the period from the date of this Agreement to the Corporate Merger Effective Time or earlier termination of this Agreement, except (x) as contemplated or required by this Agreement (including as set forth in the Parent Disclosure Schedule) or as set forth in or otherwise contemplated by the Commitment Letter or in connection with the Financing, any Permanent Financing or any amendments, modifications or replacements thereof, (y) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or the COVID-19 Measures, provided that such action (or omission) is generally consistent with Parent’s and its Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 and the COVID-19 Measures or (z) as consented to in writing by the Company, Parent shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; provided that with respect to any action which is a subject matter of a subclause of Section 6.2(b), if such action is permitted by the express terms of such subclause of Section 6.2(b), such action shall not be a violation of this Section 6.2(a).

(b) During the period from the date of this Agreement to the Corporate Merger Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as set forth in the Parent Disclosure Schedule) Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(i) incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (A) intercompany indebtedness of Parent or any wholly owned Parent Subsidiary to Parent or any wholly owned Parent Subsidiary, and guarantees thereof, (B) borrowings in the ordinary course under any revolving credit facility, settlement facility, commercial paper program, corporate credit facility or other line of credit, in each case existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement), (C) indebtedness incurred in the ordinary course of business for borrowed money not in excess of $250,000,000 in the aggregate, or (D) the Financing and/or the Permanent Financing.

(ii) adjust, split, combine or reclassify any capital stock;

(iii) make, declare, pay or set a record date for any dividend, or any other distribution on, any shares of its capital stock other than (A) regular quarterly cash dividends by Parent as set forth on Section 6.2(b)(iii) of the Parent Disclosure Schedule, or (B) dividends paid by any of the Parent Subsidiaries to Parent or any wholly-owned Subsidiaries of Parent;

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for (including any options, warrants, or other rights of any kind to acquire), any shares of its capital stock or other equity or voting securities, except (A) pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms, or (B) the grant of equity compensation awards, in the ordinary course of business consistent with past practice;

(v) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (A) to any wholly-owned Subsidiary of Parent, (B) in the ordinary course of business consistent with past practice or (C) pursuant to Contracts in force at the date of this Agreement set forth on Section 6.2(b)(v) of the Parent Disclosure Schedule;

(vi) except as set forth in Section 6.2(b)(vi) of the Parent Disclosure Schedule or as required under applicable Law or the terms of any Parent Benefit Plan existing as of the date hereof, (A) establish, adopt, amend (whether in writing or through the interpretation of) or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than any such amendments to existing Parent Benefit Plans in the ordinary course of business consistent with past practice; provided that no such amendment shall add or increase any severance payments, (B) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (D) grant or accelerate the vesting of any equity-based awards or other compensation, (E) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (F) fund any rabbi trust or similar arrangement, (G) terminate the employment or services of any officer or any employee whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $400,000, other than for cause, or (H) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) greater than $400,000;

(vii) settle any claim, suit, action or proceeding, except involving monetary remedies in an amount not in excess of $2,500,000 individually or $10,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries, the Surviving Entity or the Combined Company;

(viii) take any action or fail to take any action where such action or failure to act could reasonably be expected to impede or prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(ix) amend the Organizational Documents of Parent or any of its material Subsidiaries;

(x) merge or consolidate Parent with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself (other than as permitted under the exception set forth in Section 6.2(b)(v));

(xi) make, change or revoke any material Tax election, change a material annual Tax accounting period, adopt or change any material Tax accounting method, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved therefor, in each case, other than in the ordinary course of business (it being agreed and understood that none of clauses (i) through (x) of this Section 6.2(b) shall apply to Tax Returns, Tax proceedings or any Taxes in respect of Tax Returns or Tax proceedings); or

(xii) agree to take or make any commitment to take any of the actions prohibited by this Section 6.2(b);

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof; (ii) make, or cause to be made, the registrations, declarations and filings (A) required under the HSR Act and (B) required or advisable in connection with obtaining the other Requisite Regulatory Approvals, as promptly as reasonably practicable after the date of this Agreement (and in the case of any filings required under the HSR Act, no later than ten (10) business days after the date of this Agreement); (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities, and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the parties’ reasonable best efforts, each of Parent and the Parent Subsidiaries and the Company and the Company Subsidiaries, as applicable, to the extent required in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby as promptly as reasonably practicable or to avoid the consequences in Section 7.1(a)(iv) or otherwise in connection with the Requisite Regulatory Approvals required pursuant to any Competition Law, shall (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein; and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (any matter set forth in clause (i) or (ii), a “Remedy”), provided that neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Remedy unless the effectiveness thereof is conditioned on the occurrence of the Corporate Merger Effective Time, and provided, further, that nothing shall require either party to, and neither party shall without the consent of the other party, agree or consent to a Remedy that would be or would reasonably be expected to be, individually or in the aggregate, material to the Combined Company and its Subsidiaries, taken as a whole, after giving effect to the Mergers. Parent and the Company agree to use reasonable best efforts until the Termination Date to: (1) oppose or defend against any Proceeding by any Governmental Entity to prevent or enjoin the consummation of the Merger or (2) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any Proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(c) If Parent or the Company or any of their respective Subsidiaries or affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable Law), an appropriate response in substantial compliance with such request. If Parent or the Company receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then Parent and the Company will substantially comply with such formal request as soon as reasonably practicable, unless otherwise agreed between Parent and the Company. Neither Parent nor the Company shall agree, directly or indirectly, to extend any waiting period under the HSR Act or other applicable Law or to any timing agreement with the FTC, the Antitrust Division or any other Governmental Entity, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Each party shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable Law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other party may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 7.1 may be redacted or withheld as necessary to address reasonable privilege concerns, and to remove references concerning the valuation of Parent’s or the Company’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 7.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Parent and the Company shall (to the extent permitted under applicable Law) consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party in connection with the transactions contemplated by this Agreement, with any other person, and, to the extent not prohibited by the Governmental Entity or such other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, but without limiting each party’s obligations under this Section 7.1, Parent shall, on behalf of the parties, control and lead (after discussing with the Company and taking the Company’s views into account in good faith) all communications and strategy for dealing with the FTC, the Antitrust Division or any other Governmental Entity with respect to any Competition Law that may be asserted by any Governmental Entity with respect to the Mergers or any of the other transactions contemplated by this Agreement, and Parent shall, on behalf of the parties, control and lead (after discussing with the Company and taking the Company’s views into account in good faith) the defense strategy for dealing with all Proceedings challenging the Mergers or any of the other transactions contemplated by this Agreement that are brought by the FTC, the Antitrust Division or any other Governmental Entity with respect to any Competition Law.

(f) Parent shall not, and shall cause the Parent Subsidiaries not to, and the Company shall not, and shall cause the Company Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing part or all of the assets of or equity of, in any business or any corporation, partnership, association or other business organization or division thereof, or take any other similar action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other similar action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

(g) Nothing contained in this Agreement shall give Parent, Merger Sub I or Merger Sub II, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries prior to the Corporate Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or the Parent Subsidiaries prior to the Corporate Merger Effective Time. Prior to the Corporate Merger Effective Time, each of Parent, Merger Sub I, Merger Sub II and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each of Parent and the Company, for the purposes of performing its respective obligations under this Agreement and enforcing its respective rights under this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, access, during normal business hours during the period prior to the Corporate Merger Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, by and between the Company and Parent, dated December 17, 2020 (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

7.3 Parent Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, and no later than forty-five (45) days following the date of this Agreement, Parent shall prepare, in consultation with the Company, and file with the SEC the preliminary Proxy Statement. Each of Parent and the Company shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in such filings prepared in connection with transactions of the type contemplated by this Agreement. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments (written or oral) of the SEC with respect to the Proxy Statement. Parent shall promptly notify the Company upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to Parent’s stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by the Company in good faith. Parent will cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable, and in no event more than five (5) business days, after the later of (i) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (ii) the date on which Parent learns the SEC staff has no further comments on the Proxy Statement. If, at any time prior to the Parent Meeting, any information relating to the Parent, the Company or any of their respective affiliates, officers or directors should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall promptly notify the other parties and correct such information, and Parent shall file an appropriate amendment or supplement describing such information with the SEC. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required under Delaware law to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested in connection with any such action.

(b) Parent shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Meeting”) to be held as promptly as practicable, and in no event more than forty-five (45) days after the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the date on which Parent learns the SEC has no further comments on the Proxy Statement, for the purpose of obtaining (a) the Requisite Parent Vote and the Corporate Opportunity Charter Amendment Vote required in connection with this Agreement and the Mergers and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Subject to Section 7.3(c), Parent and its Board of Directors shall use its reasonable best efforts to obtain from the Parent stockholders the Requisite Parent Vote and the Corporate Opportunity Charter Amendment Vote, including by communicating to the Parent stockholders the Parent Board Recommendation (and including the Parent Board Recommendation in the Proxy Statement), and Parent and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the Company the Parent Board Recommendation, (ii) fail to make the Parent Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Parent Board Recommendation within ten (10) business days (or such fewer number of days as remains prior that date that is two (2) business days prior to the Parent Meeting) after an Acquisition Proposal is made public, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Notwithstanding the foregoing, subject to Section 9.1 and Section 9.2, if the Board of Directors of Parent determines in good faith, after consulting with such outside advisors as it determines in good faith to be reasonably necessary consistent with its fiduciary duties, that taking such action would be required to comply with its fiduciary duties under applicable Law, the Board of Directors of Parent may, in connection with a Superior Proposal or in response to an Intervening Event, prior to the receipt of the Requisite Parent Vote, make a Recommendation Change; provided that the Board of Directors of Parent may not take any actions under this sentence unless it (A) gives the Company at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Superior Proposal, the latest material terms and conditions and the identity of the third party in any such Superior Proposal, or any (1) amendment or modification to the economic terms thereof or (2) other material amendment or modification to the terms thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the Company and determines in good faith, after consulting with such outside advisors as it determines in good faith to be reasonably necessary consistent with its fiduciary duties, that taking such action would nevertheless be required to comply with its fiduciary duties under applicable Law. Any change in the economic terms of or any other material amendment to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 7.3 and will require a new notice period as referred to in this Section 7.3 (except that the notice period shall be shortened to two (2) business days).

(d) If at any time following the dissemination of the Proxy Statement, the Company reasonably determines in good faith that the Requisite Parent Vote is unlikely to be obtained at the Parent Meeting, including due to an absence of quorum, then the Company shall have the right to require an adjournment or postponement of the Parent Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, however, that the Company may only require an adjournment or postponement of the Parent Meeting one time (and not multiple times), and such adjournment or postponement shall not delay the Parent Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Termination Date, unless otherwise required by applicable Law. Parent may postpone or adjourn the Parent Meeting if (i) there are holders of an insufficient number of shares present or represented by proxy at the Parent Meeting to constitute a quorum, (ii) Parent determines in good faith that it must solicit additional votes to obtain the Requisite Parent Vote or (iii) Parent is required to postpone or adjourn the Parent Meeting by applicable Law (as determined by Parent in good faith) or a request from the SEC or its staff; provided that no such adjournment or postponement shall delay the Parent Meeting by more than seven (7) days from the prior-scheduled date (after giving effect to any prior adjournment or postponement) or to a date on or after the fifth (5th) business day preceding the Termination Date, unless otherwise required by applicable Law.

(e) Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Parent Meeting shall be convened and the Share Issuance, the Authorized Share Charter Amendment and the Corporate Opportunity Charter Amendment shall be submitted to the stockholders of Parent at the Parent Meeting, and nothing contained herein shall be deemed to relieve Parent of such obligation, including as a result of a Recommendation Change.

7.4 Legal Conditions to Merger. Subject in all respects to Section 7.1 of this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement; provided that neither Parent nor the Company shall be required to make any payment to a third party (other than a Governmental Entity) or incur any liability to a third party (other than a Governmental Entity) to obtain any such consent, authorization, order, approval or exemption.

7.5 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Corporate Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Corporate Merger Effective Time.

7.6 Employee Benefit Plans.

(a) In order to further an orderly transition and integration, the Company and Parent shall cooperate in good faith in reviewing, evaluating and analyzing the Company Benefit Plans and Parent Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Company Benefit Plans or Parent Benefit Plans, as applicable, that will apply with respect to employees of the Combined Company and its Subsidiaries after the Corporate Merger Effective Time (collectively, the “New Benefit Plans”), provided, however, that prior to the Corporate Merger Effective Time, Parent, and after the Corporate Merger Effective Time, the Combined Company, shall have the ultimate authority with respect to all decisions relating to New

Benefit Plans, and the Combined Company shall use its commercially reasonable efforts to cause the New Benefit Plans, to the extent permitted by applicable Law, to (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Company Benefit Plans, on the one hand, and those covered by Parent Benefit Plans, on the other hand, at the Corporate Merger Effective Time. During the six (6) month period immediately following the Corporate Merger Effective Time, the Combined Company or its Subsidiaries shall provide each employee of Company and each employee of the Parent (and their respective Subsidiaries) who remains employed by the Combined Company or its Subsidiaries (each such employee, a “Legacy Employee”), with (i) an annual base salary or wage rate and (ii) severance benefits in the event that such Legacy Employee experiences a qualifying termination of employment during the six (6) month period immediately following the Corporate Merger Effective Time, that are no less favorable, in each case, than the greater of (A) such Legacy Employee’s salary or wage rate, as applicable, and severance entitlement as of immediately prior to the Corporate Merger Effective Time and (B) the salary or wage rate, as applicable, and severance entitlement in effect for similarly situated employees of the Combined Company or its Subsidiaries. Until such time as the New Benefit Plans are determined and/or established, each Legacy Employee who was employed by Parent or its Subsidiaries immediately prior to the Corporate Merger Effective Time will participate in Parent Benefit Plans until the earlier of (i) the time as the New Benefit Plans are determined and/or established and (ii) the date that is six (6) months following the Corporate Merger Effective Time, and each Legacy Employee who was employed by Company or its Subsidiaries immediately prior to the Corporate Merger Effective Time will participate in Company Benefit Plans, in each case subject to such Legacy Employee’s continued employment with the Combined Company and its Subsidiaries and the terms of such plans, including eligibility. It is understood and agreed that participation in New Benefit Plans may commence on different dates following the Corporate Merger Effective Time for different plans.

(b) With respect to any New Benefit Plans in which any Legacy Employees first become eligible to participate on or after the Corporate Merger Effective Time, and in which such Legacy Employee did not participate prior to the Corporate Merger Effective Time, the Combined Company shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Legacy Employee and their eligible dependents under any New Benefit Plans in which such Legacy Employee first become eligible to participate after the Corporate Merger Effective Time, except to the extent such preexisting conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan or Parent Benefit Plan, as the case may be, (ii) provide each such Legacy Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Corporate Merger Effective Time (or, if later, prior to the time such Legacy Employee commenced participation in the New Benefit Plan) under a Company Benefit Plan or Parent Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan or Parent Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such Legacy Employees first become eligible to participate after the Corporate Merger Effective Time, and (iii) recognize all service of such Legacy Employees with the Company or Parent, as applicable, and their respective Subsidiaries (and any predecessor entities), for all purposes in any New Benefit Plan in which such Legacy Employees first become eligible to participate after the Corporate Merger Effective Time to the same extent that such service was taken into account under the analogous Company Benefit Plan or Parent Benefit Plan prior to the Corporate Merger Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of any benefit plan that provides retiree welfare benefits, (D) to any benefit plan that is a frozen plan or provides grandfathered benefits, or (E) to the extent it would require any retroactive contributions.

(c) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or Parent or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, the Combined Company, Parent, the Company or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, the Combined Company, Parent, the Company or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or Parent or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Parent Benefit Plan, Company Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any Parent Subsidiary (or, after the Corporate Merger Effective Time, the Combined Company or any of its Subsidiaries) or their respective affiliates to amend, modify or terminate any particular Parent Benefit Plan, Company Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Corporate Merger Effective Time. Without limiting the generality of Section 10.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or Parent or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.7 Certain Tax Matters.

(a) Each of Parent and the Company shall use its reasonable best efforts to cause the Mergers, taken together, to qualify, and shall not take (and shall cause its affiliates not to take) any action that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent and the Company shall not knowingly fail to take (and shall cause its affiliates not knowingly to fail to take) any action that could reasonably be expected to be necessary to permit the Mergers, taken together, to so qualify.

(b) If the Company or Tiger Parent Holdings, L.P. has requested an opinion of Wachtell, Lipton, Rosen & Katz (“Company Tax Counsel”), dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization Tax Opinion”), each of the Company, Parent, Merger Sub I and Merger Sub II shall cooperate with one another to obtain the Reorganization Tax Opinion. In connection with the foregoing, (i) Parent shall (and shall cause each of Merger Sub I and Merger Sub II to) deliver to Company Tax Counsel a duly executed letter of representation, substantially in the form of Exhibit G (the “Parent Tax Certificate”), and (ii) the Company shall deliver to Company Tax Counsel a duly executed letter of representation, substantially in the form of Exhibit H (the “Company Tax Certificate”), in the case of each of clause (i) and (ii), at such times as such counsel shall reasonably request (including at the Closing). Parent and the Company shall also provide such other information as reasonably requested by Company Tax Counsel for purposes of rendering any opinion described in this Section 7.7(b).

(c) Parent shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period ending on or before the Closing Date (“Pre-Closing Tax Period”) until the expiration of the applicable statute of limitations and shall abide by all record retention agreements entered into with any taxing authority. With respect to matters pertaining to any and all Pre-Closing Tax Periods, Parent will furnish to Tiger Parent Holdings, L.P. any information and other reasonable assistance requested by Tiger Parent Holdings, L.P. in connection with the filing of any Tax Return or any proceeding, examination, investigation, audit or review by a Governmental Entity with respect to Taxes.

(d) Prior to the Closing, Tiger Parent Holdings, L.P., the Company’s sole stockholder, shall deliver to Parent a properly completed and duly executed IRS Form W-9, it being agreed and understood that Parent’s sole remedy for breach of this Section 7.7(d) shall be to withhold the amounts required to be withheld pursuant to Section 1445 of the Code.

(e) It is agreed and understood that the provisions of this Section 7.7 (other than Section 7.7(d)) are for the benefit of, and shall be enforceable by, Tiger Parent Holdings, L.P.

7.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Corporate Merger Effective Time, the Combined Company shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the maximum extent permitted by applicable Law, such persons that are indemnified as of the date of this Agreement by the Company pursuant to the Organizational Documents of the Company or of any Company Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 7.8(a) of the Company Disclosure Schedule (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) and such persons that are indemnified as of the date of this Agreement by Parent pursuant to the Organizational Documents of Parent or of any Parent Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 7.8(a) of the Parent Disclosure Schedule (in each case, when acting in such capacity) (collectively, the “Parent Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened in writing or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Corporate Merger Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any Company Subsidiary, or of Parent or any Parent Subsidiary, and pertaining to matters existing or occurring at or prior to the Corporate Merger Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Company Indemnified Party or Parent Indemnified Party, to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) For a period of six (6) years after the Corporate Merger Effective Time, the Combined Company shall cause to be maintained in effect insurance coverage equivalent to the coverage under the current policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof (provided, that the Combined Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Corporate Merger Effective Time; provided, however, that the Combined Company shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Combined Company shall cause to be maintained policies of insurance which, in the Combined Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may, or at Parent’s request shall, obtain at or prior to the Corporate Merger Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 7.8 shall survive the Corporate Merger Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and Representatives. If the Combined Company, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person or engages in any similar transaction, then in each such case, the Combined Company or the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Combined Company or the Surviving Entity, as applicable, will expressly assume the obligations set forth in this Section 7.8.

7.9 Stockholder Litigation. Parent shall give the Company prompt notice of any stockholder litigation against Parent or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the Company the opportunity to participate (at the Company’s expense) in the defense or settlement of any such litigation. Parent shall give the Company the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. Parent shall not agree to settle any such litigation in which the Company, Tiger Parent Holdings, L.P., Apollo Global Management, Inc. or any of their respective affiliates are named without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Parent shall not agree to settle any other such litigation without first consulting in good faith with the Company and, following such good faith consultation, may agree to settle such litigation without the prior written consent of the Company to the extent that such settlement would not impose any material restriction on, or create any adverse precedent that would be material to, the business of the Combined Company and its Subsidiaries, taken as a whole, after giving effect to the Mergers and would not impose any restrictions on the Company, Tiger Parent Holdings, L.P., Apollo Global Management, Inc. or their respective affiliates, as applicable.

7.10 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors and officers not to, and shall not permit its and their other respective Representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 7.10) in connection with or relating to any Acquisition Proposal. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent or the Company, as applicable, with respect to any Acquisition Proposal, and request the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement.

(b) Notwithstanding Section 7.10(a), in the event that after the date of this Agreement and prior to the receipt of the Requisite Parent Vote, Parent receives a bona fide written Acquisition Proposal not solicited in violation of this Section 7.10, Parent may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal and Parent’s Representatives if the Board of Directors of Parent concludes in good faith, after consulting with such outside advisors as it determines in good faith to be reasonably necessary consistent with its fiduciary duties, that taking such actions would be required to comply with its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Parent shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms substantially no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Parent, and shall otherwise permit Parent to comply with its obligations herein.

(c) Parent will promptly (within twenty-four (24) hours) advise the Company following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the Company with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the Company apprised of any related material developments, discussions and negotiations on a reasonably current basis, including any (1) amendment or modification to the economic terms thereof or (2) other material amendment or modification to the terms thereof. Each party shall use its reasonable best efforts to enforce any confidentiality agreements (other than “standstill” provisions therein) to which it or any of its Subsidiaries is or becomes a party in accordance with the terms thereof. Parent shall not, and shall not permit any of its Subsidiaries or its or their respective Representatives to, enter into any confidentiality agreement subsequent to the date hereof which prohibits Parent from providing to the Company the information required to be provided to the Company pursuant to this Section 7.10(c).

(d) Nothing contained in this Agreement shall prevent the Parent or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.11 Public Announcements. Parent and the Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that, without limiting Section 7.3, no public release or announcement or other public statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law or the rules or regulations of any stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (b) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 7.11, or (c) for releases, announcements or statements made in connection with a Recommendation Change or in connection with litigation between the parties.

7.12 Takeover Statutes. None of Parent, the Company, Merger Sub I, Merger Sub II or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Mergers, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Mergers, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Mergers, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.13 Financing Matters.

(a) Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing in an amount (together with any other cash sources available to Parent and its Subsidiaries) sufficient to satisfy the Transaction Uses on the terms (including the “market flex” provisions) and subject only to the conditions set forth in the Commitment Letter or the definitive agreements related to the Financing (the “Financing Agreements”), including using reasonable best efforts to (i) maintain in effect, until the Closing Date, the Commitment Letter or the Financing Agreements, as applicable, (ii) materially comply with the obligations that are set forth in the Commitment Letter and the Financing Agreements that are applicable to Parent (insofar as failure to so comply would constitute an unsatisfied condition precedent to obtaining the Financing or give rise to a termination right under the Commitment Letter or the Financing Agreements) and satisfy on a timely basis all conditions precedent in the Commitment Letter and the Financing Agreements that are within its control, and (iii) to the extent necessary to satisfy the Transaction Uses, fully enforce the rights of Parent under the Commitment Letter and the Financing Agreements. Parent shall not prior to the Closing release or consent to the termination of the obligations of the lenders under the Commitment Letter or the Financing Agreements without the consent of the Company (other than in accordance with the terms of the Commitment Letter as in effect on the date of this Agreement).

(b) In the event any funds required to satisfy the Transaction Uses, or any portion thereof, become unavailable on the terms and conditions contemplated in the Commitment Letter (if applicable, after giving effect to the “market flex” provisions) or the Financing Agreements, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate to arrange to obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the Financing that is available, to allow Parent to satisfy the Transaction Uses (the “Alternative Financing”), and to obtain a new financing commitment to Parent that provides for such Alternative Financing on terms and conditions reasonably acceptable to each of Parent and the Company (the “Alternative Financing Commitment Letter”). It is understood and agreed that (i) committed Permanent Financing may reduce (dollar-for-dollar) the Financing and such shall not be a breach of this Section 7.13(b) so long as the net proceeds of such Permanent Financing are made available to fund the Transaction Uses on the Closing Date and (ii) the terms and conditions of any Alternative Financing Commitment Letter that provides for Alternative Financing on terms not materially less favorable to Parent (taking into account the “market flex” provisions set forth in the Commitment Letter) shall be deemed to reasonably acceptable to the Company for purposes of the preceding sentence so long as such terms and conditions would not have any result, event or consequence described in any of clauses (A) through (D) of Section 7.13(c).

(c) Parent shall give the Company prompt written notice upon it obtaining knowledge of (i) any material breach (or threatened in writing material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letter or the Financing Agreements, (ii) any actual or threatened in writing withdrawal, repudiation or termination of the Financing by any of the lenders, (iii) any material dispute or disagreement between or among any of the Financing Parties (on the one hand) and Parent or any of its affiliates (on the other hand) party to the Commitment Letter or the Financing Agreements, and (iv) any amendment or modification of, or waiver under, the Commitment Letter or the Financing Agreements. Parent shall not, without the prior written consent of the Company, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Commitment Letter or any Financing Agreement, which consent in the case of an amendment, modification or restatement shall not be unreasonably withheld or delayed so long as such amendment, modification or restatement would not (A) reasonably be expected to prevent, materially impede, or materially delay the consummation of the Mergers and the other transactions contemplated by this Agreement, materially delay or impair the availability of the Financing or make the funding of the Financing at the Closing less likely to occur, (B) reduce the aggregate amount of the Financing such that Parent would have insufficient funds to satisfy the Transaction Uses, (C) contain additional or modified conditions precedent to the funding of the Financing relative to those set forth in the Commitment Letter as in effect as of the date hereof, or (D) reasonably be expected to adversely impact the ability of Parent to enforce or cause the enforcement of its rights under the Commitment Letter or the Financing Agreements; provided that notwithstanding the foregoing, Parent may (i) implement or exercise any of the “market flex” provisions exercised by the lenders in accordance with the Commitment Letter as of the date hereof (it being understood that, to the extent that the Company has an approval or consultation right with respect to such “market flex” provisions, the Company shall exercise such right in consultation with Parent) or (ii) amend and restate the Commitment Letter or otherwise execute joinder agreements to the Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that are reasonably acceptable to each of Parent and the Company.

(d) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article VIII, Parent agrees to use its reasonable best efforts to take, or cause to be taken, and to cause its Representatives to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement, marketing and consummation of the issuance of any debt securities or the incurrence of any other long-term debt financing by Parent that is reasonably acceptable to each of the Parent and the Company in lieu of the Financing (such financing, the “Permanent Financing”), including, without limitation, (1) consulting with the Company in good faith on the terms and conditions of any Permanent Financing and (2) using its reasonable best efforts to take (or cause to be taken) the following actions

(i) negotiating definitive agreements with respect thereto, on the terms and conditions contained in the Commitment Letter or on such other terms and conditions as are reasonably acceptable to each of Parent and the Company and (ii) arranging as promptly as reasonably practicable the Permanent Financing on or prior to the Closing on the terms and conditions set forth in the Commitment Letter or on such other terms and conditions as are reasonably acceptable to each of Parent and the Company.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.13 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent or any of its affiliates be deemed or construed to require, Parent or any such affiliate to seek or accept the Financing and/or any Permanent Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Commitment Letter (including the exercise of “market flex” provisions) as determined in the reasonable judgment of Parent.

(f) On and prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective directors, officers, employees, agents and advisors to, use commercially reasonable efforts to cooperate with Parent as necessary in connection with the arrangement of the Financing or any Permanent Financing as may be customary and reasonably requested by Parent in writing, including using commercially reasonable efforts to, upon such request of Parent:

(i) make appropriate officers or members of the management team (with appropriate seniority and expertise) available for participation at reasonable times and locations mutually agreed in a reasonable number of meetings, lender and investor presentations, conference calls, road show presentations, due diligence sessions, meetings with prospective lenders and investors, and ratings agencies (it being understood that any such meetings or presentations may be take place virtually);

(ii) (A) provide reasonable assistance in the preparation of any reasonable and customary bank information memoranda (including using commercially reasonable efforts to obtain customary authorization letters (solely with respect to the information specific to the Company or any of its Subsidiaries) to be reasonably included in any such bank information memoranda from a senior officer of the Company) or private placement memoranda, rating agency presentations, marketing and/or syndication materials, in each case with respect to the Company and its Subsidiaries and to the extent customary and reasonable, (B) provide reasonable assistance preparing a customary prospectus, offering memorandum, private placement memorandum or other document to be used in connection with an offering (an “Offering Document”) suitable for use in a customary (electronic) road show relating to debt securities and in customary form for prospectuses used in offerings of public debt securities or offering memoranda used in Rule 144A for life offerings of debt securities, (C) assist Parent in the preparation by Parent of customary pro forma financial statements and projections necessary in connection with the Financing and/or the Permanent Financing, and (D) use commercially reasonable efforts to cause its accountants to cooperate in the provision of any customary “comfort” (including “negative comfort”) in respect of financial information of the Company or any of its Subsidiaries included in any Offering Document; it being understood that (x) Parent shall be solely responsible for preparing any pro forma financial statements or projections described in subclause (C) of this Section 7.13(f)(ii) and (y) the Company shall not be required to provide any of the following: (1) any description of all or any portion of the Financing or any Permanent Financing, (2) financial statements, related party disclosures, or any segment information, in each case that are prepared on a basis not consistent with the Company’s reporting practices used in preparation of the Company Financial Statements, (3) pro forma financial statements or (4) projections (provided, that, for the avoidance of doubt, the Company shall assist Parent in Parent’s preparation of pro forma financial information or projections in subclause (C) of this Section 7.13(f)(ii));

(iii) assist in the preparation and negotiation and execution and delivery as of the Closing of any definitive financing documents (including any schedules and exhibits thereto) as may be reasonably requested by Parent (including using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing and/or any Permanent Financing); provided that the Company shall not be required to deliver any solvency certificate;

(iv) cause the taking of corporate and other actions by the Company and its Subsidiaries reasonably necessary to permit the satisfaction of the conditions to the funding of the Financing and/or any Permanent Financing on the Closing Date; and

(v) provide at least four business days prior to the Closing Date (provided that Parent has made such request at least ten (10) business days prior to the Closing Date) all material documentation and other information about the Company as is reasonably requested by the Parent to satisfy applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(g) Section 7.13(e) notwithstanding:

(i) (x) neither the Company or its Subsidiaries nor any Persons who are directors, officers or employees of the Company or its Subsidiaries shall be required to (A) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (B) execute any document or Contract or incur any liability that is effective prior to the occurrence of the Closing, in each case in connection the Financing and/or any Permanent Financing or the cooperation contemplated by this Section 7.13 (other than, in the case of this clause (B), (1) any customary authorization letter described in the parenthetical in Section 7.13(f)(ii)(A) and (2) any documents or notices required to be delivered pursuant to Section 7.13(i) prior to the Closing Date); provided that, notwithstanding anything to the contrary in this Agreement, no such Persons shall be required to pass resolutions or consents or execute any document or Contract in connection with the Financing or any Permanent Financing unless such Persons are to remain as directors, officers or employees following the Closing (for the avoidance of doubt, nothing contained in this proviso is intended to limit the Company’s obligations under Section 7.13(i));

(ii) (A) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives to a third party undertaken pursuant to the Financing or any Permanent Financing or the cooperation contemplated by this Section 7.13 (other than in connection with any customary authorization letter described in Section 7.13(f)(ii)(A) above) shall be effective until the Closing and (B) in no event shall the Company or any of its Subsidiaries be required to incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any Permanent Financing or any of the foregoing prior to the Closing Date, in each case that would not be reimbursed or indemnified in full by Parent or pay any commitment or other fee;

(iii) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to deliver any financial information with respect to a fiscal period that has not yet ended;

(iv) none of the Company or its Subsidiaries or any of their respective Representatives will be required to provide, or cause to be provided, any legal opinions in connection with (A) the Financing, (B) any Permanent Financing, or (C) the cooperation contemplated by this Section 7.13;

(v) in no event shall the Company or any of its Subsidiaries be required to provide any cooperation in connection with the Financing or any Permanent Financing to the extent that it (A) unreasonably interferes with the ongoing business or operations of the Company and its Subsidiaries (as determined in good faith by the Company) or (B) jeopardizes (in the Company’s reasonable determination) any attorney-client privileges of the Company or any of its Subsidiaries (in which case the Company and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege);

(vi) nothing in Section 7.13(e) shall require any action that would result in a material violation or breach of, or a default under, the Organizational Documents of the Company or its Subsidiaries, any material Contracts to which the Company or its Subsidiaries are a party or any applicable Law;

(vii) none of the Company or its Subsidiaries or any of their respective Representatives shall be required by any provision of this Agreement to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement; and

(viii) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that could reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur personal liability.

(h) In addition, nothing contained in this Section 7.13 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Financing or any Permanent Financing.

(i) During the period from the date of this Agreement to the Corporate Merger Effective Time, Parent and the Company shall, and shall cause their respective Subsidiaries and its and their respective officers, directors, employees and Representatives to, cooperate in good faith to implement any mutually acceptable arrangements in connection with Parent’s and the Company’s and their respective Subsidiaries’ existing credit facilities, indentures or other documents governing or relating to indebtedness in connection with the transactions contemplated by this Agreement, including, without limitation, the repayment or termination of indebtedness, in each case, so long as the effectiveness of such arrangements is conditioned upon the consummation of the Mergers. In further of the foregoing, Parent and the Company shall request from their respective existing lenders, agents, trustees and other debt holders such customary documents in connection with any repayment, refinancing or termination of existing debt in connection with the transactions contemplated by this Agreement (including the Financing or any Permanent Financing), including customary payoff letters and related lien releases.

(j) All non-public or otherwise confidential information regarding the businesses of Parent obtained by the Company or its Representatives pursuant to this Section 7.13 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that Parent and its Subsidiaries will be permitted to disclose such information to the Financing Entities, and that Parent and such Financing Entities may share such information with potential financing sources in connection with any marketing efforts for the Financing and/or any Permanent Financing or any Offering Documents referred to in Section 7.13(f)(ii); provided, however, that the recipients of such information and any other information contemplated to be provided by Parent or any of its Subsidiaries pursuant to this Section 7.13, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda.

(k) All non-public or otherwise confidential information regarding the businesses of the Company and its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 7.13 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the preceding sentence or any other provision set forth herein or in any other agreement between Parent and the Company (or their respective affiliates), the Company agrees that (i) Parent may share information with respect to the businesses of the Company and its Subsidiaries with the Financing Entities, and that Parent and such Financing Entities may share such information with potential financing sources in connection with any marketing efforts for the Financing and/or any Permanent Financing or any Offering Documents referred to in Section 7.13(f)(ii) used in Rule 144A for life offerings of debt securities; provided, however, that the recipients of such information and any other information contemplated to be provided by Parent or any of its Subsidiaries pursuant to this Section 7.13, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda, and (ii) Parent may disclose information to the extent reasonably required (in the good faith judgment of Parent) or desired (in the good faith judgment of Parent and to which the Company does not reasonably object) to be included in any document or Offering Document referred to in Section 7.13(f)(ii) used in a public registered offering of debt securities. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing and/or any Permanent Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of any of them.

7.14 Exemption from Liability under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain the officers and directors of the Company (the “Company Insiders”), both prior to and after the Corporate Merger Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock into shares of Parent Common Stock in the Corporate Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.14. The Company shall deliver to Parent in a reasonably timely fashion prior to the Corporate Merger Effective Time accurate information regarding the Company Insiders, and the Boards of Directors of Parent and the Combined Company, as applicable, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Corporate Merger Effective Time, approve such resolutions as may be required to cause any acquisitions of Parent Common Stock or Parent Equity Awards by any Company Insiders who, immediately following the Mergers, will be officers or directors of the Combined Company subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.15 Transition. As promptly as reasonably practicable after the date hereof, and in all cases subject to applicable Law and Section 7.2, each of Parent and the Company shall, and shall cause its Subsidiaries to, during normal business hours, reasonably cooperate with the other party and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent and the Company. Neither Parent, the Company nor any of their respective Subsidiaries shall be required to take any action under this Section 7.15 if such action would unduly disrupt its business.

7.16 Merger Sub I and Merger Sub II Approval. Promptly following the execution of this Agreement, Parent shall take all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Mergers, to be adopted by the sole stockholder of each Merger Sub and shall promptly provide to the Company written evidence of such approval.

7.17 Company Approval. Promptly following the execution of this Agreement (and in any event, within 4 hours thereof), the Company shall take all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Mergers, to be adopted by the sole stockholder of the Company and shall deliver to Parent within such timeframe, the Written Consent of the Sole Stockholder in the form attached hereto as Exhibit F, as executed by the Company’s sole stockholder.

7.18 Corporate Opportunity Charter Amendment Vote. If the Corporate Opportunity Charter Amendment Vote is not received at the Parent Meeting or any adjournment or postponement thereof, the Combined Company shall cause the Corporate Opportunity Charter Amendment, as applicable, to be submitted to the holders of shares of Parent Common Stock for their approval at the next annual meeting of its stockholders occurring following the Closing Date, and the Combined Company and the Board of Directors of the Combined Company shall recommend that the holders of shares of Parent Common Stock vote in favor of, and use reasonable best efforts to take all action necessary to obtain, the Corporate Opportunity Charter Amendment Vote at such annual meeting and cause the Charter Amendment to become effective immediately after the receipt of the Corporate Opportunity Charter Amendment Vote.

7.19 Resignation Letters. The Company shall use its commercially reasonable efforts to deliver to Parent at or prior to the Closing, a resignation letter from each officer and director of the Company and the Company Subsidiaries, in each case as requested by Parent, effective as of, and contingent upon, the Closing.

7.20 Post-Signing Financial Statements. Following the date of this Agreement through the Closing Date, to the extent not otherwise provided pursuant to Section 7.13, the Company shall prepare and deliver to Parent (a) an audited consolidated balance sheet, statement of income, statement of shareholders’ equity and statement of cash flows and associated footnotes of Tech Data Corporation and its Subsidiaries, in compliance with GAAP and SEC Regulation S-X, and shall use commercially reasonable efforts to obtain an unqualified opinion from the Company’s accountants, in each case in respect of any fiscal year of the Company ending after January 31, 2020 and on or prior to the date that is at least 90 days prior to the Closing Date (the “Post-Signing Audited Financial Statements”) and (b) an unaudited consolidated balance sheet, statement of income, statement of shareholders’ equity and statement of cash flows of Tech Data Corporation and its Subsidiaries, in compliance with GAAP and SEC Regulation S-X, in respect of any fiscal quarter (other than the fourth fiscal quarter of any fiscal year of the Company) ending after the date hereof and on or prior to the date that is at least 45 days prior to the Closing Date, with a comparison to the corresponding fiscal quarter of the prior fiscal year, with related footnotes (“Post-Signing Quarterly Financials”, and together with the Post-Signing Audited Financial Statements, the “Post-Signing Financials”). The Company shall also use commercially reasonable efforts to obtain consents of accountants for use of their reports in any SEC filings by Parent that are required to include historical financial information of the Company to the extent originally reported upon by such accountants.

7.21 Company Equity Contribution. Prior to the Corporate Merger Effective Time, the Company shall cause one or more of its applicable affiliates to make an equity contribution to the Company of at least $500,000,000 in cash, in exchange for shares of Company Common Stock (the “Equity Contribution” ). In no event shall the Equity Contribution increase the Aggregate Stock Consideration or the Aggregate Cash Consideration.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Corporate Merger Effective Time of the following conditions:

(a) Parent Stockholder Approval. The Requisite Parent Vote shall have been obtained and remain in full force and effect.

(b) Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, as applicable, subject to official notice of issuance.

(c) Regulatory Approvals. (i) Any waiting period (and any extensions thereof) applicable to the Mergers under the HSR Act shall have expired or been terminated; (ii) any timing agreement(s) with the Federal Trade Commission and/or the Antitrust Division of the Department of Justice applicable to the consummation of the Mergers (if any) has expired or otherwise does not prohibit consummation of the Mergers and (iii) all other Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods (and any extensions thereof in respect thereof shall have expired or been terminated).

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the Mergers shall be in effect. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal consummation of the Mergers.

8.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the Corporate Merger Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.1(a), Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3(a), Section 4.3(b)(i), Section 4.6 and Section 4.7(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (provided, however, in the case of Section 4.2(a) only, shall be true and correct other than such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.5(e) (in each case after giving effect to the lead-in to Article IV) shall be true and correct as of the date of the Agreement and shall be true and correct in all respects, as to Section 4.5(e)(i), and in all material respects, as to Section 4.5(e)(ii), as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.5(a), Section 4.5(b), Section 4.5(c), Section 4.7(b), Section 4.9, Section 4.17, Section 4.19 and Section 4.20 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects, without giving effect to any qualification as to materiality set forth in such representations or warranties, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(d) Investor Rights Agreement. Parent shall have delivered a duly executed counterpart of the Investor Rights Agreement.

8.3 Conditions to Obligations of Parent, Merger Sub I and Merger Sub II. The obligation of Parent, Merger Sub I and Merger Sub II to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Corporate Merger Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 5.1(a), Section 5.2(a), Section 5.3(a), Section 5.3(b)(i), Section 5.6 and Section 5.7(a) (in each case, after giving effect to the lead-in to Article V) shall be true and correct (provided, however, in the case of Section 5.2(a) and Section 5.3(a) only, shall be true and correct other than such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of the Company set forth in Section 5.1(a). The representations and warranties of the Company set forth in Section 5.5(d) (in each case after giving effect to the lead-in to Article V) shall be true and correct as of the date of the Agreement and shall be true and correct in all respects, as to Section 5.5(d)(i), and in all material respects, as to Section 5.5(d)(ii), as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company set forth in Section 5.5(a), Section 5.5(b), Section 5.7(b), Section 5.9, Section 5.16 and Section 5.18 (in each case, after giving effect to the lead-in to Article V) shall be true and correct in all material respects, without giving effect to any qualification as to materiality set forth in such representations or warranties, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Company Stockholder Approval. The Written Consent of the Sole Stockholder shall have been executed by the sole stockholder of the Company and shall remain in full force and effect.

(e) Investor Rights Agreement. Tiger Parent Holdings, L.P. shall have delivered a duly executed counterpart of the Investor Rights Agreement.

(f) Officer’s Certificate. Parent shall have received a certificate executed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(g) Equity Contribution. The Equity Contribution shall have been made and Parent shall have received evidence thereof reasonably acceptable to Parent.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Corporate Merger Effective Time, whether before or (except in the case of Section 9.1(e) or Section 9.1(f)) after receipt of the Requisite Parent Vote:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers and such denial has become final and nonappealable or (ii) any Law or order issued after the date of this Agreement permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers shall have become final and non-appealable, unless the denial of such Requisite Regulatory Approval or issuance of such Law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers, as applicable, shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before 11:59 p.m. on December 22, 2021 (as it may be extended pursuant to this clause (c), the “Termination Date”); provided, however, that if as of December 22, 2021 a Specified Circumstance exists and each of the conditions set forth in Section 8.2 and Section 8.3 (other than with respect to the Specified Circumstance) is satisfied or has been waived, than either Parent or the Company may, by providing notice to the other party, extend the Termination Date to 11:59 p.m. on March 22, 2022; provided, further, that if as of March 22, 2022 a Specified Circumstance exists and each of the conditions set forth in Section 8.2 and Section 8.3 (other than with respect to the Specified Circumstance) is satisfied or has been waived, than either Parent or the Company may, by providing notice to the other party, extend the Termination Date to 11:59 p.m. on June 22, 2022; and provided, further, that a party may not elect to make such an extension if the failure of the Closing to occur by such date is principally due to the failure of the party seeking the extension pursuant to this clause (c) to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any breach or failure to be true of the representations or warranties set forth in this Agreement on the part of Parent, in the case of a termination by the Company, or the Company, in the case of a termination by Parent, which breach or failure to be true, either individually or in the aggregate with all other breaches or failure to be true, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by the Company, or Section 8.3, in the case of a termination by Parent, and which is not cured within thirty (30) days (or such fewer days as remain prior to the Termination Date) following written notice to Parent, in the case of a termination by the Company, or the Company, in the case of a termination by Parent, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by either Parent or the Company if the Requisite Parent Vote shall not have been obtained following a vote taken at the Parent Meeting (unless such Parent Meeting has been validly adjourned or postponed, or validly requested by the Company to be adjourned or postponed, in accordance with Section 7.3, in which case at the final adjournment or postponement thereof) upon the approval of the Share Issuance or the Authorized Share Charter Amendment by the stockholders of Parent;

(f) by the Company, at any time prior to obtaining the Requisite Parent Vote, if (i) Parent or the Board of Directors of Parent shall have made a Recommendation Change, (ii) Parent has committed a Willful Breach of its obligations under Section 7.10(a) or (iii) Parent has committed a Willful Breach of its obligations under Section 7.10(c) that actually prejudices the Company; or

(g) by Parent, at any time prior to obtaining the Requisite Parent Vote, in order to accept a Superior Proposal.

For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (i) in no event shall Parent’s breach or Willful Breach of any obligation that is not specifically set forth in Section 7.10(a) or Section 7.10(c), whether or not such obligation is related to, similar to, connected with, or derivative of any of the obligations of Parent set forth in Section 7.10(a) or Section 7.10(c), be deemed, solely in and of itself, to trigger the Company’s termination right under Section 9.1(f) (it being understood that facts or occurrences giving rise or contributing to such breach or Willful Breach may be taken into account in determining whether there has been a Willful Breach of the obligations under Section 7.10(a) or Section 7.10(c)); and (ii) any notice (including advising or keeping apprised) or delivery upon the Company as required under Section 7.10(c) shall be deemed effective if such notice or delivery is given in accordance with Section 10.5.

9.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors or any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b), Section 7.11, this Section 9.2 and Article X shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means, with respect to any party, a material breach or failure to perform that is the consequence of an act or omission of such party with the knowledge that such act or omission would cause a material breach of this Agreement.

(b) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(e) then Parent shall pay the Company, by wire transfer, a cash amount equal to the aggregate amount of all reasonable fees, costs and other expenses directly related to the Mergers incurred by the Company or its affiliates (the “Company Expenses”).

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Parent or shall have been made publicly to the stockholders of Parent or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Parent Meeting) an Acquisition Proposal, in each case with respect to Parent and (A) thereafter this Agreement is terminated by the Company pursuant to Section 9.1(d) or either Parent or the Company pursuant to Section 9.1(e) and (B) prior to the date that is twelve (12) months after the date of such termination, Parent consummates or enters into a definitive agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), and actually consummates the transaction with respect to such Acquisition Proposal thereafter, then Parent shall, on the date of consummation of such transaction, pay the Company, by wire transfer of same-day funds, a fee equal to: (x) $131,683,200, if the earlier of (1) Parent consummating the Acquisition Proposal or (2) Parent entering into the definitive agreement with respect to the Acquisition Proposal occurs prior to the date that is six (6) months after the date of termination; (y) $86,275,200, if the earlier of (1) Parent consummating the Acquisition Proposal or (2) Parent entering into the definitive agreement with respect to the Acquisition Proposal occurs after the date that is six (6) months after the date of termination and prior to the date that is nine (9) months after the date of termination; or (z) $40,867,200, if the earlier of (1) Parent consummating the Acquisition Proposal or (2) Parent entering into the definitive agreement with respect to the Acquisition Proposal occurs after the date that is nine (9) months after the date of termination and prior to the date that is twelve (12) months after the date of termination (such applicable amount, the “Tail Termination Fee”) (in the case of termination by Parent or the Company pursuant to Section 9.1(e), without duplication of the amount of Company Expenses actually paid by Parent); provided, that for purposes of this Section 9.2(c)(i), all references in the definition of Acquisition Proposal to “twenty percent (20%)” and “eighty percent (80%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(f) or by Parent pursuant to Section 9.1(g) then Parent shall pay the Company, by wire transfer of same-day funds, a fee equal to $131,683,200 (the “Termination Fee”) within two (2) business days of the date of termination.

(d) Except in the case of a Willful Breach by Parent which shall be subject to Section 9.2(a), following the termination of this Agreement in accordance with its terms, the payment of the Tail Termination Fee, Termination Fee and/or the Company Expenses, as applicable, by Parent, in circumstances in which they are due pursuant to the terms of this Agreement, together with any amounts payable pursuant to this Section 9.2(d) in connection therewith, shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of the Company against Parent and the Financing Parties and any of their respective affiliates and any of their respective current or former Representatives relating to or arising out of this Agreement or the transactions contemplated herein (including for any breach or failure to perform hereunder or otherwise). Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall Parent be required to pay both the Tail Termination Fee and the Termination Fee, or either of such fees more than once. Except in the case of a Willful Breach by the Company which shall be subject to Section 9.2(a), following the termination of this Agreement in accordance with its terms, the Company shall have no further liability to Parent, Merger Sub I or Merger Sub II. Each of Parent and the Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails promptly to pay the amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company, as the case may be, fails to pay the amounts payable pursuant to this Section 9.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Parent Vote; provided, however, that after the receipt of the Requisite Parent Vote, there may not be, without further approval of the stockholders of Parent, any amendment of this Agreement that requires such further approvals under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof; provided, further, that Sections 9.2(d), 10.1, 10.9, 10.10, 10.11, 10.15, and the last sentence of Section 10.12 (and any definitions used in such provisions or other provisions of this Agreement to the extent an amendment, supplement, waiver or other modification of such definitions or other provisions would modify the substance of such sections) shall not be amended, supplemented waived or otherwise modified in a manner that would be materially adverse to the Financing Parties without the prior written consent of the Financing Parties; and provided, further, that for the avoidance of doubt Section 7.7 shall not be amended, supplemented waived or otherwise modified without the prior written consent of Tiger Parent Holdings, L.P.

10.2 Extension; Waiver. At any time prior to the Corporate Merger Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Parent Vote, there may not be, without further approval of the stockholders of Parent, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Corporate Merger Effective Time, except for (a) Section 7.7 and Section 7.8 and (b) those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Corporate Merger Effective Time.

10.4 Expenses. Except as otherwise expressly provided in this Agreement, including as provided in Section 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Parent and the Company. Except as set forth in Section 3.1(c), subject to the occurrence of the Closing, Parent will pay or cause to be paid all transfer (including real estate transfer), stamp and documentary Taxes imposed on Parent, the Company, the Combined Company or their respective subsidiaries as a result of the consummation of the Mergers.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission if the email is sent by 5:00 p.m. Eastern Time or, if after, the day following the date of transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, Merger Sub I or Merger Sub II, to:

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Attention:           Simon Leung, Senior Vice President, General Counsel, and Corporate Secretary

Email:                 SimonL@synnex.com

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention:           Allison Leopold Tilley

                            Christina F. Pearson

E-mail:               allison@pillsburylaw.com

                    christina.pearson@pillsburylaw.com

and

(b) if to the Company, to:

Tiger Parent (AP) Corporation

c/o Tech Data Corporation

5350 Tech Data Drive

Mail Stop A2-3

Clearwater, FL 33760

Attention:           David Vetter, Executive Vice President,

                            Chief Legal Officer

Email:                david.vetter@techdata.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:           Andrew J. Nussbaum

                            Zachary S. Podolsky

E-mail:               AJNussbaum@wlrk.com

                            ZSPodolsky@wlrk.com

10.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used herein, the term “made available” means any document or other information that was (a) provided in writing by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof, or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The Parent Disclosure Schedule and the Company Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

10.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Investor Rights Agreement, the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.9 Governing Law; Jurisdiction.

(a) This Agreement, the transactions that are the subject of this Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without regard to any applicable conflicts of law principles (collectively, “Delaware Claims”).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with the Delaware Claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective upon personal service or 10 days after notice is given by both email and express courier (with confirmation) as provided by Section 10.5 including a courtesy copy (by email) to all counsel.

10.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE FINANCING OR ANY PERMANENT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything to the contrary contained in this Agreement or otherwise, each of Parent and Merger Sub and the Surviving Corporation may assign any of its rights, but not its obligations, under this Agreement to any of the Financing Parties as collateral security. Except as otherwise specifically provided in Section 7.7 and Section 7.8 this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.12 Specific Performance. The parties hereto agree that irreparable damage, for which money damages would not be sufficient relief, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that, prior to the valid termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened in writing breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, in no event shall the Company or any of its affiliates be entitled to seek the remedy of specific performance of this Agreement directly against any Financing Entity; provided that nothing in this Section 10.12 shall in any way limit or modify the obligations of any Financing Entity to Parent, Merger Sub I or Merger Sub II under the Commitment Letter.

10.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

10.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.15 Financing Entities. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement, the Financing, any Permanent Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing, any Permanent Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, (b) agrees that any such action shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter, agreement or document relating to the Financing or any Permanent Financing, (c) agrees not to bring or support or permit the Company or any of its Subsidiaries or its affiliates to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Entity in any way arising out of or relating to, this Agreement, the Financing, any Permanent Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, its Subsidiaries and its controlled affiliates in any such action shall be effective if notice is given in accordance with Section 10.5, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY ACTION BROUGHT AGAINST THE

FINANCING ENTITIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE FINANCING, ANY PERMANENT FINANCING, ANY COMMITMENT LETTER RELATING THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) agrees that none of the Financing Entities will have any liability to the Company, its Subsidiaries or any of its controlled affiliates or Representatives (in each case, other than Parent or its Subsidiaries) relating to or arising out of this Agreement, the Financing, any Permanent Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; provided, that, notwithstanding the foregoing, nothing in this Section 10.15(g) shall in any way limit or modify the obligations of any Financing Entity to Parent, Merger Sub I or Merger Sub II under the Commitment Letter and (h) agrees that (and each other party hereto agrees that) the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.15, and that such provisions and the definitions of “Financing Entities” and “Financing Parties” shall not be amended in any way adverse to the Financing Entities without the prior written consent of the Financing Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TIGER PARENT (AP) CORPORATION

By:	/s/ David R. Vetter
	Name:	David R. Vetter
	Title:	Executive Vice President, Chief Legal Officer

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President, General Counsel and Corporate Secretary

SPIRE SUB I, INC.

By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President, General Counsel and Corporate Secretary

SPIRE SUB II, LLC

By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Authorized Share Charter Amendment

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

SYNNEX CORPORATION

SYNNEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is SYNNEX Corporation (the “Company”). The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on September 4, 2003 under the name SYNNEX Corp.

SECOND: This amendment to the Certificate of Incorporation of the Company as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Company.

THIRD: Article IV(A) of the Certificate of Incorporation as presently in effect is amended to read in its entirety as follows:

“A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is two hundred five million (205,000,000), of which two hundred million (200,000,000) shares of the par value of $0.001 each shall be Common Stock (the “Common Stock”) and five million (5,000,000) shares of the par value of $0.001 each shall be Preferred Stock (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.”

FOURTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this [    ] day of [            ], 2021.

SYNNEX CORPORATION

By:
Name: Simon Y. Leung
Title: SVP, General Counsel and Corporate Secretary

Exhibit B

Form of Corporate Opportunity Charter Amendment

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

SYNNEX CORPORATION

SYNNEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

SECOND: The name of the corporation is SYNNEX Corporation (the “Company”). The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on September 4, 2003 under the name SYNNEX Corp.

SECOND: This amendment to the Certificate of Incorporation of the Company as set forth below has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Company.

THIRD: Article X of the Certificate of Incorporation as presently in effect is amended to read in its entirety as follows:

ARTICLE X

Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article X, or Articles V, VI, VIII, IX and XI.

FOURTH: A new Article XI of the Certificate of Incorporation is hereby added as follows:

ARTICLE XI

A. Recognition of Corporate Opportunities. In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of the Apollo Entities (as defined below) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) the Apollo Entities and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve the Apollo Entities and their respective Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of the Apollo Entities and their respective Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the Delaware General Corporation Law), each Identified Person (i) shall have the right to, directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, whether on its own account or as a partner, equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, manager, or assignee of any other person or entity, with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or that directly or indirectly competes with the Corporation or any of its Affiliates.

B. Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the Delaware General Corporation Law, the Corporation and its Affiliates will have no interest in, and no expectation that such Competitive Opportunity be offered to it, except as may be otherwise agreed in writing between the Corporation and the Apollo Entities. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the Apollo Entities and their respective Affiliates or Identified Person’s Affiliates or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Restated Certificate of Incorporation, as amended, to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.

C. Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

D. Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Restated Certificate of Incorporation, as amended, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall (i) an employee of the Corporation or any of its subsidiaries be deemed to be an “Identified Person”, and (ii) the Corporation be deemed to have waived or renounced any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any Competitive Opportunity that is presented to an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee (a) is a director or officer of the Corporation or any of its subsidiaries or their respective affiliates or (b) otherwise would be an Identified Person absent being an employee of the Corporation or any of its subsidiaries.

E. Section 122(17) of the Delaware General Corporation Law. For the avoidance of doubt, subject to paragraph D of this Article XI, this Article XI is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the Delaware General Corporation Law, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the Delaware General Corporation Law.

F. Definitions. Solely for purposes of this Article XI, “Affiliate” shall mean (i) with respect to the Apollo Entities, any person or entity that, directly or indirectly, is controlled by an Apollo Entity, controls an Apollo Entity, or is under common control with an Apollo Entity, but excluding (a) the Corporation, and (b) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (ii) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; and “Apollo Entities” shall mean, collectively, Apollo Global Management, Inc., its subsidiaries (collectively, “Apollo”), and investment funds managed, sponsored or advised by affiliates of Apollo, including Apollo Management IX, L.P.

FIFTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this [    ] day of [            ], 2021.

SYNNEX CORPORATION

By:
Name:
Title:

Exhibit C

Form of Bylaws of the Combined Company

SECOND AMENDED AND RESTATED

BYLAWS

OF

SYNNEX CORPORATION

(a Delaware corporation)

-i-

-ii-

SECOND AMENDED AND RESTATED

BYLAWS

OF

SYNNEX CORPORATION

(a Delaware corporation)

ARTICLE XI

Offices

11.1 Principal Office. The registered office of the corporation shall be 1209 Orange Street, Wilmington, Delaware 19801, and the name of the registered agent in charge thereof is The Corporation Trust Company.

11.2 Additional Offices. The corporation may also have offices at such other places, either within or without the State of Delaware, as the Board of Directors (the “Board”) may from time to time designate or the business of the corporation may require.

ARTICLE XII

Meeting of Stockholders

12.1 Place of Meeting. Meetings of stockholders may be held at such place, either within or without of the State of Delaware, as may be designated by or in the manner provided in these Bylaws, or, if not so designated, at the registered office of the corporation or the principal executive offices of the corporation.

12.2 Annual Meeting. Annual meetings of stockholders shall be held each year at such date and time as shall be designated from time to time by the Board or the Chief Executive Officer or Co-Chief Executive Officer (in the event there are two or more Co-Chief Executive Officers, each a “Chief Executive Officer”) and stated in the notice of the meeting. At such annual meeting, the stockholders shall elect by a plurality vote a Board of Directors. The stockholders shall also transact such other business as may properly be brought before the meetings.

To be properly brought before the annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or the Chief Executive Officer, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or the Chief Executive Officer, or (c) otherwise properly brought before the meeting by a stockholder of record. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice must be delivered personally or deposited in the United States mail, or delivered to a common carrier for transmission to the recipient or actually transmitted by the person giving the notice by electronic means to the recipient or sent by other means of written communication, postage or delivery charges prepaid in all such cases, and received at the principal executive offices of the corporation, addressed to the attention of the Secretary of the corporation, not less than fifty (50) days nor more than seventy-five (75) days prior to the scheduled date of the meeting (regardless of any postponements, deferrals or adjournments of that meeting to a later date); provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the scheduled annual meeting was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the scheduled meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the corporation that are owned beneficially by the stockholder, and (iv) any material interest of the stockholder in such business.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section; provided, however, that nothing in this Section shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting.

The Chairman of the Board of the corporation (or such other person presiding at the meeting in accordance with these Bylaws) shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

12.3 Special Meetings. Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or by the Restated Certificate of Incorporation, by the Chief Executive Officer or Secretary only at the request of the Chairman of the Board of Directors, or by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

12.4 Notice of Meetings. Written notice of stockholders’ meetings, stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days prior to the meeting.

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

12.5 Business Matter of a Special Meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice, except to the extent such notice is waived or is not required.

12.6 List of Stockholders. The officer in charge of the stock ledger of the corporation or the transfer agent shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, at a place within the city where the meeting is to be held, which place, if other than the place of the meeting, shall be specified in the notice of the meeting. The list shall also be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present in person thereat.

12.7 Organization and Conduct of Business. The Chairman of the Board or, in his or her absence, the Chief Executive Officer or President of the corporation or, in their absence, such person as the Board may have designated or, in the absence of such a person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as Chairman of the meeting. In the absence of the Secretary of the corporation, the Secretary of the meeting shall be such person as the Chairman appoints.

The Chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order.

12.8 Quorum and Adjournments. Except where otherwise provided by law or the Restated Certificate of Incorporation or these Bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented in proxy, shall constitute a quorum at all meetings of the stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to have less than a quorum if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat who are present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

12.9 Voting Rights. Unless otherwise provided in the Restated Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder.

12.10 Majority Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Restated Certificate of Incorporation or of these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question.

12.11 Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to vote, or entitled to receive payment of any dividend or other distribution, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action. If the Board does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

12.12 Proxies. Every person entitled to vote for directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of the corporation. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of three (3) years from the date of the proxy, unless otherwise provided in the proxy.

12.13 Inspectors of Election. The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

12.14 Action Without a Meeting. No action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE XIII

Directors

13.1 Number, Election, Tenure and Qualifications. Subject to the rights of any stockholder as set forth in any agreement with the corporation, including the Investor Rights Agreement, dated [•], by and between the corporation and Tiger Parent Holdings, L.P. (as it may be amended or supplemented from time to time) (any such agreement, an “Investor/Company Agreement”), the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors or stockholders at the annual meeting or any special meeting called for that purpose. The classes of directors that shall constitute the whole Board of Directors shall be as provided in the Restated Certificate of Incorporation.

At each annual meeting of the stockholders, directors shall be elected for that class of directors whose terms are expiring, except as otherwise provided in Section 3.2 of this Article, and each director so elected shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation.

Subject to the rights of any stockholders pursuant to any Investor/Company Agreement or the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations of persons for election to the Board of Directors at the annual meeting, by or at the direction of the Board of Directors, may be made by any nominating committee or person appointed by the Board of Directors; nominations may also be made by any stockholder of record of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder’s notice shall be delivered personally or deposited in the United States mail, or delivered to a common carrier for transmission to the recipient or actually transmitted by the person giving the notice by electronic means to the recipient or sent by other means of written communication, postage or delivery charges prepaid in all such cases, and received at the principal executive offices of the corporation addressed to the attention of the Secretary of the corporation not less than one hundred twenty (120) days prior to the scheduled date of the meeting (regardless of any postponements, deferrals or adjournments of that meeting to a later date); provided, however, that, in the case of an annual meeting and in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 7th day following the day on which such notice of the date of the scheduled meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of capital stock of the corporation that are owned beneficially by the person, (iv) a statement as to the person’s citizenship, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the corporation that are owned beneficially by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein or pursuant to the terms of any Investor/Company Agreement that otherwise provides stockholders with specific rights with respect to nominating persons to serves as directors.

In connection with any annual meeting, the Chairman of the Board of Directors (or such other person presiding at such meeting in accordance with these Bylaws) shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Directors shall serve as provided in the Restated Certificate of Incorporation of the corporation. Directors need not be stockholders.

13.2 Enlargement and Vacancies. The number of members of the Board of Directors may be increased at any time by vote of a majority of the directors then in office. Subject to the terms of any Investor/Company Agreement, sole power to fill vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be vested in the Board of Directors through action by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until the next annual election at which the term of the class to which they have been elected expires and until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal from office, death or incapacity. If there are no directors in office, then an election of directors may be held in the manner provided by statute. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, these by-laws, or any Investor/Company Agreement, may exercise the powers of the full board until the vacancy is filled.

13.3 Resignation and Removal. Any director may resign at any time upon written notice to the corporation at its principal place of business or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt of such notice unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event. Any director or the entire Board may be removed, with or without cause, by the holders of at least a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Certificate of Incorporation.

13.4 Powers. The business of the corporation shall be managed by or under the direction of the Board which may exercise all such powers of the corporation and do all such lawful acts and things which are not by statute or by the Restated Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

13.5 Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, such Chairman shall, when present, preside at all meetings of the stockholders and the Board. The Chairman shall perform such duties and possess such powers as are customarily vested in the office of the Chairman of the Board or as may be vested in the Chairman by the Board of Directors.

13.6 Place of Meetings. The Board may hold meetings, both regular and special, either within or without the State of Delaware.

13.7 Annual Meetings. The annual meetings of the Board shall be held immediately following the annual meeting of stockholders, and no notice of such meeting shall be necessary to the Board, provided a quorum shall be present. The annual meetings shall be for the purposes of organization, and an election of officers and the transaction of other business.

13.8 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as may be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given prompt notice of such determination, which notice shall comply with the requirements set forth in Section 3.9.

13.9 Special Meetings Special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary, or on the written request of two or more directors, or by one director in the event that there is only one director in office. Notice of the time and place of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or telegram, cable, commercial delivery service, telex, facsimile transmission, or electronic means, charges prepaid, sent to such director’s business or home address as they appear upon the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of holding of the meeting. In case such notice is delivered personally or by telegram, cable, commercial delivery service, telex, facsimile transmission, or electronic means, it shall be so delivered at least four hours prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

13.10 Quorum, Action at Meeting, Adjournments. At all meetings of the Board, a majority of directors then in office, but in no event less than one third (1/3) of the entire Board, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by law or by the Restated Certificate of Incorporation. For purposes of this section, the term “entire Board” shall mean the number of directors last fixed by the stockholders or directors, as the case may be, in accordance with law and these Bylaws; provided, however, that if less than all the number so fixed of directors were elected, the “entire Board” shall mean the greatest number of directors so elected to hold office at any one time pursuant to such authorization. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

13.11 Action Without Meeting. Unless otherwise restricted by the Restated Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

13.12 Telephone Meetings. Unless otherwise restricted by the Restated Certificate of Incorporation or these Bylaws, any member of the Board or any committee thereof may participate in a meeting of the Board or of any committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

13.13 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Restated Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution designating such committee or the Restated Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and make such reports to the Board as the Board may request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the conduct of its business by the Board.

13.14 Fees and Compensation of Directors. Unless otherwise restricted by the Restated Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

13.15 Rights of Inspection. Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director.

ARTICLE XIV

Officers

14.1 Officers Designated. The officers of the corporation shall be chosen by the Board of Directors and shall be the Chief Executive Officer, a Secretary and a Chief Financial Officer. The office of Chief Executive Officer may be held by more than one person, each with the title Co-Chief Executive Officer. The Board may also choose a President, a Chief Operating Officer, one or more Vice Presidents, and one or more assistant Secretaries. Any number of offices may be held by the same person, unless the Restated Certificate of Incorporation or these Bylaws otherwise provide.

14.2 Election. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose the Chief Executive Officer or Co-Chief Executive Officers, a Secretary and a Chief Financial Officer. Other officers may be appointed by the Board of Directors at such meeting, at any other meeting, or by written consent or may be appointed by the Chief Executive Officer or Officers pursuant to a delegation of authority from the Board of Directors.

14.3 Tenure. The officers of the corporation shall hold office until their successors are chosen and qualify, unless a different term is specified in the vote choosing or appointing such officer, or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors or by the Chief Executive Officer may be removed with or without cause at any time by the affirmative vote of a majority of the Board of Directors or a committee duly authorized to do so, except that any officer appointed by the Chief Executive Officer may also be removed at any time by the Chief Executive Officer. Any vacancy occurring in any office of the corporation may be filled by the Board of Directors, at its discretion. Any officer may resign by delivering such officer’s written resignation to the corporation at its principal place of business or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

14.4 Compensation. The salaries of all officers of the corporation shall be fixed from time to time by the Board and no officer shall be prevented from receiving a salary because he is also a director of the corporation.

14.5 The Chief Executive Officer or Co-Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board to the Chairman of the Board, the Chief Executive Officer or in the event there are Co-Chief Executive Officers, either Co-Chief Executive Officer, shall preside at all meetings of the stockholders and in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board, shall have general and active management of the business of the corporation as determined from time to time by the Board of Directors and shall see that all orders and resolutions of the Board are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the corporation.

14.6 The President. The President shall, in the event there be no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability or refusal to act, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board, the Chairman of the Board, the Chief Executive Officer or these Bylaws.

14.7 The Vice President. The Vice President (or in the event there be more than one, the Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the President or in the event of his or her disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and subject to all the restrictions upon the President. The Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board, the President, the Chairman of the Board or these Bylaws.

14.8 The Secretary. The Secretary shall attend all meetings of the Board and the stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees, when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board, and shall perform such other duties as may from time to time be prescribed by the Board, the Chairman of the Board or the Chief Executive Officer, under whose supervision he or she shall act. The Secretary shall have custody of the seal of the corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the corporation and to attest the affixing thereof by his or her signature. The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

14.9 The Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order designated by the Board (or in the absence of any designation, in the order of their election) shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board.

14.10 The Chief Financial Officer. The Chief Financial Officer shall have the custody of the Corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board. The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the corporation.

14.11 Bond. If required by the Board of Directors, any officer shall give the corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of such officer’s office and for the restoration to the corporation of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or under such officer’s control and belonging to the corporation.

14.12 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE XV

Notices

15.1 Deliver. Whenever, under the provisions of law, or of the Restated Certificate of Incorporation or these Bylaws, written notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at such person’s address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or delivered to a nationally recognized courier service. Unless written notice by mail is required by law, written notice may also be given by telegram, cable, telecopy, commercial delivery services, telex or similar means, addressed to such director or stockholder at such person’s address as it appears on the records of the corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the corporation or the person sending such notice and not by the addressee. Oral notice or other in-hand delivery, in person or by telephone, shall be deemed given at the time it is actually given.

15.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or of the Restated Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. In addition to the foregoing, notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals executed under this Section 5.2 shall be filed with the corporate records or made a part of the minutes of the meeting.

ARTICLE XVI

Indemnification

16.1 Actions Other Than By or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

16.2 Actions By or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

16.3 Success on the Merits. To the extent that any person described in Sections 6.1 or 6.2 of this Article 6 has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

16.4 Specific Authorization. Any indemnification under Sections 6.1 or 6.2 of this Article 6 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the corporation.

16.5 Advance Payment. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided for in Section 6.4 of this Article 6 upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount unless it shall ultimately be determined that such person is entitled to indemnification by the corporation as authorized in this Article 6.

16.6 Non-Exclusivity. The indemnification provided by this Article 6 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or amendment of any of the provisions of this Article 6 shall not adversely affect any right or potential right of any indemnitee existing at the time of such repeal or amendment.

16.7 Insurance. The Board of Directors may authorize, by a vote of the majority of the full board, the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article 6.

16.8 Severability. If any word, clause or provision of this Article 6 or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

16.9 Intent of Article. The intent of this Article 6 is to provide for indemnification to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. To the extent that such Section or any successor Section may be amended or supplemented from time to time, this Article 6 shall be amended automatically and construed so as to permit indemnification to the fullest extent from time to time permitted by law.

ARTICLE XVII

Capital Stock

17.1 Certificates for Shares. The shares of the corporation shall be represented by certificates or shall be uncertificated. Certificates shall be signed by, or in the name of the corporation by, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by the Chief Financial Officer, the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required by the General Corporation Law of the State of Delaware or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

17.2 Signatures on Certificates. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

17.3 Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate of shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated share, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

17.4 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

17.5 Lost, Stolen or Destroyed Certificates. The Board may direct that a new certificate or certificates be issued to replace any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing the issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE XVIII

Certain Transactions

18.1 Transactions with Interested Parties. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction or solely because the vote or votes of such director or officer are counted for such purpose, if:

(a) the material facts as to such person’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) the material facts as to such person’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

18.2 Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE XIX

General Provisions

19.1 Dividends. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the General Corporation Law of the State of Delaware or the provisions of the Restated Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Restated Certificate of Incorporation.

19.2 Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

19.3 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

19.4 Corporate Seal. The Board of Directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The seal may be altered from time to time by the Board of Directors.

19.5 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

19.6 Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

19.7 Representation of Shares of Other Corporations. The Chief Executive Officer, the President or any Vice President or the Secretary or any Assistant Secretary of this corporation is authorized to vote, represent and exercise on behalf of this corporation all rights incident to any and all shares of any corporation or corporations standing in the name of this corporation. The authority herein granted to said officers to vote or represent on behalf of this corporation any and all shares held by this corporation in any other corporation or corporations may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

ARTICLE XX

Amendments

The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws, provided, however, that any adoption, amendment or repeal of these Bylaws by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66-2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the board). The stockholders shall also have power to adopt, amend or repeal these Bylaws, provided, however, that in addition to any vote of the holders of any class or series of stock of this corporation required by law or by the Restated Certificate of Incorporation of this corporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of these Bylaws.

ARTICLE XXI

Exclusive Forum

21.1 Exclusive Forum. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent of the corporation to the corporation or the corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or these bylaws or the certificate of incorporation of the corporation (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine or asserting an “internal corporate claim” (as that term is defined in Section 115 of the DGCL) (any action, proceeding or claim described in clauses (i) through (iv) being referred to as a “Covered Action”) shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

21.2 Personal Jurisdiction. If any Covered Action is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by law, be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

21.3 Notice. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article 11.

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Exhibit D

Parent Bylaw Amendment

Exhibit E

Form of Investor Rights Agreement

INVESTOR RIGHTS AGREEMENT

by and among

SYNNEX CORPORATION

and

THE APOLLO STOCKHOLDERS

named herein

Dated as of [●], 2021

SCHEDULE A: APOLLO STOCKHOLDERS

EXHIBIT A

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, by and among SYNNEX Corporation, a Delaware corporation (the “Corporation”) and Tiger Parent Holdings, L.P. (the “Initial Stockholder”). Each of the Corporation and the Initial Stockholder are sometimes referred to as a “Party”.

WHEREAS, the Corporation is party to that certain Agreement and Plan of Merger, dated as of March 22, 2021, by and among the Corporation, Tiger Parent (AP) Corporation, a Delaware corporation, Spire Sub I, Inc., a Delaware corporation, and Spire Sub II, LLC, a Delaware limited liability company (as may be amended or supplemented from time to time, the “Merger Agreement”);

WHEREAS, pursuant to and in connection with the closing of the transactions contemplated by the Merger Agreement, the Corporation and the Initial Stockholder wish to enter into this Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1 Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, with respect to Apollo, the term “Affiliate” shall not include any portfolio companies of Apollo or its Affiliates (including the Corporation and its Subsidiaries). For the avoidance of doubt, any co-investment vehicle controlled by any of the Apollo Entities shall be deemed to be an Affiliate of such Apollo Entities. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Apollo” means collectively, the investment funds managed, sponsored or advised by Apollo Management IX, L.P.

“Apollo Directors” has the meaning set forth in Section 2(a).

“Apollo Entities” means, collectively, Apollo, the Initial Stockholder, and each of their respective Affiliates.

“Apollo Indemnitors” has the meaning set forth in Section 3.

“Apollo Majority” means the Apollo Stockholders then owning a majority of the shares of Common Stock held by all Apollo Stockholders.

“Apollo Stockholder” means the Initial Stockholder and any Apollo Entity that becomes an owner of any shares of Common Stock, from the Initial Stockholder or another Apollo Stockholder. In connection with, and as condition to, any such transfer, such Apollo Entity, shall execute a signature page hereto and Schedule A shall be amended and restated to provide that such Apollo Entity has rights and obligations of an Apollo Stockholder hereunder.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City, New York or Fremont, California are authorized by law to close.

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“Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

“CEO Director” has the meaning set forth in Section 2(a).

“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Corporation; (ii) any Person or Group (in each case excluding the Apollo Entities), directly or indirectly, obtains beneficial ownership of 50% or more of the outstanding Voting Securities; (iii) the Corporation consummates any merger, consolidation or similar transaction, unless the stockholders of the Corporation immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Voting Securities immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of the voting power of the outstanding shares of the voting stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction; or (iv) a majority of the Board is no longer composed of (x) directors who were directors of the Corporation on the date hereof and (y) directors who were nominated for election or elected or appointed to the Board with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board in accordance with this subclause (y).

“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Chosen Courts” has the meaning set forth in Section 12(b).

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation and any other security issued or issuable in respect thereof, or in substitution therefor, in connection with any share subdivision, split, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization or otherwise, and shall also include any other class of common stock of the Corporation hereafter authorized.

“Corporation” has the meaning set forth in the Preamble.

“Covered Person” has the meaning set forth in Section 2(g).

“DGCL” shall mean the Delaware General Corporation Law.

“Group” has the meaning set forth in Section 13(d)(3) of the Securities Exchange Act.

“Independent Apollo Director” has the meaning set forth in Section 2(a).

“Independence Requirement” has the meaning set forth in Section 2(a).

“Information” has the meaning set forth in Section 4(a).

“Initial Stockholder” has the meaning set forth in the Preamble.

“Merger Agreement” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Person” shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or a governmental entity.

“Rule 144” means Rule 144 promulgated under the Securities Act, or any similar or successor provision then in force.

“Rule 144A” means Rule 144A promulgated under the Securities Act, or any similar or successor provision then in force.

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“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Outstanding Stock” means the outstanding shares of Common Stock on the date hereof, together with any other security issued in respect thereof, in connection with any share subdivision, split, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization or otherwise.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For avoidance of doubt, the Company shall not be deemed to be a Subsidiary of Apollo for purposes of this Agreement.

“Pre-Closing Tax Period” has the meaning ascribed to such term in the Merger Agreement.

“Taxing Authority” has the meaning ascribed to such term in the Merger Agreement.

“Tax Return” has the meaning ascribed to such term in the Merger Agreement.

“Voting Securities” means shares of Common Stock and any other securities of the Corporation entitled to vote generally at any annual or special meeting of the Corporation’s stockholders.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section.

(b)    Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

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Section 2    Board of Directors.

(a)    Nomination of Directors. The Apollo Majority shall have the right, but not the obligation, to nominate for election to the Board:

(i)    up to four (4) directors, so long as the Apollo Stockholders collectively beneficially own at least 30% of the Outstanding Stock, provided that at least two (2) of the directors nominated pursuant to this provision shall be “independent” within the meaning of the New York Stock Exchange (NYSE) American listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is then listed for trading) (such independence requirement, the “Independence Requirement” and any Apollo Director satisfying such Independence Requirement, an “Independent Apollo Director”);

(ii)    up to three (3) directors, so long as the Apollo Stockholders collectively beneficially own at least 20% of the Outstanding Stock but less than 30% of the Outstanding Stock, provided that at least one (1) of the directors nominated pursuant to this provision shall be an Independent Apollo Director;

(iii)    up to two (2) directors, so long as the Apollo Stockholders collectively beneficially own at least 10% of the Outstanding Stock but less than 20% of the Outstanding Stock, none of whom shall be required to be an Independent Apollo Director; and

(iv)    up to one (1) director, so long as the Apollo Stockholders collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock, who shall not be required to be an Independent Apollo Director.

For the avoidance of doubt, the Board will consist of at least eleven (11) directors and, so long as the restrictions set forth in Section 6 apply, Apollo shall not be entitled to nominate any directors other than those set forth above. The directors appointed to the Board pursuant to the foregoing clauses (i) through (iv), together with any replacements to such directors appointed pursuant to Section 2(c) of this Agreement, shall hereinafter be referred to as the “Apollo Directors”. The initial Apollo Directors shall be mutually acceptable to the Corporation (such approval not to be unreasonably withheld, delayed or conditioned) and any replacement Apollo Directors shall be approved by a majority of the non-Apollo Directors of the Board (such approval not to be unreasonably withheld, delayed or conditioned), provided that the Corporation agrees that Matthew Nord and Robert Kalsow-Ramos are acceptable individuals to serve as Apollo Directors.

In addition to the above, the Parties agree that one director shall be the person then serving as the Chief Executive Officer of the Corporation (the “CEO Director”), who shall initially be, effective upon the closing of the Merger Agreement and the consummation of the transactions contemplated thereby, Richard Hume. In the event that the CEO Director shall cease to serve as the Chief Executive Officer of the Corporation for any reason, the Parties shall cause (i) the former Chief Executive Officer of the Corporation to be promptly removed from the Board if such person has not resigned as a member of the Board; and (ii) such person’s replacement as the Chief Executive Officer of the Corporation to be appointed as the new CEO Director.

The Board of the Corporation as in effect immediately prior to the closing of the Merger Agreement shall determine who shall fill the remaining six (6) director seats (i.e. the non-Apollo Director and the non-CEO Director seats).

In the event the size of the Board is increased or decreased at any time to other than eleven (11) directors, the Apollo Stockholders’ collective nomination rights under this Section 2(a) shall be proportionately increased or decreased, respectively, so that the Board is composed of a number of Apollo Directors that most closely equals the percentage of the Board originally composed of the Apollo Directors pursuant to the foregoing clauses (i) through (iv), rounded up to the nearest whole number. Notwithstanding the foregoing, if Apollo elects not to fill a board seat to which it is entitled, the size of the Board shall be reduced until such time as Apollo determines to fill such seat at which time it shall be correspondingly increased.

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(b)    Election of Directors. The Corporation shall take all commercially reasonable action within its power to cause all nominees timely nominated pursuant to Section 2(a) to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election by written consent or at a special meeting of the stockholders of the Corporation), and the Corporation shall use commercially reasonable efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to applicable law (for the avoidance of doubt, the Corporation will be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Corporation with respect to the applicable annual meeting of stockholders or action by written consent in lieu of such meeting). For the avoidance of doubt, failure of the stockholders of the Corporation to elect any Apollo Director to the Board shall not affect the right of the Apollo Stockholders to nominate directors for election pursuant to Section 2(a) in any future election of directors.

(c)    Replacement of Directors. In the event that a vacancy is created at any time by the death, disqualification, resignation, removal or failure to be elected by the Company stockholders (and no other director has been elected by the stockholders of the Corporation to fill such vacancy) of an Apollo Director nominated pursuant to Section 2(a), or designated pursuant to this Section 2(c), the Apollo Majority shall have the right to designate a replacement to fill such vacancy for the Apollo Director consistent with the provisions of Section 2(a) (including being reasonably acceptable to the Board, excluding the Apollo Directors), and if the Apollo Majority exercises such right, the Board shall use commercially reasonable efforts to cause such designee to be promptly appointed to the Board to fill such vacancy, subject to applicable law.

(d)    Removal of Directors. Upon the written request of the Apollo Majority seeking to remove and/or replace an Apollo Director nominated pursuant to Section 2(a), or designated pursuant to Section 2(c), the Corporation shall use commercially reasonable efforts to cooperate with such request, including to promptly call a special meeting of the stockholders of the Corporation; provided, however, that the Corporation shall not be required to call more than a total of two special meetings with respect to the removal of Apollo Directors.

(e)    Committees. The Board shall determine the composition and make-up of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and any other committee of the Board.

(f)    Board Leadership. The lead independent director shall be selected by the Board.

(g)    Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any party hereto, or any director of the Corporation, act in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange rule.

(h)    Diversity Requirements. So long as any Apollo Directors are required to be Independent Apollo Directors pursuant to this Section 2, Independent Apollo Directors, and Persons nominated as Independent Apollo Directors pursuant to this Section 2, shall fulfill their pro rata portion (rounded to the nearest whole number) of any diversity requirements pursuant to law, stock exchange rules or similar regulatory requirements binding on the Corporation based on the percentage of the Board composed of the Apollo Directors (for example, if Apollo Directors constitute four of eleven members of the Board, including two Independent Apollo Directors, and the Board is required by applicable law to have a minimum of three female directors, one of the Independent Apollo Directors would be required to be female); provided that (i) the Apollo Stockholders may elect to satisfy all or part of any such pro rata allocation with non-Independent Apollo Directors in lieu of Independent Apollo Directors and (ii) once duly elected or appointed, no Apollo Director shall be required prior to the next annual meeting to resign or be removed from the Board as a result of failing to meet such diversity requirements.

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(i) [Waiver of Corporate Opportunity. To the fullest extent permitted by the DGCL and subject to any express agreement otherwise that may from time to time be in effect, the Corporation agrees that any Apollo Director, any Apollo Entity and any Affiliate or portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries; (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates; and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL and subject to any express agreement otherwise that may from time to time be in effect, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person arising in connection with or relating to a such Covered Person’s participation in any such business or investment. The Corporation agrees that, subject to any express agreement otherwise that may from time to time be in effect, in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as a member of the Board and (y) the Corporation or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Subsidiaries. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except as subject to any express agreement otherwise that may from time to time be in effect or for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board, and waives any claim against each Covered Person arising in connection with or relating to the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (C) does not communicate information regarding such corporate opportunity to the Corporation; provided, that, in each such case, that any corporate opportunity which is expressly agreed by the Apollo Entities to belong to the Corporation or is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board shall belong to the Corporation. Notwithstanding anything to the contrary herein, under no circumstances shall (i) an employee of the Corporation or any of its Subsidiaries be deemed to be a “Covered Person”, and (ii) the Corporation be deemed to have waived or renounced any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any corporate, business, or investment opportunity that is presented to an employee of the Corporation or any of its Subsidiaries, irrespective of whether such employee (a) is a director or officer of the Corporation or any of its Subsidiaries or their respective Affiliates or (b) otherwise would be an Cover Person absent being an employee of the Corporation or any of its Subsidiaries.]1

Section 3    Directors’ and Officers’ Insurance. The Corporation shall maintain directors’ and officers’ liability insurance as determined by the Board. The Corporation acknowledges and agrees that any Apollo Directors who are partners, members, employees, or consultants of any Apollo Entity may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Apollo Entity (collectively, the “Apollo Indemnitors”). The Corporation acknowledges and agrees that the Corporation shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Charter, Bylaws and/or any indemnification agreements to any Apollo Director in his or her capacity as a director of the Corporation or any of its Subsidiaries (such that the Corporation’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Apollo Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) Charter and/

[1]	NTD: To be added if the Corporation’s shareholders fail to approve the corporate opportunity doctrine waiver charter amendment.

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or Bylaws in effect from time to time and/or (ii) such other agreement, if any, between the Corporation and such indemnitees, without regard to any rights such indemnitees may have against the Apollo Indemnitors. No advancement or payment by the Apollo Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Corporation in their capacities as directors shall affect the foregoing and the Apollo Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Corporation.

Section 4    Information.

(a)    For so long as the Apollo Stockholders collectively beneficially own at least 10% of the Outstanding Stock, the Corporation shall, and shall cause its material Subsidiaries to, permit the Apollo Stockholders and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Corporation, to inspect, review and/or make copies and extracts from the books and records of the Corporation or any of such material Subsidiaries and to discuss the affairs, finances and condition of the Corporation or any of such material Subsidiaries with the officers of the Corporation or any such material Subsidiary, and with respect to matters pertaining to any and all Pre-Closing Tax Periods, the Corporation will furnish to the Apollo Stockholders any information and other reasonable assistance requested by the Apollo Majority in connection with the filing of any Tax Return. For so long as the Apollo Stockholders beneficially own 10% or more in the aggregate of the Outstanding Stock, upon the written request from any Apollo Stockholder and for the purposes set forth in the first sentence of Section 4(b), the Corporation shall, and shall cause its Subsidiaries to, provide such Apollo Stockholder, in addition to other information that might be reasonably requested by such Apollo Stockholder from time to time, (i) direct access to the Corporation’s auditors and officers, (ii) regularly prepared quarter-end reports, to be provided within such number of days after the end of each quarter as required to comply with SEC requirements, (iii) if the Apollo Stockholders do not have a representative on the Board or the applicable committee of the Board, in each case, who is not an Independent Apollo Director, copies of all materials provided to the Board (or such committee of the Board) at the same time as provided to the directors (or members of such committee of the Board ), (iv) access to appropriate officers and directors of the Corporation at such reasonable times and upon reasonable prior notice as may be requested by the Apollo Stockholders for consultation with respect to matters relating to the business and affairs of the Corporation and its material Subsidiaries, (v) if the Apollo Stockholders do not have a representative on the Board who is not an Independent Apollo Director, information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends or distributions, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Charter or Bylaws or the comparable governing documents of any of its material Subsidiaries, and to provide the Apollo Stockholders with the right to consult with the Corporation and its material Subsidiaries with respect to such actions, (vi) flash data, in a format to be prescribed by the Apollo Majority (provided that such format is reasonably acceptable to the Corporation), to be provided within ten (10) days after the end of each quarter and (vii) to the extent otherwise prepared by the Corporation, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Corporation and its material Subsidiaries (all such information so furnished pursuant to this Section 4(a), the “Information”). Subject to Section 4(b), any Apollo Stockholder (and any party receiving Information from such Apollo Stockholder) who shall receive Information shall maintain the confidentiality of such Information, using the same degree of care that any Apollo Stockholder would employ with respect to its own most sensitive proprietary, confidential or financial information. The Apollo Stockholders acknowledge and agree that all of the information received by it in connection with this Agreement is of a confidential nature and may be regarded as material non-public information under Regulation FD promulgated by the SEC and that such information must be kept confidential by the Apollo Stockholders and not disclosed, provided, however, that notwithstanding anything to the contrary herein, this Agreement does not prohibit any Person from disclosing any information that constitutes the “tax treatment” or “tax structure” (within the meaning of Treasury Regulations Section 1.6011-4(b)(3)(ii)) of any relevant transaction. The Apollo Stockholders have implemented appropriate measures designed to ensure compliance with applicable securities laws regarding trading in connection with material non-public information.

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The Corporation shall not be required to provide such portions of any Information containing attorney-client, work product or similar privileged information of the Corporation or other information required by the Corporation to be kept confidential pursuant to and in accordance with the terms of any confidentiality agreement with a third Person or applicable law, so long as the Corporation has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Apollo Stockholders without the loss of any such privilege or without violating such confidentiality obligation. The Corporation shall retain all books and records with respect to tax matters pertinent to the Corporation relating any Pre-Closing Tax Period until the expiration of the applicable statute of limitations and shall abide by all record retention agreements entered into with any Taxing Authority.

(b)    Individuals associated with the Apollo Entities may from time to time serve on the Board or the equivalent governing body of the Corporation’s Subsidiaries. The Corporation, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Corporation and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 4(a)) share such information with other individuals associated with the Apollo Entities who have a need to know such information for the purpose of facilitating support to such individuals in their capacity as members of the Board or such equivalent governing body or enabling the Apollo Stockholders, as equityholders, to better evaluate the Corporation’s performance and prospects, provided that such other individuals are informed about the confidential nature of such information and agree in writing to maintain the confidentiality of such information consistent with the confidentiality obligations under Section 4(a). The Corporation, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing, subject to the confidentiality obligations set forth in this paragraph. In the event that any Apollo Entity or any of its representatives are requested or required by law, regulation or legal or regulatory process to disclose any non-public Information concerning the Corporation and its Subsidiaries, such Apollo Entity or such representative may disclose only that portion of the requested information which it is advised by counsel is required by law, regulation or legal or regulatory process to be disclosed so long as such Apollo Entity or such representatives uses reasonable efforts to obtain assurances that such disclosed information will be afforded confidential treatment and notifies the Corporation at least 5 business days in advance, if permitted by applicable law and commercially feasible. Notwithstanding the foregoing, an Apollo Entity may disclose any information or data that it can demonstrate: (i) is or was independently developed by an Apollo Entity or its representatives without the benefit of any non-public Information or in breach of this Agreement or the Confidentiality Agreement, dated December 17, 2020, by and between the Corporation and Tiger Parent (AP) Corporation, a Delaware corporation; (ii) is or becomes generally available to the public, other than as a result of disclosure by an Apollo Entity or its representatives in breach of this Agreement or any other duty of confidentiality owed to the Corporation; (iii) becomes available to an Apollo Entity or its representatives from a source other than the Corporation or any of its representatives, so long as that source is, to such Apollo Entity’s or its representatives’ knowledge, as applicable, not prohibited from disclosing such information or data to them by any restrictions on disclosure or use or any other duty of confidentiality to the Corporation; or (iv) is known to, or already in the possession of, an Apollo Entity or its representatives on a non-confidential basis prior to it being furnished pursuant to this Agreement, so long as, to such Apollo Entity’s or its representatives’ knowledge, the source of such information was not bound by any restrictions on disclosure or use or any other duty of confidentiality to the Corporation.

Section 5    Certain Actions.

(a)    Subject to the provisions of Section 5(b), without the approval of a majority of the directors then on the Board, which must include the approval of a majority of the Apollo Directors nominated pursuant to Section 2(a) or designated pursuant to Section 2(c), the Corporation shall not, and (to the extent applicable) shall not permit any material Subsidiary of the Corporation to amend, modify or repeal any provision of the Charter, the Bylaws or similar organizational documents of the applicable material Subsidiary in a manner that is intended to disproportionately adversely affect the Apollo Stockholders or which is knowingly in material violation of the rights of the Apollo Stockholders pursuant to this Agreement. This provision shall only apply in the event that at

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least one Apollo Director notifies the Board in advance with respect to Board action or the Company (or Subsidiary board or other applicable governing body of such Subsidiary) with respect to actions of a material Subsidiary, promptly upon having notice of such action, that in such director’s view, the foregoing prohibition applies.

(b)    The approval rights set forth in Section 5(a) shall terminate at such time as the Apollo Stockholders no longer collectively beneficially own at least 5% of the Outstanding Stock.

Section 6    Restricted Activities; Voting.

(a)    The Apollo Entities shall not, directly or indirectly, without the Corporation’s prior written consent:

(i)    make any statement or proposal to the Board, any of the Corporation’s representatives or any of the Corporation’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (1) any business combination, merger, tender offer, exchange offer, sale of all or substantially all assets or similar transaction involving the Corporation or any of its Subsidiaries and an Apollo Entity, (2) any restructuring, recapitalization, liquidation or similar transaction involving the Corporation or any of its Subsidiaries, on the one hand, and an Apollo Entity, on the other hand, or (3) subject to sub-clause (iv) below, any acquisition of any of the Corporation’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Corporation’s loans, debt securities, equity securities or asset; provided, however, that this clause shall not preclude the tender by the Apollo Entities of any securities of the Corporation into any third party tender or exchange offer or the vote by the Apollo Entities of any Voting Securities at a meeting duly called;

(ii)    form, join or in any way participate in any Group with any Person (other than the Corporation) with respect to any Voting Securities, other than forming, joining or in any way participating in a Group solely between or among the Apollo Entities;

(iii)    otherwise act with any Person, including by providing financing for another party, to seek to control or change the management or the Board of the Corporation;

(iv)    acquire or agree to acquire any additional Voting Securities, including any securities of the Corporation convertible, exchangeable or exercisable into Voting Securities, other than as a result of any stock split, reverse stock split, stock dividend, extraordinary dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change in Voting Securities which generally affects or is made available to all stockholders of the Corporation, provided, however, that the Apollo Entities may acquire or agree to acquire beneficial ownership of Voting Securities, including any securities of the Corporation convertible, exchangeable or exercisable into Voting Securities, to the extent that after giving effect to such acquisition, the Apollo Entities would not collectively beneficially own (as defined in Rule 13d-3 of the Exchange Act) more than 45% of the outstanding Voting Securities, excluding any issuance by the Corporation of Voting Securities or options, warrants or other rights to acquire Voting Securities (or the exercise thereof) to any Apollo Directors or Apollo Entity as compensation for the membership of the Apollo Directors on the Board, and provided further, that any such acquisition of shares shall not be counted in determining the rights under Article 2 hereof;

(v)    publicly disclose any intention, plan or arrangement prohibited by the foregoing; or

(vi)    knowingly instigate, facilitate, encourage or assist any third party to do any of the foregoing;

provided that this Section 6 shall in no way limit the activities of any director of the Corporation, so long as such activities are undertaken in his or her capacity as a director of the Corporation; provided further

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that (other than as may be a violation of clauses (i) and (ii) above) the right or ability of the Apollo Stockholders to exercise their rights under this Agreement or the exercise by the Apollo Stockholders of their right to vote shall not, in either case, in and of itself, be deemed a breach of this Section 6.

(b)    The Apollo Entities further agree they shall not, without the prior written consent of the Corporation, publicly request the Corporation to amend or waive any provision of this Section 6 (including this sentence) or do so in a manner that would require the Corporation to publicly disclose such request. Notwithstanding anything to the contrary, nothing in this Section 6, shall prohibit the Apollo Entities from communicating privately with the Corporations’ directors, officers or advisors, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

(c)    This Section 6 shall automatically terminate on the first date following the 90th day, after the Apollo Stockholders collectively beneficially own less than 5% of the Outstanding Stock. Additionally, in the event that (i) the Corporation engages in, enters into or continues any material discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to result in a Change in Control, approves or recommends, or publicly proposes to approve or recommend, any Change in Control, or enters into a definitive agreement providing for a Change in Control; (ii) any Person or Group (other than the Apollo Entities) commences a tender offer or exchange offer for securities of the Corporation, which, if consummated, would result in a Change in Control; (iii) the Board resolves publicly to engage in a formal process that is intended to result in a transaction, which, if consummated, would result in a Change in Control; or (iv) a Person or Group (other than the Apollo Entities) enters into an agreement or commences a proxy solicitation in which such Person or Group would acquire the ability to elect a majority of the Board, then this Section 6 shall automatically terminate, effective upon the occurrence of such event.

Section 7    Registration Rights.

The Apollo Stockholders and the Corporation shall comply with, and the Apollo Stockholders shall be entitled to the benefits of, the provisions set forth in Exhibit A hereto governing and providing for, among other matters, registration rights with respect to the Stock.

Section 8    Notice of Sale.

For so long as the Apollo Stockholders beneficially own 15% or more in the aggregate of the Outstanding Stock, each Apollo Stockholder shall provide at least two days’ prior written notice to the Corporation pursuant to Section 16 prior to the transfer of beneficial ownership of any Stock by such Apollo Stockholder to any Person who is not an Affiliate of an Apollo Stockholder.

Section 9    Rule 144.

The Corporation covenants that so long as the Common Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Securities Exchange Act, it will file any and all reports required to be filed by it under the Securities Act and the Securities Exchange Act (or, if the Corporation is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and that it will take such further action as the Apollo Stockholders may reasonably request, all to the extent required from time to time to enable the Apollo Stockholders to sell shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

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Section 10    Duration of Agreement.

This Agreement shall terminate automatically upon the dissolution of the Corporation (unless the Corporation (or its successor) continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction). Any Apollo Stockholder who disposes of all of its Stock shall automatically cease to be a party to this Agreement and have no further rights or obligations hereunder as an Apollo Stockholder.

Section 11    Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 12    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 16.

Section 13    WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

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Section 14    Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 15    Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Apollo Stockholder and its permitted assigns, legal representatives, heirs and beneficiaries. Notwithstanding anything to the contrary contained herein, the Apollo Stockholders may assign their rights or obligations, in whole or in part, under this Agreement to one or more of their controlled Affiliates. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement; provided that the Apollo Entities shall be deemed third-party beneficiaries of, and entitled to enforce their rights or remedies under, the provisions of this Agreement that benefit the Apollo Entities.

Section 16    Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission if the email is sent by 5:00 p.m. Eastern Time or, if after, the day following the date of transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)    If to the Corporation, to:

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Attention:     Simon Leung, Senior Vice President, General Counsel, and Corporate Secretary

Email:           SimonL@synnex.com

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:        Allison M. Leopold Tilley

    Christina F. Pearson

E-mail:             allison@pillsburylaw.com

    christina.pearson@pillsburylaw.com

(ii)    If to any Apollo Stockholder, to:

Apollo Global Management, Inc.

9 West 57th Street New York,

New York 10019

Attention: James Elworth

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Email: jelworth@apollo.com

Telephone: (212) 515-3200

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:        Andrew J. Nussbaum

    Zachary S. Podolsky

E-mail:            AJNussbaum@wlrk.com

    zspodolsky@wlrk.com

Section 17    Modification; Waiver.

This Agreement may be amended, modified or supplemented only by a written instrument duly executed by (a) the Corporation and (b) the Apollo Majority. No course of dealing between the Corporation or its Subsidiaries and the Apollo Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 18    Entire Agreement.

Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and, except for the Merger Agreement, supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the date of this Agreement. Unless otherwise provided herein, any consent required by any Person under this Agreement may be withheld by such Person in such Person’s sole discretion.

Section 19    Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 20    Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 21    Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any Stockholder as a result of any acts or omissions taken under this Agreement in good faith.

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Section 22    Apollo Stockholder Parties.

In the event that any Apollo Entity (other than the Initial Stockholder) becomes an Apollo Stockholder, such Apollo Entity shall become party to this Agreement after executing a signature page hereto and Schedule A shall be amended and restated to provide that such Apollo Entity shall have all of the rights and obligations of an Apollo Stockholder hereunder.

[Signature Page Follows]

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The parties have signed this Agreement as of the date first written above.

SYNNEX CORPORATION

By:
Name:
Title:

STOCKHOLDER:

TIGER PARENT HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Schedule A: Apollo Stockholders

Entity Name	Address	Common Stock Beneficially Owned

Exhibit A

Section 1. Definitions

(a) Definitions. As used in this Exhibit:

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Initial Notice” has the meaning ascribed to such term in Section 3(a).

“Marketed Underwritten Shelf Take-Down” has the meaning ascribed to such term in Section 2(b).

“Non-Marketed Shelf Take-Down” has the meaning ascribed to such term in Section 2(b).

“Piggyback Registration Right” has the meaning ascribed to such term in Section 3(a).

“Prospectus” means the prospectus included in any Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the securities covered by a Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments and freewriting prospectuses and in each case including all material incorporated by reference therein.

“Registrable Securities” shall mean shares of Common Stock; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (b) such Registrable Securities are distributed pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Corporation; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

“Registration Request” has the meaning ascribed to such term in Section 2(a).

“Registration Statement” means a registration statement filed by the Corporation with the SEC.

“Shelf Holder” has the meaning ascribed to such term in Section 2(b).

“Shelf Registration” has the meaning ascribed to such term in Section 2(a).

“Shelf Take-Down” has the meaning ascribed to such term in Section 2(b).

“Short-Form Registration” has the meaning ascribed to such term in Section 2(b).

“Transfer” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of any shares of Common Stock held at any time by any Apollo Stockholder (or any interest therein or right thereto), regardless of the manner in which such Apollo Stockholder initially acquired such any such shares of Common Stock, or any other transfer of beneficial ownership of any shares of Common Stock, whether voluntary or involuntary. The mere pledge of Common Stock by an Apollo Stockholder as collateral to any institutional lender in connection with any financing shall not be deemed a “Transfer” if such arrangement does not interfere with the administration and implementation of the Agreement; provided that in the case of foreclosure of such pledge, such foreclosure and any other transfer of such shares of Common Stock shall then be deemed a “Transfer.”

“Underwritten Offering” means a sale of shares of Common Stock to an underwriter for reoffering to the public.

“Underwritten Shelf Take-Down” has the meaning ascribed to such term in Section 2(b).

“Underwritten Shelf Take-Down Notice” has the meaning ascribed to such term in Section 2(b).

(b)    Definitions. Any capitalized terms used but not defined herein have the meanings given to such terms in the Agreement.

Section 2.    Registration Rights.

(a)    Subject to the provisions of this Section 2, at any time and from time to time after the date hereof, the Apollo Stockholders may make a written request (“Registration Request”) to the Corporation for registration under and in accordance with the provisions of the Securities Act of all or part of their Registrable Securities, provided that any Registration Request must be for Registrable Securities with an aggregate dollar value of $100 million or greater, and the Apollo Stockholders may only make two Registration Requests, written requests for Short Form Registration, or written requests for Shelf Registration, in the aggregate, in any rolling twelve month period. A Registration Request which does not result in an effective registration under the Securities Act or a Registration Request that is withdrawn prior to the filing of the requested Registration Statement shall not be counted as a Registration Request for purposes of the limits in the preceding sentence. All Registration Requests made pursuant to this Section 2 will specify the aggregate amount of Registrable Securities to be registered and will also specify the intended methods of disposition thereof.

(b)    Subject to the terms and conditions of this Agreement and the Corporation’s receipt of information from the Apollo Stockholders that is required by applicable law to be included in such Shelf Registration regarding such Apollo Stockholders, within two Business Days after the Closing Date, the Corporation shall file an automatically effective registration statement on Form S-3ASR covering resales of the Registrable Securities by the Apollo Stockholders, and shall use commercially reasonable efforts to keep such registration statement effective for a period of 3 years following the Closing Date. In addition, (i) at any time that the Corporation is qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Apollo Stockholders shall have the right to request in writing registration under the Securities Act of all or any portion of the Registrable Securities beneficially owned by any member of the Apollo Stockholders group on Form S-3 (or any successor form) or any similar short form registration statement, if available (a “Short-Form Registration”) and (ii) at any time, and from time to time, that the initial registration statement on Form S-3ASR or other shelf registration statements is not in effect or will expire within 90 days, the Apollo Stockholders may request in writing a shelf offering on a delayed or continuous basis in accordance with Rule 415 under the Securities Act (including the registration statement referred to in the immediately precedent sentence, a “Shelf Registration”), in which case the provisions of this Section 2(b) shall be applicable, provided that the Apollo Stockholders may only make two Registration Requests, written requests for Short Form Registration, or written requests for Shelf Registration, in the aggregate, in any rolling twelve month period. All written requests for Short Form Registration shall (i) specify the aggregate number of Registrable Securities intended to be sold or disposed of, (ii) state the intended method of disposition of such Registrable Securities and (iii) whether or not such Short Form Registration shall be a Shelf Registration, and upon receipt of such request, the Corporation shall use commercially reasonable efforts promptly to effect the registration under the Securities Act of the Registrable Securities so requested to be registered. Any Apollo Stockholder whose Registrable Securities are included in an effective Shelf Registration (a “Shelf Holder”) may initiate an offering or sale of all or part of such Registrable Securities (a “Shelf Take-Down”). If the Shelf Holders elect in a written request delivered to the Corporation (an “Underwritten Shelf Take-Down Notice”), a Shelf Take-Down may be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down”) and, if necessary, the Corporation shall file and effect an amendment or supplement to its Shelf Registration for such purpose as soon as practicable. The Shelf Holders shall indicate in such Underwritten Shelf Take-Down Notice whether they intend for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other marketing effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”). If the Shelf Holders desire to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down, and that does not involve an Underwritten Offering (a “Non-Marketed Shelf Take-Down”), the Shelf Holders shall so indicate in a written request delivered to the Corporation no later than two calendar days prior to the expected date of such Non-Marketed Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Shelf Take-Down, and, if necessary, the Corporation shall file and effect an amendment or supplement to its Shelf Registration for such purpose as soon as practicable. All determinations as to whether to complete any Non-Marketed Shelf Take-Down and as to the timing, manner, price and other terms of any Non-Marketed Shelf Take-Down shall be at the discretion of the Shelf Holders. The Corporation shall not be required to effect more than three Underwritten Shelf Take Downs in any rolling twelve-month period and shall not be required to effect any Underwritten Shelf Take Down unless the aggregate gross proceeds expected to be received from the sale of Registrable Securities in such offering is at least $100 million.

(c)    Subject to the provisions of this Section 2, promptly upon receipt of any such Registration Request, the Corporation will use commercially reasonable efforts to effect such registration under the Securities Act within 120 days of such request (subject to any lock-up restrictions) of the Registrable Securities that the Corporation has been so requested to register, including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with the applicable regulations promulgated under the Securities Act. At any time prior to the registration, the Apollo Stockholders may revoke a Registration Request by providing a notice to the Corporation revoking such Registration Request.

(d)    If the Corporation receives a Registration Request and the Corporation furnishes to the Apollo Stockholders a copy of a resolution of the Board (certified by the secretary of the Corporation) stating that in the good faith judgment of the Board it would be materially adverse to the Corporation for a Registration Statement (or an Underwritten Shelf Take-Down or a Non-Marketed Shelf Take-Down) to be filed or effected on or before the date such filing or take-downs would otherwise be required hereunder, the Corporation shall have the right to defer such filing or take-downs for a period of not more than sixty (60) days after the date such filing or take-downs would otherwise be required hereunder (provided that such sixty (60) day period may be extended to a period of up to ninety (90) days to the extent such suspension is due to ongoing negotiations or discussions regarding a material merger, acquisition or other similar transaction and the requirements for such deferral set forth in this sentence continue to be satisfied. If the Corporation furnishes to the Apollo Stockholders a copy of a resolution of the Board (certified by the secretary of the Corporation) stating that in the good faith judgment of the Board it would be materially adverse to the Corporation to continue to permit the use of any prospectus contained any Shelf Registration Statement, the Corporation shall be entitled to suspend the use of such prospectus for a reasonable period of time not to exceed (i) sixty (60) days in succession (provided that such consecutive sixty (60) day period may be extended to a period of up to ninety (90) days in succession to the extent such suspension is due to ongoing negotiations or discussions regarding a material merger, acquisition or other similar transaction and the requirements for such suspension set forth in this sentence continue to be satisfied (the “Extension Period”)) or (ii) ninety (90) days in the aggregate in any rolling twelve (12) month period if the Extension Period has not been triggered or (iii) one hundred twenty (120) days in the aggregate in any rolling twelve month period if the Extension Period has been triggered. The Corporation shall not be permitted to take such action in the foregoing sentences more than twice in any 360-day period (except that the Corporation shall be able to use this right more than twice in any 12-month period if the Corporation is exercising such right during the 15-day period prior to the Corporation’s regularly scheduled quarterly earnings announcement date and the total number of days of postponement in such 12-month period does not exceed 120 days). If the Corporation shall so postpone the filing of a Registration Statement, the Apollo Stockholders may withdraw their Registration Request by so advising the Corporation in writing. In addition, if the Corporation receives a Registration Request and the Corporation is then in the process of preparing to register Common Stock in connection with a primary offering, the Corporation shall inform the Apollo Stockholders of the Corporation’s intent to engage in a primary offering and may require the Apollo Stockholders to withdraw such Registration Request for a period of up to 90 days so that the Corporation may complete its offering. In the event that the Corporation ceases to pursue such primary offering, it shall promptly inform the Apollo Stockholders in writing and the Apollo Stockholders shall be permitted to submit a new Registration Request. For the avoidance of doubt, the Apollo Stockholders shall have the right to participate in the Corporation’s primary offering as provided in Section 3 (and notwithstanding anything to the contrary in Section 3, the Apollo Stockholders shall have the right to piggyback on the Corporation’s primary offering).

(e)    Registrations under this Section 2 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Apollo Stockholders and as shall be reasonably acceptable to the Corporation and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in the Registration Request. If, in connection with any registration under this Section 2 that is proposed by the Apollo Stockholders to be on Form S-3 or any successor form, the managing underwriter, if any, shall advise the Apollo Stockholders or the Corporation in writing that in its opinion the use of another permitted form is of material importance to the success of the offering, then such registration shall be on such other permitted form.

(f)    The Corporation shall use its best efforts to keep any Registration Statement filed in response to a Registration Request effective for as long as is necessary for the Apollo Stockholders to dispose of all of the covered securities.

(g)    In the case of an Underwritten Offering that is the subject of a Registration Request, the Apollo Stockholders shall select the underwriter(s) (including the roles thereof); provided that such selection is reasonably acceptable to the Corporation.

(h)    From and after the date hereof until the termination of the Agreement, the Company shall use commercially reasonable efforts to maintain eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto) and to be a “well-known seasoned issuer” within the meaning of Rule 405 under the Securities Act.

Section 3.    Piggyback Registration Right.

(a)    Participation. Subject to Section 3(b), if the Corporation proposes to file a Registration Statement, whether on its own behalf or in connection with the exercise of any registration rights by any holder of Registrable Securities possessing such rights (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of debt securities under Rule 144A, (iii) a registration on Form S-4 or any successor form or (iv) a registration on Form S-8 or any successor form), with respect to an offering (for its own account or otherwise, and including any registration pursuant to Section 2) that includes any Registrable Securities, then the Corporation shall give prompt notice (the “Initial Notice”) to the Apollo Stockholders, and the Apollo Stockholders shall be entitled to include in such Registration Statement the Registrable Securities held by them. The Initial Notice shall offer the Apollo Stockholders the right, subject to Section 3(b) (the “Piggyback Registration Right”), to register such number of shares of Registrable Securities as each such Apollo Stockholders may request and shall set forth (A) the anticipated filing date of such Registration Statement and (B) the aggregate number of Registrable Securities that is proposed to be included in such Registration Statement. Subject to Section 3(b), the Corporation shall include in such Registration Statement such Registrable Securities for which it has received written requests to register within ten (10) days after the Initial Notice has been given.

(b)    Underwriters’ Cutback. Notwithstanding the foregoing, if a registration pursuant to Section 2 or this Section 3 involves an Underwritten Offering and the managing underwriter(s) of such proposed Underwritten Offering advises the Corporation or the Apollo Stockholders that the total or kind of securities that the Apollo Stockholders and any other Persons intend to include in such offering (or Underwritten Shelf Take-Down, as applicable), or that the inclusion of certain holders of the Registrable Securities in such offering, would be reasonably likely to adversely affect the price, timing or distribution of the securities offered in such offering (or Underwritten Shelf Take-Down, as applicable), then the number of securities proposed to be included in such registration (or Underwritten Shelf Take-Down, as applicable) shall be allocated among the Corporation and the selling Apollo Stockholders and other applicable holders of the Registrable Securities, such that the number of securities that each such Person shall be entitled to sell in the Underwritten Offering (or Underwritten Shelf Take-Down, as applicable) shall be included in the following order:

(i)    In the case of an exercise of any registration rights by the Apollo Stockholders or any other holder of Registrable Securities possessing such rights:

(1)    first, the securities held by the Person(s) exercising such registration rights and the holders of registrable securities requested to be included in such registration pursuant to the terms of this Section 3 or pursuant to any other agreement containing piggyback registration rights, pro rata based upon the number of Registrable Securities requested to be registered by each such Person in connection with such registration; and

(2)    second, the securities to be issued and sold by the Corporation in such registration.

(ii)    In all other cases:

(1)    first, the securities to be issued and sold by the Corporation in such registration; and

(2)    second, the securities held by the Apollo Stockholders or other applicable holders of registrable securities requested to be included in such registration pursuant to the terms of this Section 3 or pursuant to any other agreement containing piggyback registration rights, pro rata based upon the number of Registrable Securities requested to be registered by each such Person in connection with such registration.

(c)    Corporation Control. Except for a Registration Statement being filed in connection with the exercise of a Registration Request, a Short Form Registration or a Shelf Registration subject to Section 2, the Corporation may decline to file a Registration Statement after giving the Initial Notice, or withdraw any such Registration Statement after filing but prior to the effectiveness of such Registration Statement; provided that the Corporation shall promptly notify each Apollo Stockholder who was to participate in such offering in writing of any such action; provided, further, that the Corporation shall bear all reasonable and documented out-of-pocket expenses incurred by such Apollo Stockholder or otherwise in connection with such unfilled or withdrawn Registration Statement, up to a maximum of $50,000 for the Apollo Stockholders in the aggregate, and no Apollo Stockholders shall be deemed to have made a Registration Request with respect to the unfilled or withdrawn Registration Statement. Except as provided in Section 2(g), the Corporation shall have sole discretion to select any and all underwriters that may participate in any Underwritten Offering.

(d)    Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering hereunder unless such Person agrees to sell such Person’s securities on the basis provided in any customary underwriting arrangements approved by the Corporation and provides the questionnaires, powers of attorney, customary indemnities, underwriting agreements, and other documents required for such underwriting arrangements. Nothing in this Section 3(d) shall be construed to create any additional rights regarding the piggyback registration of Registrable Securities in any Person otherwise than as set forth herein.

(e)    Expenses. As between the Corporation and the Apollo Stockholders, the Corporation will pay all registration fees and other expenses in connection with each registration of Registrable Securities requested pursuant to Section 2 and this Section 3; provided that each Apollo Stockholder shall pay all applicable underwriting fees, discounts and similar charges (pro rata based on the securities sold) and that the Apollo Stockholders shall be entitled to a single counsel (at the Corporation’s expense) to be selected by the Apollo Stockholders.

Section 4.    Indemnification.

(a)    Indemnification by the Corporation. The Corporation agrees to indemnify and hold harmless, to the full extent permitted by law, each selling Apollo Stockholder, its officers, managers, employees, representatives, Affiliates, and any portfolio companies of any Apollo Stockholder or its Affiliates, against any losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to the Corporation by such selling Apollo Stockholder for use therein; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense is caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission was caused by or contained in any information furnished in writing to the Corporation by such selling Apollo Stockholder expressly for use therein and has not been corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, claim, damage, liability or expense.

(b)    Indemnification by Selling Apollo Stockholder. Each selling Apollo Stockholder agrees to indemnify and hold harmless, to the full extent permitted by law, the Corporation, its directors, officers, employees and representatives and each Person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages or liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission was caused by or contained in any information furnished in writing to the Corporation by such selling Apollo Stockholder expressly for use therein and has not been corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, claim, damage, liability or expense. In no event shall the liability of any selling Apollo Stockholder hereunder be greater in amount than the dollar amount of the proceeds received by such selling Apollo Stockholder upon the sale of the securities giving rise to such indemnification obligation (except in the event of liability for fraud by such selling Apollo Stockholder). The Corporation and the selling Apollo Stockholder shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Registration Statement or Prospectus.

(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt (but in any event within thirty (30) days after such Person has actual knowledge of the facts constituting the basis for indemnification) written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually prejudiced by reason of such delay or failure; provided, further, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, based upon advice of counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnified party shall not have any obligation to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. No indemnified party will have any obligation to consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Whenever the indemnified party or the indemnifying party receives a firm offer to settle a claim for which indemnification is sought hereunder, it shall promptly notify the other of such offer. If the indemnifying party refuses to accept such offer within twenty (20) Business Days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the indemnifying party’s indemnity contained herein, the indemnified party shall be indemnified pursuant to the terms hereof. If the indemnifying party notifies the indemnified party in writing that the indemnifying party desires to accept such offer, but the indemnified party refuses to accept such offer within twenty (20) Business Days after receipt of such notice, the indemnified party may continue to contest such claim and, in such event, the total maximum liability of the indemnifying party to indemnify or otherwise reimburse the indemnified party hereunder with respect to such claim shall be limited to and shall not exceed the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the indemnifying party desires to accept such offer; provided that this sentence shall not apply to any settlement of any claim involving the imposition of equitable remedies, to any settlement imposing any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder, or to any settlement that does not include an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding. An indemnifying party who is not entitled to, or elects not to, assume the defense or a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim in any one jurisdiction, unless in the written opinion of counsel to the indemnified party, reasonably satisfactory to the indemnifying party, use of one counsel would be expected to give rise to a conflict of interest between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of each additional counsel.

(d)    Other Indemnification. Indemnification similar to that specified in this Section 4 (with appropriate modifications) shall be given by the Corporation and each selling Apollo Stockholder with respect to any required registration or other qualification of securities under federal or state law or regulation of governmental authority other than the Securities Act.

(e)    Contribution. If for any reason the indemnification provided for in Section 4(a) and Section 4(b) is unavailable to an indemnified party or insufficient to hold such indemnified party harmless as contemplated by Section 4(a) and Section 4(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; provided that no selling Apollo Stockholder shall be required to contribute in an amount greater than the dollar amount of the proceeds received by such selling Apollo Stockholder with respect to the sale of any securities hereunder. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not itself guilty of such fraudulent misrepresentation.

Exhibit F

Written Consent of the Sole Stockholder

Exhibit G

Parent Tax Certificate

Exhibit H

Company Tax Certificate

Annex B

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

SYNNEX CORPORATION

SYNNEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is SYNNEX Corporation (the “Company”). The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on September 4, 2003 under the name SYNNEX Corp.

SECOND: This amendment to the Certificate of Incorporation of the Company as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Company.

THIRD: Article IV(A) of the Certificate of Incorporation as presently in effect is amended to read in its entirety as follows:

“A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is two hundred five million (205,000,000), of which two hundred million (200,000,000) shares of the par value of $0.001 each shall be Common Stock (the “Common Stock”) and five million (5,000,000) shares of the par value of $0.001 each shall be Preferred Stock (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.”

FOURTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

B-1

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this [___] day of [_______], 2021.

SYNNEX CORPORATION
By:
Name: Simon Y. Leung
Title: SVP, General Counsel and Corporate Secretary

B-2

Annex C

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

SYNNEX CORPORATION

SYNNEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

SECOND: The name of the corporation is SYNNEX Corporation (the “Company”). The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on September 4, 2003 under the name SYNNEX Corp.

SECOND: This amendment to the Certificate of Incorporation of the Company as set forth below has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Company.

THIRD: Article X of the Certificate of Incorporation as presently in effect is amended to read in its entirety as follows:

ARTICLE X

Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article X, or Articles V, VI, VIII, IX and XI.

FOURTH: A new Article XI of the Certificate of Incorporation is hereby added as follows:

ARTICLE XI

A. Recognition of Corporate Opportunities. In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of the Apollo Entities (as defined below) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) the Apollo Entities and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve the Apollo Entities and their respective Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of the Apollo Entities and their respective Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the Delaware General Corporation Law), each Identified Person (i) shall have the right to, directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, whether on its own account or as a partner, equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, manager, or assignee of any other person or entity, with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or that directly or indirectly competes with the Corporation or any of its Affiliates.

B. Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the Delaware General Corporation Law, the Corporation and its Affiliates will have no interest in, and no expectation that such Competitive Opportunity be offered to it, except as may be otherwise agreed in writing between the Corporation and the Apollo Entities. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the Apollo Entities and their respective Affiliates or Identified Person’s Affiliates or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Restated Certificate of Incorporation, as amended, to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.

C. Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

D. Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Restated Certificate of Incorporation, as amended, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall (i) an employee of the Corporation or any of its subsidiaries be deemed to be an “Identified Person”, and (ii) the Corporation be deemed to have waived or renounced any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any Competitive Opportunity that is presented to an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee (a) is a director or officer of the Corporation or any of its subsidiaries or their respective affiliates or (b) otherwise would be an Identified Person absent being an employee of the Corporation or any of its subsidiaries.

E. Section 122(17) of the Delaware General Corporation Law. For the avoidance of doubt, subject to paragraph D of this Article XI, this Article XI is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the Delaware General Corporation Law, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the Delaware General Corporation Law.

F. Definitions. Solely for purposes of this Article XI, “Affiliate” shall mean (i) with respect to the Apollo Entities, any person or entity that, directly or indirectly, is controlled by an Apollo Entity, controls an Apollo Entity, or is under common control with an Apollo Entity, but excluding (a) the Corporation, and (b) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (ii) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; and “Apollo Entities” shall mean, collectively, Apollo Global Management, Inc., its subsidiaries (collectively, “Apollo”), and investment funds managed, sponsored or advised by affiliates of Apollo, including Apollo Management IX, L.P.

FIFTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this [___] day of [_______], 2021.

SYNNEX CORPORATION
By:
Name:
Title:

Annex D

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of March 22, 2021 (the “Agreement Date”), by and among SYNNEX Corporation, a Delaware corporation (“Parent”), Tiger Parent (AP) Corporation, a Delaware corporation (the “Company”), and the stockholders of Parent listed on Schedule A and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, the Company, Spire Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub I”), and Spire Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for (i) the merger of Merger Sub I with and into the Company, with the Company being the surviving entity in such merger (the “Corporate Merger”), and (ii) immediately following the Corporate Merger, the merger of the Company, as the surviving corporation in the Corporate Merger, with and into Merger Sub II, with Merger Sub II being the surviving entity in such merger (the “LLC Merger”, and together with the Corporate Merger, the “Mergers”).

B. As of the Agreement Date, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share, of Parent (the “Common Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the Agreement Date (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the Agreement Date (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), such Stockholder’s “Covered Shares”).

C. In connection with the Company’s entering into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1. “Expiration Time” shall mean the earlier to occur of (a) the Corporate Merger Effective Time, (b) the day following the conclusion of the Parent Meeting (including any adjournment or postponement thereof), and (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article IX thereof.

1.2. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), or (b) above.

2. Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements

2.1. No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of both the Parent and the Company, or as permitted by Section 2.3. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2. No Inconsistent Arrangements. Each Stockholder hereby agrees that, from and after the date hereof and until the Expiration Time, such Stockholder shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement.

2.3. Permitted Transfers. Section 2.1 above shall not prohibit or otherwise restrict a Transfer of Covered Shares by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or otherwise for estate planning purposes, (ii) by will or under the laws of intestacy upon the death of Stockholder or (iii) pursuant to a qualified domestic order; (b) if Stockholder is a limited partnership or limited liability company, to a partner, member or equity holder of Stockholder; or (c) if Stockholder is a corporation, to an affiliate that controls, is controlled by or is under common control with Stockholder; provided, however, that a Transfer referred to in clauses (a) through (c) of this sentence shall be permitted only if (A) all of the representations and warranties in Section 6 of this Agreement with respect to Stockholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer, (B) the transferee agrees in a written document, reasonably satisfactory in form and substance to the Parent and the Company, to be bound by all of the terms of this Agreement, and (C) such transfer occurs no later than three (3) business days prior to the Expiration Time. Notwithstanding the foregoing, a Stockholder shall be permitted to transfer up to 5% of the Shares held by such Stockholder in the aggregate without complying with the foregoing provisions.

3. Agreement to Vote the Covered Shares.

3.1. Voting Agreement. Until the Expiration Time, at every meeting of Parent’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Parent’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) (a) in favor of the approval of the Share Issuance, the Authorized Share Charter Amendment, the Corporate Opportunity Charter Amendment and any other matters brought to vote at a meeting of the stockholders of Parent pursuant to Section 7.3(b) of the Merger Agreement; and (b) against (1) any action or agreement that to Stockholder’s knowledge would reasonably be expected to result in any of the conditions to Parent’s obligations set forth in Article VIII under the Merger Agreement not being fulfilled, (2) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (clauses (a) and (b), the “Covered Proposals”).

3.2. Quorum. Until the Expiration Time, at every meeting of Parent’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3. Return of Proxy. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), at least two (2) business days prior to the relevant meeting, any proxy card or voting instructions it receives that is sent to stockholders of Parent soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1.

4. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company any of their respective Affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Mergers) or (b) alleging a breach of any duty of the Board of Directors of Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5. Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by any such Stockholder in his or her capacity as a director or officer of Parent or any of its Affiliates or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of Parent or any of its Affiliates.

6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent and the Company that:

6.1. Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

6.2. Ownership of the Covered Shares. (a) Such Stockholder is, as of the Agreement Date, the beneficial and record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a stockholder in respect of such Covered Shares other than those (i) created by this Agreement, (ii) arising under applicable securities Laws or (iii) as disclosed on Schedule A hereto, and (b) such Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the Agreement Date, the Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of Parent (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of Parent) other than the Owned Shares.

6.3. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

6.4. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and each Stockholder that:

7.1. Due Authority. The Company has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

7.2. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to the Company, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which the Company is a party or by which the Company is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

7.3. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Company, threatened against or affecting the Company that would reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and each Stockholder that:

8.1. Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

8.2. No Conflict; Consents.

a. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

8.3. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

9. Miscellaneous.

9.1. Other Agreements. Each Stockholder further agrees that, from and after the date hereof until the Expiration Time, such Stockholder will not, and will not permit any entity under such Stockholder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, (B) initiate a stockholders’ vote with respect to an Acquisition Proposal, (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent with respect to an Acquisition Proposal or Acquisition Transaction, (D) take any action that Parent is prohibited from taking pursuant to Sections 7.3 or 7.10 of the Merger Agreement, subject in each case to Section 5 of this Agreement in all respects or (E) discuss with any person, or initiate or respond to a request to initiate discussions with any person, with respect to any Acquisition Proposal.

9.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent and the Company shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.3. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock,” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.4. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent, the Company and the Stockholder against which any such modification or amendment shall be applied.

9.5. Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission if the email is sent by 5:00 p.m. Eastern Time or, if after, the day following the date of transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

a. if to a Stockholder, to the address for notice set forth on Schedule A hereto, with a copy (which shall not constitute notice) to:

b. if to Parent, to:

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Attention: Simon Leung, Senior Vice President, General Counsel

and Corporate Secretary

Email: SimonL@synnex.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Allison Leopold Tilley, Christina F. Pearson

Email: allison@pillsburylaw.com;

christina.pearson@pillsburylaw.com

c. if to the Company, to:

Tiger Parent (AP) Corporation

c/o Tech Data Corporation

5350 Tech Data Drive

Mail Stop A2-3

Clearwater, FL 33760

Attention: David Vetter, Executive Vice President,

Chief Legal Officer

Email: david.vetter@techdata.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Andrew J. Nussbaum; Zachary S. Podolsky

E-mail: AJNussbaum@wlrk.com; ZSPodolsky@wlrk.com

9.7. Governing Law; Jurisdiction.

a. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

b. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective upon personal service or 10 days after notice is given by both email and express courier (with confirmation) as provided by Section 9.6 including a courtesy copy (by email) to all counsel.

9.8. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9. Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of both the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to the Company and Parent, and such Stockholder will consider in good faith the reasonable comments of the Company and Parent with respect to such disclosure and otherwise cooperate with the Company and Parent in obtaining confidential treatment with respect to such disclosure). Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement, and each Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Such Stockholder agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

9.10. Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

9.11. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that, prior to the valid termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12. Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

9.13. Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

9.14. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties (which may be withheld by such other Parties in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.15. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.16. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Corporate Merger Effective Time or the termination of this Agreement.

9.17. Termination. This Agreement shall automatically terminate without further action by any of the Parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of Section 9.4 through 9.8 and Sections 9.11 through 9.19 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at Law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination in accordance with Section 9.11.

9.18. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.19. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SYNNEX Corporation

By:	/s/ Simon Y. Leung
Name: Simon Y. Leung
Title: Senior Vice President, General Counsel and Corporate Secretary

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Tiger Parent (AP) Corporation

By:	/s/ David R. Vetter
	Name:	David R. Vetter
	Title:	Executive Vice President, Chief Legal Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Silver Star Developments Ltd.

By:	/s/ Billy Ho
Name: Billy Ho Title: Director

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Peer Developments Ltd.

By:	/s/ Tu Shu-Wu
Name: Tu Shu-Wu
Title: Director

Schedule A

Name	Address	Owned Shares*
Silver Star Developments Ltd.	No. 200 Wen Hua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan.	5,299,980

Peer Developments Ltd.	4th Floor, No. 75 Sec. 3, Minsheng East Road, Zhongshan Dist., Taipei City 104, Taiwan.	3,859,888

*

If any additional shares of Common Stock are owned by any of the Stockholders as of the Agreement Date, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule A.

Annex E

INVESTOR RIGHTS AGREEMENT

by and among

SYNNEX CORPORATION

and

THE APOLLO STOCKHOLDERS

named herein

Dated as of [●], 2021

SCHEDULE A: APOLLO STOCKHOLDERS

EXHIBIT A

E-i

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, by and among SYNNEX Corporation, a Delaware corporation (the “Corporation”) and Tiger Parent Holdings, L.P. (the “Initial Stockholder”). Each of the Corporation and the Initial Stockholder are sometimes referred to as a “Party”.

WHEREAS, the Corporation is party to that certain Agreement and Plan of Merger, dated as of March 22, 2021, by and among the Corporation, Tiger Parent (AP) Corporation, a Delaware corporation, Spire Sub I, Inc., a Delaware corporation, and Spire Sub II, LLC, a Delaware limited liability company (as may be amended or supplemented from time to time, the “Merger Agreement”);

WHEREAS, pursuant to and in connection with the closing of the transactions contemplated by the Merger Agreement, the Corporation and the Initial Stockholder wish to enter into this Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1    Definitions; Interpretation.

(a)    Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, with respect to Apollo, the term “Affiliate” shall not include any portfolio companies of Apollo or its Affiliates (including the Corporation and its Subsidiaries). For the avoidance of doubt, any co-investment vehicle controlled by any of the Apollo Entities shall be deemed to be an Affiliate of such Apollo Entities. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Apollo” means collectively, the investment funds managed, sponsored or advised by Apollo Management IX, L.P.

“Apollo Directors” has the meaning set forth in Section 2(a).

“Apollo Entities” means, collectively, Apollo, the Initial Stockholder, and each of their respective Affiliates.

“Apollo Indemnitors” has the meaning set forth in Section 3.

“Apollo Majority” means the Apollo Stockholders then owning a majority of the shares of Common Stock held by all Apollo Stockholders.

“Apollo Stockholder” means the Initial Stockholder and any Apollo Entity that becomes an owner of any shares of Common Stock, from the Initial Stockholder or another Apollo Stockholder. In connection with, and as condition to, any such transfer, such Apollo Entity, shall execute a signature page hereto and Schedule A shall be amended and restated to provide that such Apollo Entity has rights and obligations of an Apollo Stockholder hereunder.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City, New York or Fremont, California are authorized by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

“CEO Director” has the meaning set forth in Section 2(a).

“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Corporation; (ii) any Person or Group (in each case excluding the Apollo Entities), directly or indirectly, obtains beneficial ownership of 50% or more of the outstanding Voting Securities; (iii) the Corporation consummates any merger, consolidation or similar transaction, unless the stockholders of the Corporation immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Voting Securities immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of the voting power of the outstanding shares of the voting stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction; or (iv) a majority of the Board is no longer composed of (x) directors who were directors of the Corporation on the date hereof and (y) directors who were nominated for election or elected or appointed to the Board with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board in accordance with this subclause (y).

“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Chosen Courts” has the meaning set forth in Section 12(b).

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation and any other security issued or issuable in respect thereof, or in substitution therefor, in connection with any share subdivision, split, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization or otherwise, and shall also include any other class of common stock of the Corporation hereafter authorized.

“Corporation” has the meaning set forth in the Preamble.

“Covered Person” has the meaning set forth in Section 2(g).

“DGCL” shall mean the Delaware General Corporation Law.

“Group” has the meaning set forth in Section 13(d)(3) of the Securities Exchange Act.

“Independent Apollo Director” has the meaning set forth in Section 2(a).

“Independence Requirement” has the meaning set forth in Section 2(a).

“Information” has the meaning set forth in Section 4(a).

“Initial Stockholder” has the meaning set forth in the Preamble.

“Merger Agreement” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Person” shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or a governmental entity.

“Rule 144” means Rule 144 promulgated under the Securities Act, or any similar or successor provision then in force.

“Rule 144A” means Rule 144A promulgated under the Securities Act, or any similar or successor provision then in force.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Outstanding Stock” means the outstanding shares of Common Stock on the date hereof, together with any other security issued in respect thereof, in connection with any share subdivision, split, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization or otherwise.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For avoidance of doubt, the Company shall not be deemed to be a Subsidiary of Apollo for purposes of this Agreement.

“Pre-Closing Tax Period” has the meaning ascribed to such term in the Merger Agreement.

“Taxing Authority” has the meaning ascribed to such term in the Merger Agreement.

“Tax Return” has the meaning ascribed to such term in the Merger Agreement.

“Voting Securities” means shares of Common Stock and any other securities of the Corporation entitled to vote generally at any annual or special meeting of the Corporation’s stockholders.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section.

(b)    Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

Section 2    Board of Directors.

(a)    Nomination of Directors. The Apollo Majority shall have the right, but not the obligation, to nominate for election to the Board:

(i)    up to four (4) directors, so long as the Apollo Stockholders collectively beneficially own at least 30% of the Outstanding Stock, provided that at least two (2) of the directors nominated pursuant to this provision shall be “independent” within the meaning of the New York Stock Exchange (NYSE) American listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is then listed for trading) (such independence requirement, the “Independence Requirement” and any Apollo Director satisfying such Independence Requirement, an “Independent Apollo Director”);

(ii)    up to three (3) directors, so long as the Apollo Stockholders collectively beneficially own at least 20% of the Outstanding Stock but less than 30% of the Outstanding Stock, provided that at least one (1) of the directors nominated pursuant to this provision shall be an Independent Apollo Director;

(iii)    up to two (2) directors, so long as the Apollo Stockholders collectively beneficially own at least 10% of the Outstanding Stock but less than 20% of the Outstanding Stock, none of whom shall be required to be an Independent Apollo Director; and

(iv)    up to one (1) director, so long as the Apollo Stockholders collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock, who shall not be required to be an Independent Apollo Director.

For the avoidance of doubt, the Board will consist of at least eleven (11) directors and, so long as the restrictions set forth in Section 6 apply, Apollo shall not be entitled to nominate any directors other than those set forth above. The directors appointed to the Board pursuant to the foregoing clauses (i) through (iv), together with any replacements to such directors appointed pursuant to Section 2(c) of this Agreement, shall hereinafter be referred to as the “Apollo Directors”. The initial Apollo Directors shall be mutually acceptable to the Corporation (such approval not to be unreasonably withheld, delayed or conditioned) and any replacement Apollo Directors shall be approved by a majority of the non-Apollo Directors of the Board (such approval not to be unreasonably withheld, delayed or conditioned), provided that the Corporation agrees that Matthew Nord and Robert Kalsow-Ramos are acceptable individuals to serve as Apollo Directors.

In addition to the above, the Parties agree that one director shall be the person then serving as the Chief Executive Officer of the Corporation (the “CEO Director”), who shall initially be, effective upon the closing of the Merger Agreement and the consummation of the transactions contemplated thereby, Richard Hume. In the event that the CEO Director shall cease to serve as the Chief Executive Officer of the Corporation for any reason, the Parties shall cause (i) the former Chief Executive Officer of the Corporation to be promptly removed from the Board if such person has not resigned as a member of the Board; and (ii) such person’s replacement as the Chief Executive Officer of the Corporation to be appointed as the new CEO Director.

The Board of the Corporation as in effect immediately prior to the closing of the Merger Agreement shall determine who shall fill the remaining six (6) director seats (i.e. the non-Apollo Director and the non-CEO Director seats).

In the event the size of the Board is increased or decreased at any time to other than eleven (11) directors, the Apollo Stockholders’ collective nomination rights under this Section 2(a) shall be proportionately increased or decreased, respectively, so that the Board is composed of a number of Apollo Directors that most closely equals the percentage of the Board originally composed of the Apollo Directors pursuant to the foregoing clauses (i) through (iv), rounded up to the nearest whole number. Notwithstanding the foregoing, if Apollo elects not to fill a board seat to which it is entitled, the size of the Board shall be reduced until such time as Apollo determines to fill such seat at which time it shall be correspondingly increased.

(b)    Election of Directors. The Corporation shall take all commercially reasonable action within its power to cause all nominees timely nominated pursuant to Section 2(a) to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election by written consent or at a special meeting of the stockholders of the Corporation), and the Corporation shall use commercially reasonable efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to applicable law (for the avoidance of doubt, the Corporation will be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Corporation with respect to the applicable annual meeting of stockholders or action by written consent in lieu of such meeting). For the avoidance of doubt, failure of the stockholders of the Corporation to elect any Apollo Director to the Board shall not affect the right of the Apollo Stockholders to nominate directors for election pursuant to Section 2(a) in any future election of directors.

(c)    Replacement of Directors. In the event that a vacancy is created at any time by the death, disqualification, resignation, removal or failure to be elected by the Company stockholders (and no other director has been elected by the stockholders of the Corporation to fill such vacancy) of an Apollo Director nominated pursuant to Section 2(a), or designated pursuant to this Section 2(c), the Apollo Majority shall have the right to designate a replacement to fill such vacancy for the Apollo Director consistent with the provisions of Section 2(a) (including being reasonably acceptable to the Board, excluding the Apollo Directors), and if the Apollo Majority exercises such right, the Board shall use commercially reasonable efforts to cause such designee to be promptly appointed to the Board to fill such vacancy, subject to applicable law.

(d)    Removal of Directors. Upon the written request of the Apollo Majority seeking to remove and/or replace an Apollo Director nominated pursuant to Section 2(a), or designated pursuant to Section 2(c), the Corporation shall use commercially reasonable efforts to cooperate with such request, including to promptly call a special meeting of the stockholders of the Corporation; provided, however, that the Corporation shall not be required to call more than a total of two special meetings with respect to the removal of Apollo Directors.

(e)    Committees. The Board shall determine the composition and make-up of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and any other committee of the Board.

(f)    Board Leadership. The lead independent director shall be selected by the Board.

(g)    Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any party hereto, or any director of the Corporation, act in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange rule.

(h)    Diversity Requirements. So long as any Apollo Directors are required to be Independent Apollo Directors pursuant to this Section 2, Independent Apollo Directors, and Persons nominated as Independent Apollo Directors pursuant to this Section 2, shall fulfill their pro rata portion (rounded to the nearest whole number) of any diversity requirements pursuant to law, stock exchange rules or similar regulatory requirements binding on the Corporation based on the percentage of the Board composed of the Apollo Directors (for example, if Apollo Directors constitute four of eleven members of the Board, including two Independent Apollo Directors, and the Board is required by applicable law to have a minimum of three female directors, one of the Independent Apollo Directors would be required to be female); provided that (i) the Apollo Stockholders may elect to satisfy all or part of any such pro rata allocation with non-Independent Apollo Directors in lieu of Independent Apollo Directors and (ii) once duly elected or appointed, no Apollo Director shall be required prior to the next annual meeting to resign or be removed from the Board as a result of failing to meet such diversity requirements.

(i)    [Waiver of Corporate Opportunity. To the fullest extent permitted by the DGCL and subject to any express agreement otherwise that may from time to time be in effect, the Corporation agrees that any Apollo Director, any Apollo Entity and any Affiliate or portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries; (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates; and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL and subject to any express agreement otherwise that may from time to time be in effect, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person arising in connection with or relating to a such Covered Person’s participation in any such business or investment. The Corporation agrees that, subject to any express agreement otherwise that may from time to time be in effect, in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as a member of the Board and (y) the Corporation or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Subsidiaries. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except as subject to any express agreement otherwise that may from time to time be in effect or for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board, and waives any claim against each Covered Person arising in connection with or relating to the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (C) does not communicate information regarding such corporate opportunity to the Corporation; provided, that, in each such case, that any corporate opportunity which is expressly agreed by the Apollo Entities to belong to the Corporation or is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board shall belong to the Corporation. Notwithstanding anything to the contrary herein, under no circumstances shall (i) an employee of the Corporation or any of its Subsidiaries be deemed to be a “Covered Person”, and (ii) the Corporation be deemed to have waived or renounced any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any corporate, business, or investment opportunity that is presented to an employee of the Corporation or any of its Subsidiaries, irrespective of whether such employee (a) is a director or officer of the Corporation or any of its Subsidiaries or their respective Affiliates or (b) otherwise would be an Cover Person absent being an employee of the Corporation or any of its Subsidiaries.]1

Section 3    Directors’ and Officers’ Insurance. The Corporation shall maintain directors’ and officers’ liability insurance as determined by the Board. The Corporation acknowledges and agrees that any Apollo Directors who are partners, members, employees, or consultants of any Apollo Entity may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Apollo Entity (collectively, the “Apollo Indemnitors”). The Corporation acknowledges and agrees that the Corporation shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Charter, Bylaws and/or any indemnification agreements to any Apollo Director in his or her capacity as a director of the Corporation or any of its Subsidiaries (such that the Corporation’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Apollo Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) Charter and/or Bylaws in effect from time to time and/or (ii) such other agreement, if any, between the Corporation and such indemnitees, without regard to any rights such indemnitees may have against the Apollo Indemnitors. No advancement or payment by the Apollo Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Corporation in their capacities as directors shall affect the foregoing and the Apollo Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Corporation.

[1]	NTD: To be added if the Corporation’s shareholders fail to approve the corporate opportunity doctrine waiver charter amendment.

Section 4    Information.

(a)    For so long as the Apollo Stockholders collectively beneficially own at least 10% of the Outstanding Stock, the Corporation shall, and shall cause its material Subsidiaries to, permit the Apollo Stockholders and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Corporation, to inspect, review and/or make copies and extracts from the books and records of the Corporation or any of such material Subsidiaries and to discuss the affairs, finances and condition of the Corporation or any of such material Subsidiaries with the officers of the Corporation or any such material Subsidiary, and with respect to matters pertaining to any and all Pre-Closing Tax Periods, the Corporation will furnish to the Apollo Stockholders any information and other reasonable assistance requested by the Apollo Majority in connection with the filing of any Tax Return. For so long as the Apollo Stockholders beneficially own 10% or more in the aggregate of the Outstanding Stock, upon the written request from any Apollo Stockholder and for the purposes set forth in the first sentence of Section 4(b), the Corporation shall, and shall cause its Subsidiaries to, provide such Apollo Stockholder, in addition to other information that might be reasonably requested by such Apollo Stockholder from time to time, (i) direct access to the Corporation’s auditors and officers, (ii) regularly prepared quarter-end reports, to be provided within such number of days after the end of each quarter as required to comply with SEC requirements, (iii) if the Apollo Stockholders do not have a representative on the Board or the applicable committee of the Board, in each case, who is not an Independent Apollo Director, copies of all materials provided to the Board (or such committee of the Board) at the same time as provided to the directors (or members of such committee of the Board ), (iv) access to appropriate officers and directors of the Corporation at such reasonable times and upon reasonable prior notice as may be requested by the Apollo Stockholders for consultation with respect to matters relating to the business and affairs of the Corporation and its material Subsidiaries, (v) if the Apollo Stockholders do not have a representative on the Board who is not an Independent Apollo Director, information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends or distributions, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Charter or Bylaws or the comparable governing documents of any of its material Subsidiaries, and to provide the Apollo Stockholders with the right to consult with the Corporation and its material Subsidiaries with respect to such actions, (vi) flash data, in a format to be prescribed by the Apollo Majority (provided that such format is reasonably acceptable to the Corporation), to be provided within ten (10) days after the end of each quarter and (vii) to the extent otherwise prepared by the Corporation, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Corporation and its material Subsidiaries (all such information so furnished pursuant to this Section 4(a), the “Information”). Subject to Section 4(b), any Apollo Stockholder (and any party receiving Information from such Apollo Stockholder) who shall receive Information shall maintain the confidentiality of such Information, using the same degree of care that any Apollo Stockholder would employ with respect to its own most sensitive proprietary, confidential or financial information. The Apollo Stockholders acknowledge and agree that all of the information received by it in connection with this Agreement is of a confidential nature and may be regarded as material non-public information under Regulation FD promulgated by the SEC and that such information must be kept confidential by the Apollo Stockholders and not disclosed, provided, however, that notwithstanding anything to the contrary herein, this Agreement does not prohibit any Person from disclosing any information that constitutes the “tax treatment” or “tax structure” (within the meaning of Treasury Regulations Section 1.6011-4(b)(3)(ii)) of any relevant transaction. The Apollo Stockholders have implemented appropriate measures designed to ensure compliance with applicable securities laws regarding trading in connection with material non-public information. The Corporation shall not be required to provide such portions of any Information containing attorney-client, work product or similar privileged information of the Corporation or other information required by the Corporation to be kept confidential pursuant to and in accordance with the terms of any confidentiality agreement with a third Person or applicable law, so long as the Corporation has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Apollo Stockholders without the loss of any such privilege or without violating such confidentiality obligation. The Corporation shall retain all books and records with respect to tax matters pertinent to the Corporation relating any Pre-Closing Tax Period until the expiration of the applicable statute of limitations and shall abide by all record retention agreements entered into with any Taxing Authority.

(b)    Individuals associated with the Apollo Entities may from time to time serve on the Board or the equivalent governing body of the Corporation’s Subsidiaries. The Corporation, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Corporation and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 4(a)) share such information with other individuals associated with the Apollo Entities who have a need to know such information for the purpose of facilitating support to such individuals in their capacity as members of the Board or such equivalent governing body or enabling the Apollo Stockholders, as equityholders, to better evaluate the Corporation’s performance and prospects, provided that such other individuals are informed about the confidential nature of such information and agree in writing to maintain the confidentiality of such information consistent with the confidentiality obligations under Section 4(a). The Corporation, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing, subject to the confidentiality obligations set forth in this paragraph. In the event that any Apollo Entity or any of its representatives are requested or required by law, regulation or legal or regulatory process to disclose any non-public Information concerning the Corporation and its Subsidiaries, such Apollo Entity or such representative may disclose only that portion of the requested information which it is advised by counsel is required by law, regulation or legal or regulatory process to be disclosed so long as such Apollo Entity or such representatives uses reasonable efforts to obtain assurances that such disclosed information will be afforded confidential treatment and notifies the Corporation at least 5 business days in advance, if permitted by applicable law and commercially feasible. Notwithstanding the foregoing, an Apollo Entity may disclose any information or data that it can demonstrate: (i) is or was independently developed by an Apollo Entity or its representatives without the benefit of any non-public Information or in breach of this Agreement or the Confidentiality Agreement, dated December 17, 2020, by and between the Corporation and Tiger Parent (AP) Corporation, a Delaware corporation; (ii) is or becomes generally available to the public, other than as a result of disclosure by an Apollo Entity or its representatives in breach of this Agreement or any other duty of confidentiality owed to the Corporation; (iii) becomes available to an Apollo Entity or its representatives from a source other than the Corporation or any of its representatives, so long as that source is, to such Apollo Entity’s or its representatives’ knowledge, as applicable, not prohibited from disclosing such information or data to them by any restrictions on disclosure or use or any other duty of confidentiality to the Corporation; or (iv) is known to, or already in the possession of, an Apollo Entity or its representatives on a non-confidential basis prior to it being furnished pursuant to this Agreement, so long as, to such Apollo Entity’s or its representatives’ knowledge, the source of such information was not bound by any restrictions on disclosure or use or any other duty of confidentiality to the Corporation.

Section 5    Certain Actions.

(a)    Subject to the provisions of Section 5(b), without the approval of a majority of the directors then on the Board, which must include the approval of a majority of the Apollo Directors nominated pursuant to Section 2(a) or designated pursuant to Section 2(c), the Corporation shall not, and (to the extent applicable) shall not permit any material Subsidiary of the Corporation to amend, modify or repeal any provision of the Charter, the Bylaws or similar organizational documents of the applicable material Subsidiary in a manner that is intended to disproportionately adversely affect the Apollo Stockholders or which is knowingly in material violation of the rights of the Apollo Stockholders pursuant to this Agreement. This provision shall only apply in the event that at least one Apollo Director notifies the Board in advance with respect to Board action or the Company (or Subsidiary board or other applicable governing body of such Subsidiary) with respect to actions of a material Subsidiary, promptly upon having notice of such action, that in such director’s view, the foregoing prohibition applies.

(b)    The approval rights set forth in Section 5(a) shall terminate at such time as the Apollo Stockholders no longer collectively beneficially own at least 5% of the Outstanding Stock.

Section 6    Restricted Activities; Voting.

(a)    The Apollo Entities shall not, directly or indirectly, without the Corporation’s prior written consent:

(i)    make any statement or proposal to the Board, any of the Corporation’s representatives or any of the Corporation’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (1) any business combination, merger, tender offer, exchange offer, sale of all or substantially all assets or similar transaction involving the Corporation or any of its Subsidiaries and an Apollo Entity, (2) any restructuring, recapitalization, liquidation or similar transaction involving the Corporation or any of its Subsidiaries, on the one hand, and an Apollo Entity, on the other hand, or (3) subject to sub-clause (iv) below, any acquisition of any of the Corporation’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Corporation’s loans, debt securities, equity securities or asset; provided, however, that this clause shall not preclude the tender by the Apollo Entities of any securities of the Corporation into any third party tender or exchange offer or the vote by the Apollo Entities of any Voting Securities at a meeting duly called;

(ii)    form, join or in any way participate in any Group with any Person (other than the Corporation) with respect to any Voting Securities, other than forming, joining or in any way participating in a Group solely between or among the Apollo Entities;

(iii)    otherwise act with any Person, including by providing financing for another party, to seek to control or change the management or the Board of the Corporation;

(iv)    acquire or agree to acquire any additional Voting Securities, including any securities of the Corporation convertible, exchangeable or exercisable into Voting Securities, other than as a result of any stock split, reverse stock split, stock dividend, extraordinary dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change in Voting Securities which generally affects or is made available to all stockholders of the Corporation, provided, however, that the Apollo Entities may acquire or agree to acquire beneficial ownership of Voting Securities, including any securities of the Corporation convertible, exchangeable or exercisable into Voting Securities, to the extent that after giving effect to such acquisition, the Apollo Entities would not collectively beneficially own (as defined in Rule 13d-3 of the Exchange Act) more than 45% of the outstanding Voting Securities, excluding any issuance by the Corporation of Voting Securities or options, warrants or other rights to acquire Voting Securities (or the exercise thereof) to any Apollo Directors or Apollo Entity as compensation for the membership of the Apollo Directors on the Board, and provided further, that any such acquisition of shares shall not be counted in determining the rights under Article 2 hereof;

(v)    publicly disclose any intention, plan or arrangement prohibited by the foregoing; or

(vi)    knowingly instigate, facilitate, encourage or assist any third party to do any of the foregoing;

provided that this Section 6 shall in no way limit the activities of any director of the Corporation, so long as such activities are undertaken in his or her capacity as a director of the Corporation; provided further that (other than as may be a violation of clauses (i) and (ii) above) the right or ability of the Apollo Stockholders to exercise their rights under this Agreement or the exercise by the Apollo Stockholders of their right to vote shall not, in either case, in and of itself, be deemed a breach of this Section 6.

(b)    The Apollo Entities further agree they shall not, without the prior written consent of the Corporation, publicly request the Corporation to amend or waive any provision of this Section 6 (including this sentence) or do so in a manner that would require the Corporation to publicly disclose such request. Notwithstanding anything to the contrary, nothing in this Section 6, shall prohibit the Apollo Entities from communicating privately with the Corporations’ directors, officers or advisors, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

(c)    This Section 6 shall automatically terminate on the first date following the 90th day, after the Apollo Stockholders collectively beneficially own less than 5% of the Outstanding Stock. Additionally, in the event that (i) the Corporation engages in, enters into or continues any material discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to result in a Change in Control, approves or recommends, or publicly proposes to approve or recommend, any Change in Control, or enters into a definitive agreement providing for a Change in Control; (ii) any Person or Group (other than the Apollo Entities) commences a tender offer or exchange offer for securities of the Corporation, which, if consummated, would result in a Change in Control; (iii) the Board resolves publicly to engage in a formal process that is intended to result in a transaction, which, if consummated, would result in a Change in Control; or (iv) a Person or Group (other than the Apollo Entities) enters into an agreement or commences a proxy solicitation in which such Person or Group would acquire the ability to elect a majority of the Board, then this Section  6 shall automatically terminate, effective upon the occurrence of such event.

Section 7     Registration Rights.

The Apollo Stockholders and the Corporation shall comply with, and the Apollo Stockholders shall be entitled to the benefits of, the provisions set forth in Exhibit A hereto governing and providing for, among other matters, registration rights with respect to the Stock.

Section 8    Notice of Sale.

For so long as the Apollo Stockholders beneficially own 15% or more in the aggregate of the Outstanding Stock, each Apollo Stockholder shall provide at least two days’ prior written notice to the Corporation pursuant to Section 16 prior to the transfer of beneficial ownership of any Stock by such Apollo Stockholder to any Person who is not an Affiliate of an Apollo Stockholder.

Section 9    Rule 144.

The Corporation covenants that so long as the Common Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Securities Exchange Act, it will file any and all reports required to be filed by it under the Securities Act and the Securities Exchange Act (or, if the Corporation is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and that it will take such further action as the Apollo Stockholders may reasonably request, all to the extent required from time to time to enable the Apollo Stockholders to sell shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Section 10    Duration of Agreement.

This Agreement shall terminate automatically upon the dissolution of the Corporation (unless the Corporation (or its successor) continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction). Any Apollo Stockholder who disposes of all of its Stock shall automatically cease to be a party to this Agreement and have no further rights or obligations hereunder as an Apollo Stockholder.

Section 11    Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 12    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 16.

Section 13    WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14    Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 15    Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Apollo Stockholder and its permitted assigns, legal representatives, heirs and beneficiaries. Notwithstanding anything to the contrary contained herein, the Apollo Stockholders may assign their rights or obligations, in whole or in part, under this Agreement to one or more of their controlled Affiliates. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement; provided that the Apollo Entities shall be deemed third-party beneficiaries of, and entitled to enforce their rights or remedies under, the provisions of this Agreement that benefit the Apollo Entities.

Section 16    Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission if the email is sent by 5:00 p.m. Eastern Time or, if after, the day following the date of transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)    If to the Corporation, to:

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Attention:     Simon Leung, Senior Vice President, General Counsel, and Corporate Secretary

Email:           SimonL@synnex.com

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:        Allison M. Leopold Tilley

    Christina F. Pearson

E-mail:              allison@pillsburylaw.com

     christina.pearson@pillsburylaw.com

(ii)    If to any Apollo Stockholder, to:

Apollo Global Management, Inc.

9 West 57th Street New York,

New York 10019

Attention: James Elworth

Email: jelworth@apollo.com

Telephone: (212) 515-3200

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:        Andrew J. Nussbaum

    Zachary S. Podolsky

E-mail:            AJNussbaum@wlrk.com

    podolsky@wlrk.com

Section 17    Modification; Waiver.

This Agreement may be amended, modified or supplemented only by a written instrument duly executed by (a) the Corporation and (b) the Apollo Majority. No course of dealing between the Corporation or its Subsidiaries and the Apollo Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 18    Entire Agreement.

Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and, except for the Merger Agreement, supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the date of this Agreement. Unless otherwise provided herein, any consent required by any Person under this Agreement may be withheld by such Person in such Person’s sole discretion.

Section 19    Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 20    Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 21    Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any Stockholder as a result of any acts or omissions taken under this Agreement in good faith.

Section 22    Apollo Stockholder Parties.

In the event that any Apollo Entity (other than the Initial Stockholder) becomes an Apollo Stockholder, such Apollo Entity shall become party to this Agreement after executing a signature page hereto and Schedule A shall be amended and restated to provide that such Apollo Entity shall have all of the rights and obligations of an Apollo Stockholder hereunder.

[Signature Page Follows]

The parties have signed this Agreement as of the date first written above.

SYNNEX CORPORATION

By:
Name:
Title:

STOCKHOLDER:

TIGER PARENT HOLDINGS, L.P.

By:
Name:
Title:

Schedule A: Apollo Stockholders

Entity Name	Address	Common Stock Beneficially Owned

Exhibit A

Section 1.    Definitions

(a)    Definitions. As used in this Exhibit:

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Initial Notice” has the meaning ascribed to such term in Section 3(a).

“Marketed Underwritten Shelf Take-Down” has the meaning ascribed to such term in Section 2(b).

“Non-Marketed Shelf Take-Down” has the meaning ascribed to such term in Section 2(b).

“Piggyback Registration Right” has the meaning ascribed to such term in Section 3(a).

“Prospectus” means the prospectus included in any Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the securities covered by a Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments and freewriting prospectuses and in each case including all material incorporated by reference therein.

“Registrable Securities” shall mean shares of Common Stock; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (b) such Registrable Securities are distributed pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Corporation; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

“Registration Request” has the meaning ascribed to such term in Section 2(a).

“Registration Statement” means a registration statement filed by the Corporation with the SEC.

“Shelf Holder” has the meaning ascribed to such term in Section 2(b).

“Shelf Registration” has the meaning ascribed to such term in Section 2(a).

“Shelf Take-Down” has the meaning ascribed to such term in Section 2(b).

“Short-Form Registration” has the meaning ascribed to such term in Section 2(b).

“Transfer” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of any shares of Common Stock held at any time by any Apollo Stockholder (or any interest therein or right thereto), regardless of the manner in which such Apollo Stockholder initially acquired such any such shares of Common Stock, or any other transfer of beneficial ownership of any shares of Common Stock, whether voluntary or involuntary. The mere pledge of Common Stock by an Apollo Stockholder as collateral to any institutional lender in connection with any financing shall not be deemed a “Transfer” if such arrangement does not interfere with the administration and implementation of the Agreement; provided that in the case of foreclosure of such pledge, such foreclosure and any other transfer of such shares of Common Stock shall then be deemed a “Transfer.”

“Underwritten Offering” means a sale of shares of Common Stock to an underwriter for reoffering to the public.

“Underwritten Shelf Take-Down” has the meaning ascribed to such term in Section 2(b).

“Underwritten Shelf Take-Down Notice” has the meaning ascribed to such term in Section 2(b).

(b)    Definitions. Any capitalized terms used but not defined herein have the meanings given to such terms in the Agreement.

Section 2.    Registration Rights.

(a)    Subject to the provisions of this Section 2, at any time and from time to time after the date hereof, the Apollo Stockholders may make a written request (“Registration Request”) to the Corporation for registration under and in accordance with the provisions of the Securities Act of all or part of their Registrable Securities, provided that any Registration Request must be for Registrable Securities with an aggregate dollar value of $100 million or greater, and the Apollo Stockholders may only make two Registration Requests, written requests for Short Form Registration, or written requests for Shelf Registration, in the aggregate, in any rolling twelve month period. A Registration Request which does not result in an effective registration under the Securities Act or a Registration Request that is withdrawn prior to the filing of the requested Registration Statement shall not be counted as a Registration Request for purposes of the limits in the preceding sentence. All Registration Requests made pursuant to this Section 2 will specify the aggregate amount of Registrable Securities to be registered and will also specify the intended methods of disposition thereof.

(b)    Subject to the terms and conditions of this Agreement and the Corporation’s receipt of information from the Apollo Stockholders that is required by applicable law to be included in such Shelf Registration regarding such Apollo Stockholders, within two Business Days after the Closing Date, the Corporation shall file an automatically effective registration statement on Form S-3ASR covering resales of the Registrable Securities by the Apollo Stockholders, and shall use commercially reasonable efforts to keep such registration statement effective for a period of 3 years following the Closing Date. In addition, (i) at any time that the Corporation is qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Apollo Stockholders shall have the right to request in writing registration under the Securities Act of all or any portion of the Registrable Securities beneficially owned by any member of the Apollo Stockholders group on Form S-3 (or any successor form) or any similar short form registration statement, if available (a “Short-Form Registration”) and (ii) at any time, and from time to time, that the initial registration statement on Form S-3ASR or other shelf registration statements is not in effect or will expire within 90 days, the Apollo Stockholders may request in writing a shelf offering on a delayed or continuous basis in accordance with Rule 415 under the Securities Act (including the registration statement referred to in the immediately precedent sentence, a “Shelf Registration”), in which case the provisions of this Section 2(b) shall be applicable, provided that the Apollo Stockholders may only make two Registration Requests, written requests for Short Form Registration, or written requests for Shelf Registration, in the aggregate, in any rolling twelve month period. All written requests for Short Form Registration shall (i) specify the aggregate number of Registrable Securities intended to be sold or disposed of, (ii) state the intended method of disposition of such Registrable Securities and (iii) whether or not such Short Form Registration shall be a Shelf Registration, and upon receipt of such request, the Corporation shall use commercially reasonable efforts promptly to effect the registration under the Securities Act of the Registrable Securities so requested to be registered. Any Apollo Stockholder whose Registrable Securities are included in an effective Shelf Registration (a “Shelf Holder”) may initiate an offering or sale of all or part of such Registrable Securities (a “Shelf Take-Down”). If the Shelf Holders elect in a written request delivered to the Corporation (an “Underwritten Shelf Take-Down Notice”), a Shelf Take-Down may be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down”) and, if necessary, the Corporation shall file and effect an amendment or supplement to its Shelf Registration for such purpose as soon as practicable. The Shelf Holders shall indicate in such Underwritten Shelf Take-Down Notice whether they intend for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other marketing effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”). If the Shelf Holders desire to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down, and that does not involve an Underwritten Offering (a “Non-Marketed Shelf Take-Down”), the Shelf Holders shall so indicate in a written request delivered to the Corporation no later than two calendar days prior to the expected date of such Non-Marketed Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Shelf Take-Down, and, if necessary, the Corporation shall file and effect an amendment or supplement to its Shelf Registration for such purpose as soon as practicable. All determinations as to whether to complete any Non-Marketed Shelf Take-Down and as to the timing, manner, price and other terms of any Non-Marketed Shelf Take-Down shall be at the discretion of the Shelf Holders. The Corporation shall not be required to effect more than three Underwritten Shelf Take Downs in any rolling twelve-month period and shall not be required to effect any Underwritten Shelf Take Down unless the aggregate gross proceeds expected to be received from the sale of Registrable Securities in such offering is at least $100 million.

(c)    Subject to the provisions of this Section 2, promptly upon receipt of any such Registration Request, the Corporation will use commercially reasonable efforts to effect such registration under the Securities Act within 120 days of such request (subject to any lock-up restrictions) of the Registrable Securities that the Corporation has been so requested to register, including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with the applicable regulations promulgated under the Securities Act. At any time prior to the registration, the Apollo Stockholders may revoke a Registration Request by providing a notice to the Corporation revoking such Registration Request.

(d)    If the Corporation receives a Registration Request and the Corporation furnishes to the Apollo Stockholders a copy of a resolution of the Board (certified by the secretary of the Corporation) stating that in the good faith judgment of the Board it would be materially adverse to the Corporation for a Registration Statement (or an Underwritten Shelf Take-Down or a Non-Marketed Shelf Take-Down) to be filed or effected on or before the date such filing or take-downs would otherwise be required hereunder, the Corporation shall have the right to defer such filing or take-downs for a period of not more than sixty (60) days after the date such filing or take-downs would otherwise be required hereunder (provided that such sixty (60) day period may be extended to a period of up to ninety (90) days to the extent such suspension is due to ongoing negotiations or discussions regarding a material merger, acquisition or other similar transaction and the requirements for such deferral set forth in this sentence continue to be satisfied. If the Corporation furnishes to the Apollo Stockholders a copy of a resolution of the Board (certified by the secretary of the Corporation) stating that in the good faith judgment of the Board it would be materially adverse to the Corporation to continue to permit the use of any prospectus contained any Shelf Registration Statement, the Corporation shall be entitled to suspend the use of such prospectus for a reasonable period of time not to exceed (i) sixty (60) days in succession (provided that such consecutive sixty (60) day period may be extended to a period of up to ninety (90) days in succession to the extent such suspension is due to ongoing negotiations or discussions regarding a material merger, acquisition or other similar transaction and the requirements for such suspension set forth in this sentence continue to be satisfied (the “Extension Period”)) or (ii) ninety (90) days in the aggregate in any rolling twelve (12) month period if the Extension Period has not been triggered or (iii) one hundred twenty (120) days in the aggregate in any rolling twelve month period if the Extension Period has been triggered. The Corporation shall not be permitted to take such action in the foregoing sentences more than twice in any 360-day period (except that the Corporation shall be able to use this right more than twice in any 12-month period if the Corporation is exercising such right during the 15-day period prior to the Corporation’s regularly scheduled quarterly earnings announcement date and the total number of days of postponement in such 12-month period does not exceed 120 days). If the Corporation shall so postpone the filing of a Registration Statement, the Apollo Stockholders may withdraw their Registration Request by so advising the Corporation in writing. In addition, if the Corporation receives a Registration Request and the Corporation is then in the process of preparing to register Common Stock in connection with a primary offering, the Corporation shall inform the Apollo Stockholders of the Corporation’s intent to engage in a primary offering and may require the Apollo Stockholders to withdraw such Registration Request for a period of up to 90 days so that the Corporation may complete its offering. In the event that the Corporation ceases to pursue such primary offering, it shall promptly inform the Apollo Stockholders in writing and the Apollo Stockholders shall be permitted to submit a new Registration Request. For the avoidance of doubt, the Apollo Stockholders shall have the right to participate in the Corporation’s primary offering as provided in Section 3 (and notwithstanding anything to the contrary in Section 3, the Apollo Stockholders shall have the right to piggyback on the Corporation’s primary offering).

(e)    Registrations under this Section 2 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Apollo Stockholders and as shall be reasonably acceptable to the Corporation and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in the Registration Request. If, in connection with any registration under this Section 2 that is proposed by the Apollo Stockholders to be on Form S-3 or any successor form, the managing underwriter, if any, shall advise the Apollo Stockholders or the Corporation in writing that in its opinion the use of another permitted form is of material importance to the success of the offering, then such registration shall be on such other permitted form.

(f)    The Corporation shall use its best efforts to keep any Registration Statement filed in response to a Registration Request effective for as long as is necessary for the Apollo Stockholders to dispose of all of the covered securities.

(g)    In the case of an Underwritten Offering that is the subject of a Registration Request, the Apollo Stockholders shall select the underwriter(s) (including the roles thereof); provided that such selection is reasonably acceptable to the Corporation.

(h)    From and after the date hereof until the termination of the Agreement, the Company shall use commercially reasonable efforts to maintain eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto) and to be a “well-known seasoned issuer” within the meaning of Rule 405 under the Securities Act.

Section 3.    Piggyback Registration Right.

(a)    Participation. Subject to Section 3(b), if the Corporation proposes to file a Registration Statement, whether on its own behalf or in connection with the exercise of any registration rights by any holder of Registrable Securities possessing such rights (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of debt securities under Rule 144A, (iii) a registration on Form S-4 or any successor form or (iv) a registration on Form S-8 or any successor form), with respect to an offering (for its own account or otherwise, and including any registration pursuant to Section 2) that includes any Registrable Securities, then the Corporation shall give prompt notice (the “Initial Notice”) to the Apollo Stockholders, and the Apollo Stockholders shall be entitled to include in such Registration Statement the Registrable Securities held by them. The Initial Notice shall offer the Apollo Stockholders the right, subject to Section 3(b) (the “Piggyback Registration Right”), to register such number of shares of Registrable Securities as each such Apollo Stockholders may request and shall set forth (A) the anticipated filing date of such Registration Statement and (B) the aggregate number of Registrable Securities that is proposed to be included in such Registration Statement. Subject to Section 3(b), the Corporation shall include in such Registration Statement such Registrable Securities for which it has received written requests to register within ten (10) days after the Initial Notice has been given.

(b)    Underwriters’ Cutback. Notwithstanding the foregoing, if a registration pursuant to Section 2 or this Section 3 involves an Underwritten Offering and the managing underwriter(s) of such proposed Underwritten Offering advises the Corporation or the Apollo Stockholders that the total or kind of securities that the Apollo Stockholders and any other Persons intend to include in such offering (or Underwritten Shelf Take-Down, as applicable), or that the inclusion of certain holders of the Registrable Securities in such offering, would be reasonably likely to adversely affect the price, timing or distribution of the securities offered in such offering (or Underwritten Shelf Take-Down, as applicable), then the number of securities proposed to be included in such registration (or Underwritten Shelf Take-Down, as applicable) shall be allocated among the Corporation and the selling Apollo Stockholders and other applicable holders of the Registrable Securities, such that the number of securities that each such Person shall be entitled to sell in the Underwritten Offering (or Underwritten Shelf Take-Down, as applicable) shall be included in the following order:

(i)    In the case of an exercise of any registration rights by the Apollo Stockholders or any other holder of Registrable Securities possessing such rights:

(1)    first, the securities held by the Person(s) exercising such registration rights and the holders of registrable securities requested to be included in such registration pursuant to the terms of this Section 3 or pursuant to any other agreement containing piggyback registration rights, pro rata based upon the number of Registrable Securities requested to be registered by each such Person in connection with such registration; and

(2)    second, the securities to be issued and sold by the Corporation in such registration.

(ii)    In all other cases:

(1)    first, the securities to be issued and sold by the Corporation in such registration; and

(2)    second, the securities held by the Apollo Stockholders or other applicable holders of registrable securities requested to be included in such registration pursuant to the terms of this Section 3 or pursuant to any other agreement containing piggyback registration rights, pro rata based upon the number of Registrable Securities requested to be registered by each such Person in connection with such registration.

(c)    Corporation Control. Except for a Registration Statement being filed in connection with the exercise of a Registration Request, a Short Form Registration or a Shelf Registration subject to Section 2, the Corporation may decline to file a Registration Statement after giving the Initial Notice, or withdraw any such Registration Statement after filing but prior to the effectiveness of such Registration Statement; provided that the Corporation shall promptly notify each Apollo Stockholder who was to participate in such offering in writing of any such action; provided, further, that the Corporation shall bear all reasonable and documented out-of-pocket expenses incurred by such Apollo Stockholder or otherwise in connection with such unfilled or withdrawn Registration Statement, up to a maximum of $50,000 for the Apollo Stockholders in the aggregate, and no Apollo Stockholders shall be deemed to have made a Registration Request with respect to the unfilled or withdrawn Registration Statement. Except as provided in Section 2(g), the Corporation shall have sole discretion to select any and all underwriters that may participate in any Underwritten Offering.

(d)    Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering hereunder unless such Person agrees to sell such Person’s securities on the basis provided in any customary underwriting arrangements approved by the Corporation and provides the questionnaires, powers of attorney, customary indemnities, underwriting agreements, and other documents required for such underwriting arrangements. Nothing in this Section 3(d) shall be construed to create any additional rights regarding the piggyback registration of Registrable Securities in any Person otherwise than as set forth herein.

(e)    Expenses. As between the Corporation and the Apollo Stockholders, the Corporation will pay all registration fees and other expenses in connection with each registration of Registrable Securities requested pursuant to Section 2 and this Section 3; provided that each Apollo Stockholder shall pay all applicable underwriting fees, discounts and similar charges (pro rata based on the securities sold) and that the Apollo Stockholders shall be entitled to a single counsel (at the Corporation’s expense) to be selected by the Apollo Stockholders.

Section 4.    Indemnification.

(a)    Indemnification by the Corporation. The Corporation agrees to indemnify and hold harmless, to the full extent permitted by law, each selling Apollo Stockholder, its officers, managers, employees, representatives, Affiliates, and any portfolio companies of any Apollo Stockholder or its Affiliates, against any losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to the Corporation by such selling Apollo Stockholder for use therein; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense is caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission was caused by or contained in any information furnished in writing to the Corporation by such selling Apollo Stockholder expressly for use therein and has not been corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, claim, damage, liability or expense.

(b)    Indemnification by Selling Apollo Stockholder. Each selling Apollo Stockholder agrees to indemnify and hold harmless, to the full extent permitted by law, the Corporation, its directors, officers, employees and representatives and each Person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages or liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission was caused by or contained in any information furnished in writing to the Corporation by such selling Apollo Stockholder expressly for use therein and has not been corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, claim, damage, liability or expense. In no event shall the liability of any selling Apollo Stockholder hereunder be greater in amount than the dollar amount of the proceeds received by such selling Apollo Stockholder upon the sale of the securities giving rise to such indemnification obligation (except in the event of liability for fraud by such selling Apollo Stockholder). The Corporation and the selling Apollo Stockholder shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Registration Statement or Prospectus.

(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt (but in any event within thirty (30) days after such Person has actual knowledge of the facts constituting the basis for indemnification) written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually prejudiced by reason of such delay or failure; provided, further, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, based upon advice of counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnified party shall not have any obligation to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. No indemnified party will have any obligation to consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Whenever the indemnified party or the indemnifying party receives a firm offer to settle a claim for which indemnification is sought hereunder, it shall promptly notify the other of such offer. If the indemnifying party refuses to accept such offer within twenty (20) Business Days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the indemnifying party’s indemnity contained herein, the indemnified party shall be indemnified pursuant to the terms hereof. If the indemnifying party notifies the indemnified party in writing that the indemnifying party desires to accept such offer, but the indemnified party refuses to accept such offer within twenty (20) Business Days after receipt of such notice, the indemnified party may continue to contest such claim and, in such event, the total maximum liability of the indemnifying party to indemnify or otherwise reimburse the indemnified party hereunder with respect to such claim shall be limited to and shall not exceed the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the indemnifying party desires to accept such offer; provided that this sentence shall not apply to any settlement of any claim involving the imposition of equitable remedies, to any settlement imposing any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder, or to any settlement that does not include an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding. An indemnifying party who is not entitled to, or elects not to, assume the defense or a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim in any one jurisdiction, unless in the written opinion of counsel to the indemnified party, reasonably satisfactory to the indemnifying party, use of one counsel would be expected to give rise to a conflict of interest between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of each additional counsel.

(d)    Other Indemnification. Indemnification similar to that specified in this Section 4 (with appropriate modifications) shall be given by the Corporation and each selling Apollo Stockholder with respect to any required registration or other qualification of securities under federal or state law or regulation of governmental authority other than the Securities Act.

(e)    Contribution. If for any reason the indemnification provided for in Section 4(a) and Section 4(b) is unavailable to an indemnified party or insufficient to hold such indemnified party harmless as contemplated by Section 4(a) and Section 4(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; provided that no selling Apollo Stockholder shall be required to contribute in an amount greater than the dollar amount of the proceeds received by such selling Apollo Stockholder with respect to the sale of any securities hereunder. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not itself guilty of such fraudulent misrepresentation.

Annex F

Confidential Board of Directors SYNNEX Corporation 44201 Nobel Drive Fremont, CA 94538	March 16, 2021

Ladies and Gentlemen:

SYNNEX Corporation (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Board of Directors) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company and its stockholders of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Proposed Transaction involves the acquisition by the Company of Tech Data Corporation (the “Target”) for consideration paid to the Target’s shareholders consisting of $1.61 billion in cash and 44.0 million shares of common stock of the Company.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual report and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended November 30, 2019 and 2020;

b.

The Target’s annual report and draft financial statements for the fiscal year ended January 31, 2021, Target’s annual report and audited financial statements on Form 10-K filed with the SEC for the fiscal year ended January 31, 2020, the Target’s quarterly reports and unaudited financial statements for the three month periods ended July 31, 2020 and October 31, 2020, and the Target’s unaudited financial statements for the fiscal year ended January 31, 2021, which the Target’s management identified as being the most current financial statements available;

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T +1 312 697 4600 F +1 312 697 0112	www.duffandphelps.com

SYNNEX Corporation

March 16, 2021

c.

Unaudited segment and pro forma financial information for the Target for the fiscal year ended January 31, 2021, which the Target’s management identified as being the most current financial statements available;

d.

Financial projections for the Target prepared by management of the Target for the fiscal years ended January 31, 2022 through 2024, including potential synergies, provided to us by management of the Company;

e.	Financial projections for the Company for the fiscal years November 30, 2021 through 2023, provided to us by management of the Company;

f.	The Project Spire—Rating Agency Presentation dated February 8, 2021;

g.	The Project Spire Diligence Discussion Materials Presentation dated January 2021;

h.	Other internal documents relating to the history, current operations, and probable future outlook of the Company and the Target provided to us by management of the Company; and

i.

Documents related to the Proposed Transaction, including the draft dated March 9, 2021 of the Agreement and Plan of Merger by and among [SPIRE], [THE COMPANY], [MERGER SUB I, INC.] and [MERGER SUB II, LLC] (the “Merger Agreement”);

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and management of the Target;

3.	Reviewed the historical trading price and trading volume of the Company’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management and Target management, and did not independently verify such information;

2.

Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.

Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied and representations made by Company management and Target management are substantially accurate regarding the Company, the Target, and the Proposed Transaction;

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March 16, 2021

5.	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Target since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company, the Target, or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Target’s solvency or conduct an independent appraisal or physical inspection of any of the Target’s specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Target, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Target’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s or the Target’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies

SYNNEX Corporation

March 16, 2021

upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated February 15, 2021 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, Duff & Phelps’ fee is payable upon Duff & Phelps informing the Board of Directors that it is prepared to deliver the Opinion. During the two years preceding the date of this Opinion, Duff & Phelps has provided financial opinions and valuation services to the Company, and has provided valuation services to the Target’s private equity sponsor, Apollo Global Management, Inc. and its affiliates. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be paid by the Company in the Proposed Transaction is fair from a financial point of view to the Company and its stockholders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

PROXY SYNNEX CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR SPECIAL MEETING — [ ] The undersigned hereby constitutes and appoints Dennis Polk and Simon Leung, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of SYNNEX CORPORATION to be held at [ ] PT on [ ] and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Special Meeting. In order to attend the meeting, you must register at https://viewproxy.com/synnex/2021sm/htype.asp by 11:59 PM ET on [ ]. On the day of the Special Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Special Meeting of Stockholders are contained in the Proxy Statement in the Letter and in the section titled “The Special Meeting -- How to Vote”. You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR PROPOSALS 1, 2, 3, 4 and 5 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. The proxies cannot vote your shares unless you sign and return this card. (PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held [ ]. The Proxy Statement is available at: http://www.viewproxy.com/SYNNEX/2021SM

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒ 1. Adopt the Agreement and Plan of Merger, dated as of March 22, 2021 by and among SYNNEX, Tiger Parent (AP) Corporation, a Delaware corporation, Spire Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SYNNEX and Spire Sub II, LLC, b Delaware limited liability company and a direct wholly owned subsidiary of SYNNEX. ☐ FOR ☐ AGAINST ☐ ABSTAIN 2. Approve the issuance of an aggregate of 44 million shares of common stock, par value $0.001 per share, of SYNNEX. ☐ FOR ☐ AGAINST ☐ ABSTAIN 3. Adopt an amendment to SYNNEX’ certificate of incorporation to increase the number of authorized shares of SYNNEX common stock thereunder from 100 million shares to 200 million shares. ☐ FOR ☐ AGAINST ☐ ABSTAIN 4. Adopt an amendment to SYNNEX’ certificate of incorporation, pursuant to which SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties. ☐ FOR ☐ AGAINST ☐ ABSTAIN 5. To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies. ☐ FOR ☐ AGAINST ☐ ABSTAIN 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof. Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should give their full titles. Signature of Stockholder Date Signature of Stockholder Date DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) VIRTUAL CONTROL NUMBER SCAN TO VIEW MATERIALS & VOTE VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet, Telephone, or when voting during the Virtual Special Meeting INTERNET Vote Your Proxy on the Internet: Go to www.aalvote.com/SNXSM Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.